Exhibit 99.1

Filed Pursuant to Rule 424(b)(3)
Registration No: 333-173271

The information in this preliminary prospectus supplement and the accompanying prospectus is not complete and may be changed. This preliminary prospectus supplement and the accompanying prospectus are not an offer to sell these securities and are not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED APRIL 12, 2011

PROSPECTUS SUPPLEMENT

(To Prospectus Dated April 8, 2011)

12,000,000 Shares

PRIMERICA, INC.

Common Stock

Citigroup Insurance Holding Corporation, a wholly owned subsidiary of Citigroup Inc., is selling 12,000,000 shares of our common stock. We will not receive any of the proceeds from the sale of shares of our common stock being offered hereby. The selling stockholder has granted the underwriters an option to purchase up to 1,800,000 additional shares of common stock to cover over-allotments.

Immediately following completion of this offering, Citigroup Inc. will beneficially own between approximately 20.6% and 23.1% of our outstanding common stock, depending on whether and the extent to which the underwriters exercise their over-allotment option.

Our common stock is listed on the New York Stock Exchange (the “NYSE”) under the trading symbol “PRI.” The last reported sale price of our common stock on the NYSE on April 11, 2011 was $24.03.

Investing in our common stock involves a high degree of risk. See the sections entitled “Risk Factors” beginning on page S-13 of this prospectus supplement and page 2 of the accompanying prospectus before you make your investment decision.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

	Per Share	Total
Public offering price	$	$
Underwriting discount	$	$
Proceeds to the selling stockholder	$	$

The underwriters expect to deliver the shares to purchasers on or about             , 2011 through the book-entry facilities of The Depository Trust Company.

Citi

UBS Investment Bank
Keefe, Bruyette & Woods
Macquarie Capital
Raymond James
Sandler O’Neill + Partners, L.P.
SunTrust Robinson Humphrey

CastleOak Securities, L.P.
Dowling & Partners Securities, LLC
Guggenheim Securities
ING
Willis Capital Markets & Advisory

Prospectus Supplement dated             , 2011

Shak & Iram Islam
Virginia
Representative
Since 2003

Luke & Stephanie
Montgomery
Clients
Since 2007

Lisa Wheeler
Home Office
Legal
Since 1995

Brandon Neil
Utah
Representative
Since 2001

Keith & Danielle Otto
New Jersey
Representative
Since 1988

Ashley Lalonde
Canada
Representative
Since 2008

Eric Mathis
Home Office
Operations
Since 2003

Colis & Britney Temple
Louisiana
Representative
Since 2003

Freedom Lives Here

Our slogan embodies the entrepreneurial spirit of our organization.

Our logo's rings represent our clients, our representatives and our company.

PRIMERICA

Ivan Earle
South Carolina
Representative
Since 1980

Lucia Cuenca
Client
Since 1998

Bang Nguyen
Home Office
Web Developer
Since 1999

Melissa Scottorn
Colorado
Representative
Since 2006

Jose & Eileen Rivera-Vega
Puerto Rico
Representative
Since 1987

Bob Buisson
Georgia
Representative
Since 1977

Andre & Rashita
Frazier
Clients
Since 2007

Joey Moskowitz
Home Office
Actuarial
Since 1988

ABOUT THIS PROSPECTUS SUPPLEMENT

This document consists of two parts. The first part is this prospectus supplement, which describes the terms of the offering of the common stock and also adds to and updates information contained in the accompanying prospectus and the documents incorporated by reference into this prospectus supplement and the accompanying prospectus. The second part is the accompanying prospectus, which provides more general information. To the extent there is a conflict between the information contained in this prospectus supplement, on the one hand, and the information contained in the accompanying prospectus or any document incorporated herein and therein by reference, on the other hand, you should rely on the information in this prospectus supplement.

You should rely only on the information contained in or incorporated by reference into this prospectus supplement and the accompanying prospectus. Neither we, nor the selling stockholder or the underwriters, have authorized anyone to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. None of Primerica, the selling stockholder or the underwriters is making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted.

You should not assume that the information in this prospectus supplement, the accompanying prospectus or any other offering materials is accurate as of any date other than the date on the front of each document, regardless of the time of delivery of this prospectus supplement, the accompanying prospectus or any sale of securities. Our business, financial condition, results of operations and prospects may have changed since then.

None of Warburg Pincus & Co., Warburg Pincus LLC or any of their affiliates is making this offer, and none of them is responsible for the accuracy of any information in this prospectus supplement.

As used in this prospectus supplement: (i) references to “Primerica,” “we,” “us” and “our” refer to Primerica, Inc., a Delaware corporation, and its consolidated subsidiaries; (ii) references to “Citi” refer to Citigroup Inc. and its subsidiaries; and (iii) references to “Warburg Pincus” refer collectively to Warburg Pincus Private Equity X, L.P. and Warburg Pincus X Partners, L.P.

SUMMARY

This summary description about us and our business highlights selected information contained elsewhere in this prospectus supplement, the accompanying prospectus or incorporated by reference into this prospectus supplement and the accompany prospectus. It does not contain all the information you should consider before purchasing our securities. You should read in their entirety this prospectus supplement, the accompanying prospectus and any other offering materials, together with the additional information described under the sections entitled “Where You Can Find More Information” beginning on page S-133 of this prospectus supplement and page 23 of the accompanying prospectus.

Our Company

We are a leading distributor of financial products to middle income households in the United States and Canada with approximately 95,000 licensed sales representatives at December 31, 2010. We assist our clients in meeting their needs for term life insurance, which we underwrite, and mutual funds, annuities and other financial products, which we distribute primarily on behalf of third parties. We insured more than 4.3 million lives and more than two million clients maintained investment accounts with us at December 31, 2010. Our distribution model uniquely positions us to reach underserved middle income consumers in a cost effective manner and has proven itself in both favorable and challenging economic environments.

Our mission is to serve middle income families by helping them make informed financial decisions and providing them with a strategy and means to gain financial independence. Our distribution model is designed to:

Address our clients’ financial needs:    Our sales representatives use our proprietary financial needs analysis (“FNA”) tool and an educational approach to demonstrate how our products can assist clients to provide financial protection for their families, save for their retirement and manage their debt. Typically, our clients are the friends, family members and personal acquaintances of our sales representatives. Meetings are generally held in informal, face-to-face settings, usually in the clients’ own homes.

Provide a business opportunity:    We provide an entrepreneurial business opportunity for individuals to distribute our financial products. Low entry costs and the ability to begin part-time allow our recruits to supplement their income by starting their own independent businesses without incurring significant start-up costs or leaving their current jobs. Our unique compensation structure, technology, training and back-office processing are designed to enable our sales representatives to successfully grow their independent businesses.

We were the largest provider of individual term life insurance in the United States in 2009 (the latest period for which information is available) based on the amount of in-force premiums collected, according to LIMRA International, an independent market research organization. In 2010, we issued new term life insurance policies with more than $74 billion of aggregate face value and sold approximately $3.62 billion of investment and savings products.

Our History

We trace our roots to A.L. Williams & Associates, Inc. (“A.L. Williams”), an insurance agency founded in 1977 to distribute term life insurance as an alternative to cash value life insurance. A.L. Williams popularized the concept of “buy term and invest the difference,” reflecting a view that we continue to share today. A.L. Williams grew rapidly from its inception and within a few years became one of the top sellers of individual life insurance in the United States. We have since added several other product lines, including mutual funds, variable annuities, segregated funds and other financial products. Predecessors of Citi acquired our principal operating entities in the late 1980s.

In April 2010, we completed a reorganization of our business and Citi completed an initial public offering of 24,564,000 shares of our common stock and a private sale to private equity funds managed by Warburg Pincus LLC of 16,412,440 shares of our common stock and warrants to purchase from us 4,103,110 shares of our common stock at an exercise price of $18.00 per share. See the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations —The Transactions” beginning on page S-45 of this prospectus supplement.

Our Clients

Our clients are generally middle income consumers, defined by us to include households with $30,000 to $100,000 of annual income, representing approximately 50% of U.S. households. We believe that we understand the financial needs of this middle income segment well:

•	they have inadequate or no life insurance coverage;

•	they need help saving for retirement and other personal goals;

•	they need to reduce their consumer debt; and

•	they prefer to meet face-to-face when considering financial products.

We believe that our educational approach and distribution model best position us to address these needs profitably, which traditional financial services firms have found difficult to accomplish.

Our Distribution Model

The high fixed costs associated with in-house sales personnel and salaried career agents and the smaller-sized sales transactions typical of middle income consumers have forced many other financial services companies to focus on more affluent consumers. Product sales to affluent consumers tend to be larger, generating more sizable commissions for the selling agent, who usually works on a full-time basis. As a result, this segment has become increasingly competitive. Our distribution model — borrowing aspects from franchising, direct sales and traditional insurance agencies — is designed to reach and serve middle income consumers efficiently. Key characteristics of our unique distribution model include:

•

Independent entrepreneurs:    Our sales representatives are independent contractors, building and operating their own businesses. This “business-within-a-business” approach means that our sales representatives are entrepreneurs who take responsibility for selling products, recruiting sales representatives, setting their own schedules and managing and paying the expenses associated with their sales activities, including office rent and administrative overhead.

•

Part-time opportunity:    Our compensation approach accommodates varying degrees of individual sales representative activity, which allows us to use part-time sales representatives and gives us a variable cost structure for product sales. By offering a flexible part-time opportunity, we are able to attract a significant number of recruits who desire to earn supplemental income and generally concentrate on smaller-sized transactions typical of middle income consumers. Virtually all of our sales representatives begin selling our products on a part-time basis, which enables them to hold jobs while exploring an opportunity with us.

•

Incentive to build distribution:    When a sale is made, the selling representative receives a commission, as does the representative who recruited him or her, which we refer to as override compensation. Override compensation is paid through several levels of the selling representative’s recruitment and supervisory organization. This structure motivates existing sales representatives to grow our sales force by providing them with commission income from the sales completed by their recruits.

•	Innovative compensation system: We have developed an innovative system for compensating our independent sales force. We advance to our representatives a significant portion of their insurance commissions upon their submission of an insurance application and the first month’s premium payment. In addition to being a source of motivation for our sales force, this upfront payment provides our sales force with immediate cash flow to offset costs associated with originating the business. In addition, monthly production bonuses on term life insurance sales are paid to sales representatives whose downline sales organizations meet certain sales levels. With compensation primarily tied to sales activity, our compensation approach accommodates varying degrees of individual sales representative productivity, which allows us to use a large group of part-time representatives cost effectively and gives us a variable cost structure. In addition, we incentivize our Regional Vice Presidents (“RVPs”) with equity compensation, which aligns their interests with those of our stockholders.

•

Large dynamic sales force:    The members of our sales force primarily target and serve their friends, family members and personal acquaintances through individually driven networking activities. We believe that this warm markets approach is an effective way to distribute our products because it facilitates face-to-face interaction initiated by a trusted acquaintance of the prospective customer, which is difficult to replicate using other distribution approaches. Due to the large size of our sales force, attrition and our active recruiting of new sales representatives, our sales force is constantly renewing itself by adding new members. By relying on a large and ever-renewing sales force that has access to and a desire to help friends, family members and personal acquaintances, we are able to reach a wide market without engaging costly media channels.

•

Sales force leadership:    A sales representative who has built a successful organization can achieve the sales designation of RVP and can earn higher commissions and bonuses. RVPs are independent contractors. They open and operate offices for their sales organizations and devote their full attention to their Primerica businesses. RVPs also support and monitor the part-time sales representatives on whose sales they earn override commissions in compliance with applicable regulatory requirements. RVPs’ efforts to expand their businesses are a primary driver of our success.

•

Motivational culture:    Through sales force recognition events and contests, we seek to create a culture that inspires our sales representatives and rewards them for their personal success. We believe this motivational environment is a major reason that many sales representatives join and achieve success in our business.

These attributes have enabled us to build a large sales force in North America with approximately 92,000 sales representatives licensed to sell life insurance as of April 1, 2011. Approximately 22,500 of our sales representatives were also licensed to sell mutual funds in North America as of December 31, 2010.

Our Segments

While we view the size and productivity of our sales force as the primary drivers of our product sales, the majority of our revenue is not directly correlated to our sales volume in any particular period. Rather, our revenue is principally driven by our in-force book of term life insurance policies, our sale, maintenance and administration of investment and savings products and accounts, and our investment income. The following is a summary description of our segments:

•

Term Life Insurance:    We earn premiums on our in-force book of term life insurance policies, which are underwritten by our three life insurance subsidiaries. The term in-force book is commonly used in the insurance industry to refer to the aggregate policies issued by an insurance company that have not lapsed or been settled. Revenues from the receipt of premium payments for any given in-force policy are recognized over the multi-year life of the policy. This segment also includes investment income on the portion of our invested asset portfolio used to meet our required statutory reserves and targeted capital.

•

Investment and Savings Products:    We earn commission and fee revenues from the distribution of mutual funds in the United States and Canada, variable and fixed annuities in the United States and segregated funds in Canada and from the associated administrative services we provide. We distribute these products on behalf of third parties, although we underwrite segregated funds in Canada. In the United States, the mutual funds that we distribute are managed by third parties such as American Funds, Franklin Templeton, Invesco, Legg Mason and Pioneer. In Canada, we sell Primerica-branded Concert™ mutual funds and the funds of several other third parties. The variable and fixed annuities that we distribute are underwritten by MetLife. Revenues associated with these products are composed of commissions and fees earned at the time of sale, fees based on the asset values of client accounts and recordkeeping and custodial fees charged on a per-account basis.

•

Corporate and Other Distributed Products:    We also earn fees and commissions from the distribution of various third-party products, including loans, long-term care insurance, auto insurance, homeowners’ insurance, prepaid legal services and a credit information product, and from our mail-order student life insurance and short-term disability benefit insurance, which we underwrite through our New York insurance subsidiary. This segment also includes corporate income, including net investment income, and expenses not allocated to other segments, interest expense on our note payable to Citi and realized gains and losses on our invested asset portfolio.

Our Strengths

Proven excellence in building and supporting a large independent financial services sales force.    We believe success in serving middle income consumers requires generating and supporting a large distribution system, which we view as one of our core competencies. We have recruited more than 200,000 new sales representatives and assisted more than 34,000 recruits in obtaining life insurance licenses in each of the last six calendar years. Approximately 3,700 RVPs registered to attend one of our 12 regional meetings in 2010, and approximately 50,000 individuals attended our most recent convention in 2007. Our next convention is scheduled to take place in June 2011 at the Georgia Dome in Atlanta, Georgia. Our RVPs conduct thousands of meetings per month to introduce our business opportunity to new recruits. More than 500 instructors conducted approximately 5,400 classes in 2010 to help our sales representatives obtain requisite life insurance licenses and fulfill state-mandated licensing requirements. We have excelled at motivating and coordinating a large and geographically diverse, mostly part-time sales force by connecting with them through multiple channels of communication and providing innovative compensation programs and home office support.

Cost-effective access to middle income consumers.    We have a proven ability to reach middle income consumers in a cost-effective manner. Our back-office systems, technology and infrastructure are designed to process a high volume of transactions efficiently. Because our part-time sales representatives are supplementing their income, they are willing to pursue smaller-sized transactions typical of middle income clients. Our unique distribution model avoids the higher costs associated with advertising and media channels.

Exclusive distribution.    Our sales representatives sell financial products solely for us; therefore, we do not have to compete for shelf space with independent agents for the distribution of our products. We, in turn, do not distribute our principal products through alternative channels. This approach garners loyalty from our sales representatives and eliminates competition for home office resources. Having exclusive distribution helps us to price our products appropriately for our clients’ needs, establish competitive sales force compensation and maintain our profitability.

Scalable operating platform.    We have a compensation and administration system designed to encourage our sales representatives to build their sales organizations, which gives us the capacity to expand our sales force and increase the volume of transactions we process and administer with minimal additional investment.

Conservative financial profile and risk management.    We manage our risk profile through conservative product design and selection and other risk-mitigating initiatives. Our life insurance products are generally limited to term life and do not include the guaranteed minimum benefits tied to asset values that have recently caused industry disruption. We further reduce and manage our life insurance risk profile by reinsuring a significant majority of the mortality risk in our newly issued life insurance products. Furthermore, our invested asset portfolio is composed primarily of highly liquid, investment-grade securities and cash equivalents.

Experienced management team and sales force.    We are led by a management team that has extensive experience in our business and a thorough understanding of our unique culture and business model. Our senior executives largely have grown up in the business. Our Co-Chief Executive Officers, John Addison and Rick Williams, both joined our company more than 20 years ago and were appointed Co-Chief Executive Officers in 1999. The 14 members of our senior management team have an average of 24 years of experience at Primerica. Equally important, our more successful sales representatives, who have become influential within our sales organization, also have significant longevity with us. Of our sales representatives, approximately 20,000 have been with us for at least ten years, and approximately 7,000 have been with us for at least 20 years.

Our Strategy

Our strategies are designed to leverage our core strengths to serve the vast and underserved middle income segment. These strategies include:

Grow our sales force.    Our strategy to grow our sales force includes:

•

Increasing the number of recruits.    Our existing sales representatives replenish and grow our sales force through recruiting activities that generate a high volume of new recruits. Moreover, the introduction of new recruits to our business provides us with an opportunity for product sales, both to the recruits themselves and to their friends, family members and personal acquaintances. When our Co-Chief Executive Officers were appointed in 1999, they prioritized recruiting growth. The number of recruits more than doubled to over 202,000 in 2002, the highest annual number since the company’s inception up to that time. We have continued to increase the level of recruiting, with 221,920 recruits in 2009 and 231,390 recruits in 2010. We intend to continue to focus on recruiting through a number of initiatives launched in recent years, including a reduction in the upfront entry fee charged to new recruits to join our sales force, increased use of our electronic application technology and an expansion of early-stage compensation opportunities for new recruits.

•

Increasing the number of licensed sales representatives.    We have launched a series of initiatives designed to increase the number of recruits who obtain life insurance licenses. Working with industry groups and trade associations, we seek to address unnecessary regulatory barriers to licensing qualified recruits. In addition, we continue to design and improve educational courses, training tools and incentives that are made available to help recruits prepare for state and provincial licensing examinations.

•

Growing the number of RVPs.    We had approximately 4,000 RVPs as of December 31, 2010. The number of RVPs is an important factor in our sales force growth; as RVPs build their individual sales organizations, they become the primary driver of our sales force recruiting and licensing success. We continue to provide new technology to our sales representatives to enable RVPs to reduce the time spent on administrative responsibilities associated with their sales organizations so they can devote more time to sales and recruiting activities. The new technology, coupled with our equity award program, is designed to encourage more of our sales representatives to make the commitment to become RVPs.

Increase our use of innovative technology.    We expect to continue to invest in technology to make it easier for individuals to join our sales force, complete licensing requirements and build their own businesses. We provide our sales representatives, who are generally most active during nights and weekends and outside their own homes and offices, with access to innovative technology, including wireless communication devices and Internet record access, to facilitate straight-through-processing of the client information that they collect. In October 2010, in cooperation with Morningstar, Inc., a leading provider of independent investment research, we deployed Client Account Manager, a client portfolio management tool, to assist our sales representatives with monitoring individual client investment accounts. We expect this tool to create additional sales opportunities for our investment and savings products. We intend to continue to develop new analytical tools to help our sales representatives manage their businesses better and increase efficiency.

Enhance our product offerings.    We will continue to enhance and refine the basic financial products we offer with features, riders and terms that are most appropriate for the market we serve and our distribution system. We typically select products that we believe are highly valued by middle income families, making it easy for sales representatives to feel confident selling them to individuals with whom they have a personal relationship. Prior product developments have included a 35-year term life insurance policy, new mutual fund families, other protection products and our Primerica DebtWatchers™ product. The enhancement of our product offerings increases our sources of revenue.

Risk Factors

There are a number of risks that you should understand before making an investment decision regarding this offering. These risks are discussed more fully in the section entitled “Risk Factors” beginning on page S-13 of this prospectus supplement. These risks include, but are not limited to:

•	Risks related to our distribution structure, such as:

•	our failure to continue to attract new recruits, retain sales representatives or maintain their licenses;

•	determinations that laws relating to business opportunities, franchising or pyramid schemes are applicable to our distribution model;

•	challenges to the independent contractor status of our sales representatives; and

•	violation of, or non-compliance with, applicable laws and regulations by us or our sales representatives, including misconduct or failure to protect the confidentiality of our clients’ information.

•	Risks related to our insurance business, such as:

•	our estimates regarding mortality and persistency may prove to be materially inaccurate;

•	the occurrence of a catastrophic event;

•

our methodologies and estimates regarding the valuation of our investments and the determination of whether a decline in the fair value of our invested assets is other-than-temporary may prove to be incorrect;

•	ratings downgrades in the financial strength ratings of our insurance subsidiaries; and

•	the failure of our reinsurers to perform their obligations.

•	Risks related to our investments and savings products business, such as:

•	a deterioration of the overall economic environment and savings and investment levels in the United States and Canada;

•

the failure of our investment and savings products to remain competitive with other investment options or the loss of our relationship with companies that offer mutual fund and variable annuity products; and

•	changes in laws and regulations, including heightened standards of conduct or more stringent licensing requirements, that could require us to alter our business practices.

•	Other risks, such as:

•	the loss of key personnel; and

•	conflicts of interest resulting from our relationships with Citi and Warburg Pincus.

The Transactions

In this prospectus supplement, we refer to the series of transactions that occurred in connection with our initial public offering, including a corporate reorganization, certain reinsurance transactions, certain concurrent transactions, and a private sale by Citi to Warburg Pincus of our common stock and warrants, as the “Transactions.” We believe the Transactions gave us the opportunity to fold our years of experience, expertise and innovation into an organization with a more streamlined balance sheet. See the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations —The Transactions” beginning on page S-45 of this prospectus supplement.

Our Ownership Structure

The following diagram depicts the ownership structure of our business immediately following the completion of this offering. Approximate percentage ownership is shown based on 73,759,838 shares of common stock outstanding as of April 1, 2011. The ownership percentages below vary depending on whether and the extent to which the underwriters exercise their over-allotment option.

(1)	Does not include 4,103,110 shares of our common stock issuable upon exercise of warrants held by Warburg Pincus. These warrants have an exercise price of $18.00 per share.
(2)	Held primarily by U.S. employees and directors. Does not include 2,345,882 outstanding restricted stock units held by Canadian employees and sales force leaders.

Conflicts of Interest

Immediately following completion of this offering, Citi will own between approximately 20.6% and 23.1% of our outstanding common stock, depending on whether and the extent to which the underwriters exercise their over-allotment option. Prior to this offering we have had, and after this offering we will continue to have, numerous commercial and contractual arrangements with affiliates of Citi, the selling stockholder. In addition, Citigroup Global Markets Inc., the sole book-running manager of this offering, is a wholly owned subsidiary of Citigroup Inc. The selling stockholder will receive all of the net proceeds of this offering. Because an affiliate of Citigroup Global Markets Inc. will receive more than 5% of the net proceeds of this offering, not including underwriting compensation, and it beneficially owns more than 10% of the shares prior to the closing of this offering, this offering is being conducted in compliance with Financial Industry Regulatory Authority (“FINRA”) Rule 5121 or any successor rule (“Rule 5121”). See the sections entitled “Risk Factors — Risks Related to Our Relationships with Citi and Warburg Pincus,” “Use of Proceeds” and “Underwriting” beginning on pages S-32, S-41 and S-127, respectively, of this prospectus supplement.

Recent Developments

We are currently in the process of finalizing our consolidated financial results for the three months ended March 31, 2011, and therefore our actual results for such period are not yet available. Based on our preliminary unaudited financial results for the three months ended March 31, 2011, we expect our total revenues for the first quarter of 2011 to be in the range of $266.0 million to $286.0 million, and expect our net income for such quarter to be in the range of $50.0 million to $55.0 million, or $0.65 to $0.72 per diluted share. The diluted earnings per share range reflects non-recurring income of (i) $0.07 for ceded premium recoveries as discussed in Note 6 to our consolidated and combined financial statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2010 (the “2010 Annual Report”), which is incorporated by reference into the accompanying prospectus; (ii) $0.02 for deferred policy acquisition cost (“DAC”)-related items; and (iii) $0.01 for income received from called fixed-income investments.

We added approximately 53,000 recruits during the first quarter of 2011, compared to approximately 58,000 recruits added during the first quarter of 2010. As of March 31, 2011, we had approximately 92,000 licensed sales representatives, compared to approximately 95,000 licensed sales representatives as of December 31, 2010. During the first quarter of 2011, we issued more than 51,000 term life insurance policies and had investment and savings product sales of approximately $1.1 billion, compared to approximately 52,000 and $970.0 million, respectively, in the prior year period.

The foregoing information constitutes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Please refer to the section entitled “Cautionary Statement Concerning Forward-Looking Statements” beginning on page S-39 of this prospectus supplement.

The preliminary financial data included above have been prepared by us, and our independent registered public accounting firm has not audited, reviewed, compiled or performed any procedures with respect to such information. Our independent registered public accounting firm is in the process of conducting its review of our financial statements for the three months ended March 31, 2011. Such review could result in changes to the preliminary estimates indicated above. No assurance is made that our actual results of operations for the three months ended March 31, 2011 will be consistent with the foregoing estimates.

Our principal executive offices are located at 3120 Breckinridge Blvd., Duluth, Georgia 30099, and our telephone number is (770) 381-1000. Our website address is www.primerica.com. This reference to our website is an inactive textual reference only and is not a hyperlink. The contents of our website are not part of this prospectus supplement, and you should not consider the contents of our website in making an investment decision with respect to our securities.

The Offering

Common stock to be sold by Citi in this offering	• 12,000,000 shares (16.3% of our outstanding common stock)

• 13,800,000 shares (18.7% of our outstanding common stock) if the underwriters exercise their over-allotment option in full

Common stock to be held by Citi after this offering	• 17,002,148 shares (23.1% of our outstanding common stock)

• 15,202,148 shares (20.6% of our outstanding common stock) if the underwriters exercise their over-allotment option in full

Common stock outstanding	73,759,838 shares

Use of proceeds	We will not receive any proceeds from the sale of shares of our common stock being offered hereby.

Stock exchange symbol	Our common stock is listed on the NYSE under the trading symbol “PRI.”

Throughout this prospectus supplement, unless otherwise indicated, all references to the number and percentage of shares of common stock outstanding, and percentage ownership information, assume the following:

•	no exercise by Warburg Pincus of warrants to purchase 4,103,110 shares of our common stock at an exercise price of $18.00 per share; and

•	the number of shares of common stock excludes 2,345,882 shares issuable upon the lapse of outstanding restricted stock units.

SUMMARY FINANCIAL AND OPERATING DATA

The summary statements of income data for the years ended December 31, 2010, 2009 and 2008 and the summary balance sheet data as of December 31, 2010 presented below have been derived from our consolidated and combined financial statements included in the 2010 Annual Report, which is incorporated by reference into the accompanying prospectus.

All financial data presented in this prospectus supplement have been prepared using U.S. generally accepted accounting principles (“GAAP”). The summary statements of income data may not be indicative of the revenues and expenses that would have existed or resulted if we had operated independently of Citi. The summary financial data are not necessarily indicative of the financial position or results of operations as of any future date or for any future period.

The unaudited summary pro forma statement of income data for the year ended December 31, 2010 have been derived from our consolidated and combined financial statements included in the 2010 Annual Report, which is incorporated by reference into the accompanying prospectus, and give effect to the Transactions as if they had occurred on January 1, 2010. The unaudited summary pro forma statement of income data are based on available information and assumptions that we believe are reasonable. The unaudited summary pro forma statement of income data are not necessarily indicative of the results of future operations or actual results that would have been achieved had the Transactions occurred on January 1, 2010.

The Transactions have and will continue to result in financial performance that is materially different from that reflected in the financial data that appear elsewhere in this prospectus supplement and are incorporated by reference into this prospectus supplement and the accompanying prospectus. Due to the timing of the Transactions and their impact on our financial position and results of operations, year-over-year comparisons of our financial position and results of operations will reflect significant non-comparable accounting transactions and account balances.

You should read the following summary financial and operating data in conjunction with the sections entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and “Selected Financial Data” beginning on pages S-45 and S-43, respectively, of this prospectus supplement and with our consolidated and combined financial statements included in the 2010 Annual Report, which is incorporated by reference into the accompanying prospectus.

	Pro Forma(1)	Actual
	Year ended December 31,	Year ended December 31,
	2010	2010	2009	2008(1)
	(In thousands)
Statements of income data

Revenues:
Direct premiums	$2,181,074	$2,181,074	$2,112,781	$2,092,792
Ceded premiums	(1,746,695)	(1,450,367)	(610,754)	(629,074)

Net premiums	434,379	730,707	1,502,027	1,463,718
Net investment income	110,376	165,111	351,326	314,035
Commissions and fees	382,940	382,940	335,986	466,484
Realized investment gains (losses), including other-than-temporary impairments	34,145	34,145	(21,970)	(103,480)
Other, net	48,960	48,960	53,032	56,187

Total revenues	1,010,800	1,361,863	2,220,401	2,196,944

	Pro Forma(1)	Actual
	Year ended December 31,	Year ended December 31,
	2010	2010	2009	2008(2)
	(Dollars in thousands)
Benefits and expenses:
Benefits and claims	189,499	317,703	600,273	938,370
Amortization of deferred policy acquisition costs	96,646	168,035	381,291	144,490
Insurance commissions	18,235	19,904	34,388	23,932
Insurance expenses	49,420	75,503	148,760	141,331
Sales commissions	179,924	179,924	162,756	248,020
Interest expense	27,809	20,872	—	—
Goodwill impairment	—	—	—	194,992
Other operating expenses	183,855	180,779	132,978	152,773

Total benefits and expenses	745,388	962,720	1,460,446	1,843,908

Income before income taxes	265,412	399,143	759,955	353,036
Income taxes	94,002	141,365	265,366	185,354

Net income	$171,410	$257,778	$494,589	$167,682

Segment data
Revenues:
Term Life Insurance	$463,901	$808,568	$1,742,065	$1,673,022
Investment and Savings Products	361,807	361,807	300,140	386,508
Corporate and Other Distributed Products	185,092	191,488	178,196	137,414

Segment income (loss) before income taxes:
Term Life Insurance	$178,910	$299,044	$659,012	$511,819
Investment and Savings Products	113,530	113,530	93,404	125,164
Corporate and Other Distributed Products	27,028	(13,431)	7,539	(283,947)

Operating data
Number of new recruits		231,390	221,920	235,125
Number of newly insurance-licensed sales representatives		34,488	37,629	39,383
Average number of life-insurance licensed sales representatives during period		96,840	100,569	99,361
Number of life-insurance licensed sales representatives (end of period)		94,850	99,785	100,651
Number of term life insurance policies issued		223,514	233,837	241,173
Client asset values (end of period)		$34,869	$31,303	$24,677

As of December 31, 2010
(In thousands)
Balance sheet data
Investments	$2,153,584
Cash and cash equivalents	126,038
Due from reinsurers	3,731,634
Deferred policy acquisition costs	853,211
Total assets	9,884,306
Future policy benefits	4,409,183
Note payable	300,000
Total liabilities	8,452,814
Stockholders’ equity	1,431,492

(1)	Unaudited
(2)	Includes a $191.7 million pre-tax charge due to a change in our deferred policy acquisition costs and reserve estimation approach implemented as of December 31, 2008.

RISK FACTORS

An investment in our common stock involves a high degree of risk. Before making an investment decision, you should carefully consider the specific risks set forth below and the other information in this prospectus supplement, as well as the risks described in the 2010 Annual Report, which is incorporated by reference into the accompanying prospectus, and any risk factors set forth in our other filings with the Securities and Exchange Commission (the “SEC”) pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act. If any of these risks actually materializes, our business, financial condition and results of operations could be materially adversely affected. As a result, the trading price of our common stock could decline and you could lose part or all of your investment. These risks are not the only ones we face. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also materially affect our business, financial condition and results of operations. See the sections entitled “Where You Can Find More Information” beginning on page S-133 of this prospectus supplement and page 23 of the accompanying prospectus.

Risks Related to Our Distribution Structure

Our failure to continue to attract new recruits, retain sales representatives or maintain the licensing of our sales representatives would materially adversely affect our business.

New sales representatives provide us with access to new referrals, enable us to increase sales, expand our client base and provide the next generation of successful sales representatives. As is typical with insurance and distribution businesses, we experience a high rate of turnover among our part-time sales representatives, which requires us to attract, retain and motivate a large number of sales representatives. Recruiting is performed by our current sales representatives, and the effectiveness of our recruiting is generally dependent upon our reputation as a provider of a rewarding and potentially lucrative income opportunity, as well as the general competitive and economic environment. The motivation of recruits to complete their training and licensing requirements and to commit to selling our products is largely dependent upon the effectiveness of our compensation and promotional programs and the competitiveness of such programs compared with other companies, including other part-time business opportunities.

If our new business opportunities and products do not generate sufficient interest to attract new recruits, motivate them to become licensed sales representatives and incentivize them to sell our products and recruit other new sales representatives, our business would be materially adversely affected.

Furthermore, if we or any other direct sales businesses with a similar distribution structure engage in practices resulting in increased negative public attention for our business, the resulting reputational challenges could adversely affect our ability to attract new recruits. Direct sales companies such as ours can be the subject of negative commentary on website postings and other non-traditional media. This negative commentary can spread inaccurate or incomplete information about the direct sales industry in general or our company in particular, which can make our recruiting more difficult.

Certain of our key RVPs have large sales organizations that include thousands of downline sales representatives. These key RVPs are responsible for attracting, motivating, supporting and assisting the sales representatives in their sales organizations. The loss of one or more key RVPs, together with a substantial number of their sales representatives, for any reason, including movement to a competitor, or any other event that causes the departure of a large number of sales representatives, could materially adversely affect our financial results and could impair our ability to attract new sales representatives.

There are a number of laws and regulations that could apply to our distribution model, which subject us to the risk that we may have to modify our distribution structure.

In the past, certain direct sales distribution models have been subject to challenge under various laws, including laws relating to business opportunities, franchising, pyramid schemes and unfair or deceptive trade practices.

In general, state business opportunity and franchise laws in the United States prohibit sales of business opportunities or franchises unless the seller provides potential purchasers with a pre-sale disclosure document that has first been filed with a designated state agency and grants purchasers certain legal recourse against sellers of business opportunities and franchises. In Canada, the provinces of Alberta, Ontario, New Brunswick and Prince Edward Island have enacted legislation dealing with franchising, which typically requires mandatory disclosure to prospective franchisees.

We have not been, and are not currently, subject to business opportunity laws because the amounts paid by our new representatives to us (i) are less than the minimum thresholds set by many state statutes and (ii) are not fees paid for the right to participate in a business, but rather are for bona fide expenses such as state-required insurance examinations and pre-licensing training. We have not been, and are not currently, subject to franchise laws for similar reasons. However, there is a risk that a governmental agency or court could disagree with our assessment or that these laws and regulations could change. In addition, the Federal Trade Commission (the “FTC”) is in the process of promulgating a revised Business Opportunity Rule. If enacted in the form of the current proposal as recommended by the FTC staff, we do not believe the revised rule would apply to our company. However, it could be broadened prior to enactment or interpreted after enactment in a manner inconsistent with our interpretation. Becoming subject to business opportunity or franchise laws or regulations could require us to provide certain disclosures and regulate the manner in which we recruit our sales representatives that may increase the expense of, or adversely impact our success in, recruiting new sales representatives and make it more difficult for us to successfully attract and recruit new sales representatives.

There are various laws and regulations that prohibit fraudulent or deceptive schemes known as pyramid schemes. In general, a pyramid scheme is defined as an arrangement in which new participants are required to pay a fee to participate in the organization and then receive compensation primarily for recruiting other persons to participate, either directly or through sales of goods or services that are merely disguised payments for recruiting others. The application of these laws and regulations to a given set of business practices is inherently fact-based and, therefore, is subject to interpretation by applicable enforcement authorities. Our representatives are paid by commissions based on sales of our products and services to bona fide purchasers, and for this and other reasons we do not believe that we are subject to laws regulating pyramid schemes. Moreover, our representatives are not required to purchase any of the products marketed by us. However, even though we believe that our distribution practices are currently in compliance with, or exempt from, these laws and regulations, there is a risk that a governmental agency or court could disagree with our assessment or that these laws and regulations could change, which may require us to cease our operations in certain jurisdictions or result in other costs or fines.

There are also federal, state and provincial laws of general application, such as the Federal Trade Commission Act (the “FTC Act”), and state or provincial unfair and deceptive trade practices laws that could potentially be invoked to challenge aspects of our recruiting of sales representatives and compensation practices. In particular, our recruiting efforts include promotional materials for recruits that describe the potential opportunity available to them if they join our sales force. These materials, as well as our other recruiting efforts and those of our sales representatives, are subject to scrutiny by the FTC and state and provincial enforcement authorities with respect to misleading statements, including misleading earnings claims made to convince potential new recruits to join our sales force. If claims made by us or by our sales representatives are deemed to be misleading, it could result in violations of the FTC Act or comparable state and provincial statutes prohibiting unfair or deceptive trade practices or result in reputational harm.

Being subject to, or out of compliance with, the aforementioned laws and regulations could require us to change our distribution structure, which could materially adversely affect our business, financial condition and results of operations.

There may be adverse tax and employment law consequences if the independent contractor status of our sales representatives is successfully challenged.

Our sales representatives are independent contractors who operate their own businesses. In the past, we have been successful in defending our company in various contexts before courts and administrative agencies against claims that our sales representatives should be treated like employees. Although we believe that we have properly classified our representatives as independent contractors, there is nevertheless a risk that the Internal Revenue Service (“IRS”) or another authority will take a different view. Furthermore, the tests governing the determination of whether an individual is considered to be an independent contractor or an employee are typically fact sensitive and vary from jurisdiction to jurisdiction. Laws and regulations that govern the status and misclassification of independent sales representatives are subject to change or interpretation by various authorities.

In September 2010, legislation was introduced in Congress known as the Fair Playing Field Act of 2010 (the “Fair Playing Field Act”), which, if enacted, would require the Department of the Treasury to prospectively eliminate Section 530 of the Revenue Act of 1978 (“Section 530”). Section 530 currently prevents the IRS from reclassifying independent contractors as employees if the company has consistently treated the workers as independent contractors and has a reasonable basis (such as an IRS ruling or judicial precedent) for its independent contractor classification. The proposed legislation would also require businesses that use independent contractors on a regular and ongoing basis to provide workers with a written notice informing them of their federal tax obligations, of the employment laws that do not apply to them, and of their right to seek a determination of their employment status from the IRS. The White House budget proposal includes provisions similar to those in the Fair Playing Field Act and allocates $25 million to the Department of Labor (“DOL”) for additional enforcement relating to the misclassification of workers as independent contractors. Neither the White House Budget proposal nor the proposed Fair Playing Field Act expressly changes the standard for distinguishing between employees and independent contractors.

If a federal, state or provincial authority or court enacts legislation or adopts regulations that change the manner in which employees and independent contractors are classified or makes any adverse determination with respect to some or all of our independent contractors, we could incur significant costs in complying with such laws and regulations, including, in respect of tax withholding, social security payments and recordkeeping, or we may be required to modify our business model, any of which could have a material adverse effect on our business, financial condition and results of operations. In addition, there is the risk that we may be subject to significant monetary liabilities arising from fines or judgments as a result of any such actual or alleged non-compliance with federal, state, or provincial tax or employment laws or with respect to any applicable employee benefit plan.

Our or our sales representatives’ violation of or non-compliance with laws and regulations and the related claims and proceedings could expose us to material liabilities.

Extensive federal, state, provincial and local laws regulate our products and our relationships with our clients, imposing certain requirements that our sales representatives must follow. The laws and regulations applicable to our business include those promulgated by FINRA; the SEC; the Municipal Securities Rulemaking Board (the “MSRB”); the FTC; and state insurance, lending and securities regulatory agencies in the United States. In Canada, the following Canadian regulatory authorities have responsibility for us: the Office of the Superintendent of Financial Institutions Canada (“OSFI”); the Financial Transactions and Reports Analysis Centre of Canada (“FINTRAC”); the Financial Consumer Agency of Canada (“FCAC”); the Mutual Fund

Dealers Association of Canada (the “MFDA”); and provincial and territorial insurance regulators and provincial and territorial securities regulators. At any given time, we may have pending state, federal or provincial examinations or inquiries of our investment and savings products, insurance or loan businesses. In addition to imposing requirements that representatives must follow in their dealings with clients, these laws and rules generally require us to maintain a system of supervision to attempt to ensure that our sales representatives comply with these requirements. We have developed policies and procedures to comply with these laws. However, despite these compliance and supervisory efforts, the breadth of our operations and the broad regulatory requirements could result in oversight failures and instances of non-compliance or misconduct on the part of our sales representatives.

From time to time, we are subject to private litigation as a result of alleged misconduct by our sales representatives. Examples include claims that a sales representative’s failure to disclose underwriting-related information regarding the insured on an insurance application resulted in the denial of a life insurance policy claim, and with respect to investment and savings products sales, errors or omissions that a representative made in connection with an account. Non-compliance or misconduct by our sales representatives could result in adverse findings in either examinations or litigation and could subject us to sanctions, significant monetary liabilities, restrictions on or the loss of the operation of our business, claims against us or reputational harm, any of which could have a material adverse effect on our business, financial condition and results of operations.

Any failure to protect the confidentiality of client information could adversely affect our reputation and have a material adverse effect on our business, financial condition and results of operations.

Pursuant to federal laws, various federal regulatory and law enforcement agencies have established rules protecting the privacy and security of personal information. In addition, most states and some provinces have enacted laws, which vary significantly from jurisdiction to jurisdiction, to safeguard the privacy and security of personal information. Many of our sales representatives and employees have access to and routinely process personal information of clients through a variety of media, including the Internet and software applications. We rely on various internal processes and controls to protect the confidentiality of client information that is accessible to, or in the possession of, our company, our employees and our sales representatives. We have a significant number of sales representatives and employees, and it is possible that a sales representative or employee could, intentionally or unintentionally, disclose or misappropriate confidential client information. If we fail to maintain adequate internal controls, including any failure to implement newly required additional controls, or if our sales representatives or employees fail to comply with our policies and procedures, misappropriation or intentional or unintentional inappropriate disclosure or misuse of client information could occur. Such internal control inadequacies or non-compliance could materially damage our reputation or lead to civil or criminal penalties, which, in turn, could have a material adverse effect on our business, financial condition and results of operations.

Risks Related to Our Insurance Business and Reinsurance

We may face significant losses if our actual experience differs from our expectations regarding mortality or persistency.

We set prices for life insurance policies based upon expected claim payment patterns derived from assumptions we make about the mortality rates, or likelihood of death, of our policyholders in any given year. The long-term profitability of these products depends upon how our actual mortality rates compare to our pricing assumptions. For example, if mortality rates are higher than those assumed in our pricing assumptions, we could be required to make more death benefit payments under our life insurance policies or to make such payments sooner than we had projected, which may decrease the profitability of our term life insurance products and result in an increase in the cost of our subsequent reinsurance transactions.

The prices and expected future profitability of our life insurance products are also based, in part, upon assumptions related to persistency, which is the probability that a policy will remain in force from one period to the next. Actual persistency that is lower than our persistency assumptions could have an adverse effect on profitability, especially in the early years of a policy, primarily because we would be required to accelerate the amortization of expenses we deferred in connection with the acquisition of the policy. Actual persistency that is higher than our persistency assumptions could have an adverse effect on profitability in the later years of a block of policies because the anticipated claims experience is higher in these later years. If actual persistency is significantly different from that assumed in our pricing assumptions, our reserves for future policy benefits may prove to be inadequate. We are precluded from adjusting premiums on our in-force business during the initial term of the policies, and our ability to adjust premiums on in-force business after the initial policy term is limited by our insurance policy forms to the maximum premium rates in the policy.

Our assumptions and estimates regarding persistency and mortality require us to make numerous judgments and, therefore, are inherently uncertain. We cannot determine with precision the actual persistency or ultimate amounts that we will pay for actual claim payments on a block of policies, the timing of those payments, or whether the assets supporting these contingent future payment obligations will increase to the levels we estimate before payment of claims. If we conclude that our reserves, together with future premiums, are insufficient to cover actual or expected claims payments and the scheduled amortization of our DAC assets, we would be required to first accelerate our amortization of the DAC assets and then increase our reserves and incur income statement charges for the period in which we make the determination, which could materially adversely affect our business, financial condition and results of operations.

The occurrence of a catastrophic event could materially adversely affect our business, financial condition and results of operations.

Our insurance operations are exposed to the risk of catastrophic events, which could cause a large number of premature deaths of our insureds. Catastrophic events include wars and other military actions, terrorist attacks, natural or man-made disasters and pandemics or other widespread health crises. Catastrophic events are not contemplated in our actuarial mortality models. A catastrophic event could also cause significant volatility in global financial markets and disrupt the economy. Although we have ceded a significant majority of our mortality risk to reinsurers since the mid-1990s, a catastrophic event could cause a material adverse effect on our business, financial condition and results of operations. Claims resulting from a catastrophic event could cause substantial volatility in our financial results for any quarter or year and could also materially harm the financial condition of our reinsurers, which would increase the probability of default on reinsurance recoveries. Our ability to write new business could also be adversely affected.

In addition, most of the jurisdictions in which our insurance subsidiaries are admitted to transact business require life insurers doing business within the jurisdiction to participate in guaranty associations, which raise funds to pay contractual benefits owed pursuant to insurance policies issued by impaired, insolvent or failed issuers. It is possible that a catastrophic event could require extraordinary assessments on our insurance companies, which may have a material adverse effect on our business, financial condition and results of operations.

Our insurance business is highly regulated, and statutory and regulatory changes may materially adversely affect our business, financial condition and results of operations.

Life insurance statutes and regulations are generally designed to protect the interests of the public and policyholders. Those interests may conflict with your interests as a stockholder. Currently, in the United States, the power to regulate insurance resides almost exclusively with the states. Much of this state regulation follows model statutes or regulations developed or amended by the National Association of Insurance Commissioners (the “NAIC”), which is composed of the insurance commissioners of each U.S. jurisdiction. The NAIC re-examines and amends existing model laws and regulations (including holding company regulations) in addition to determining whether new ones are needed.

The laws of the various U.S. jurisdictions grant insurance departments broad powers to regulate almost all aspects of our insurance business. The U.S. Congress continues to examine the current condition of U.S. state-based insurance regulation to determine whether to impose federal regulation and to allow optional federal insurance company incorporation. The Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the “Dodd-Frank Act”) created an Office of Federal Insurance Reform that will, among other things, study methods to modernize and improve insurance regulation, including uniformity and the feasibility of federal regulation. We cannot predict with certainty whether, or in what form, reforms will be enacted and, if so, whether the enacted reforms will materially affect our business. Changes in federal statutes, including the Gramm-Leach-Bliley Act and the McCarran-Ferguson Act, financial services regulation and federal taxation, in addition to changes to state statutes and regulations, may be more restrictive than current requirements or may result in higher costs, and could materially adversely affect the insurance industry and our business, financial condition and results of operations.

Provincial and federal insurance laws regulate many aspects of our Canadian insurance business. Changes to provincial or federal statutes and regulations may be more restrictive than current requirements or may result in higher costs, which could materially adversely affect the insurance industry and our business, financial condition and results of operations. We have also entered into an undertaking agreement with OSFI in connection with our initial public offering and the Transactions pursuant to which we have agreed to provide OSFI certain information, including advance notice, where practicable, of certain corporate actions. If we fail to comply with our undertaking to OSFI or if OSFI determines that our corporate actions do not comply with applicable Canadian law, Primerica Life Insurance Company of Canada (“Primerica Life Canada”), our Canadian life insurance company, could face sanctions or fines, and Primerica Life Canada could be subject to increased capital requirements or other requirements deemed appropriate by OSFI.

We received approval from the Minister of Finance (Canada) under the Insurance Companies Act (Canada) in connection with our indirect acquisition of Primerica Life Canada. The Minister expects that a person controlling a federal insurance company will provide ongoing financial, managerial or operational support to its subsidiary should such support prove necessary, and has required us to sign a support principle letter to that effect. This ongoing support may take the form of additional capital, the provision of managerial expertise or the provision of support in such areas as risk management, internal control systems and training. However, the letter does not create a legal obligation on the part of the person to provide the support. In the event that OSFI determines Primerica Life Canada is not receiving adequate support from us under applicable Canadian law, Primerica Life Canada may be subject to increased capital requirements or other requirements deemed appropriate by OSFI.

If there were to be extraordinary changes to statutory or regulatory requirements, we may be unable to fully comply with or maintain all required insurance licenses and approvals. Regulatory authorities have relatively broad discretion to grant, renew and revoke licenses and approvals. If we do not have all requisite licenses and approvals, or do not comply with applicable statutory and regulatory requirements, the regulatory authorities could preclude or temporarily suspend us from carrying on some or all of our insurance activities or monetarily penalize us, which could materially adversely affect our business, financial condition and results of operations. We cannot predict with certainty the effect any proposed or future legislation or regulatory initiatives may have on the conduct of our business. See the section entitled “Business — Regulation — Regulation of Insurance Products” beginning on page S-106 of this prospectus supplement.

A decline in risk-based capital of our insurance subsidiaries could result in increased scrutiny by insurance regulators and ratings agencies and have a material adverse effect on our business, financial condition and results of operations.

Each of our insurance subsidiaries is subject to risk-based capital (“RBC”) standards and other minimum statutory capital and surplus requirements (in Canada, minimum continuing capital and surplus requirements (“MCCSR”), and Tier 1 capital ratio requirements) imposed under the laws of its respective jurisdiction of domicile. The RBC formula for U.S. life insurance companies generally establishes capital requirements relating to insurance, business, asset and interest rate risks. Our U.S. insurance subsidiaries are required to report their results of RBC calculations annually to the applicable state department of insurance and the NAIC. Our Canadian insurance subsidiary is required to provide its MCCSR and Tier 1 capital ratio calculations to the Canadian regulators. The capitalization of our life insurance subsidiaries is maintained at levels in excess of the effective minimum requirements of the NAIC in the United States and OSFI in Canada. These minimum standards are 100% of the Company Action Level of RBC for our U.S. insurance subsidiaries and, for our Canadian insurance subsidiary, MCCSR of 150% and a Tier 1 capital ratio of 105%. The capital required is the same for both the MCCSR and Tier 1 ratios, however the capital available for the Tier 1 ratio excludes certain assets as prescribed by OSFI. To comply with RBC levels prescribed by the regulators of our insurance subsidiaries, our initial capitalization levels were based on our estimates and assumptions regarding our business. In any particular year, statutory capital and surplus amounts and RBC and MCCSR ratios may increase or decrease depending on a variety of factors, including the amount of statutory income or losses generated by our insurance subsidiaries (which is sensitive to equity and credit market conditions), the amount of additional capital our insurance subsidiaries must hold to support business growth, changes in their reserve requirements, the value of certain fixed-income and equity securities in their investment portfolios, the credit ratings of investments held in their portfolios, the value of certain derivative instruments, changes in interest rates, credit market volatility, changes in consumer behavior, as well as changes to the NAIC’s RBC formula or the MCCSR calculation of OSFI. Many of these factors are outside of our control.

Our financial strength and credit ratings are significantly influenced by the statutory surplus amounts and RBC and MCCSR ratios of our insurance company subsidiaries. Ratings agencies may change their internal models, effectively increasing or decreasing the amount of statutory capital we must hold to maintain our current ratings. In addition, ratings agencies may downgrade the invested assets held in our portfolio, which could result in a reduction of our capital and surplus by means of other-than-temporary impairments. Changes in statutory accounting principles could also adversely impact our ability to meet minimum RBC, MCCSR and statutory capital and surplus requirements. Furthermore, during the initial years of operation after the reinsurance transactions, which we entered into in March 2010 in connection with our initial public offering (the “Citi reinsurance transactions”), our statutory capital and surplus may prove to be insufficient and we may incur ongoing statutory losses as a result of the high amounts of upfront commissions that are paid to our sales force in connection with the issuance of term life insurance policies. The statutory capital and surplus strain associated with payment of these commissions will be of greater impact during the initial years of our operations as a public company, as the in-force book of business, net of the Citi reinsurance transactions, grows. There is no assurance that our insurance subsidiaries will not need additional capital or that we will be able to provide it to maintain the targeted RBC and MCCSR levels to support their business operations. For a description of the Citi reinsurance transactions, see the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations — The Transactions” beginning on page S-45 of this prospectus supplement.

The failure of any of our insurance subsidiaries to meet its applicable RBC and MCCSR requirements or minimum capital and surplus requirements could subject it to further examination or corrective action imposed by insurance regulators, including limitations on its ability to write additional business, supervision by regulators or seizure or liquidation. Any corrective action imposed could have a material adverse effect on our business, financial condition and results of operations. A decline in RBC or MCCSR also limits our ability to take dividends or distributions out of the insurance subsidiary and could be a factor in causing ratings agencies to downgrade the financial strength ratings of all our insurance subsidiaries. Such downgrades would have an adverse effect on our ability to write new insurance business and, therefore, could have a material adverse effect on our business, financial condition and results of operations.

A ratings downgrade by a ratings organization could materially adversely affect our business, financial condition and results of operations.

We have three insurance subsidiaries. Primerica Life Insurance Company (“Primerica Life”), our Massachusetts domiciled life insurance company; National Benefit Life Insurance Company (“NBLIC”), our

New York life insurance company; and Primerica Life Canada, our Canadian life insurance company, have each been assigned a financial strength rating of A+ (superior; second highest of 16 ratings) by A.M. Best Co. (“A.M. Best”) with a negative outlook. Primerica Life currently also has an insurer financial strength rating of AA- (very strong; fourth highest of 22 ratings) from Standard & Poor’s with a stable outlook. NBLIC and Primerica Life Canada are not rated by Standard & Poor’s.

Financial strength ratings are an important factor in establishing the competitive position of insurance companies. Such ratings are important to maintaining public confidence in us and our ability to market our insurance products. Ratings organizations review the financial performance and financial conditions of insurance companies, including our three insurance subsidiaries, and provide opinions regarding financial strength, operating performance and ability to meet obligations to policyholders. A downgrade in the financial strength ratings of our insurance subsidiaries, or the announced potential for a downgrade, could have a material adverse effect on our business, financial condition and results of operations, including by:

•	reducing sales of insurance products;

•	adversely affecting our relationships with our sales representatives;

•	materially increasing the amount of policy cancellations by our policyholders;

•	requiring us to reduce prices to remain competitive; and

•	adversely affecting our ability to obtain reinsurance at reasonable prices or at all.

The financial strength ratings of our insurance subsidiaries are subject to periodic review using, among other things, the ratings agencies’ proprietary capital adequacy models, and are subject to revision or withdrawal at any time. Insurance financial strength ratings are directed toward the concerns of policyholders and are not intended for the protection of investors or as a recommendation to buy, hold or sell securities. Our financial strength ratings will affect our competitive position relative to other insurance companies. If the financial strength ratings of our insurance subsidiaries fall below certain levels, some of our policyholders may move their business to our competitors.

In addition, the standards used by ratings agencies in determining financial strength are different from capital requirements set by insurance regulators. We may need to take actions in response to changing standards set by any of the ratings agencies, as well as statutory capital requirements, which could have a material adverse effect on our business, financial condition and results of operations.

Credit deterioration in, and the effects of interest rate fluctuations on, our invested asset portfolio could materially adversely affect our business, financial condition and results of operations.

A large percentage of our invested asset portfolio is invested in fixed-income securities; as a result, credit deterioration and interest rate fluctuations could materially affect the value and earnings of our invested asset portfolio. Fixed-income securities decline in value if there is no active trading market for the securities or the market’s impression of, or the ratings agencies’ views on, the credit quality of an issuer worsens. During periods of declining market interest rates, any interest income we receive on variable interest rate investments would decrease. In addition, during such periods, we would be forced to reinvest the cash we receive as interest or return of principal on our investments in lower-yielding high-grade instruments or in lower-credit instruments to maintain comparable returns. Issuers of fixed-income securities could also decide to prepay their obligations to borrow at lower market rates, which would increase the percentage of our portfolio that we would have to reinvest in lower-yielding investments of comparable credit quality or in lower quality investments offering similar yields. If interest rates generally increase, the market value of our fixed rate income portfolio decreases. Additionally, if the market value of any security in our invested asset portfolio decreases, we may realize losses if we deem the value of the security to be other-than-temporarily impaired. To the extent that any fluctuations in fair value are significant or we recognize impairments that are material, it could have a material adverse effect on our business, financial condition and results of operations.

Valuation of our investments and the determination of whether a decline in the fair value of our invested assets is other-than-temporary are based on methodologies and estimates that may prove to be incorrect.

GAAP requires that when the fair value of any of our invested assets declines and such decline is deemed to be other-than-temporary, we recognize a loss in either accumulated other comprehensive income or on our statement of income based on certain criteria in the period that such determination is made. Determining the fair value of certain invested assets, particularly those that do not trade on a regular basis, requires an assessment of available data and the use of assumptions and estimates. Once it is determined that the fair value of an asset is below its carrying value, we must determine whether the decline in fair value is other-than-temporary, which is based on subjective factors and involves a variety of assumptions and estimates. For information on our valuation methodology, see Notes 1 and 4 to our consolidated and combined financial statements included in the 2010 Annual Report, which is incorporated by reference into the accompanying prospectus, and the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Critical Accounting Estimates — Invested Assets” beginning on page S-53 of this prospectus supplement.

There are certain risks and uncertainties associated with determining whether declines in market value are other-than-temporary. These include significant changes in general economic conditions and business markets, trends in certain industry segments, interest rate fluctuations, rating agency actions, changes in significant accounting estimates and assumptions and legislative actions. In the case of mortgage- and asset-backed securities, there is added uncertainty as to the performance of the underlying collateral assets. To the extent that we are incorrect in our determination of the fair value of our investment securities or our determination that a decline in their value is other-than-temporary, we may realize losses that never actually materialize or may fail to recognize losses within the appropriate reporting period.

The failure by any of our reinsurers to perform its obligations to us could have a material adverse effect on our business, financial condition and results of operations.

We extensively use reinsurance in the United States to diversify our risk and to manage our loss exposure to mortality risk. Reinsurance does not relieve us of our direct liability to our policyholders, even when the reinsurer is liable to us. We, as the insurer, are required to pay the full amount of death benefits even in circumstances where we are entitled to receive payments from the reinsurer. Due to factors such as insolvency, adverse underwriting results or inadequate investment returns, our reinsurers may not be able to pay the reinsurance recoverables they owe to us on a timely basis or at all. Reinsurers might refuse or fail to pay losses that we cede to them or might delay payment. Since death benefit claims may be paid long after a policy is issued, we bear credit risk with respect to our reinsurers. The creditworthiness of our reinsurers may change before we can recover amounts to which we are entitled.

No assurance is given that our reinsurers will pay the reinsurance recoverables owed to us now or in the future or that they will pay these recoverables on a timely basis. Any such failure to pay by our reinsurers could have a material adverse effect on our business, financial condition and results of operations.

The failure by the affiliates of Citi who are parties to the Citi reinsurance transactions to perform their obligations to us under our coinsurance agreements could have a material adverse effect on our business, financial condition and results of operations.

Immediately prior to our initial public offering, we entered into four coinsurance agreements with three reinsurer affiliates of Citi pursuant to which we ceded between 80% and 90% of the risks and rewards of our term life insurance policies that were in force at year-end 2009. Under this arrangement, our current third-party reinsurance agreements remain in place. The largest of these transactions involved two coinsurance agreements between Primerica Life and Prime Reinsurance Company, Inc. (“Prime Re”), then a wholly owned subsidiary of Primerica Life. Pursuant to these reinsurance agreements, we distributed to Citi all of the issued and outstanding common stock of Prime Re. Prime Re was formed solely for the purpose of entering into these reinsurance transactions, has no operating history and does not possess a financial strength rating from any rating agency. The other transactions were between (1) Primerica Life Canada and Financial Reassurance Company 2010 Ltd., a Bermuda reinsurer formed solely for the purpose of reinsuring Citi-related risks and is a wholly owned subsidiary of Citi, and (2) NBLIC and American Health and Life Insurance Company (“AHL”), a wholly owned insurance subsidiary of Citi that has a financial strength rating of “A” by A.M. Best. Each of the three reinsurers entered into trust agreements with our respective insurance subsidiaries and a trustee pursuant to which the reinsurer placed assets (primarily treasury and fixed-income securities) in trust for such subsidiary’s benefit to secure the reinsurer’s obligations to such subsidiary. Each such coinsurance agreement requires each reinsurer to maintain assets in trust sufficient to give the subsidiary full credit for regulatory purposes for the insurance, which amount will not be less than the amount of the reserves for the reinsured liabilities. In addition, in the case of the reinsurance transactions between Prime Re and Primerica Life, Citi has agreed in a capital maintenance agreement to maintain Prime Re’s RBC above a specified minimum level, subject to a maximum amount of $512 million being contributed by Citi. After the first five years of the capital maintenance agreement, the maximum amount payable will be an aggregate amount equal to the lesser of $512 million or 15% of statutory reserves. In the case of the reinsurance transaction between NBLIC and AHL, Citi has agreed to over-collateralize the assets in the trust for NBLIC by 15% for the life of the coinsurance agreement between NBLIC and AHL. Furthermore, our insurance subsidiaries have the right to recapture the business upon the occurrence of an event of default under their respective coinsurance agreement with the Citi affiliates subject to any applicable cure periods. An event of default includes (1) a reinsurer insolvency, (2) failure through the fault of the reinsurer to provide full statutory financial statement credit for the reinsurance ceded, (3) a material breach of any covenant, representation or warranty by the reinsurer, (4) failure by the reinsurer to fund the trust account required to be established under the coinsurance agreements in any material respects, or (5) in connection with the coinsurance agreements with Prime Re, failure by Citi to maintain sufficient capital in the reinsurer, pursuant to the capital maintenance agreement between Citi and the reinsurer within 45 calendar days of any demand for payment by or on behalf of Primerica Life, and any 45-day extension thereof as consented to by Primerica Life, which consent may not be unreasonably conditioned, delayed or withheld, for a total of not more than 90 days to obtain such consent; provided that Primerica Life is not required to consent to extend such period beyond an additional 45 days. While any such recapture would be at no cost to us, such recapture would result in a substantial increase in our insurance exposure and require us to be fully responsible for the management of the assets set aside to support statutory reserves. The type of assets we might obtain as a result of a recapture may not be as highly liquid as our current invested asset portfolio and could result in an unfavorable impact on our risk profile.

We cannot provide assurance that the relevant Citi reinsurer will pay the reinsurance obligations owed to us now or in the future or that it will pay these obligations on a timely basis. Notwithstanding the capital maintenance agreement between Prime Re and Citi and the initial over-collateralization of assets in trust for the benefit of our insurance companies, if any of our reinsurers affiliated with Citi becomes insolvent, the amount in the trust account to support the obligations of such reinsurer is insufficient to pay such reinsurer’s obligations to us and we fail to enforce our right to recapture the business, it could have a material adverse effect on our business, financial condition and results of operations.

Yearly renewable term reinsurance may not be available or affordable in the future to limit our mortality risk exposure.

We have historically used yearly renewable term (“YRT”) reinsurance to manage our loss exposure to mortality risks. It is our current intention to continue our practice of purchasing mortality reinsurance in the future consistent with our past practice. While YRT reinsurance agreements generally bind the reinsurers for the life of the business reinsured at generally fixed pricing, market conditions beyond our control determine the availability and cost of the reinsurance protection for new business. We may not be able to maintain our current YRT reinsurance agreements in adequate amounts and at favorable rates. Any decrease in the amount of YRT reinsurance will increase our exposure to mortality risks.

Changes in accounting for deferred policy acquisition costs of insurance entities will accelerate the recognition for certain acquisition costs not deemed to be directly related to the successful acquisition of new insurance contracts.

In October 2010, the Financial Accounting Standards Board, or FASB, issued ASU 2010-26, Accounting for Costs Associated with Acquiring or Renewing Insurance Contracts (ASU 201-26). The update revises the definition of deferred policy acquisition costs to reflect incremental costs directly related to the successful acquisition of new and renewed insurance contracts. The update creates a more limited definition than the current guidance, which defines deferred policy acquisition costs as those that vary with, and primarily relate to, the acquisition of insurance contracts. The revised definition materially increases the portion of acquisition costs being expensed as incurred rather than deferred and amortized over the lives of the underlying policies. The update allows either prospective or retrospective adoption and is required to be adopted for our fiscal year beginning January 1, 2012. While we are currently unable to quantify the impact of implementation, we expect this update to have a material adverse effect on our results of operations, as we will be required to accelerate the recognition of certain expenses associated with acquiring life insurance business.

Changes in accounting standards can be difficult to predict and could adversely impact how we record and report our financial condition and results of operations.

Our accounting policies and methods are fundamental to how we record and report our financial condition and results of operations. U.S. GAAP continues to evolve and as a result, may change the financial accounting and reporting standards that govern the preparation of our financial statements. These changes can be hard to anticipate and implement and can materially impact how we record and report our financial condition and results of operations. For example, the FASB’s current insurance contracts project could, among other things, significantly change the way we measure insurance liabilities on our balance sheet and the way we present earnings on our statement of income. This project, in addition to a related proposal to modify International Financial Reporting Standards on accounting for insurance contracts, could adversely impact both our financial condition and results of operations as reported on a U.S. GAAP basis as well as our statutory capital calculations.

Risks Related to Our Investments and Savings Products Business

Our investment and savings products segment is heavily dependent on mutual fund and annuity products offered by a relatively small number of companies and if these products fail to remain competitive with other investment options or we lose our relationship with one or more of these fund companies or with the source of our annuity products, our business, financial condition and results of operations may be materially adversely affected.

We earn a significant portion of our earnings through our relationships with a small group of mutual fund companies, including Legg Mason, Invesco and American Funds, and with MetLife, which provides our annuity products. A decision by one or more of these companies to alter or discontinue their current arrangements with us could materially adversely affect our business, financial condition and results of operations. In addition, if any of our investment and savings products fail to achieve satisfactory investment performance, our clients may seek higher yielding alternative investment products. If any of our investment and savings products fail to achieve satisfactory investment performance for an extended period of time, we may experience higher redemption rates. In such circumstances, we may also experience re-allocations of existing client assets and increased allocations of new assets to investment and savings products with higher investment returns, which ultimately results in changes in our mix of business. Since different investment and savings products have different revenue and expense characteristics, such changes may have significant negative consequences for us.

In recent years there has been an increase in the popularity of alternative investments, which we do not currently offer, principally index funds and exchange traded funds. These investment options typically have low fee structures and provide some of the attributes of mutual funds, such as risk diversification. If these products continue to gain traction among our client base as viable alternatives to mutual fund investments, our investment and savings products revenues may decline.

In addition to sales commissions and asset-based compensation, a significant portion of our earnings from investment and savings products comes from recordkeeping services that we provide to Invesco, Legg Mason and Pioneer Investments and from fees earned for custodial services we provide to clients with retirement plan accounts in the funds of these mutual fund companies. We also receive revenue sharing payments from each of these mutual fund companies. A decision by one or more of these fund companies to alter or discontinue their current arrangements with us would materially adversely affect our business, financial condition and results of operations.

Our or our securities-licensed sales representatives violations of, or non-compliance with, laws and regulations could expose us to material liabilities.

Our subsidiary broker-dealer, PFS Investments Inc. (“PFS Investments”), is subject to federal and state regulation of its securities business, including sales practices, trade suitability, supervision of registered representatives, recordkeeping, the conduct and qualification of officers and employees, the rules and regulations of the MSRB and state blue sky regulation. Our subsidiary, Primerica Shareholder Services, Inc. (“PSS”), is a registered transfer agent engaged in the recordkeeping business and is subject to SEC regulation. Violations of laws or regulations applicable to the activities of PFS Investments or PSS or violations by a third party with which PFS Investments or PSS contracts which improperly performs its task could subject us to disciplinary actions and could result in the imposition of cease and desist orders, fines or censures, restitution to clients, disciplinary actions, including the potential suspension or revocation of its license by the SEC, or the suspension or expulsion from FINRA and reputational damage, which could materially adversely affect our business, financial condition and results of operations.

Our Canadian dealer subsidiary, PFSL Investments Canada Ltd. (“PFSL Investments Canada”) and its sales representatives are subject to the securities laws of the provinces and territories of Canada in which we sell our mutual fund products and those of third parties and to the rules of the MFDA, the self-regulatory organization governing mutual fund dealers. PFSL Investments Canada is subject to periodic review by both the MFDA and the provincial and territorial securities commissions to assess its compliance with, among other things, applicable capital requirements and sales practices and procedures. These regulators have broad administrative powers, including the power to limit or restrict the conduct of our business for failure to comply with applicable laws or regulations. Possible sanctions that may be imposed include the suspension of individual sales representatives, limitations on the activities in which the dealer may engage, suspension or revocation of the dealer registration, censure or fines, any of which could materially adversely affect our business, financial condition and results of operations.

If heightened standards of conduct or more stringent licensing requirements, such as those recently proposed by the SEC and the DOL, are imposed on us or our sales representatives or selling compensation is reduced as a result of new legislation or regulations, it could have a material adverse effect on our business, financial condition and results of operations.

Our sales representatives are subject to federal and state regulation as well as state licensing requirements. PFS Investments, which is regulated as a broker-dealer, and our U.S. sales representatives are currently subject to general anti-fraud limitations under the Exchange Act and SEC rules and regulations, as well as other conduct standards prescribed by FINRA. These standards generally require that broker-dealers and their sales representatives disclose conflicts of interest that might affect the advice or recommendations they provide and require them to make suitable investment recommendations to their customers. The Dodd-Frank Act, which gives the SEC the power to impose on broker-dealers a heightened standard of conduct that is currently applicable only to investment advisors, requires the SEC to conduct a study to evaluate the effectiveness of the current legal standards of conduct for those that provide personalized investment advice regarding securities to retail customers. The SEC staff recently submitted a report to Congress in which it recommends that the SEC adopt a uniform fiduciary standard of conduct.

Additionally, the DOL has published a proposed rule (the “DOL Proposed Rule”) that would more broadly define the circumstances under which a person or entity may be considered a fiduciary for purposes of the prohibited transaction rules of Internal Revenue Code Section 4975 (“Section 4975”), under which certain types of compensation paid by third parties with respect to transactions involving assets in qualified accounts, including IRAs, may be prohibited. If PFS Investments and its securities-licensed representatives are deemed to be fiduciaries under the DOL Proposed Rule, our ability to receive and retain certain types of compensation paid by third parties with respect to both new and existing assets in qualified accounts could be significantly limited, and our licensed representatives could be required to obtain additional securities licenses, which they may not be willing or able to obtain.

IRAs and other qualified accounts are a core component of the Investment and Savings Products segment of our business and accounted for a significant portion of the total revenue of this segment for the year ended December 31, 2010. Thus, if the DOL Proposed Rule is adopted in its present form, we would expect to substantially restructure our current business model for qualified accounts. Such restructuring could make it significantly more difficult for us and our representatives to profitably serve the middle-income market and could result in a significant reduction in the number of IRAs and qualified accounts that we serve, which could materially adversely affect the amount of revenue that we generate from this line of business and ultimately could result in a decline in the number of our securities-licensed representatives.

The DOL Proposed Rule has generated substantial public comment, including significant opposition from participants in the securities industry, and, as a result, the form, substance and timing of any final rule are unknown at this time. It is also possible that the rule could be adopted in a form that does not materially adversely affect us. If adopted in the form proposed, however, the DOL Proposed Rule could have a materially adverse affect on our business, financial condition and results of operations.

Heightened standards of conduct as a result of either of the above proposals or another similar proposed rule or regulation could also increase the compliance and regulatory burdens on our representatives, lead to increased litigation and regulatory risks, changes to our business model, a decrease in the number of our securities-licensed representatives and a reduction in the products we offer to our clients, which could have a material adverse effect on our business, financial condition and results of operations.

Our suitability policies and procedures could be deemed inadequate.

We review account applications for our investment or savings product received by us for suitability. While we believe that our policies and procedures implemented to help our sales representatives assist clients in making appropriate and suitable investment choices are reasonably designed to achieve compliance with applicable securities laws and regulations, it is possible that FINRA and MFDA may not agree. In that event, we could be subject to regulatory actions or civil litigation, which could materially adversely affect our business, financial condition and results of operations.

Our sales force support tools may fail to appropriately identify suitable investment products.

Our support tools are designed to educate clients, help identify their financial needs, illustrate the potential benefits of our products and allow a sales representative to show them how the sales representative’s recommendations may help them. There is a risk that the assumptions and methods of analyses embedded in our support tools could be successfully challenged and subject us to regulatory actions or civil litigation, which could materially adversely affect our business, financial condition and results of operations.

Non-compliance with applicable regulations could lead to revocation of our subsidiary’s status as a non-bank custodian.

PFS Investments is a non-bank custodian of retirement accounts, as permitted under Treasury Regulation 1.408-2. A non-bank custodian is an entity that is not a bank and that is permitted by the IRS to act as a custodian for retirement plan account assets of our clients. The IRS retains authority to revoke or suspend that status if it finds that PFS Investments is unwilling or unable to administer retirement accounts in a manner consistent with the requirements of the regulations. Revocation of PFS Investments’ non-bank custodian status would affect its ability to earn revenue for providing such services and, consequently, could materially adversely affect our business, financial condition and results of operations.

Risks Related to Our Loan Business

The current economic environment and stringent credit policies may continue to negatively affect our loan production.

Beginning in 2008, in response to economic conditions and consistent with steps taken by other mortgage lenders generally, our mortgage lenders implemented more rigorous credit standards, including more restrictive loan-to-value limitations and more restrictive underwriting criteria, which adversely affected our loan business. We anticipate that these credit restrictions will be ongoing, and it is possible that further restrictive underwriting criteria may be imposed by our mortgage lenders in reaction to changes in the economic environment or by new legislative or regulatory requirements, including the Dodd-Frank Act, affecting mortgage lending generally. Heightened credit standards have materially reduced the volume of our loan sales. Beginning in March 2010, we modified the mortgage product to make it a conforming loan product that is saleable by Citicorp Trust Bank, fsb (“CTB”), the lender and a subsidiary of Citi, to government-sponsored enterprises, Fannie Mae and Freddie Mac. This modification reduced the compensation that we and our sales force earn upon the origination of a mortgage loan in the United States.

While mortgage origination historically has not accounted for a significant portion of our earnings, sourcing of mortgage loans historically has provided an opportunity for new sales representatives to receive commissions before they have completed the licensing process that is required to sell life insurance and certain other products. Additionally, some of our sales representatives use loan product sales efforts as a gateway to establish an ongoing relationship with clients. Consequently, the reduction in the scale of our loan product distribution business and the related commission compensation to our sales force may cause us to have fewer sales representatives and impede our overall growth.

New licensing requirements will continue to significantly reduce the size of our loan sales force.

The number of our sales representatives who are authorized to sell loan products in the United States has significantly decreased due to the implementation of individual licensing requirements mandated by the Federal Secure and Fair Enforcement for Mortgage Licensing Act of 2008 (the “SAFE Act”). The SAFE Act required all states to enact and implement laws that require our U.S. sales representatives to be individually licensed if they engage in offering mortgage loan products. Prior to the enactment of the SAFE Act, our sales representatives were not required to be individually licensed or registered to sell mortgage loan products in the majority of states. Due to the enactment and implementation by the states of the SAFE Act, to offer mortgage loan products, our sales representatives must be individually licensed as mortgage loan originators (and in some states as both mortgage brokers and mortgage loan originators) by the states in which they do business. These licensing requirements include enrollment in the Nationwide Mortgage Licensing System, application to state regulators for individual licenses, a minimum of 20 hours of pre-licensing education, an annual minimum of eight hours of continuing education and the successful completion of both national and state exams. Compliance with these licensing regimes (including background checks) have proven to be a barrier in terms of cost or time for a large number of our sales representatives. In addition, the exams have proven to be challenging for our sales representatives to pass. The SAFE Act licensing requirements have caused, and are expected to continue to cause, a significant reduction in the scale of our loan product distribution business, which could materially adversely affect our loan product sales.

The reduction of the number of sales representatives participating in the loan business has adversely impacted, and is expected to continue to adversely impact, the ability of Primerica Financial Services Home Mortgages, Inc. (“Primerica Mortgages”), our loan broker company, to maintain and obtain corporate mortgage broker (or equivalent) licenses in certain states where no sales representatives are individually licensed. If Primerica Mortgages does not obtain or maintain corporate mortgage broker licenses in the various states, then representatives who want to become individually licensed will be unable to do so due to the lack of a sponsoring licensed mortgage broker or may seek another sponsoring licensed mortgage broker. Unless both individual representatives and Primerica Mortgages are licensed, neither can offer mortgage loans in a state. In addition, our inability to source mortgage loans impacts the compensation paid to our sales representatives and our ability to assist our clients with their needs.

Our loan business is subject to various federal laws, changes in which could affect the cost or our ability to distribute our products and could materially adversely affect our business, financial condition and results of operations.

Our U.S. loan business is subject to various federal laws, including the Truth In Lending Act and its implementing regulation, Regulation Z, the Equal Credit Opportunity Act and its implementing regulation, Regulation B, the Fair Housing Act and the Home Ownership Equity Protection Act. We are also subject to the Real Estate Settlement Procedures Act (“RESPA”) and its implementing regulation, Regulation X, which requires timely disclosures related to the nature and costs of real estate settlement amounts and limits those costs and compensation to amounts reasonably related to the services performed.

We are also subject to the Dodd-Frank Act and any regulations that will be issued under that Act. The Dodd-Frank Act created a new consumer protection agency, the Bureau of Consumer Financial Protection, which will have the authority to examine, supervise and enforce federal consumer financial laws, including those impacting Primerica Mortgages’ business. Additionally, the Dodd-Frank Act imposed restrictions on the manner and amount of mortgage originator compensation and establishes a federal ability to repay standard for all mortgage loans. Other restrictions contained in the Dodd-Frank Act could have the effect of limiting the availability of certain loan products in the market and adversely impact the range of products offered and the volume of loan business.

Additionally, we must comply with various state and local laws and policies concerning our lenders, the provision of consumer disclosures, net branching, predatory lending and high cost loans and recordkeeping. In the state of California, the law provides that since Primerica Mortgages is a licensed as California Finance Lender authorized to act as a mortgage broker, Primerica Mortgages is restricted to brokering loans only to another lender who is licensed as a California Finance Lender. Currently, our lender, Citicorp Trust Bank, fsb, is licensed as a California Finance Lender, but should CTB elect to transfer the lending business to either CitiMortgage, Inc. or Citibank N.A., neither of which are currently licensed as California Finance Lenders, Primerica Mortgages ability to source loans in California could be adversely impacted. Differing interpretations of, changes in, or violations of, any of these laws or regulations could subject us to damages, fines or sanctions and could affect the cost or our ability to distribute our products, which could materially adversely affect our business, financial condition and results of operations.

Other Risks Related to Our Business

A further delay in the recovery of the United States’ and Canadian economies could materially adversely affect our business, financial condition and results of operations.

Our business, financial condition and results of operations have been materially adversely affected by the economic downturn in the United States and Canada and the slow recovery that has occurred since the last half of 2009. During this period, we have observed increased volatility in the availability and cost of credit, shrinking mortgage markets, fluctuating equity values and falling consumer confidence and general instability of financial and other institutions. This economic downturn, which has been characterized by higher unemployment, lower family income, lower valuation of retirement savings accounts, lower corporate earnings, lower business investment and lower consumer spending, has adversely affected the demand for the term life insurance, investment and other financial products that we sell. A continuation of these effects could severely affect new sales and cause clients to liquidate mutual funds and other investments sold by our sales representatives. This could cause a decrease in the asset value of client accounts, reduce our trailing commission revenues and result in other-than-temporary-impairments in our invested asset portfolio. In addition, we may experience an elevated incidence of lapses or surrenders of insurance policies, and some of our policyholders may choose to defer paying insurance premiums or stop paying insurance premiums altogether. Continuing volatility in equity markets or downturns could discourage purchases of the investment products that we sell for third parties. Moreover, if the economic recovery in the United States and Canada is delayed further, it will likely have an adverse effect on our business, including our ability to recruit and retain sales representatives. If credit markets remain tight for a prolonged period, our liquidity will be more limited than it otherwise would have been, and our business, financial condition and results of operations may be materially adversely affected.

We are subject to various federal laws and regulations in the United States and Canada, changes in which or violations of which may require us to alter our business practices and could materially adversely affect our business, financial condition and results of operations.

In the United States, we are subject to the Right to Financial Privacy Act and its implementing regulation, Regulation S-P, the Fair Credit Reporting Act, the Gramm-Leach-Bliley Act, the McCarran-Ferguson Act, the Foreign Corrupt Practices Act, the Sarbanes-Oxley Act, the Telemarketing and Consumer Fraud and Abuse Prevention Act, the Telephone Consumer Protection Act, the FTC Act, the Unfair Trade Practices Act, the Electronic Funds Transfer Act, the Bank Holding Company Act Amendments of 1970 and anti-tying restrictions. We are also subject to anti-money laundering laws and regulations, including the Bank Secrecy Act, as amended by the Patriot Act, which requires us to develop and implement customer identification and risk-based anti-money laundering programs, report suspicious activity and maintain certain records. We are also required to follow certain economic and trade sanctions programs that are administered by the Office of Foreign Asset Control that prohibit or restrict transactions with suspected countries, their governments, and in certain circumstances, their nationals.

In Canada, we are subject to provincial and territorial consumer protection legislation that pertains to unfair and misleading business practices, provincial and territorial credit reporting legislation that provides requirements in respect of obtaining credit bureau reports and providing notices of decline, the Personal Information Protection and Electronic Documents Act, the Competition Act, the Corruption of Foreign Public Officials Act, the Telecommunications Act and certain Canadian Radio-television and Telecommunications Commission Telecom Decisions in respect of unsolicited telecommunications. We are also subject to the Proceeds of Crime (Money Laundering) and Terrorist Financing Act and its accompanying regulations, which require us to develop and implement money laundering policies and procedures relating to customer indemnification, reporting and recordkeeping, develop and maintain ongoing training programs for employees, perform a risk assessment on our business and clients and institute and document a review of our anti-money laundering program at least once every two years. We are also required to follow certain economic and trade sanctions and legislation that prohibit us from, among other things, engaging in transactions with, and providing services to, persons on lists created under various federal statutes and regulations and blocked persons and foreign countries and territories subject to Canadian sanctions administered by Foreign Affairs and International Trade Canada and the Department of Public Safety Canada.

Changes in, or violations of, any of these laws or regulations may require additional compliance procedures, or result in enforcement proceedings, sanctions or penalties, which could have a material adverse effect on our business, financial condition and results of operations.

Litigation and regulatory investigations and actions may result in financial losses and harm our reputation.

We face a risk of litigation and regulatory investigations and actions in the ordinary course of operating our businesses. From time to time, we are subject to private litigation and regulatory investigations as a result of sales representative misconduct. See the section entitled “ — Risks Related to Our Distribution Structure — Our or our sales representatives’ violation of or non-compliance with laws and regulations and the related claims and proceedings could expose us to material liabilities” beginning on page S-15 of this prospectus supplement. In addition, we may become subject to lawsuits alleging, among other things, issues relating to sales or underwriting practices, payment of improper sales commissions, claims payments and payment procedures, product design, product disclosure, administration, additional premium charges for premiums paid on a periodic basis, denial or delay of benefits, recommending unsuitable sales of products to clients and our pricing structures. Life insurance companies have historically been subject to substantial litigation resulting from policy disputes and other matters. For example, they have faced extensive claims alleging improper life insurance sales practices. If we become subject to similar litigation, any judgment or settlement of such claims could have a material adverse effect on our business, financial condition and results of operations.

In addition, we are subject to litigation arising out of our general business activities. For example, we have a large sales force, and we could face claims by some of our sales representatives arising out of their relationship with us, including claims involving contract terminations, commission disputes, transfers of sales representatives from one sales organization to another, agreements among sales representatives or between us and a sales representative or any of our other dealings with, or policies regarding, sales representatives. We are also subject to various regulatory inquiries, such as information requests, subpoenas and books and record examinations, from state, provincial and federal regulators and other authorities. A substantial legal liability or a significant regulatory action against us could have a material adverse effect on our business, financial condition and results of operations.

Moreover, even if we ultimately prevail in any such litigation, regulatory action or investigation, we could suffer significant reputational harm, which could have a material adverse effect on our business, financial condition and results of operations. In addition, increased regulatory scrutiny and any resulting investigations or proceedings could result in new legal precedents and industry-wide regulations or practices that could materially adversely affect our business, financial condition and results of operations.

The current legislative and regulatory climate with regard to financial services may adversely affect our operations.

The volume of legislative and regulatory activity relating to financial services has increased substantially in recent years. The Dodd-Frank Act could cause sweeping changes in the consumer financial services industry, and impact us. As a result, these changes may include holding our sales representatives to a heightened fiduciary standard previously inapplicable to them and limiting or eliminating the use of mandatory pre-dispute arbitration. The SEC also introduced a proposal in July 2010 to restructure and limit the payment of 12b-1 (distribution) fees by mutual fund and variable annuity issuers to selling broker-dealers. The FTC and the federal banking regulatory agencies also have promulgated or proposed new regulations relating to financial services, and we expect more regulations to be proposed. We also anticipate that the level of enforcement actions and investigations by federal regulators will increase in the foreseeable future. The same factors that have contributed to legislative, regulatory and enforcement activity at the federal level are likely to contribute to heightened legislative, regulatory and enforcement activity relating to financial services at the state and provincial level as well. If we or our sales representatives become subject to new requirements or regulations, it could result in increased litigation, regulatory risks, changes to our business model, a decrease in the number of our securities licensed representatives or a reduction in the products we offer to our clients or the profits we earn, which could have a material adverse effect on our business, financial condition and results of operations.

The inability of our subsidiaries to pay dividends or make distributions or other payments to us in sufficient amounts, including due to bankruptcy or insolvency, would impede our ability to meet our obligations.

We are a holding company, and we have no significant operations. Our primary asset is the capital stock of our subsidiaries, and our primary liability is a $300.0 million note payable due March 31, 2015 bearing interest at an annual rate of 5.5% (the “Citi note”), which we issued to a wholly owned subsidiary of Citi in a corporate reorganization that occurred in connection with our initial public offering. For a description of the Citi note and the corporate reorganization, see the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations — The Transactions” beginning on page S-45 of this prospectus supplement.

We rely primarily on dividends and other payments from our subsidiaries to meet our operating costs and other corporate expenses, as well as to pay dividends to our stockholders. The ability of our subsidiaries to pay dividends to us depends on their earnings, covenants contained in future financing or other agreements and on regulatory restrictions. The ability of our insurance subsidiaries to pay dividends will further depend on their statutory surplus. If the cash we receive from our subsidiaries pursuant to dividend payments and tax sharing arrangements is insufficient for us to fund our obligations, including the Citi note, or if a subsidiary is unable to pay dividends to us, we may be required to raise cash through the incurrence of debt, the issuance of equity or the sale of assets. However, given the recent volatility in the capital markets, there is no assurance that we would be able to raise cash by these means.

The payment of dividends and other distributions to us by our insurance subsidiaries is regulated by insurance laws and regulations. The jurisdictions in which our insurance subsidiaries are domiciled impose certain restrictions on their ability to pay dividends to us. In the United States, these restrictions are based, in part, on the prior year’s statutory income and surplus. In general, dividends up to specified levels are considered ordinary and may be paid without prior approval. For example, in Massachusetts the ordinary dividend capacity for Primerica Life is based on the greater of (1) 10% of the previous year-end statutory capital and surplus or (2) the previous year’s statutory net gain from operations. Dividends in larger amounts are subject to approval by the insurance commissioner of the state of domicile. In Canada, dividends can be paid, subject to the paying insurance company continuing to meet the regulatory requirements for capital adequacy and liquidity and upon 15 days’ minimum notice to OSFI. No assurance is given that more stringent restrictions will not be adopted from time to time by jurisdictions in which our insurance subsidiaries are domiciled, and such restrictions could have the effect, under certain circumstances, of significantly reducing dividends or other amounts payable to us by our subsidiaries without prior approval by regulatory authorities. In addition, in the future, we may become subject to debt instruments or other agreements that limit our ability to pay dividends. The ability of our insurance subsidiaries to pay dividends to us is also limited by our need to maintain the financial strength ratings assigned to us by the ratings agencies.

If any of our subsidiaries were to become insolvent, liquidate or otherwise reorganize, we, as sole stockholder, will have no right to proceed against the assets of that subsidiary. Furthermore, with respect to our insurance subsidiaries, we, as sole stockholder, will have no right to cause the liquidation, bankruptcy or winding-up of the subsidiary under the applicable liquidation, bankruptcy or winding-up laws, although, in Canada, we could apply for permission to cause liquidation. The applicable insurance laws of the jurisdictions in which each of our insurance subsidiaries is domiciled would govern any proceedings relating to that subsidiary. The insurance authority of that jurisdiction would act as a liquidator or rehabilitator for the subsidiary. Both creditors of the subsidiary and policyholders (if an insurance subsidiary) would be entitled to payment in full from the subsidiary’s assets before we, as the sole stockholder, would be entitled to receive any distribution from the subsidiary, which could adversely affect our ability to pay our operating costs and other corporate expenses.

If the ability of our insurance or non-insurance subsidiaries to pay dividends or make other distributions or payments to us is materially restricted by regulatory requirements, bankruptcy or insolvency, or our need to maintain our financial strength ratings, or is limited due to operating results or other factors, it could materially adversely affect our ability to pay our operating costs and other corporate expenses.

We may incur debt or issue equity to meet our operating and regulatory capital requirements or for other purposes.

Historically, we have funded our new business capital needs from cash flows provided by premiums paid on our in-force book of term life insurance policies. As a result of the Citi reinsurance transactions, the net cash flow we retain from our existing block of term life insurance policies was reduced proportionately to the size of our retained interest. As we grow our term life insurance business by issuing new policies, we will need to fund all of the upfront cash requirements of issuing new term life policies (such as commissions payable to the sales force and underwriting expenses), which costs generally exceed premiums collected in the first year after a policy is sold. In light of these anticipated net cash outflows, there will be significant demands on our liquidity in the near- to intermediate-term as we grow the size of our retained block of term life insurance policies. Therefore, to meet our operating and regulatory requirements, we may incur debt or issue equity to fund working capital and capital expenditures or to make acquisitions and other investments. If we raise funds through the issuance of debt securities or preferred equity securities, any such debt securities or preferred equity securities issued will have liquidation rights, preferences and privileges senior to those of the holders of our common stock. If we raise funds through the issuance of equity securities, the issuance will dilute your ownership interest in us. There is no assurance that debt or equity financing will be available to us on acceptable terms, if at all. If we are not able to obtain sufficient financing, we may be unable to maintain or grow our business.

Our inability to achieve an investment-grade rating from rating agencies could restrict our ability to refinance the Citi note with terms that are acceptable.

Prior to the completion of our initial public offering, we issued to Citi the $300.0 million Citi note. This note matures on March 31, 2015, and we are obligated under the terms of the note to use commercially reasonable efforts to refinance the note at certain mutually agreeable dates, based on certain conditions. If we are unable to achieve an investment-grade rating, or are otherwise unable to refinance the note on reasonable economic terms, we may incur significantly higher interest expense or be unable to repay the Citi note in full upon maturity. See the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations —Liquidity and Capital Resources — Citi Note” beginning on page S-80 of this prospectus supplement for a description of the terms of the Citi note.

A significant change in the competitive environment in which we operate could negatively affect our ability to maintain or increase our market share and profitability.

We face competition in all of our business lines. Our competitors include financial services companies, mutual fund companies, banks, investment management firms, broker-dealers, insurance companies and direct sales companies. In many of our product lines, we face competition from competitors that have greater market share or breadth of distribution, offer a broader range of products, services or features, assume a greater level of risk, have lower profitability expectations or have higher financial strength ratings than we do. A significant change in this competitive environment could materially adversely affect our ability to maintain or increase our market share and profitability.

The loss of key personnel could negatively affect our financial results and impair our ability to implement our business strategy.

Our success substantially depends on our ability to attract and retain key members of our senior management team. The efforts, personality and leadership of our senior management team have been, and will continue to be, critical to our success. The loss of service of our senior management team due to disability, death, retirement or some other cause could reduce our ability to successfully motivate our sales representatives and implement our business plan and have a material adverse effect on our business, financial condition and results of operations. John Addison and Rick Williams, our Co-Chief Executive Officers, are well regarded by our sales representatives and have substantial experience in our business and, therefore, are particularly important to our company. Although both Messrs. Addison and Williams, as well as our other senior executives, have entered into employment agreements with us, there is no assurance that they will complete the term of their employment agreements or renew them upon expiration.

In addition, the loss of key RVPs for any reason could negatively affect our financial results and could impair our ability to attract new sales representatives. See “— Risks Related to Our Distribution Structure — Our failure to continue to attract new recruits, retain sales representatives or maintain the licensing of our sales representatives would materially adversely affect our business” beginning on page S-13 of this prospectus supplement.

If one of our significant information technology systems fails or if its security is compromised, our business, financial condition and results of operations may be materially adversely affected.

Our business is highly dependent upon the effective operation of our information technology systems, which are centered on a mainframe platform supported by servers housed at our Duluth and Roswell, Georgia sites. We rely on these systems throughout our business for a variety of functions. Our information technology systems run a variety of third-party and proprietary software, including Primerica Online (our website portal to our sales force), our insurance administration system, Virtual Base Shop (our paperless office for RVPs), TurboApps (our point-of-sale data collection tool for product/recruiting applications), our licensing decision and support system and our compensation system.

Despite the implementation of security and back-up measures, our information technology systems may be vulnerable to physical or electronic intrusions, viruses or other attacks, programming errors and similar disruptions. The failure of any one of these systems for any reason could cause significant interruptions to our operations, which could have a material adverse effect on our business, financial condition and results of operations. We retain confidential information in our information technology systems, and we rely on industry standard commercial technologies to maintain the security of those systems. Anyone who is able to circumvent our security measures and penetrate our information technology systems could access, view, misappropriate, alter, or delete information in the systems, including personally identifiable client information and proprietary business information. In addition, an increasing number of jurisdictions require that clients be notified if a security breach results in the disclosure of personally identifiable client information. Any compromise of the security of our information technology systems that results in inappropriate disclosure or use of personally identifiable client information could damage our reputation in the marketplace, deter people from purchasing our products, subject us to significant civil and criminal liability and require us to incur significant technical, legal and other expenses.

In the event of a disaster, our business continuity plan may not be sufficient, which could have a material adverse effect on our business, financial condition and results of operations.

Our infrastructure supports a combination of local and remote recovery solutions for business resumption in the event of a disaster. In the event of either a campus-wide destruction of all buildings or the inability to access our main campus in Duluth, Georgia, our business recovery plan provides for our employees to perform their work functions via a dedicated business recovery site located 25 miles from our main campus, by remote access from an employee’s home or by relocation of employees to our New York or Ontario offices. However, in the event of a full scale local or regional disaster, our business recovery plan may be inadequate, and our employees and sales representatives may be unable to carry out their work, which could have a material adverse effect on our business, financial condition and results of operations.

We may be materially adversely affected by currency fluctuations in the United States dollar versus the Canadian dollar.

In recent periods, exchange rate fluctuations have been significant. A weaker Canadian dollar relative to the U.S. dollar would result in lower levels of reported revenues, net income, assets, liabilities and accumulated other comprehensive income in our U.S. dollar financial statements. We have not historically hedged against this exposure. Significant exchange rate fluctuations between the U.S. dollar and Canadian dollar could have a material adverse effect on our financial condition and results of operations.

Risks Related to Our Relationships with Citi and Warburg Pincus

Citi’s continuing significant interest may result in conflicts of interest.

As of April 1, 2011, Citi owned approximately 39.3% of our outstanding common stock. Citi has agreed to limit its representation on our board of directors to one member. For so long as Citi owns a significant portion of our common stock, Citi may be able to influence the outcome of all corporate actions requiring stockholder approval, including the election of directors. Citi has agreed to vote its shares of our common stock in favor of directors nominated by Warburg Pincus for so long as Warburg Pincus has rights to nominate one or two directors pursuant to the terms of the Securities Purchase Agreement, by and among Citi, Primerica and private equity funds managed by Warburg Pincus LLC, dated as of February 8, 2010 (the “Securities Purchase Agreement”), whereby Citi sold to Warburg Pincus 16,412,440 share of our common stock and warrants to purchase 4,103,110 additional shares of our common stock. For a description of the private sale, see the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations — The Transactions” beginning on page S-45 of this prospectus supplement.

Under the provisions of our certificate of incorporation and the Intercompany Agreement we entered into with Citi in connection with our initial public offering (the “Intercompany Agreement”), the prior consent of Citi will be required in connection with specified corporate actions until Citi ceases to beneficially own shares of our common stock representing 20% or more of the votes entitled to be cast by the holders of our then outstanding common stock. For a description of the Intercompany Agreement, see “Related Party Transactions — Transactions with Citi in Connection with Our Initial Public Offering — Intercompany Agreement” included in our Proxy Statement on Schedule 14A, filed with the SEC on March 31, 2011 (the “2011 Proxy Statement”), which is incorporated by reference into the accompanying prospectus.

Because Citi’s interests may differ from those of other stockholders, actions that Citi may take with respect to us may not be as favorable to you as they are to Citi. Conflicts of interest may arise between us and Citi in a number of areas relating to our past and ongoing relationships.

Citi and its directors and officers will have limited liability for breach of fiduciary duty.

Our certificate of incorporation provides that, subject to any contractual provision to the contrary (including the Intercompany Agreement), Citi has no obligation to refrain from:

•	engaging in the same or similar business activities or lines of business as we do;

•	doing business with any of our clients or consumers; or

•	employing or otherwise engaging any of our officers or employees.

Under our certificate of incorporation, neither Citi nor any officer or director of Citi, except as provided in our certificate of incorporation, will be liable to us or to our stockholders for breach of any fiduciary duty by reason of any of these activities.

If Citi engages in the same type of business we conduct, our ability to successfully operate and expand our business may be hampered.

Because Citi may engage in the same activities in which we engage (subject to the terms of the Intercompany Agreement), there is a risk that we may be in direct competition with respect to insurance underwriting or distribution activities. To address these potential conflicts, we have adopted a corporate opportunity policy which is incorporated into our certificate of incorporation.

Due to Citi’s significant resources, including financial resources and name recognition, Citi could have a significant competitive advantage over us should it decide to engage in the type of business we conduct, which may cause our business to be materially adversely affected.

Our actual and pro forma financial data are not necessarily representative of the results we would have achieved as a stand-alone company and may not be a reliable indicator of our future results.

Our actual financial data do not reflect the financial condition, results of operations or cash flows we would have achieved as a stand-alone company during the periods presented or those we will achieve in the future. This is primarily the result of the following factors:

•	our actual financial data for dates as of or for periods ending on or before March 31, 2010 do not reflect the Transactions;

•

for dates as of or periods ending on or before March 31, 2010, our actual financial data reflect allocations of corporate expenses from Citi associated with information technology support, treasury, financial reporting, tax administration, human resources administration, legal, procurement and other services that may be lower than the comparable expenses we would have actually incurred as a stand-alone company;

•	our cost of debt and our capitalization may be different from that reflected in our actual financial statements for dates as of or for periods ending on or before March 31, 2010;

•

we are incurring significant costs as a result of becoming a public company, including costs related to public company reporting, investor relations and compliance with the Sarbanes-Oxley Act of 2002; and

•

the initial public offering may materially affect our client and other business relationships, including supplier relationships, and may result in the loss of preferred pricing available by virtue of our relationship with Citi.

Our financial condition and future results of operations will be materially different from amounts reflected in certain of our financial statements that appear elsewhere in this prospectus supplement. As a result of the Transactions, it may be difficult for investors to compare our future results to actual results or to evaluate our relative performance or trends in our business. For an understanding of pro forma financial statements that give effect to, among other things, the Transactions, see the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Results of Operations — 2010 Compared to 2009 — Primerica, Inc. Pro Forma Results” beginning on page S-61 of this prospectus supplement.

If Citi or Warburg Pincus sells significant equity interests in our company to a third party in a private transaction, our stockholders may not realize any change-of-control premium on shares of our common stock that such party may receive, and we may become subject to the control of a presently unknown third party.

Each of Citi and Warburg Pincus owns a significant equity interest in our company. Each of Citi and Warburg Pincus has the ability, should it choose to do so, to sell some or all of its shares of our common stock in a privately negotiated transaction, which, if sufficient in size, could result in a change of control of our company. The ability of each of Citi and Warburg Pincus to privately sell its shares of our common stock, with no requirement for a concurrent offer to be made to acquire all of the shares of our common stock, could prevent our other stockholders from realizing any change-of-control premium on their shares of our common stock that may otherwise accrue to Citi or Warburg Pincus, as the case may be, upon its private sale of our common stock. Additionally, if Citi or Warburg Pincus privately sells its significant equity interest in our company, we may become subject to the control of a presently unknown third party. Such third party may have conflicts of interest with those of other stockholders. Citi has indicated that it intends to divest its remaining interest in us as soon as is practicable, subject to market and other conditions. Subject to exceptions set forth in the Securities Purchase Agreement, Warburg Pincus has agreed not to transfer pursuant to a public sale the common stock or warrants that it acquired in the private sale or shares of our common stock issued upon exercise of such warrants until the earlier of October 7, 2011 or the reduction of Citi’s beneficial ownership in our outstanding common stock to less than 10%.

We are subject to banking regulations that may limit our business activities.

Citi’s relationship and good standing with its regulators are important to the conduct of our business. Citi is a bank holding company and a financial holding company regulated by the Board of Governors of the Federal Reserve System (the “FRB”) under the Bank Holding Company Act of 1956 (the “BHC Act”). The BHC Act imposes regulations and requirements on Citi and on any company that the FRB deems to be controlled by Citi. The regulation of Citi and its controlled companies under applicable banking laws is intended primarily for the protection of Citi’s banking subsidiaries, their depositors, the Deposit Insurance Fund of the Federal Deposit Insurance Corporation, and the banking system as a whole, rather than for the protection of stockholders or creditors of Citi or us. Because Citi owns a significant amount of our outstanding common stock, we are currently subject to regulation, supervision, examination and potential enforcement action by the FRB. So long as we are deemed to be controlled by Citi for bank regulatory purposes, we will be subject to regulation by the FRB and to most banking laws, regulations and orders that apply to Citi.

The ownership level at which the FRB would consider us no longer controlled by Citi will depend on the circumstances at that time (such as the extent of our relationships with Citi) and could be less than 5%. For so long as we are subject to the BHC Act, we generally may conduct only activities that are authorized for a financial holding company under the BHC Act, which in some cases are more restrictive than those available to us under applicable insurance regulatory requirements. There are limits on the ability of bank subsidiaries of Citi to extend credit to, or conduct other transactions with, us.

Citi and its subsidiaries are also subject to examination by various banking regulators, which results in examination reports and ratings that may adversely impact the conduct and growth of our businesses. In the United States, Citi is regulated by the Federal Reserve, Office of the Comptroller of the Currency, Office of Thrift Supervision and Federal Deposit Insurance Corporation, and we are regulated by the Federal Reserve. In Canada, we are regulated by OSFI, FINTRAC and FCAC. The FRB has broad enforcement authority over us, including the power to prohibit us from conducting any activity that, in the FRB’s opinion, is unauthorized or constitutes an unsafe or unsound practice in conducting our business. The FRB may also impose substantial fines and other penalties for violations of applicable banking laws, regulations and orders. Pursuant to the Intercompany Agreement we entered into with Citi, we agreed not to take any action or fail to take any action that would result in Citi being in non-compliance with the BHC Act or any other applicable bank regulatory law, rule, regulation, guidance, order or directive.

In addition, our business in Canada is subject to Bank Act restrictions for so long as Citi has control of us (in fact or in law). In general, these restrictions permit Citi to carry on in Canada those businesses that Canadian banks are permitted to conduct, and permit Citi to control (including by way of control in fact), or to hold a “substantial investment” in (i.e., more than 25% of the equity or, for a corporation, more than 10% of the voting power), those types of Canadian entities that Canadian banks are permitted to control or in which they are permitted to make substantial investments. Such permitted businesses and investments include most, but not all, financial service businesses, certain related businesses and, subject to limits as to size, scope and length of time held, other businesses. Implementing such business ventures may be subject to a requirement to obtain prior regulatory approval, and are subject to regulatory oversight. We may also be subject to other foreign banking laws and supervision that could affect our business, financial condition and results of operations.

Warburg Pincus may be able to exert significant influence over us, which may result in conflicts of interest with us.

As of April 1, 2011, Warburg Pincus owned approximately 22.3% of our outstanding common stock and has rights to acquire additional shares of our common stock pursuant to its exercise of warrants. Pursuant to and subject to the limitations of the Securities Purchase Agreement, including the ownership limitations, Warburg Pincus has a limited right of first offer to purchase shares of our common stock sold by Citi in the future. Warburg Pincus has agreed to waive its right to purchase the shares sold by Citi in this offering. Warburg Pincus is entitled to nominate two directors to serve on our board, which could be reduced or lost if Warburg Pincus’ ownership interest in us declines. Citi has agreed to vote its shares of our common stock in favor of the election of Warburg Pincus’ nominees to our board of directors. Furthermore, for as long as Warburg Pincus owns a significant amount of our common stock, Warburg Pincus may be able to influence the outcome of all corporate actions requiring stockholder approval, including the election of directors.

Under the provisions of the Securities Purchase Agreement, the prior consent of Warburg Pincus will be required in connection with specified corporate actions by us. In addition, for so long as it owns a significant amount of our common stock, Warburg Pincus will be entitled to preemptive type rights to purchase equity securities issued or proposed to be issued by us, which may limit our ability to access capital from other sources in a timely manner.

Because Warburg Pincus’ interests may differ from yours, actions that Warburg Pincus may take with respect to us may not be as favorable to you as they are to Warburg Pincus.

Risks Related to this Offering and Ownership of Our Common Stock

We expect that the price of our common stock will fluctuate substantially.

You should consider an investment in our common stock to be risky, and you should invest in our common stock only if you can withstand a significant loss and wide fluctuations in the market value of your investment. Some factors that may cause the market price of our common stock to fluctuate, in addition to the other risks mentioned in this section of the prospectus supplement, are:

•	our announcements or our competitors’ announcements regarding new products or services; product or service enhancements; significant contracts; acquisitions or strategic investments;

•	changes in earnings estimates or recommendations by securities analysts, if any, who cover our common stock;

•	fluctuations in our quarterly financial results or the quarterly financial results of companies perceived to be similar to us;

•

changes in our capital structure, such as future issuances of securities or the exercise of warrants; sales of large blocks of common stock by our stockholders, including Citi and Warburg Pincus; or our incurrence of additional debt;

•	reputational issues;

•	changes in general economic and market conditions in the United States and Canada;

•	changes in industry conditions or perceptions; and

•	changes in applicable laws, rules or regulations and other dynamics.

In addition, if the market for stocks in our industry, or the stock market in general, experiences a loss of investor confidence, the trading price of our common stock could decline for reasons unrelated to our business, financial condition and results of operations. If any of the foregoing occurs, it could cause our stock price to fall and may expose us to lawsuits that, even if unsuccessful, could be costly to defend and a distraction to management.

Future sales of our common stock, or the perception that such sales may occur, could depress our common stock price.

To raise additional capital, we may in the future offer additional shares of our common stock or other securities convertible into, or exchangeable for, our common stock at prices that may not be the same as the price per share in this offering. We have a shelf registration statement from which additional shares of common stock and other securities can be offered. Sales by us of a substantial number of shares of common stock or other securities after this offering, or a perception that such sales could occur, could significantly reduce the market price of our common stock.

Upon completion of this offering, Citi will own between 20.6% and 23.1% of our outstanding common stock. Citi has indicated its intention to divest its remaining interest in us as soon as is practicable, subject to market and other conditions. Our shelf registration statement will permit Citi to publicly resell its remaining shares of our common stock. We are unable to predict with certainty whether or when Citi will sell its remaining shares of our common stock after this offering. Sales by Citi of a substantial number of shares after this offering, or a perception that such sales could occur, could significantly reduce the market price of our common stock. Upon completion of this offering, except as otherwise described herein, all shares that are being offered hereby will be freely tradable without restriction, assuming they are not held by our affiliates.

We, our executive officers and directors and the selling stockholder have agreed with the underwriters that, without the prior written consent of Citigroup Global Markets Inc., we and they will not, subject to certain exceptions and extensions, during the period ending 90 days after the date of this prospectus supplement, offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend, or otherwise transfer or dispose of directly or indirectly, or enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of shares of our common stock or any securities convertible into or exercisable or exchangeable for shares of our common stock. Citigroup Global Markets Inc. may, in its sole discretion and at any time without notice, release all or any portion of the shares of our common stock subject to the lock-up. See the section entitled “Shares Eligible for Future Sale — Lock-Up Agreements” beginning on page S-122 of this prospectus supplement.

As of April 1, 2011, Warburg Pincus owned approximately 22.3% of our outstanding common stock. Future sales of these shares in the public market will be subject to the volume and other restrictions of Rule 144 under the

Securities Act for so long as Warburg Pincus is deemed to be our affiliate, unless the sale of such shares are registered under the Securities Act or are sold pursuant to another exemption under the Securities Act. We have filed a registration statement with the SEC for the public resale of shares of our common stock owned by Warburg Pincus and certain of its permitted transferees. However, subject to exceptions, Warburg Pincus has agreed not to transfer pursuant to a public sale any shares of our capital stock or warrants acquired in a private sale from Citi or shares of our common stock issued upon exercise of such warrants until the earlier of October 7, 2011 or the reduction of Citi’s beneficial ownership interest in our outstanding common stock to less than 10%. After such date, we are unable to predict with certainty whether, when or in what amounts Warburg Pincus may sell shares of our common stock. Sales by Warburg Pincus of a substantial number of shares, or a perception that such sales could occur, could significantly reduce the market price of our common stock.

We have filed a registration statement registering under the Securities Act the shares of common stock reserved for issuance in respect of certain incentive awards to our officers, employees and sales representatives. If any of these holders causes a large number of securities to be sold in the public market, the sales could reduce the trading price of our common stock. These sales also could impede our ability to raise future capital. See the section entitled “Shares Eligible for Future Sale” beginning on page S-121 of this prospectus supplement for a more detailed description of the shares of our common stock that will be available for future sales.

Provisions in our certificate of incorporation and bylaws, of Delaware corporate law and of state and Canadian insurance law may prevent or delay an acquisition of us, which could decrease the trading price of our common stock.

Our certificate of incorporation and bylaws contain provisions that are intended to deter coercive takeover practices and inadequate takeover bids and to encourage prospective acquirers to negotiate with our board of directors rather than to attempt a hostile takeover. These provisions include:

•	a board of directors that is divided into three classes with staggered terms;

•	action by written consent of stockholders may only be taken by holders of all our shares of common stock;

•	rules regarding how our stockholders may present proposals or nominate directors for election at stockholder meetings;

•	the right of our board of directors to issue preferred stock without stockholder approval; and

•	limitations on the right of stockholders to remove directors.

Delaware law also imposes some restrictions on mergers and other business combinations between us and any holder of 15% or more of our outstanding common stock. For more information, read the section entitled “Description of Capital Stock — Anti-Takeover Effects of Provisions of Our Certificate of Incorporation and Bylaws, and of Delaware Law” beginning on page 3 of the accompany prospectus. We believe that these provisions protect our stockholders from coercive or otherwise unfair takeover tactics by requiring potential acquirers to negotiate with our board of directors and by providing our board of directors with more time to assess any acquisition proposal. These provisions are not intended to make us immune from takeovers. However, these provisions apply even if the offer may be considered beneficial by some stockholders and could delay or prevent an acquisition that our board of directors determines is not in our best interests and that of our stockholders. We have agreed with Warburg Pincus in the Securities Purchase Agreement to exempt Warburg Pincus, and any permitted transferee that receives at least 10% of our outstanding common stock, from the anti-takeover provisions of Delaware law, to the extent of our ability to do so. We also have agreed not to institute a stockholder rights plan that limits the ability of Warburg Pincus, or of any permitted transferee that receives at least 10% of our outstanding common stock, from acquiring additional shares of our common stock other than the ownership limits described in “Related Party Transactions — Transactions with Warburg Pincus in Connection with the Securities Purchase Agreement — Standstill” included in the 2011 Proxy Statement, which is incorporated by reference into the accompanying prospectus.

The insurance laws and regulations of Massachusetts, the jurisdiction in which our principal insurance subsidiary, Primerica Life, is organized, may delay or impede a business combination involving us. The Massachusetts Insurance Law prohibits any person from acquiring control of us, and thus indirect control of Primerica Life, without the prior approval of the Massachusetts Commissioner of Insurance. That law presumes that control exists where any person, directly or indirectly, owns, controls, holds the power to vote or holds proxies representing 10% or more of our outstanding voting stock, unless the Massachusetts Commissioner, upon application, determines otherwise. Even persons who do not acquire beneficial ownership of more than 10% of the outstanding shares of our common stock may be deemed to have acquired such control, if the Massachusetts Commissioner determines that such persons, directly or indirectly, exercise a controlling influence over our management or our policies. Therefore, any person seeking to acquire a controlling interest in us would face regulatory obstacles which may delay, deter or prevent an acquisition that stockholders might consider in their best interests. New York, the domiciliary jurisdiction of NBLIC, has similar insurance laws regarding a change of control. Moreover, under Canadian federal insurance law, the consent of the Minister of Finance is required in order for anyone to acquire direct or indirect control, including control in fact, of our Canadian insurance subsidiary, Primerica Life Canada, or to acquire, directly or through any controlled entity or entities, a significant interest (i.e., more than 10%) of any class of its shares. These laws could also delay or impede a business combination involving us that some or all of our stockholders might consider to be desirable.

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS

Investors are cautioned that certain statements contained in this prospectus supplement and the accompanying prospectus are “forward-looking” statements. Forward-looking statements include, without limitation, any statement that may project, indicate or imply future results, events, performance or achievements, and may contain the words “expect,” “intend,” “plan,” “anticipate,” “estimate,” “believe,” “will be,” “will continue,” “will likely result,” and similar expressions, or future conditional verbs such as “may,” “will,” “should,” “would,” and “could.” In addition, any statement concerning future financial performance (including future revenues, earnings or growth rates), ongoing business strategies or prospects, and possible actions taken by us or our subsidiaries are also forward-looking statements. These forward-looking statements contained in this prospectus supplement are based upon information available to us on the date of this prospectus supplement. These forward-looking statements involve external risks and uncertainties, including, but not limited to, those described in the section entitled “Risk Factors” beginning on page S-13 of this prospectus supplement and elsewhere in this prospectus supplement, the accompanying prospectus, our reports filed from time to time with the SEC, which are incorporated by reference into this prospectus supplement, as the same may be amended, supplemented or superseded from time to time by our filings under the Exchange Act, or any other prospectus supplement.

Forward-looking statements are based on current expectations and projections about future events and are inherently subject to a variety of risks and uncertainties, many of which are beyond the control of our management team. All forward-looking statements in this prospectus supplement, the accompanying prospectus, the documents incorporated by reference into this prospectus supplement and the accompanying prospectus, and subsequent written and oral forward-looking statements attributable to us, or to persons acting on our behalf, are expressly qualified in their entirety by these risks and uncertainties. These risks and uncertainties include, among others:

•	our failure to continue to attract new recruits, retain sales representatives, or maintain the licensing of our sales representatives;

•	changes to the independent contractor status of our sales representatives;

•	our or our sales representatives’ violation of or non-compliance with laws and regulations;

•	our failure to protect the confidentiality of client information;

•	differences between our actual experience and our expectations regarding mortality, persistency, expenses and investment yields as reflected in the pricing for our insurance policies;

•	the occurrence of a catastrophic event that causes a large number of premature deaths of our insureds;

•

changes in, or non-compliance with, federal and state legislation and regulation, including the Dodd-Frank Act and other legislation or regulation that affects our insurance, investment product and loan businesses;

•	our failure to meet RBC standards or other minimum capital and surplus requirements;

•	a downgrade or potential downgrade in our insurance subsidiaries’ financial strength ratings;

•	the effects of credit deterioration and interest rate fluctuations on our invested asset portfolio;

•	incorrectly valuing our investments;

•	inadequate or unaffordable reinsurance or the failure of our reinsurers to perform their obligations;

•	recent changes in accounting for deferred policy acquisition costs of insurance entities and other changes in accounting standards;

•	the failure of our investment products to remain competitive with other investment options;

•	heightened standards of conduct or more stringent licensing requirements for our sales representatives;

•	inadequate policies and procedures regarding suitability review of client transactions;

•	the failure of, or legal challenges to, the support tools we provide to our sales force;

•	the inability of our subsidiaries to pay dividends or make distributions;

•	the effects of a delay in the recovery of the U.S. and Canadian economies;

•	our ability to generate and maintain a sufficient amount of capital;

•	our non-compliance with the covenants of the Citi Note;

•	legal and regulatory investigations and actions concerning us or our sales representatives;

•	the competitive environment;

•	the loss of key personnel;

•	the failure of our information technology systems, breach of our information security or failure of our business continuity plan;

•	fluctuations in Canadian currency exchange rates;

•	conflicts of interests due to Citi’s significant interest in us, Warburg Pincus’ significant interest in us and the limited liability of Citi’s directors and officers for breach of fiduciary duty;

•	engagement by Citi in the same type of businesses that we conduct; and

•	substantial fluctuation in the price of our common stock, the future sale of our common stock or the perception that such a sale could occur.

Developments in any of these areas could cause actual results to differ materially from those anticipated or projected or cause a significant reduction in the market price of our common stock.

We caution you that the foregoing list of risks and uncertainties may not contain all of the risks and uncertainties that are important to you. In addition, in light of these risks and uncertainties, the matters referred to in the forward-looking statements contained in this prospectus supplement and the accompanying prospectus may not in fact occur. Accordingly, you should not place undue reliance on these statements. We undertake no obligation to publicly update or revise any forward-looking statement as a result of new information, future events or otherwise, except as otherwise required by law.

USE OF PROCEEDS

We will not receive any proceeds from the sale of shares of our common stock being offered hereby. All of the net proceeds from this offering will be received by Citi.

PRICE RANGE OF COMMON STOCK

Our common stock is principally traded on the NYSE under the trading symbol “PRI.” The quarterly high and low sales prices for our common stock, as reported on the NYSE for the periods since our initial public offering on April 1, 2010, as well as dividends paid per quarter were as follows:

	High	Low	Dividends
2011
2nd quarter (through April 11, 2011)	$25.64	$23.74	*
1st quarter	26.20	24.18	$0.01

2010
4th quarter	$25.48	$20.30	$0.01
3rd quarter	23.78	19.74	0.01
2nd quarter	25.89	18.61	n/a

*	Not yet declared.

On April 11, 2011, the last reported sale price of our common stock on the NYSE was $24.03 per share. As of March 31, 2011, we had 35 holders of record of our common stock.

DIVIDEND POLICY

In connection with the Transactions, we paid dividends to Citi of $3.49 billion in 2010. Prior to completion of our initial public offering, we distributed all of the issued and outstanding capital stock of Prime Re to Citi. Following our initial public offering, we also paid quarterly dividends to stockholders (including Citi and Warburg Pincus) of approximately $1.5 million in 2010. During 2009, we declared dividends to Citi of $205.4 million.

We currently expect to continue to pay quarterly cash dividends to holders of our common stock, subject to the discretion of our board of directors and dependent on a variety of factors, including our financial condition, earnings, legal requirements and other factors that the board of directors deems relevant. Our payment of cash dividends is at the discretion of our board of directors in accordance with applicable law after taking into account various factors, including our financial condition, operating results, current and anticipated cash needs and plans for growth. Under Delaware law, we can only pay dividends either out of surplus, which is defined as total assets at fair market value minus total liabilities, minus the aggregate par value of our outstanding stock, or out of the current or the immediately preceding year’s earnings. Therefore, no assurance is given that we will continue to pay any dividends to our common stockholders or as to the amount of any such dividends.

We are a holding company, and we have no operations. Our primary asset is the capital stock of our operating subsidiaries, and our primary liability is the $300.0 million promissory note held by Citi. The states in which our U.S. insurance subsidiaries are domiciled impose certain restrictions on our insurance subsidiaries’ ability to pay dividends to us. These restrictions are based in part on the prior year’s statutory income and surplus. In general, dividends up to specified levels are considered ordinary and may be paid without prior approval. Dividends in larger amounts are considered extraordinary and are subject to approval by the insurance commissioner of the state of domicile. Our Canadian subsidiary can pay dividends subject to meeting regulatory requirements for capital adequacy and liquidity with appropriate minimum notice to OSFI. No assurance is given that more stringent restrictions will not be adopted from time to time by states in which our insurance subsidiaries are domiciled, and such restrictions could have the effect, under certain circumstances, of significantly reducing dividends or other amounts payable to us by our subsidiaries without affirmative prior approval by state regulatory authorities. In addition, in the future, we may become subject to debt instruments or other agreements that limit our ability to pay dividends. See the section entitled “Business — Regulation — Regulation of Insurance Products — Insurance Holding Company Regulation; Limitations on Dividends” beginning on page S-106 of this prospectus supplement.

CAPITALIZATION

The information presented below should be read in conjunction with the sections entitled “Selected Financial Data” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” beginning on pages S-43 and S-45, respectively, of this prospectus supplement and with our consolidated and combined financial statements and related notes included in the 2010 Annual Report, which is incorporated by reference into the accompanying prospectus. Set forth below are our cash and cash equivalents and our capitalization as of December 31, 2010.

As of December 31, 2010
(In thousands)
Cash and cash equivalents	$126,038

Long–term debt:
Note payable	$300,000

Stockholders’ equity:
Common stock, par value $0.01 per share. Authorized — 500,000 shares; issued and outstanding — 72,843 shares	728
Paid-in capital	883,168
Retained earnings	395,057
Accumulated other comprehensive income	152,539

Total stockholders’ equity	1,431,492

Total capitalization	$1,731,492

SELECTED FINANCIAL DATA

The selected financial data should be read in conjunction with the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” beginning on page S-45 of this prospectus supplement and with our consolidated and combined financial statements and related notes included in the 2010 Annual Report, which is incorporated by reference into the accompanying prospectus.

The selected statements of income data may not be indicative of the revenues and expenses that would have existed or resulted if we had operated independently of Citi. Similarly, the selected balance sheet data as of and prior to December 31, 2009 may not be indicative of the assets and liabilities that would have existed or resulted if we had operated independently of Citi. The selected financial data are not necessarily indicative of the financial position or results of operations as of any future date or for any future period.

The Transactions have and will continue to result in financial performance that is materially different from that reflected in the financial data that appear elsewhere in this prospectus supplement and are incorporated by reference into this prospectus supplement and the accompanying prospectus. Due to the timing of the Transactions and their impact on our financial position and results of operations, year-over-year comparisons of our financial position and results of operations will reflect significant non-comparable accounting transactions and account balances. For a description of the Transactions and the timing of their implementation, see the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations — The Transactions” beginning on page S-45 of this prospectus supplement.

	Year ended December 31,
	2010	2009	2008 (1)	2007	2006
	(In thousands, except per-share amounts)
Statements of income data
Revenues:
Direct premiums	$2,181,074	$2,112,781	$2,092,792	$2,003,595	$1,898,419
Ceded premiums	(1,450,367)	(610,754)	(629,074)	(535,833)	(496,061)

Net premiums	730,707	1,502,027	1,463,718	1,467,762	1,402,358
Net investment income	165,111	351,326	314,035	328,609	318,853
Commissions and fees	382,940	335,986	466,484	545,584	486,145
Realized investment gains (losses), including OTTI	34,145	(21,970)	(103,480)	6,527	8,746
Other, net	48,960	53,032	56,187	41,856	37,962

Total revenues	1,361,863	2,220,401	2,196,944	2,390,338	2,254,064

Benefits and expenses:
Benefits and claims	317,703	600,273	938,370	557,422	544,556
Amortization of deferred policy acquisition costs	168,035	381,291	144,490	321,060	284,787
Insurance commissions	19,904	34,388	23,932	28,003	26,171
Insurance expenses	75,503	148,760	141,331	137,526	126,843
Sales commissions	179,924	162,756	248,020	296,521	265,662
Interest expense	20,872	—	—	—	—
Goodwill impairment	—	—	194,992	—	—
Other operating expenses	180,779	132,978	152,773	136,634	127,849

Total benefits and expenses	962,720	1,460,446	1,843,908	1,477,166	1,375,868

Income before income taxes	399,143	759,955	353,036	913,172	878,196
Income taxes	141,365	265,366	185,354	319,538	276,244

Net income	$257,778	$494,589	$167,682	$593,634	$601,952

Earnings per share — basic (2)	$3.43	n/a	n/a	n/a	n/a

Earnings per share — diluted (2)	$3.40	n/a	n/a	n/a	n/a

Dividends per common share	$.02	n/a	n/a	n/a	n/a

	December 31,
	2010	2009(3)	2008(1)(3)	2007(3)	2006(3)
	(In thousands)
Balance sheet data
Investments	$2,153,584	$6,471,448	$5,355,458	$5,494,495	$5,583,813
Cash and cash equivalents	126,038	602,522	302,354	625,350	239,103
Due from reinsurers	3,731,634	867,242	838,906	831,942	825,031
Deferred policy acquisition cost	853,211	2,789,905	2,727,422	2,510,045	2,408,444
Total assets	9,884,306	13,715,144	11,515,027	13,015,411	11,604,421
Future policy benefits	4,409,183	4,197,454	4,023,009	3,650,192	3,616,930
Note payable	300,000	—	—	—	—
Total liabilities	8,452,814	8,771,371	7,403,041	8,235,446	7,120,956
Stockholders’ equity	1,431,492	4,943,773	4,111,986	4,779,965	4,483,465

(1)	Includes a $191.7 million pre-tax charge due to a change in our deferred policy acquisition costs and reserve estimation approach implemented as of December 31, 2008.
(2)	Calculated on a pro forma basis using weighted-average shares, including the shares following our April 1, 2010 corporate reorganization as though they had been issued and outstanding on January 1, 2010.
(3)	Total assets and total liabilities have been adjusted to reflect the immaterial error correction relating to our securities lending program.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Management’s Discussion and Analysis of Financial Condition and Results of Operations (“MD&A”) is intended to inform the reader about matters affecting the financial condition and results of operations of Primerica, Inc. (the “Parent Company”) and its subsidiaries (collectively, the “Company”) for the three-year period ended December 31, 2010. As a result, the following discussion should be read in conjunction with the audited consolidated and combined financial statements and notes that are included herein. This discussion contains forward-looking statements that constitute our plans, estimates and beliefs. These forward-looking statements involve numerous risks and uncertainties, including those discussed in the section entitled “Risk Factors” beginning on page S-13 of this prospectus supplement. Actual results may differ materially from those contained in any forward-looking statements.

This MD&A is divided into the following sections:

•	The Transactions

•	Business Trends and Conditions

•	Factors Affecting Our Results

•	Critical Accounting Estimates

•	Results of Operations

•	Financial Condition

•	Liquidity and Capital Resources

The Transactions

We refer to the corporate reorganization, the reinsurance transactions, the concurrent transactions and the private sale described below collectively as the “Transactions.” We believe the Transactions gave us the opportunity to fold our years of experience, expertise and innovation into an organization with a more streamlined balance sheet.

The corporate reorganization.    We were incorporated in Delaware in October 2009 by Citi to serve as a holding company for the life insurance and financial product distribution businesses that we have operated for more than 30 years. At such time, we issued 100 shares of common stock to Citi. These businesses, which prior to April 1, 2010, were wholly owned indirect subsidiaries of Citi, were transferred to us in a reorganization pursuant to which we issued to a wholly owned subsidiary of Citi (i) 74,999,900 shares of our common stock (of which 24,564,000 shares of common stock were subsequently sold by Citi in our initial public offering completed in April 2010; 16,412,440 shares of common stock were subsequently sold by Citi in mid-April 2010 to private equity funds managed by Warburg Pincus LLC for a purchase price of $230.0 million in a private sale; and 5,021,412 shares of common stock were immediately contributed back to us for equity awards granted to our employees and sales force leaders in connection with our initial public offering), (ii) warrants to purchase from us an aggregate of 4,103,110 shares of our common stock (which were transferred by Citi to Warburg Pincus pursuant to the private sale), and (iii) the Citi note, a $300.0 million note payable due on March 31, 2015 bearing interest at an annual rate of 5.5%. Prior to April 1, 2010, we had no material assets or liabilities. Upon completion of the Transactions, our primary asset is the capital stock of our operating subsidiaries and our primary liability is the Citi note.

The reinsurance transactions.    In March 2010, we entered into coinsurance agreements (the “Citi reinsurance agreements”) with two affiliates of Citi and Prime Re, then a wholly owned subsidiary of Primerica

Life (collectively the “Citi reinsurers”). We refer to the execution of these agreements as the “Citi reinsurance transactions.” Under these agreements, we ceded between 80% and 90% of the risks and rewards of our term life insurance policies that were in force at year-end 2009. We also transferred to the Citi reinsurers the account balances in respect of the coinsured policies and approximately $4.0 billion of assets to support the statutory liabilities assumed by the Citi reinsurers, and we distributed to Citi all of the issued and outstanding common stock of Prime Re. As a result, the Citi reinsurance transactions reduced the amount of our capital and substantially reduced our insurance exposure. We retained our operating platform and infrastructure and continue to administer all policies subject to these coinsurance agreements.

The concurrent transactions.    During the first quarter of 2010, we declared distributions to Citi of approximately $703 million. We also recognized the income attributable to the policies underlying the Citi reinsurance transactions as well as the income earned on the invested assets backing the reinsurance balances and the extraordinary dividends declared in the first quarter. These items were reflected in the statement of income for the three months ended March 31, 2010. Furthermore, because the Citi reinsurance transactions were given retroactive effect back to January 1, 2010, we recognized a return of capital on our balance sheet for the income earned on the reinsured policies during the three months ended March 31, 2010.

In April 2010, we completed the following additional concurrent transactions:

•	we completed an initial public offering of our common stock by Citi pursuant to the Securities Act and our stock began trading under the trading symbol “PRI” on the NYSE;

•

we issued equity awards for 5,021,412 shares of our common stock to certain of our employees, including our officers, and certain of our sales force leaders, including 221,412 shares which were issued upon conversion of existing equity awards in Citi shares that had not yet fully vested; and

•	Citi accelerated vesting of certain existing Citi equity awards triggered by our initial public offering and the private sale.

Additionally, we made elections with an effective date of April 1, 2010 under Section 338(h)(10) of the Internal Revenue Code of 1986, as amended (the “Code”), which resulted in reductions to stockholders’ equity of $172.5 million and corresponding adjustments to deferred tax balances.

During the first quarter of 2010, our federal income tax return was included as part of Citi’s consolidated federal income tax return. On March 30, 2010, in anticipation of our corporate reorganization, we entered into a tax separation agreement with Citi. In accordance with the tax separation agreement, Citi will be responsible for and shall indemnify and hold the Company harmless from and against any consolidated, combined, affiliated, unitary or similar federal, state or local income tax liability with respect to the Company for any taxable period ending on or before April 7, 2010, the closing date of our initial public offering.

The private sale.    In February 2010, Citi entered into the Securities Purchase Agreement pursuant to which, in mid-April 2010, Citi sold to Warburg Pincus 16,412,440 shares of our common stock and warrants to purchase from us 4,103,110 additional shares of our common stock. The warrants have a seven-year term and an exercise price of $18.00 per share.

Period-over-period comparability.    Due to the timing of these transactions and their impact on our financial position and results of operations, period-over-period comparisons of our financial position and results of operations will reflect significant non-comparable accounting transactions and account balances. The most significant accounting transaction was the reinsurance transactions described above, which affected both the size and composition of our balance sheet and statement of income. Additionally, the corporate reorganization and the concurrent transactions had a significant impact on the composition of our balance sheet. As a result, our December 31, 2010 balance sheet was significantly smaller than our December 31, 2009 balance sheet and our statement of income for the year ended December 31, 2010 presents income that is significantly lower than in 2009 and 2008.

From a balance sheet perspective, the Transactions impacted investments, cash and cash equivalents, accrued investment income, premiums and other receivables, due from reinsurers, due from affiliates, DAC, deferred tax assets, note payable, deferred tax liabilities, other liabilities, common stock, paid-in capital, retained earnings and accumulated other comprehensive income.

From a statement of income perspective, the Transactions impacted ceded premiums, net premiums, net investment income, benefits and claims, amortization of DAC, insurance commissions, insurance expenses, interest expense and income taxes. Actual results for periods ended prior to April 1, 2010 will not be indicative of or comparable to future actual results. Furthermore, actual results for the year ended December 31, 2010 will not be comparable to results in future years as they are affected by the inclusion of three months of operations prior to the Transactions. Actual results for the years ended December 31, 2009 and 2008, will not be comparable to results in future years as they reflect operations prior to the Transactions.

Business Trends and Conditions

The relative strength and stability of financial markets and economies in the United States and Canada affect our growth and profitability. Our business is, and we expect will continue to be, influenced by a number of industry-wide and product-specific trends and conditions.

Economic conditions, including high unemployment levels and low levels of consumer confidence, influence investment and spending decisions by middle income consumers, who are generally our primary clients. These conditions and factors also impact prospective recruits’ perceptions of the business opportunity that becoming a Primerica sales representative offers, which can drive or dampen recruiting. Consumer spending and borrowing levels remain under pressure, as consumers take a more conservative financial posture including reevaluating their savings and debt management plans. As overall market and economic conditions have improved from the lows experienced during the recent economic downturn, sales and the value of consumer investment products across a wide spectrum of asset classes have improved. The effects of these trends and conditions on our 2010 operations are summarized below.

Recruiting and Sales Representatives.    For the year ended December 31, 2010, recruiting increased to 231,390 new recruits from 221,920 in 2009, largely due to the recruiting boost we experienced in the second quarter of 2010 as a result of enthusiasm generated by our initial public offering. The size of our life-licensed sales force declined to 94,850 sales representatives as of December 31, 2010 from 99,785 sales representatives at December 31, 2009 as licensing and non-renewals experienced downward pressure in the difficult economic environment.

Term Life Insurance Product Sales.    Sales of our term life insurance products have declined in line with term life insurance industry trends and with the year-over-year decline in the size of our sales force noted above. We issued 223,514 new policies in 2010, compared with 233,837 new policies in 2009.

Term Life Insurance Face Amount In Force.    Total face amount in force increased to $656.79 billion as of December 31, 2010, compared with $650.20 billion a year ago. Persistency has improved versus prior years, but is still below historical norms. The average face amount for newly issued policies was $267,000 in 2010, compared with $282,100 in 2009. The increase in total face in force was largely due to the stronger Canadian dollar and improved persistency. These drivers were partially offset by a decline in the average face amount of our newly issued policies.

Investment and Savings Product Sales.    Investment and savings products sales were higher in 2010, totaling $3.62 billion, compared with $3.01 billion in 2009. We believe the increase in sales reflects the demand for our products as a result of improving financial market conditions.

Asset Values in Client Accounts.    The assets in our clients’ accounts are invested in diversified funds consisting mainly of U.S. and Canadian equity and fixed-income securities. The average value of assets in client accounts in 2010 increased to $31.91 billion, from $26.85 billion in 2009 primarily as a result of general market conditions, which have continued to improve since the second half of 2009, and client demand for our products during 2010.

Invested Asset Portfolio Size and Yields.    Our portfolio continues to reflect strong market value gains as interest rates and spreads continue to remain below recent historical levels. As of December 31, 2010, our invested assets, excluding policy loans and cash, had a cost or amortized cost basis of $1.95 billion and a net unrealized gain of $157.4 million, compared with $6.20 billion at cost or amortized cost and net unrealized gain of $243.5 million at December 31, 2009. Our portfolio during the last nine months of 2010 was substantially smaller than our December 31, 2009 portfolio and was composed of a different mix of invested assets primarily due to our corporate reorganization (see the section entitled “— The Transactions,” the section entitled “— Financial Condition - Investments” and Note 4 to our consolidated and combined financial statements included in the 2010 Annual Report, which is incorporated by reference into the accompanying prospectus). Net investment income was $165.1 million in 2010, compared with $351.3 million in 2009. On a pro forma basis, after giving effect to the Transactions, net investment income declined to $110.4 million in 2010, from $118.3 in 2009 largely due to a lower interest rate environment in 2010 (see the section entitled “— Results of Operations — 2010 Compared to 2009 — Primerica, Inc. Pro Forma Results” beginning on page S-61 of this prospectus supplement).

Factors Affecting Our Results

Term Life Insurance Segment

Our Term Life Insurance segment results are primarily driven by sales, accuracy of our pricing assumptions, reinsurance, investment income and expenses.

Sales and policies in force.    Sales of new term policies and the size and characteristics of our in-force book of policies are vital to our results over the long term. Premium revenue is recognized as it is earned over the term of the policy and acquisition expenses are generally deferred and amortized ratably with the level premiums of the underlying policies. However, because we incur significant cash outflows at or about the time policies are issued, including the payment of sales commissions and underwriting costs, changes in life insurance sales volume will have a more immediate effect on our cash flows.

Historically, we have found that while sales volume of term life insurance products between any given fiscal periods may vary based on a variety of factors, the productivity of our individual sales representatives remains within a relatively narrow range and, consequently, our sales volume over the longer term generally correlates to the size of our sales force.

The average number of licensed term life insurance sales representatives and the number of term life insurance policies issued, as well as the average monthly rate of new policies issued per licensed sales representative were as follows:

	Year ended December 31,
	2010	2009	2008
Average number of life-licensed insurance sales representatives	96,840	100,569	99,361
Number of new policies issued	223,514	233,837	241,173
Average monthly rate of new policies issued per licensed sales representative	0.19x	0.19x	0.20x

Our ability to increase the size of our sales force is largely based on the success of our recruiting efforts and our ability to train and motivate recruits to obtain licenses to sell life insurance. We believe that recruitment levels are an important advance indicator of sales force trends, and growth in recruiting is usually indicative of future growth in the overall size of the sales force. However, because new recruits may not obtain the requisite licenses, recruiting results do not always result in proportionate increases in the size of our licensed sales force.

Pricing assumptions.    Our pricing methodology is intended to provide us with appropriate profit margins for the risks we assume. We determine pricing classifications based on the coverage sought, such as the size and term of the policy, and certain policyholder attributes, such as age and health. In addition, we utilize unisex rates for our term life insurance policies. The pricing assumptions that underlie our rates are based upon our best estimates of mortality, persistency and investment yield rates at the time of issuance, sales force commission rates, issue and underwriting expenses, operating expenses and the characteristics of the insureds, including sex, age, underwriting class, product and amount of coverage. Our results will be affected to the extent there is a variance between our pricing assumptions and actual experience.

•

Persistency.    We use historical experience to estimate pricing assumptions for persistency rates. Persistency is a measure of how long our insurance policies stay in force. As a general matter, persistency that is lower than our pricing assumptions adversely affects our results over the long term because we lose the recurring revenue stream associated with the policies that lapse. Determining the near- term effects of changes in persistency is more complicated. When persistency is lower than our pricing assumptions, we must accelerate the amortization of DAC. The resultant increase in amortization expense is offset by a corresponding release of reserves associated with lapsed policies, which causes a reduction in benefits and claims expense. The reserves associated with any given policy will change over the term of such policy. As a general matter, reserves are lowest at the inception of a policy term and rise steadily to a peak before declining to zero at the expiration of the policy term. Accordingly, depending on when the lapse occurs in relation to the overall policy term, the reduction in benefits and claims expense may be greater or less than the increase in amortization expense and, consequently, the effects on earnings for a given period could be positive or negative. Persistency levels are meaningful to our results to the extent actual experience deviates from the persistency assumptions used to price our products.

•

Mortality.    We use historical experience to estimate pricing assumptions for mortality. Our profitability is affected to the extent actual mortality rates differ from those used in our pricing assumptions. We mitigate a significant portion of our mortality exposure through reinsurance. Variances between actual mortality experience and the assumptions and estimates used by our reinsurers affect the cost and potentially the availability of reinsurance.

•

Investment Yields.    We generally use a level investment yield rate which reflects yields currently available. Both the DAC asset and the reserve liability increase with the assumed investment yield rate. Since the DAC asset is higher than the reserve liability in the early years of a policy, a lower assumed investment yield will result in lower profits. In the later years, when the reserve liability is higher than the DAC asset, a lower assumed investment yield will result in higher profits. Actual investment yields will impact the net investment income allocated to the Term Life Insurance segment, but will not impact the DAC asset or reserve liability.

Reinsurance.    We use reinsurance extensively, which has a significant effect on our results of operations. In evaluating our comparative results, it is important to understand and consider the relative levels and mix of reinsurance treaties in effect during each of the comparative periods. As of December 31, 2010, the percentage of reinsured life insurance in force was 90.7%, compared with 64.5% a year ago. The significant increase in reinsured life insurance was primarily a result of the Citi reinsurance transactions.

Since the mid-1990s, we have reinsured between 60% and 90% of the mortality risk on our U.S. term life insurance policies on a YRT basis. We have not generally reinsured the mortality risk on Canadian term life insurance polices. YRT reinsurance permits us to fix future mortality exposure at contractual rates by policy class. To the extent actual mortality experience is more or less favorable than the contractual rate, the reinsurer will earn incremental profits or bear the incremental cost, as applicable. In contrast to coinsurance, which is intended to eliminate all risks (other than counterparty risk of the reinsurer) and rewards associated with a specified percentage of the block of policies subject to the reinsurance arrangement, the YRT reinsurance arrangements we enter into are intended only to reduce volatility associated with variances between estimated and actual mortality rates.

On March 31, 2010, we entered into various reinsurance agreements with the Citi reinsurers to reinsure our term life insurance policies that were in force at year-end 2009 as part of our corporate reorganization.

We may alter our reinsurance practices at any time due to the unavailability of YRT reinsurance at attractive rates or the availability of alternatives to reduce our risk exposure. We expect to continue to use YRT reinsurance at or near historical levels.

The effect of our reinsurance arrangements on ceded premiums and benefits and claims on our statement of income follows:

•

Ceded premiums.    Ceded premiums are the premiums we pay to reinsurers. These amounts are deducted from the direct premiums we earn to calculate our net premium revenues. Similar to direct premium revenues, ceded coinsurance premiums remain level over the initial term of the insurance policy. Ceded YRT premiums increase over the period that the policy has been in force. Accordingly, ceded YRT premiums generally constitute an increasing percentage of direct premiums over the policy term.

•	Benefits and claims. Benefits and claims include incurred claim amounts and changes in future policy benefit reserves. Reinsurance reduces incurred claims in direct proportion to the percentage ceded.

•	Amortization of DAC. Amortization of DAC is reduced on a pro-rata basis for the business coinsured with Citi. There is no impact on amortization of DAC associated with our YRT contracts.

•	Acquisition and operating expenses. Acquisition and operating expenses are reduced by the allowances received from coinsurance, including the business reinsured with Citi.

We presently intend to continue ceding approximately 90% of our U.S. mortality risk other than the Citi reinsurance transactions.

Allocated net investment income.    Term Life Insurance segment net investment income is composed of two elements: allocated net investment income and the market return associated with the deposit asset underlying the 10% reinsurance agreement we executed in connection with the Transactions. We allocate net investment income based on the book value of the invested assets allocated to the Term Life Insurance segment compared to the book value of the Company’s total invested assets. Net investment income is also impacted by the performance of our invested asset portfolio and the market return on the deposit asset which can be affected by interest rates, credit spreads and the mix of invested assets.

Expenses.    Results are also affected by variances in client acquisition, maintenance and administration expense levels.

Investment and Savings Products Segment

Our Investment and Savings Products segment results are primarily driven by sales, the value of assets in client accounts for which we earn ongoing service and distribution fees and the number of fee generating accounts we administer.

Sales.    We earn commissions and fees, such as dealer re-allowances, and marketing and support fees, based on sales of mutual fund products and annuities. Sales of investment and savings products are influenced by the overall demand for investment products in the United States and Canada, as well as by the size and productivity of our sales force. We generally experience seasonality in our Investment and Savings Products segment results due to our high concentration of sales of retirement account products. These accounts are typically funded in February through April, coincident with the tax return preparation season. While we believe the size of our sales force is a factor in driving sales volume in this segment, there are a number of other variables, such as economic and market conditions that may have a significantly greater effect on sales volume in any given fiscal period.

Asset values in client accounts.    We earn marketing and distribution fees (trail commissions or, with respect to U.S. mutual funds, 12b-1 fees) on mutual fund, annuity and segregated funds products based on asset values in client accounts. Our investment and savings products primarily consist of funds composed of equity securities. Asset values are influenced by new product sales, ongoing contributions to existing accounts, redemptions and changes in equity markets, net of expenses.

Accounts.    We earn recordkeeping fees for administrative functions we perform on behalf of several of our mutual fund providers and custodial fees for services as a non-bank custodian for certain of our mutual fund clients’ retirement plan accounts.

Sales mix.    While our investment and savings products all have similar long-term earnings characteristics, our results in a given fiscal period will be affected by changes in the overall mix of products within these broad categories. Examples of changes in the sales mix that influence our results include the following:

•

sales of a higher proportion of mutual fund products of the several mutual fund families for which we act as recordkeeper will generally increase our earnings because we are entitled to recordkeeping fees on these accounts;

•

sales of variable annuity products in the United States will generate higher revenues in the period such sales occur than sales of other investment products that either generate lower upfront revenues or, in the case of segregated funds, no upfront revenues;

•	sales and administration of a higher proportion of mutual funds that enable us to earn marketing and support fees will increase our revenues and profitability; and

•	sales of a higher proportion of retirement products of several mutual fund families will tend to result in higher revenue generation due to our ability to earn custodial fees on these accounts.

The product sales that generate sales-based revenues, average account values of accounts that generate account-based revenue and the average number of fee-generating accounts that generate account-based revenues were as follows:

	Year ended December 31,
	2010	2009	2008
	(Dollars in millions and accounts in thousands)
Product sales:
Mutual funds	$2,140.9	$1,821.0	$2,809.0
Annuities and other	1,169.2	922.6	1,157.4

Total sales-based revenue generating product sales	3,310.1	2,743.6	3,966.4

Segregated funds	313.5	263.1	492.0

Total product sales(1)	$3,623.6	$3,006.6	$4,458.4

Average asset values in client accounts:
Mutual funds	$22,614	$19,329	$24,301
Annuities and other	7,095	5,727	6,492
Segregated funds	2,199	1,790	1,970

Total average asset values in client accounts(1)	$31,908	$26,845	$32,763

Average number of fee-generating accounts:
Recordkeeping accounts	2,728	2,838	3,083
Custodial accounts	1,990	2,057	2,224

(1)	Totals may not add due to rounding.

Sales commissions.    Results are also affected by the compensation our sales representatives receive for the sale of sales-based products and for asset values in their clients’ accounts.

The production noted above translated into commissions and fees revenue as follows:

	Year ended December 31,
	2010	2009	2008
	(In thousands)
Commissions and fees revenue:
Sales-based	$142,605	$118,798	$168,614
Asset-based	167,473	127,581	158,934
Account-based	41,690	43,247	47,243

Total commissions and fees	$351,768	$289,626	$374,791

Corporate and Other Distributed Products Segment

We earn revenues and pay commissions and referral fees from the distribution of loan products, various other insurance products, prepaid legal services and other products, all of which are originated by third parties. Our New York life insurance subsidiary, NBLIC, also underwrites a mail-order student life policy and a short-term disability benefit policy, neither of which is distributed by our sales force, and also has in-force policies from several discontinued lines of insurance.

The Corporate and Other Distributed Products segment is affected by corporate income and expenses not allocated to our other segments, net investment income (other than net investment income allocated to our Term Life Insurance segment), general and administrative expenses (other than expenses that are allocated to our Term Life Insurance or Investment and Savings Products segments), management equity awards, equity awards granted to our sales force leaders at the time of our initial public offering, interest expense on the Citi note and realized gains and losses on our invested asset portfolio.

Critical Accounting Estimates

We prepare our financial statements in accordance with GAAP. These principles are established primarily by the Financial Accounting Standards Board. The preparation of financial statements in conformity with GAAP requires us to make estimates and assumptions based on currently available information when recording transactions resulting from business operations. Our significant accounting policies are described in Note 1 to our consolidated and combined financial statements included in the 2010 Annual Report, which is incorporated by reference into the accompanying prospectus. The most significant items on the balance sheet are based on fair value determinations, accounting estimates and actuarial determinations which are susceptible to changes in future periods and which affect our results of operations and financial position.

The estimates that we deem to be most critical to an understanding of our results of operations and financial position are those related to the valuation of investments, reinsurance, deferred policy acquisition costs, future policy benefit reserves, and income taxes. The preparation and evaluation of these critical accounting estimates involve the use of various assumptions developed from management’s analyses and judgments. Subsequent experience or use of other assumptions could produce significantly different results.

Invested Assets

We hold fixed-maturity securities, including bonds and redeemable preferred stocks, and equity securities, including common and non-redeemable preferred stock and certain other financial instruments. These invested assets are classified as available-for-sale, except for the securities of our U.S. broker-dealer subsidiary, which are classified as trading securities. All of these securities are carried at fair value.

Fair value.    Fair value is the price that would be received to sell an asset in an orderly transaction between market participants at the measurement date. Fair value measurements are based upon observable and unobservable inputs. Observable inputs reflect market data obtained from independent sources, while unobservable inputs reflect our view of market assumptions in the absence of observable market information. All invested assets are classified and disclosed in one of the following three categories:

•	Level 1. Quoted prices for identical instruments in active markets.

•

Level 2. Quoted prices for similar instruments in active markets; quoted prices for identical or similar instruments in markets that are not active; and model-derived valuations in which all significant inputs and significant value drivers are observable in active markets.

•	Level 3. Valuations derived from valuation techniques in which one or more significant inputs or significant value drivers are unobservable.

As of each reporting period, all invested assets are classified in their entirety based on the lowest level of input that is significant to the fair value measurement. Significant levels of estimation and judgment are required to determine the fair value of certain of our investments. The factors influencing these estimations and judgments are subject to change in subsequent reporting periods. The fair value and hierarchy classifications of our invested asset portfolio were as follows:

	December 31, 2010
	$	%
	(Dollars in thousands)
Level 1	$15,110	*
Level 2	2,087,233	98%
Level 3	24,998	1%

Total	$2,127,341	100%

*	Less than 1%

In assessing fair value of our investments, we use a third-party pricing service for approximately 95% of our securities. The remaining securities are primarily private securities valued using models based on observable inputs on public corporate spreads having similar tenors (e.g., sector, average life and quality rating) and liquidity and yield based on quality rating, average life and treasury yields. All data inputs come from observable data corroborated by independent third-party data. In the absence of sufficient observable inputs, we utilize non-binding broker quotes, which are reflected in our Level 3 classification.

We perform internal reasonableness assessments on fair value determinations within our portfolio. If a fair value appears unusual, we will re-examine the inputs and may challenge a fair value assessment made by the pricing service. If there is a known pricing error, we will request a reassessment by the pricing service. If the pricing service is unable to perform the reassessment on a timely basis, we will determine the appropriate price by corroborating with an alternative pricing service or other qualified source as necessary. We do not adjust quotes or prices except in a rare circumstance to resolve a known error.

For additional information, see Notes 1 and 4 to our consolidated and combined financial statements included in the 2010 Annual Report, which is incorporated by reference into the accompanying prospectus.

Other-than-temporary impairments.    We recognize unrealized gains and losses on our available-for-sale portfolio as a separate component of accumulated other comprehensive income. The determination of whether a decline in fair value below amortized cost is other-than-temporary is both objective and subjective. Furthermore, this determination can involve a variety of assumptions and estimates, particularly for invested assets that are not actively traded in established markets. We evaluate a number of factors when determining the impairment status of individual securities. These factors include the economic condition of various industry segments and geographic locations and other areas of identified risk.

For available-for-sale securities in an unrealized loss position that we intend to sell or would more-likely-than-not be required to sell before the expected recovery of the amortized cost basis, we recognize an impairment charge for the difference between amortized cost and fair value as a realized investment loss in our statements of income. For available-for-sale securities in an unrealized loss position for which we have no intent to sell and believe that it is more-likely-than-not that we will not be required to sell before the expected recovery of the amortized cost basis, only the credit loss component of the difference between cost and fair value is recognized in earnings, while the remainder is recognized in accumulated other comprehensive income. The credit loss component recognized in earnings is identified as the amount of principal cash flows not expected to be received over the remaining term of the security.

For certain securitized financial assets with contractual cash flows, including asset-backed securities, we periodically update our best estimate of cash flows over the life of the security. Securities that are in an unrealized loss position are reviewed at least quarterly for other-than-temporary impairment. If the fair value of a securitized financial asset is less than its cost or amortized cost and there has been a decrease in the present value of the estimated cash flows since the last revised estimate, considering both timing and amount, an other-than-temporary impairment charge is recognized. Estimating future cash flows is a quantitative and qualitative process that incorporates information received from third-party sources along with certain assumptions and judgments regarding the future performance of the underlying collateral. Projections of expected future cash flows may change based upon new information regarding the performance of the underlying collateral.

Other categories of fixed-income securities that are in an unrealized loss position are also reviewed at least quarterly to determine if an other-than-temporary impairment is present based on certain quantitative and qualitative factors. We consider a number of factors in determining whether the impairment is other-than-temporary. These include: (1) actions taken by rating agencies, (2) default by the issuer, (3) the significance of the decline, (4) the intent to sell and the ability to hold the investment until recovery of the amortized cost basis, as noted above, (5) the time period during which the decline has occurred, (6) an economic analysis of the issuer, (7) the financial strength, liquidity, and recoverability of the issuer, and (8) an analysis of the underlying collateral. Although no set formula is used in this process, the investment performance, collateral position, and continued viability of the issuer are significant measures that are considered.

The other-than-temporary impairment analysis that we perform on our equity securities primarily focuses on the severity of the unrealized loss as well as the length of time the security’s fair value has been below amortized cost.

The other-than-temporary impairments that we recognized as a charge to earnings were as follows:

	Year ended December 31,
	2010	2009	2008
	(In thousands)
Other-than-temporary impairments	$12,158	$61,394	$114,022

For additional information, see Notes 1 and 4 to our consolidated and combined financial statements included in the 2010 Annual Report, which is incorporated by reference into the accompanying prospectus.

Reinsurance

We use reinsurance extensively. We determine if a contract provides indemnification against loss or liability in relation to the amount of insurance risk to which the reinsurer is subject. We review all contractual terms, particularly those that may limit the amount of insurance risk to which the reinsurer is subject that may delay the timely reimbursement of claims. If we determine that the possibility of a significant loss from insurance risk will occur only under remote circumstances, we record the contract under the deposit method of accounting with the net amount receivable reflected in other assets on our consolidated and combined balance sheets. The reinsurance contracts in effect at December 31, 2010, including the Citi reinsurance agreements, meet GAAP risk transfer provisions, except as noted below. Ceded policy reserves and claims liabilities relating to insurance ceded under these contracts are shown as due from reinsurers in our consolidated and combined balance sheets. We believe that one of the Citi reinsurance transactions (a 10% YRT transaction with an experience refund provision) will have limited transfer of insurance risk and that there will be only a remote chance of loss under the contract. As such, we have accounted for this agreement under the deposit method of accounting.

Ceded premiums are treated as a reduction of direct premiums and are recognized when due to the assuming company. Ceded claims are treated as a reduction of direct benefits and are recognized when the claim is incurred on a direct basis. Ceded policy reserve changes are also treated as a reduction of benefits and are recognized during the applicable financial reporting period. Under YRT arrangements, the ceded reserve is determined by recognizing the cost of reinsurance as a level percentage of the direct premium collected. The expected reinsurance cost is the expected reinsurance premium collected less expected reinsurance claims. Ceded future policy benefit reserves for coinsurance are determined in the same manner as direct policy reserves.

Claim liabilities and policy benefits are calculated consistently for all policies, regardless of whether or not the policy is reinsured. Once the direct claim liabilities are estimated, the amounts attributable to the reinsurers are estimated. Liabilities for unpaid reinsurance claims are produced from claims and reinsurance system records, which contain the relevant terms of the individual reinsurance contracts. We monitor claims due from reinsurers to ensure that balances are settled on a timely basis. Incurred but not reported claims are reviewed to ensure that appropriate amounts are ceded. We analyze and monitor the creditworthiness of each of our reinsurers to minimize collection issues. For reinsurance contracts with unauthorized reinsurers, we require collateral such as letters of credit.

For additional information on reinsurance, see Notes 1 and 6 to our consolidated and combined financial statements included in the 2010 Annual Report, which is incorporated by reference into the accompanying prospectus.

Deferred Policy Acquisition Costs

The costs of acquiring new business are deferred to the extent that they vary with, and are primarily related to, the acquisition of such new business. These costs mainly include commissions and policy issue expenses. The recovery of such costs is dependent on the future profitability of the related policies, which, in turn, is dependent principally upon investment returns, mortality, persistency and the expense of administering the business, as well as upon certain economic variables, such as inflation. Deferred policy acquisition costs are subject to recoverability testing on an annual basis or when circumstances indicate that recoverability is uncertain. We make certain assumptions regarding persistency, expenses, interest rates and claims. The assumptions for these types of products may not be modified, or unlocked, unless recoverability testing deems them to be inadequate. Assumptions are updated for new business to reflect the most recent experience.

Deferrable term life insurance policy acquisition costs are amortized over the premium-paying period of the related policies in proportion to premium income. If actual lapses or withdrawals are different from pricing assumptions for a particular period, the deferred policy acquisition cost amortization will be affected. If the number of policies that lapse are 1% higher than the number of policies that we expected to lapse in our pricing assumptions, approximately 1% more of the existing deferred policy acquisition cost balance will be amortized, which would have been equal to approximately $8.0 million as of December 31, 2010 (assuming such lapses were distributed proportionately among policies of all durations). We believe that a lapse rate in the number of policies that is 1% higher than the rate assumed in our pricing assumptions is a reasonably possible variation. Higher lapses in the early durations would have a greater effect on deferred policy acquisition cost amortization since the deferred policy acquisition cost balances are higher at the earlier durations. Differences in actual mortality rates compared to our pricing assumptions will not have a material effect on deferred policy acquisition cost amortization. Due to the inherent uncertainties in making assumptions about future events, materially different experience from expected results in persistency or mortality could result in a material increase or decrease of deferred acquisition cost amortization in a particular period.

Deferrable acquisition costs for Canadian segregated funds are amortized over the life of the policies in relation to estimated gross profits before amortization.

For additional information on DAC, see Notes 1 and 7 to our consolidated and combined financial statements included in the 2010 Annual Report, which is incorporated by reference into the accompanying prospectus.

Future Policy Benefit Reserves

We calculate and maintain reserves for the estimated future payment of claims to our policyholders based on actuarial assumptions and in accordance with industry practice and GAAP. Liabilities for future policy benefits on our term life insurance products have been computed using a net level method, including assumptions as to investment yields, mortality, persistency, and other assumptions based on our experience. Many factors can affect these reserves, including mortality trends, investment yields and persistency. Similar to the DAC discussion above, the assumptions used to establish reserves cannot be modified over the policy term unless recoverability testing deems them to be inadequate. Therefore, the reserves we establish are based on estimates, assumptions and our analysis of historical experience. Our results depend significantly upon the extent to which our actual claims experience is consistent with the assumptions we used in determining our reserves and pricing our products. Our reserve assumptions and estimates require significant judgment and, therefore, are inherently uncertain. If actual lapses are different from pricing assumptions for a particular period, the change in the future policy benefit reserves, which is reflected in benefits and claims in our statements of income, will be affected.

If the number of policies that lapse are 1% higher than the number of policies that we expected to lapse in our pricing assumptions, approximately 1% more of the future policy benefit reserves will be released, which would have been equal to approximately $43.5 million as of December 31, 2010 (assuming such lapses were distributed proportionately among policies of all durations). The future policy benefit reserves released from the additional lapses would have been offset by the release of the corresponding reinsurance reserves of approximately $34.6 million as of December 31, 2010. Higher lapses in later durations would have a greater effect on the release of future policy benefit reserves since the future policy benefit reserves are higher at the later durations. Differences in actual mortality rates compared to our pricing assumptions will not have a material effect on future policy benefit reserves. We cannot determine with precision the ultimate amounts that we will pay for actual claims or the timing of those payments.

For additional information on future policy benefit reserves, see Notes 1 and 10 to our consolidated and combined financial statements included in the 2010 Annual Report, which is incorporated by reference into the accompanying prospectus.

Income Taxes

Income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to (i) differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and (ii) operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. Deferred tax assets are recognized subject to management’s judgment that realization is more likely than not applicable to the periods in which we expect the temporary difference will reverse.

For additional information on income taxes, see Notes 1 and 12 to our consolidated and combined financial statements included in the 2010 Annual Report, which is incorporated by reference into the accompanying prospectus.

Results of Operations

Revenues

Our revenues consist of the following:

•

Net premiums.    Reflects direct premiums payable by our policyholders on our in-force insurance policies, primarily term life insurance, net of reinsurance premiums that we pay to third-party reinsurers.

•

Net investment income.    Represents income, net of investment related expenses, generated by our invested asset portfolio, which consists primarily of interest income earned on fixed-maturity investments. Investment income earned on assets supporting our statutory reserves and targeted capital is allocated to our Term Life Insurance segment, with the balance included in our Corporate and Other Distributed Products segment.

•

Commissions and fees.    Consists primarily of dealer re-allowances earned on the sales of investment and savings products, trail commissions based on the asset values of client accounts, marketing and support fees from product originators, custodial fees for services rendered in our capacity as nominee on client retirement accounts funded by mutual funds on our servicing platform, recordkeeping fees for mutual funds on our servicing platform and fees associated with the sale of other distributed products.

•

Realized investment gains (losses), including other-than-temporary impairments (“OTTI”).    Reflects the difference between amortized cost and amounts realized on the sale of investment securities, as well as OTTI charges.

•

Other, net.    Reflects revenues generated from the fees charged for access to our sales force website, printing revenues from the sale of printed materials to sales representatives, incentive fees and reimbursements from product originators, Canadian licensing fees, sales of merchandise to sales representatives, mutual fund customer service fees, fees charged to sales representatives related to life insurance processing responsibilities, and interest charges received from or paid to reinsurers on late payments.

Benefits and Expenses

Our operating expenses consist of the following:

•

Benefits and claims.    Reflects the benefits and claims payable on insurance policies, as well as changes in our reserves for future policy claims and reserves for other benefits payable, net of reinsurance.

•

Amortization of DAC.    Represents the amortization of capitalized costs associated with the sale of an insurance policy or segregated fund, including sales commissions, medical examination and other underwriting costs, and other acquisition-related costs.

•	Insurance commissions. Reflects sales commissions in respect of insurance products that are not eligible for deferral.

•

Insurance expenses.    Reflects non-capitalized insurance expenses, including staff compensation, technology and communications, insurance sales force-related costs, printing, postage and distribution of insurance sales materials, outsourcing and professional fees, premium taxes, amortization of certain intangibles and other corporate and administrative fees and expenses related to our insurance operations.

•	Sales commissions. Represents commissions to our sales representatives in connection with the sale of investment and savings products and products other than insurance products.

•	Interest expense. Reflects interest on the Citi note as well as interest incurred in connection with the Citi reinsurance transactions.

•

Other operating expenses.    Consists primarily of expenses that are unrelated to the distribution of insurance products, including staff compensation, technology and communications, various sales force-related costs, printing, postage and distribution of sales materials, outsourcing and professional fees, amortization of certain intangibles and other corporate and administrative fees and expenses.

We allocate certain operating expenses associated with our sales representatives, including supervision, training and legal, to our two primary operating segments generally based on the average number of licensed representatives in each segment for a given period. We also allocate technology and occupancy costs based on usage. Costs that are not allocated to our two primary segments are included in our Corporate and Other Distributed Products segment.

2010 Compared to 2009

Primerica, Inc. Actual Results

We executed the Transactions in March and April of 2010. As such, actual results will not be comparable due to the initial and ongoing effects and recognition of the Citi reinsurance and reorganization transactions. We believe the pro forma results presented in the next section provide meaningful additional information for the evaluation of our financial results. Our statements of income were as follows:

	Year ended December 31,		Change
	2010	2009	$	%
	(Dollars in thousands)
Revenues:
Direct premiums	$2,181,074	$2,112,781	$68,293	3%
Ceded premiums	(1,450,367)	(610,754)	(839,613)	137%
Net premiums	730,707	1,502,027	(771,320)	-51%
Net investment income	165,111	351,326	(186,215)	-53%
Commissions and fees	382,940	335,986	46,954	14%
Realized investment (losses) gains , including OTTI	34,145	(21,970)	56,115	*
Other, net	48,960	53,032	(4,072)	-8%

Total revenues	1,361,863	2,220,401	(858,538)	-39%
Benefits and expenses:
Benefits and claims	317,703	600,273	(282,570)	-47%
Amortization of DAC	168,035	381,291	(213,256)	-56%
Insurance commissions	19,904	34,388	(14,484)	-42%
Insurance expenses	75,503	148,760	(73,257)	-49%
Sales commissions	179,924	162,756	17,168	11%
Interest expenses	20,872	—	20,872	*
Other operating expenses	180,779	132,978	47,801	36%

Total benefits and expenses	962,720	1,460,446	(497,726)	-34%

Income before income taxes	399,143	759,955	(360,812)	-47%
Income taxes	141,365	265,366	(124,001)	-47%

Net income	$257,778	$494,589	$(236,811)	-48%

*	Less than 1%, or not meaningful

Net premiums.    Net premiums were lower in 2010 primarily as a result of the significant increase in ceded premiums associated with the Citi reinsurance agreements executed on March 31, 2010. The effect of these agreements on net premiums is reflected in the Term Life Insurance segment.

Net investment income.    Net investment income declined during 2010 primarily as a result of the impact on our invested asset base of the asset transfers that we executed in connection with our corporate reorganization in 2010. On March 31, 2010, we transferred approximately $4.0 billion of assets to support the statutory liabilities assumed by the Citi reinsurers and in April 2010, we paid dividends to Citi of approximately $675.7 million. Lower yields on invested assets also negatively impacted net investment income during 2010.

Commissions and fees.    The increase in commissions and fees in 2010 was primarily driven by activity in our Investment and Savings Product segment as a result of improved market conditions and increased demand for our products, partially offset by declines in our lending business as reflected in our Corporate and Other Distributed Products segment results.

Total benefits and expenses.    The decrease in total benefits and expenses in 2010 primarily reflects lower benefits and claims, lower amortization of DAC and lower insurance expenses largely as a result of the Citi reinsurance agreements. These declines were partially offset by an increase in interest expense as a result of the Citi note and other operating expenses as a result of initial and one-time expenses incurred in connection with our initial public offering, including equity award expenses. The changes associated with the Citi reinsurance agreements impacted the Term Life Insurance segment, while the changes in interest and other operating expenses primarily impacted the Corporate and Other Distributed Products segment.

Income taxes.    Our effective income tax rate was 35.4% in 2010 and 34.9% in 2009.

Primerica, Inc. Pro Forma Results

The following pro forma condensed consolidated statement of income is intended to provide information about how the Transactions would have affected our financial statements if they had been consummated as of January 1, 2010. Because the Transactions were concluded during 2010, pro forma adjustment to our balance sheet was not necessary as of December 31, 2010. Based on the timing of the Transactions, pro forma adjustments to our condensed consolidated statement of income were necessary for the first three months of 2010. The pro forma condensed consolidated statement of income does not necessarily reflect the results of operations that would have resulted had the Transactions occurred as of January 1, 2010, nor should it be taken as indicative of our future results of operations. Our pro forma condensed consolidated statement of income is set forth below.

Pro Forma Condensed Consolidated Statement of Income

Year ended December 31, 2010

(Unaudited)

	Actual (1)	Adjustments for the Citi reinsurance transactions (2)		Adjustment for the reorganization and other concurrent transactions (3)		Pro forma
	(In thousands, except per-share amounts)
Revenues:
Direct premiums	$2,181,074	$—		$—		$2,181,074
Ceded premiums	(1,450,367)	(296,328	)(A)	—		(1,746,695)

Net premiums	730,707	(296,328)		—		434,379
Net investment income	165,111	(47,566	)(B)	(7,169	)(H)	110,376
Commissions and fees	382,940	—		—		382,940
Realized investment gains, including OTTI	34,145	—		—		34,145
Other, net	48,960	—		—		48,960

Total revenues	1,361,863	(343,894)		(7,169)		1,010,800

Benefits and Expenses:
Benefits and claims	317,703	(128,204	)(C)	—		189,499
Amortization of DAC	168,035	(71,389	)(D)	—		96,646
Insurance commissions	19,904	(1,669	)(E)	—		18,235
Insurance expenses	75,503	(26,083	)(E)	—		49,420
Sales commissions	179,924	—		—		179,924
Interest expense	20,872	2,812	(F)	4,125	(I)	27,809
Other operating expenses	180,779	—		3,076	(J)	183,855

Total benefits and expenses	962,720	(224,533)		7,201		745,388

Income before income taxes	399,143	(119,361)		(14,370)		265,412
Income taxes	141,365	(42,274	)(G)	(5,089	)(G)	94,002

Net income	$257,778	$(77,087)		$(9,281)		$171,410

Earnings per share:
Basic	$3.43					$2.28
Diluted	$3.40					$2.26
Weighted-average shares:
Basic	72,099					72,099
Diluted	72,882					72,882

See accompanying notes to the pro forma condensed consolidated statement of income.

Notes to the Pro Forma Condensed Consolidated Statement of Income — Unaudited

(1) The actual statement of income included income attributable to the underlying policies that were reinsured to Citi on March 31, 2010 as well as net investment income earned on the invested assets backing the reinsurance balances and the distributions to Citi made as part of our corporate reorganization.

(2) Adjustments for the Citi reinsurance transactions.

Concurrent with the reorganization of our business and prior to completion of our initial public offering, we formed a new subsidiary, Prime Re, and we made an initial capital contribution to it. We also entered into a series of coinsurance agreements with Prime Re and with other Citi subsidiaries. Under these agreements, we ceded between 80% and 90% of the risks and rewards of our term life insurance policies that were in force at December 31, 2009. Concurrent with signing these agreements, we transferred the corresponding account balances in respect of the coinsured policies along with the assets to support the statutory liabilities assumed by Prime Re and the other Citi subsidiaries.

We believe that three of the Citi coinsurance agreements, which we refer to as the risk transfer agreements, satisfy GAAP risk transfer rules. Under the risk transfer agreements, we ceded between 80% and 90% of our term life future policy benefit reserves, and we transferred a corresponding amount of invested assets to the Citi reinsurers. These transactions did not and will not impact our future policy benefit reserves, and we recorded an asset for the same amount of risk transferred in due from reinsurers. We also reduced deferred acquisition costs by between 80% and 90%, which will reduce future amortization expenses. In addition, we will transfer between 80% and 90% of all future premiums and benefits and claims associated with these policies to the corresponding reinsurance entities. We will receive ongoing ceding allowances as a reduction to insurance expenses to cover policy and claims administration expenses under each of these reinsurance contracts. One coinsurance agreement, which we refer to as the deposit agreement, relates to a 10% reinsurance transaction that includes an experience refund provision and does not satisfy GAAP risk transfer rules. We account for this contract under the deposit method. Under deposit method accounting, the amount we pay to the reinsurer will be treated as a deposit and is reported on the balance sheet as an asset in other assets. The Citi coinsurance agreements did not generate any deferred gain or loss upon their execution because these transactions were part of a business reorganization among entities under common control. The net impact of these transactions was reflected as an increase in paid-in capital. Prior to the completion of our initial public offering, we effected a reorganization in which we transferred all of the issued and outstanding capital stock of Prime Re to Citi. Each of the assets and liabilities, including the invested assets and the distribution of Prime Re, was transferred at book value with no gain or loss recorded on our income statement.

For the year ended December 31, 2010, the pro forma condensed consolidated statement of income assumes the reinsurance transactions were effected as of January 1, 2010 for policies in force as of year-end 2009.

(A) Reflects premiums ceded to the Citi reinsurers for the specific policies covered under the risk transfer agreements.

(B) Reflects net investment income on a pro-rata share of invested assets transferred to the Citi reinsurers. The net investment income was estimated by multiplying the actual investment income by the ratio of the amount of assets transferred to our total portfolio of invested assets. The amount also includes the change in fair value of the deposit asset related to the 10% reinsurance agreement being accounted for under the deposit method.

(C) Reflects benefits and claims ceded to the Citi reinsurers for the specific policies covered under the risk transfer agreements.

(D) Reflects the DAC amortization ceded to the Citi reinsurers for the specific policies covered under the risk transfer agreements.

(E) Reflects the non-deferred expense allowance received from the Citi reinsurers under the risk transfer agreements.

(F) Reflects a finance charge payable to the Citi reinsurer in respect of the deposit agreement. The annual finance charge is 3% of our excess reserves. Excess reserves are equal to the difference between our required statutory reserves and our economic reserves, which is the amount we determine is necessary to satisfy obligations under our in-force policies.

(G) Reflects income tax at the respective period’s effective tax rate.

(3) Adjustments for the reorganization and other concurrent transactions. The pro forma statement of income for the year ended December 31, 2010 assumes the reorganization transactions were executed as of January 1, 2010.

(H) Reflects a pro-rata reduction of net investment income on assets distributed to Citi as an extraordinary distribution.

(I) Reflects interest expense on a $300.0 million, 5.5% interest note payable issued to Citi.

(J) Reflects expense associated with equity awards granted on April 1, 2010 in connection with our initial public offering. The $3.1 million expense reflects one quarter of vesting related to management awards that continue to vest over three years. These expenses are reflected in actual results for periods following our initial public offering.

For more detailed commentary on the drivers of our revenues and expenses, see the section entitled “— Results of Operations — 2010 Compared to 2009 — Segment Results” beginning on page S-64 of this prospectus supplement.

Segment Results

Term Life Insurance Segment Actual Results.    We entered into the Citi reinsurance and reorganization transactions, which are described more fully in Notes 2 and 3 to our pro forma statement of income, during March and April of 2010. As such, actual results for the year ended December 31, 2010 include approximately three months of operations that do not reflect the Citi reinsurance and reorganization transactions, and actual results for the year ended December 31, 2009 do not reflect the effects of the Citi reinsurance and reorganization transactions. Term Life Insurance segment actual results were as follows:

	Year ended December 31,		Change
	2010	2009	$	%
	(Dollars in thousands)
Revenues:
Direct premiums	$2,100,709	$2,030,988	$69,721	3%
Ceded premiums	(1,436,041)	(596,791)	(839,250)	141%

Net premiums	664,668	1,434,197	(769,529)	-54%
Allocated net investment income	110,633	274,212	(163,579)	-60%
Other, net	33,267	33,656	(389)	-1%

Total revenues	808,568	1,742,065	(933,497)	-54%
Benefits and expenses:
Benefits and claims	277,653	559,038	(281,385)	-50%
Amortization of DAC	156,312	371,663	(215,351)	-58%
Insurance commissions	3,177	17,614	(14,437)	-82%
Insurance expenses	63,885	134,738	(70,853)	-53%
Interest expense	8,497	—	8,497	*

Total benefits and expenses	509,524	1,083,053	(573,529)	-53%

Income before income taxes	$299,044	$659,012	$(359,968)	-55%

*	Not meaningful

We believe that the pro forma results presented below provide meaningful additional information necessary to evaluate our segment financial results.

Term Life Insurance Segment Pro Forma Results.    Term Life Insurance segment pro forma results give effect to the Citi reinsurance and reorganization transactions, which are described more fully in Notes 2 and 3 to our pro forma statement of income. On a pro forma basis, Term Life Insurance segment results were as follows:

	Year ended December 31,		Change
	2010	2009	$	%
	(Dollars in thousands)
Revenues:
Direct premiums	$2,100,709	$2,030,988	$69,721	3%
Ceded premiums	(1,732,369)	(1,680,827)	(51,542)	3%

Net premiums	368,340	350,161	18,179	5%
Allocated net investment income	62,294	68,303	(6,009)	-9%
Other, net	33,267	33,656	(389)	-1%

Total revenues	463,901	452,120	11,781	3%
Benefits and expenses:
Benefits and claims	149,449	135,052	14,397	11%
Amortization of DAC	84,923	91,932	(7,009)	-8%
Insurance commissions	1,508	12,091	(10,583)	-88%
Insurance expenses	37,802	38,123	(321)	*
Interest expense	11,309	10,993	316	3%

Total benefits and expenses	284,991	288,191	(3,200)	-1%

Income before income taxes	$178,910	$163,929	$14,981	9%

*	Less than 1%

Direct premiums for 2010 increased mainly due to improved persistency, a stronger Canadian dollar and premium increases for policies reaching the end of their initial level premium period, partially offset by the decline in sales volume noted previously. Ceded premiums, which are highly influenced by the business reinsured with Citi, grew consistent with direct premiums.

Additionally, in 2010, we reduced ceded premiums by approximately $13.1 million related to agreements obtained with certain reinsurers to recover ceded premiums for post-issue underwriting class upgrades. The most common reason for such an upgrade occurs when someone who was originally issued a term life policy as a tobacco user subsequently quits using tobacco. Historically, we have reduced policyholder premiums for such upgrades, but have not reduced ceded premiums to reflect the new underwriting class. We were uncertain of our ability to recover past ceded premiums, but in the fourth quarter of 2010, we approached our reinsurers and reached agreements to recover certain of these past ceded premiums. The $13.1 million of recoveries recognized in 2010 reflects the agreements signed in the fourth quarter of 2010. We recovered $18.8 million of past ceded premiums, which included $5.7 million of recoveries passed on to the Citi reinsurers in accordance with the terms of the associated reinsurance agreements. We expect approximately $8.7 million of additional recoveries in the first quarter of 2011 for the remaining agreements which were signed in January 2011.

Allocated net investment income decreased during 2010, primarily due to lower yield on invested assets and slightly lower average allocated invested assets, partially offset by lower investment-related expenses.

The increase in benefits and claims in 2010 was primarily due to higher reserve increases as a result of improvements in policy persistency and premium growth. Claims were slightly higher during 2010 due to favorable claims experience in the first quarter of 2009.

In 2010, amortization of DAC decreased largely due to improved policy persistency, partially offset by higher amortization from a lower DAC interest rate assumed for new business. We lowered the interest rate assumption during the third quarter of 2010 to reflect rates available in the current interest rate environment. The new lower DAC interest rate assumption will increase DAC amortization in the near term.

The decline in insurance commissions expense in 2010 was largely due to the $8.2 million special sales force payment made in 2009.

Insurance expenses were relatively flat primarily reflecting the offsetting effects of a decline in compensation-related items in 2010; payments made in 2009 for contract buyouts associated with our cancelled convention; and an increase in taxes, licenses and fees expense in 2010. The increase in taxes, licenses and fees in 2010 was primarily driven by accruals recognized in the fourth quarter as a result of recognizing these items on the accrual basis of accounting.

The changes in the face amount of our in-force book of term life insurance policies were as follows:

	Year ended December 31,		Change
	2010	2009	$	%
	(Dollars in millions)
Face amount in force, beginning of period	$650,195	$633,467	$16,728	3%
Issued face amount	74,401	80,497	(6,096)	-8%
Terminations	(70,964)	(74,642)	3,678	-5%
Foreign currency	3,158	10,873	(7,715)	-71%

Face amount in force, end of period(1)	$656,791	$650,195	$6,596	1%

(1)	Totals may not add due to rounding.

The in-force book increased $6.60 billion, or 1%, during 2010. Issued face amount decreased $6.10 billion, or approximately 8%, due to a lower average issued policy size and the effect on production of a slightly smaller base of sales representatives. Terminations decreased by $3.68 billion in 2010, primarily as a result of improved persistency relative to 2009. The decrease in the effect of foreign currency on the end-of-period face amount in force was largely due to the significant strengthening in the Canadian dollar experienced during 2009. The increase in face in force in 2010 did not keep pace with the increase in premiums primarily due to the effect of increased premiums with no corresponding change in face amount and unchanged face amounts on policies reaching the end of their initial level premium period.

Investments and Savings Products Segment Actual Results.     The Transactions had no impact on the Investments and Savings Products segment. On an actual basis, Investments and Savings Products segment results were as follows:

	Year ended December 31,		Change
	2010	2009	$	%
	(Dollars in thousands)
Revenues:
Commissions and fees:
Sales-based revenues	$142,606	$118,798	$23,808	20%
Asset-based revenues	167,473	127,581	39,892	31%
Account-based revenues	41,690	43,247	(1,557)	-4%

Total commissions and fees	351,769	289,626	62,143	21%
Other, net	10,038	10,514	(476)	-5%

Total revenues	361,807	300,140	61,667	21%

Expenses:
Amortization of DAC	9,330	7,254	2,076	29%
Insurance commissions	7,854	6,831	1,023	15%
Sales commissions:
Sales-based	100,993	86,912	14,081	16%
Asset-based	58,129	42,003	16,126	38%
Other operating expenses	71,971	63,736	8,235	13%

Total expenses	248,277	206,736	41,541	20%

Income before income taxes	$113,530	$93,404	$20,126	22%

Supplemental information on the underlying metrics that drove results was as follows:

	Year ended December 31,		Change
	2010	2009	$	%
	(Dollars in millions and accounts in thousands)
Revenue metric:
Product sales	$3,623.6	$3,006.6	$617.0	21%
Average of aggregate client account values	$31,908	$26,845	$5,063	19%
Average number of fee-generating accounts	2,728	2,838	(110)	-4%

Commissions and fees revenue increased in 2010 primarily as a result of improving economic and market trends and client demand. Sales-based commission revenues primarily grew as a result of demand, while asset-based commission revenues were driven by demand and improved equity valuations. As a result, sales-based and asset-based commission expense grew as well. Asset-based revenues and commission expense in 2010 also reflect the impact of accruing certain items that had previously been accounted for on a cash basis. Excluding the impact of these cash-to-accrual adjustments, asset-based revenues and commissions would have increased 22%, consistent with the 19% growth in aggregate client account values.

Amortization of DAC and insurance commissions increased in 2010 consistent with the growth in our segregated funds business. Additionally, increases in client account values driven by improving market conditions accelerated amortization of DAC in 2010.

Other operating expenses increased in 2010, largely due to higher administrative costs as a result of growth in the business.

Changes in asset values in client accounts were as follows:

	Year ended December 31,		Change
	2010	2009	$	%
	(Dollars in millions)
Asset values, beginning of period	$31,303	$24,677	$6,626	27%
Inflows	3,624	3,007	617	21%
Redemptions	(3,691)	(2,997)	(694)	23%
Change in market value, net and other	3,633	6,617	(2,984)	-45%

Asset values, end of period (1)	$34,869	$31,303	$3,565	11%

(1)	Totals may not add due to rounding.

Inflows increased consistent with the increase in sales volume. The amount of redemptions also increased reflecting the year-over-year increase in assets under management. Actual redemption rates were level as a percent of average assets under management for both 2010 and 2009. The market return on assets under management in 2010 and 2009 reflected general market value trends.

Corporate and Other Distributed Products Segment Actual Results.    We entered into the reorganization transactions, which are described more fully in Note 3 to our pro forma statement of income, during March and April of 2010. As such, actual results for the year ended December 31, 2010 include approximately three months of operations that do not reflect the reorganization transactions, while actual results for the year ended December 31, 2009 do not reflect the effects of the reorganization transactions. Corporate and Other Distributed Products segment actual results were as follows:

	Year ended December 31,		Change
	2010	2009	$	%
	(Dollars in thousands)
Revenues:
Direct premiums	$80,365	$81,793	$(1,428)	-2%
Ceded premiums	(14,325)	(13,963)	(362)	3%

Net premiums	66,040	67,830	(1,790)	-3%
Allocated net investment income	54,477	77,114	(22,637)	-29%
Commissions and fees	31,172	46,360	(15,188)	-33%
Realized investment gains (losses), including OTTI	34,146	(21,970)	56,116	*
Other, net	5,653	8,862	(3,209)	-36%

Total revenues	191,488	178,196	13,292	7%

Benefits and expenses:
Benefits and claims	40,052	41,235	(1,183)	-3%
Amortization of DAC	2,392	2,374	18	*
Insurance commissions	8,875	9,943	(1,068)	-11%
Insurance expenses	11,615	14,022	(2,407)	-17%
Sales commissions	20,800	33,841	(13,041)	-39%
Interest expense	12,375	—	12,375	*
Other operating expenses	108,810	69,242	39,568	57%

Total benefits and expenses	204,919	170,657	34,262	20%

(Loss) income before income taxes	$(13,431)	$7,539	$(20,970)	*

*	Less than 1%, or not meaningful

We believe that the pro forma results presented below provide meaningful additional information necessary to evaluate our segment financial results.

Corporate and Other Distributed Products Segment Pro Forma Results.    Corporate and Other Distributed Products segment pro forma results give effect to the reorganization transactions, which are described more fully in Note 3 to our pro forma statement of income. On a pro forma basis, Corporate and Other Distributed Products segment results were as follows:

	Year ended December 31,		Change
	2010	2009	$	%
	(Dollars in thousands)
Revenues:
Direct premiums	$80,365	$81,793	$(1,428)	-2%
Ceded premiums	(14,325)	(13,963)	(362)	3%

Total premiums	66,040	67,830	(1,790)	-3%
Allocated net investment income	48,081	50,043	(1,962)	-4%
Commissions and fees	31,172	46,360	(15,188)	-33%
Realized investment gains (losses), including OTTI	34,146	(21,970)	56,116	*
Other, net	5,653	8,862	(3,209)	-36%

Total revenues	185,092	151,125	33,967	22%

Benefits and expenses:
Benefits and claims	40,052	41,235	(1,183)	-3%
Amortization of DAC	2,392	2,374	18	1%
Insurance commissions	8,875	9,943	(1,068)	-11%
Insurance expenses	11,615	14,022	(2,407)	-17%
Sales commissions	20,800	33,841	(13,041)	-39%
Interest expense	16,500	16,500	—	*
Other operating expenses	111,886	104,012	7,874	8%

Total benefits and expenses	212,120	221,927	(9,807)	-4%

Loss before income taxes	$(27,028)	$(70,802)	$43,774	-62%

*	Less than 1%, or not meaningful

Total revenues increased in 2010 primarily as a result of recognizing realized investment gains in 2010 versus impairment losses in 2009. This growth was partially offset by lower commissions and fees as a result of the continuing decline in our lending business. The increase in total revenues was also partially offset by lower net investment income and a decline in our print business as reflected in other, net. Realized investment gains (losses) included $12.2 million of OTTI in 2010, compared with $61.4 million of OTTI in 2009.

Total benefits and expenses were lower in 2010 primarily as a result of lower sales commissions partially offset by an increase in other operating expenses. Sales commissions expense was lower in 2010 consistent with the decline in commissions and fees revenue noted above. Other operating expenses increased primarily as a result of public company and IPO-related expenses incurred in 2010.

For additional segment information, see Note 3 to our consolidated and combined financial statements included in the 2010 Annual Report, which is incorporated by reference into the accompanying prospectus.

2009 Compared to 2008

Consolidated Overview

	Year ended December 31,		Change
	2009	2008	$	%
	(Dollars in thousands)
Revenues
Direct premiums	$2,112,781	$2,092,792	$19,989	*
Ceded premiums	(610,754)	(629,074)	18,320	-3%

Net premiums	1,502,027	1,463,718	38,309	3%
Net investment income	351,326	314,035	37,291	12%
Commissions and fees	335,986	466,484	(130,498)	-28%
Other, net	53,032	56,187	(3,155)	-6%
Realized investment (losses) gains , including OTTI	(21,970)	(103,480)	81,510	-79%

Total revenues	2,220,401	2,196,944	23,457	1%

Benefits and expenses
Benefits and claims	600,273	938,370	(338,097)	-36%
Amortization of DAC	381,291	144,490	236,801	164%
Insurance commissions	34,388	23,932	10,456	44%
Insurance expenses	148,760	141,331	7,429	5%
Sales commissions	162,756	248,020	(85,264)	-34%
Goodwill impairment	—	194,992	(194,992)	*
Other operating expenses	132,978	152,773	(19,795)	-13%

Total benefits and expenses	1,460,446	1,843,908	(383,462)	-21%

Income before income taxes	759,955	353,036	406,919	115%
Income taxes	265,366	185,354	80,012	43%

Net income	$494,589	$167,682	$326,907	195%

*	Less than 1%, or not meaningful

Income before income taxes.    Income before income taxes increased $406.9 million, or 115%, to $760.0 million for the year ended December 31, 2009 from $353.0 million for the year ended December 31, 2008. The increase reflected the impact of a $291.4 million increase in Corporate and Other Distributed Products, a $147.3 million increase in Term Life Insurance and a $31.8 million decrease in Investments and Savings Products.

Total revenues.    Total revenues increased $23.5 million, or 1%, to $2.2 billion for the year ended December 31, 2009 from $2.2 billion for the year ended December 31, 2008. The increase reflected the impact of a $69.1 million increase in Term Life Insurance due to the change in our DAC and reserve estimation approach in 2008 and an increased allocation of net investment income; a $40.7 million increase in Corporate and Other Distributed Products, due primarily to a lower level of other-than-temporary impairments taken in 2009, partially offset by a decline in sales commissions from the sale of our loan products; and an $86.4 million decrease in Investment and Savings Products due to adverse market and economic conditions.

Total benefits and expenses.    Total benefits and expenses decreased $383.5 million, or 21%, to $1.5 billion for the year ended December 31, 2009 from $1.8 billion for the year ended December 31, 2008. The decrease reflected the impact of a $250.7 million decline in Corporate and Other Distributed Products, which resulted from a $195.0 million goodwill impairment charge in 2008 and from a decline in commissions due to lower sales of loan products; a $78.2 million decrease in Term Life Insurance, primarily due to the impact of the change in our DAC and reserve estimation approach in 2008; and a $54.6 million decline due to lower sales commissions.

Income taxes.    Income taxes increased $80.0 million, or 43%, to $265.4 million for the year ended December 31, 2009 from $185.4 million for the year ended December 31, 2008. The effective tax rate was 34.9% and 52.5% for the years ended December 31, 2009 and 2008, respectively. The decrease in the effective tax rate was primarily a result of the $195.0 million non-tax deductible goodwill impairment charge recognized in 2008. Excluding the effect of the goodwill impairment charge, the effective tax rate would have been 33.2% for the year ended December 31, 2008.

Term Life Insurance Segment

	Year ended December 31,		Change
	2009	2008	$	%
	(Dollars in thousands)
Revenues
Direct premiums	$2,030,988	$2,007,339	$23,649	1%
Ceded premiums	(596,791)	(613,386)	16,595	-3%

Net premiums	1,434,197	1,393,953	40,244	3%
Allocated net investment income	274,212	244,736	29,476	12%
Other, net	33,656	34,333	(677)	-2%

Total revenues	1,742,065	1,673,022	69,043	4%
Benefits and expenses
Benefits and claims	559,038	894,910	(335,872)	-38%
Amortization of DAC	371,663	131,286	240,377	183%
Acquisition and operating expenses, net of deferrals	152,352	135,007	17,345	13%

Total benefits and expenses	1,083,053	1,161,203	(78,150)	-7%

Segment income before income taxes	$659,012	$511,819	$147,193	29%

Our Term Life Insurance results set forth above for the year ended December 31, 2009 are not directly comparable to results for the year ended December 31, 2008 due to a change in our DAC and reserve estimation approach implemented in the fourth quarter of 2008. The impact of this change on our Term Life Insurance results for the year ended December 31, 2009 is illustrated in the table below:

	Actual year-to-year change		Adjustment for change in DAC and reserve estimation approach	Year-to-year change (Before change in DAC and reserve estimation approach)
	$	%	$	$	%
	(Dollars in thousands)
Direct premiums	$23,649	1%	$(6,870)	$30,519	2%
Ceded premiums	$16,595	-3%	$57,810	$(41,215)	-7%
Benefits and claims	$(335,872)	-38%	$(328,258)	$(7,614)	*
Amortization of DAC	$240,377	183%	$179,391	$60,986	46%
Acquisition and operating expenses, net of deferrals	$17,345	13%	$8,088	$9,257	7%
Segment income before income taxes	$147,193	29%	$191,718	$(44,525)	-9%

*	Less than 1%

In-force book.    The following table reflects changes in our in-force book of term life insurance policies for the periods presented:

	Year ended December 31,		Change
	2009	2008	$	%
	(Dollars in millions)
Face amount in-force, beginning of period	$633,467	$632,086	$1,381	*
Issued face amount	80,497	87,279	(6,782)	-8%
Terminations and other changes	(63,769)	(85,898)	22,129	-26%

Face amount in-force, end of period	$650,195	$633,467	$16,728	3%

*	Less than 1%

The in-force book increased $16.7 billion, or 3%, to $650.2 billion as of December 31, 2009 from $633.5 billion as of December 31, 2008. Issued face amount decreased $6.7 billion, or approximately 8%, due to slightly lower sales force productivity and lower average size of policies issued. Terminations and other changes decreased by $22.1 billion. The decrease in the value of the Canadian dollar, as measured against the U.S. dollar and as applied to our total book of in-force policies, resulted in a $25.1 billion decrease in terminations and other changes, which was partially offset by an increase in lapses.

Net premiums.    Net premiums increased $40.2 million, or 3%, to $1.43 billion for the year ended December 31, 2009 from $1.39 billion for the year ended December 31, 2008. Direct premiums increased $23.6 million, or 1%, to $2.03 billion for 2009 from $2.01 billion for 2008. Of this increase, $30.5 million was attributable to an increase in the size of the in-force book, partially offset by $6.9 million attributable to the change in our DAC and reserve estimation approach in 2008. Ceded premiums decreased by $16.6 million, or 3%, to $596.8 million for the year ended December 31, 2009 from $613.4 million for the year ended December 31, 2008. Ceded YRT premiums, which increase over time with increases in the aging of policies as well as an overall increase in the percentage of the in-force block subject to YRT reinsurance, were higher by $41.2 million. This increase was more than offset by the ceded premium impact of the DAC and reserve estimation approach implemented in 2008 of $57.8 million.

Allocated net investment income.    Allocated net investment income increased $29.5 million, or 12%, to $274.2 million for the year ended December 31, 2009 from $244.7 million for the year ended December 31, 2008. This increase primarily resulted from growth in the book value of invested assets and higher book yield.

Other, net.    Other, net decreased $0.7 million, or 2%, to $33.7 million for the year ended December 31, 2009 from $34.3 million for the year ended December 31, 2008. This decrease was primarily due to lower receipts from sales force recruits for licensing related fees.

Benefits and claims.    Benefits and claims decreased $335.9 million, or 38%, to $559.0 million for the year ended December 31, 2009 from $894.9 million for the year ended December 31, 2008. Of this decrease, $328.3 million was attributable to the change in our DAC and reserve estimation approach implemented in 2008. The remaining decrease of $7.6 million was attributable to lower reserve increases. The lower reserve increases resulted from a lower percentage of expected future net premiums needed to fund future claims due to our change in DAC and reserve estimation approach in 2008, offset by actual persistency that was higher than our pricing assumption on older blocks of insurance, which caused a greater increase in the reserve balance in 2009.

Amortization of DAC.    Amortization of DAC increased $240.4 million, or 183%, to $371.7 million for the year ended December 31, 2009 from $131.3 million for the year ended December 31, 2008. This increase was primarily attributable to the $179.4 million impact of the change in our DAC and reserve estimation approach implemented in 2008. The remaining $60.9 million increase resulted from a higher percentage of net premiums needed to amortize the higher DAC balance resulting from the change in our DAC and reserve estimation approach in 2008. We also adjusted our estimation for waiver of premium coverages to reflect additional lapses that occur at the end of the initial level premium period, resulting in an approximately $14 million increase in DAC amortization.

Acquisition and operating expenses, net of deferrals.    Acquisition and operating expenses, net of deferrals, increased $17.3 million, or 13%, to $152.4 million for the year ended December 31, 2009 from $135.0 million for the year ended December 31, 2008. This increase was primarily attributable to a $9.0 million increase in nondeferrable commissions related to a special incentive compensation payment to the sales force and an $8.1 million adjustment in expense allowance accruals made in conjunction with the change in DAC and reserve estimation approach.

Investments and Savings Products Segment

	Year ended December 31,		Change
	2009	2008	$	%
	(Dollars in thousands)
Revenues
Commissions and fees	$289,626	$374,791	$(85,165)	-23%
Other, net	10,514	11,717	(1,203)	-10%

Total revenues	300,140	386,508	(86,368)	-22%
Expenses
Commission expenses, including amortization of DAC	143,000	193,148	(50,148)	-26%
Other operating expenses	63,736	68,197	(4,461)	-7%

Total expenses	206,736	261,345	(54,609)	-21%

Segment income before income taxes	$93,404	$125,163	$(31,759)	-25%

Commissions and fees.    The following table sets forth a breakdown of our commissions and fees and the aggregate investment value of sales of investment and savings products that generate sales-based revenue, asset values for accounts that generate asset-based revenues and the number of fee-generating accounts:

	Year ended December 31,		Change
	2009	2008	$	%
	(Dollars and accounts in thousands)
Revenue source
Sales-based revenues	$118,798	$168,614	$(49,816)	-30%
Asset-based revenues	$127,581	$158,934	$(31,353)	-20%
Account-based revenues	$43,247	$47,243	$(3,996)	-8%
Revenue metric
Product sales	$2,743,568	$3,966,436	$(1,222,868)	-31%
Average account values	$26,611,607	$32,163,880	$(5,552,273)	-17%
Average number of fee-generating accounts	2,839	3,082	(243)	-8%

Commissions and fees decreased $85.2 million, or 23%, to $289.6 million for the year ended December 31, 2009 from $374.8 million for the year ended December 31, 2008. This decrease resulted primarily from declines in sales-based revenues and asset-based revenues of $49.8 million and $31.4 million, respectively. The decline in sales-based revenue resulted from adverse economic and market conditions. The decline in asset-based revenue resulted from lower account values during the period due to lower equity valuations in the United States and

Canada beginning in the second half of 2008 and continuing through the fourth quarter of 2009. Account-based revenues declined $4.0 million as a result of lower sales of funds for which we act as recordkeeper. Differences in the percentage change between commission and fee revenues and underlying revenue metrics were primarily attributable to changes in the product mix, none of which was deemed material on an individual basis in the comparative periods, as well as small variances attributable to averaging.

Other, net.    Other, net decreased $1.2 million, or 10%, to $10.5 million for the year ended December 31, 2009 from $11.7 million for the year ended December 31, 2008. The decrease resulted from lower incentive payments received from product originators in 2009.

Commission expenses, including amortization of DAC.    Commission expenses, including amortization of DAC, decreased $50.1 million, or 26%, to $143.0 million for the year ended December 31, 2009 from $193.1 million for the year ended December 31, 2008. This decrease resulted from declines in sales activity and asset values as a result of adverse economic and market conditions.

Other operating expenses.    Other operating expenses decreased $4.5 million, or 7%, to $63.7 million for the year ended December 31, 2009 from $68.2 million for the year ended December 31, 2008. This decrease was primarily the result of a $0.7 million decline in administrative fees paid on Canadian segregated fund products due primarily to a decline in underlying asset values, $1.4 million lower incentive compensation accruals for 2009, and $0.8 million lower call center and other outsourcing expenses.

Corporate and Other Distributed Products Segment

	Year ended December 31,		Change
	2009	2008	$	%
	(dollars in thousands)
Revenues
Net premiums	$67,830	$69,765	$(1,935)	-3%
Allocated net investment income	77,114	69,299	7,815	11%
Commissions and fees	46,360	91,693	(45,333)	-49%
Other, net	8,862	10,137	(1,275)	-13%
Realized investment gains (losses), including OTTI	(21,970)	(103,480)	81,510	-79%

Total revenues	178,196	137,414	40,782	30%
Benefits and expenses
Benefits and claims	41,235	43,461	(2,226)	-5%
Insurance acquisition and operating expense, net of deferrals	26,339	25,976	363	1%
Other distributed product expenses and commissions	46,159	82,641	(36,482)	-44%
Goodwill impairment	—	194,992	(194,992)	*
Other unallocated corporate expenses	56,924	74,290	(17,366)	-23%

Total benefits and expenses	170,657	421,360	(250,703)	-59%

Segment income (loss) before income taxes	$7,539	$(283,947)	$291,486	*

*	Less than 1%, or not meaningful

Net premiums.    Net premiums decreased $1.9 million, or 3%, to $67.8 million for the year ended December 31, 2009 from $69.8 million for the year ended December 31, 2008. This decrease primarily resulted from a decline in premiums from our other insurance products.

Allocated net investment income.    Allocated net investment income increased $7.8 million, or 11%, to $77.1 million for the year ended December 31, 2009 from $69.3 million for the year ended December 31, 2008.

This increase primarily relates to an increase in invested assets and higher book yield, offset by a slight decline in the percentage of invested assets allocated to Corporate and Other Distributed Products. The decrease in the percentage of invested assets allocated to Corporate and Other Distributed Products resulted from a slight increase in the allocation to Term Life Insurance due to higher statutory reserve and capital requirements.

Commissions and fees.    Commissions and fees decreased $45.3 million, or 49%, to $46.4 million for the year ended December 31, 2009 from $91.7 million for the year ended December 31, 2008. This decrease in commissions and fees was attributable to a decline in sales of loan products. Loan sales were depressed due to adverse economic conditions and tightening credit standards. Sales of loan products declined 56% to $1.9 billion of loans for 2009 from $4.4 billion of loans for 2008.

Other, net.    Other, net decreased $1.3 million, or 13%, to $8.9 million for the year ended December 31, 2009 from $10.1 million for the year ended December 31, 2008. This decrease was primarily due to lower income from our print operations due to decreased sales to Citi affiliates.

Realized investment gains (losses), including OTTI.    Realized investment losses, including OTTI, decreased $81.5 million, or 79%, to a $22.0 million loss for the year ended December 31, 2009 from a $103.5 million loss for the year ended December 31, 2008. This decrease in losses resulted from higher gains from sale and lower other than-temporary impairments of invested assets for the year ended December 31, 2009.

Benefits and claims.    Benefits and claims decreased $2.2 million, or 5%, to $41.2 million for the year ended December 31, 2009 from $43.5 million for the year ended December 31, 2008, consistent with premium volumes.

Other distributed product expenses and commissions.    Other distributed product expenses and commissions decreased $36.5 million, or 44%, to $46.2 million for the year ended December 31, 2009 from $82.6 million for the year ended December 31, 2008. This decrease resulted primarily from a decline in commissions expense associated with declining sales of loan products.

Goodwill impairment.    We recognized a $195 million goodwill impairment charge resulting from a determination, based on impairment testing as of December 31, 2008, that maintaining the goodwill balance was unsupportable in light of the deterioration in financial markets and weak economic outlook at that time, among other factors.

Other unallocated corporate expenses.     Other unallocated corporate expenses decreased $17.4 million, or 23%, to $56.9 million for the year ended December 31, 2009 from $74.3 million for the year ended December 31, 2008. This decrease primarily reflected the impact of $9.5 million in retention bonuses paid in 2008, a $2.1 million reduction in incentive compensation and staffing related expenses (including salaries and benefits) in 2009, and a $2.0 million reduction in printing costs due to decreased sales of printing to other Citi affiliates.

For additional segment information, see Note 3 to our consolidated and combined financial statements included in the 2010 Annual Report, which is incorporated by reference into the accompanying prospectus.

Financial Condition

Investments

We have an investment committee composed of members of our senior management team that is responsible for establishing and maintaining our investment guidelines and supervising our investment activity. Our investment committee regularly monitors our overall investment results and our compliance with our investment objectives and guidelines. We use a third-party investment advisor to manage our investing activities. Our investment advisor reports to and is supervised by our investment committee.

We follow a conservative investment strategy designed to emphasize the preservation of our invested assets and provide adequate liquidity for the prompt payment of claims. In an effort to meet business needs and mitigate risks, our investment guidelines provide restrictions on our portfolio’s composition, including limits on asset type, sector limits, credit quality limits, portfolio duration, limits on the amount of investments in approved countries and permissible security types. We may also direct our investment managers to invest some of our invested asset portfolio in currencies other than the U.S. dollar. For example, a portion of our portfolio is invested in assets denominated in Canadian dollars which, at minimum, would equal our reserves for policies denominated in Canadian dollars. Additionally, to help ensure adequate liquidity for payment of claims, we take into account the maturity and duration of our invested asset portfolio and our general liability profile.

Our invested asset portfolio is subject to a variety of risks, including risks related to general economic conditions, market volatility, interest rate fluctuations, liquidity risk and credit and default risk. Investment guideline restrictions have been established in an effort to minimize the effect of these risks but may not always be effective due to factors beyond our control. Interest rates are highly sensitive to many factors, including governmental monetary policies, domestic and international economic and political conditions and other factors beyond our control. A significant increase in interest rates could result in significant losses, realized or unrealized, in the value of our invested asset portfolio. Additionally, with respect to some of our investments, we are subject to prepayment and, therefore, reinvestment risk.

The composition of our invested asset portfolio was as follows:

	December 31,
	2010		2009
	$	%	$	%
	(Dollars in thousands)
Fixed-maturity securities, at fair value	$2,081,361	97%	$6,378,179	99%
Equity securities, at fair value	23,213	1	49,326	*
Trading securities, at fair value	22,767	1	16,996	*
Policy loans and other invested assets	26,243	1	26,947	*

Total investments (1)	$2,153,584	100%	$6,471,448	100%

*	Less than 1%
(1)	Totals may not add due to rounding.

The average rating of our fixed-maturity portfolio is single A, with an average duration of approximately 3.6 years. The composition and duration of our portfolio will vary depending on several factors, including the yield curve and our opinion of the relative value among various asset classes. The distribution of our investments in fixed-maturity securities by rating follows:

	December 31,
	2010	2009
AAA	27%	28%
AA	9	10
A	22	23
BBB	36	32
Below investment grade	7	7
Not rated	*	*

Total fixed-maturity securities (1)	100%	100%

*	Less than 1%
(1)	Totals may not add due to rounding.

Fixed-Maturity Securities and Equity Securities Available for Sale.    The types of assets in our portfolio are influenced by various state and Canadian laws that prescribe qualified invested assets. We invest in assets giving consideration to such factors as liquidity and capital needs, investment quality, investment return, matching of assets and liabilities, and the overall composition of the invested asset portfolio by asset type and creditexposure.

The fair value of invested assets, and therefore the unrealized gains and losses of the assets, are subject to rapidly changing conditions, including volatility of financial markets and changes in interest rates. Management considers a number of factors in determining if an unrealized loss is other-than-temporary, including our intent to sell or whether it is more-likely-than-not we would be required to sell the investment before the expected recovery of the cost or amortized cost basis. Net unrealized gains were $157.4 million as of December 31, 2010, compared with $243.5 million as of December 31, 2009. The decline in net unrealized gains was primarily due to the smaller invested asset portfolio resulting from the Citi reinsurance transactions and our corporate reorganization.

As of December 31, 2010, the ten largest holdings within our invested asset portfolio were as follows:

Issuer	Amortized cost	Fair value	Unrealized gain
	(Dollars in thousands)
Government of Canada	$33,091	$37,177	$4,086
General Electric Co.	14,309	16,193	1,884
National Rural Utilities Cooperative	12,851	15,906	3,055
Verizon Communications Inc	13,503	15,439	1,936
Bank of America Corporation	12,706	13,708	1,002
Edison International	11,052	11,173	121
ConocoPhillips	9,279	10,796	1,517
Medtronic Inc.	10,484	10,743	259
Enel SpA	10,540	10,573	33
Toyota Motor Corporation	10,021	10,094	73

Total	$137,836	$151,802	$13,966

Percent of total fixed-maturity and equity securities	7%	7%

For additional information, see Note 4 to our consolidated and combined financial statements included in the 2010 Annual Report, which is incorporated by reference into the accompanying prospectus.

Other Significant Assets and Liabilities

The balances of and changes in other significant assets and liabilities were as follows:

	December 31,
	2010	2009	Change
	(In thousands)
Due from reinsurers	$3,731,634	$867,242	$2,864,392
Deferred policy acquisition costs	853,211	2,789,905	(1,936,694)
Future policy benefits	(4,409,183)	(4,197,454)	211,729
Current income tax payable	(43,224)	(90,890)	(47,666)
Deferred income taxes	(93,002)	(799,727)	(706,725)

Due from reinsurers reflects future policy benefit reserves due from third-party reinsurers, including the Citi reinsurers. Such amounts are reported as due from reinsurers rather than offsetting future policy benefits. As a result, the effect of coinsuring 80% or 90% of our 2009 year-end in-force book significantly increased our due from reinsurers balance at December 31, 2010.

The significant reduction in deferred policy acquisition costs was primarily a result of the term life DAC balances transferred to the Citi reinsurers based on their percentage of DAC on the specific policies covered under the applicable coinsurance agreements.

Consistent with other reinsurance transactions, the Citi reinsurance transactions did not relieve us of our direct liability to our policyholders even when the reinsurer is liable to us. As a result, these transactions had no impact on the balance of future policy benefits at December 31, 2010. The slight increase in future policy benefits relative to year-end 2009 was primarily a result of the aging of and growth in our in-force book of business.

The decrease in income taxes from December 31, 2009, was largely due to recognizing the tax effects of the transactions we executed in connection with our corporate reorganization. Income taxes were also impacted by elections we made under Section 338(h)(10) of the Code which reduced our deferred tax balances. Additionally, as a result of previously being consolidated in Citi’s federal income tax return, prior to the closing of and in accordance with our tax separation agreement, we prepaid our estimated tax liability to Citi. The advance tax payments we made to Citi exceeded our actual tax liabilities. As a result, we reduced tax assets and recorded the excess payment as a return of capital.

For additional information, see the notes to our consolidated and combined financial statements included in the 2010 Annual Report, which is incorporated by reference into the accompanying prospectus.

Off-Balance Sheet Arrangements

We have no off-balance sheet arrangements, as defined in the rules and regulations of the SEC, that have or are reasonably likely to have a material current or future effect on our financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources that would be material to investors.

Liquidity and Capital Resources

Dividends and other payments to us from our subsidiaries are our principal sources of cash. Our primary uses of funds by the Parent Company level include the payment of general operating expenses, the payment of dividends and the payment of principal and interest to Citi under the Citi note. In the future, we may enter into other debt financing arrangements that will require the payment of principal and interest, or, at the discretion of our board of directors, use excess capital to repurchase outstanding shares of our common stock in open market purchases or in privately negotiated transactions with one or more of our existing stockholders.

The liquidity requirements of our subsidiaries principally relate to the liabilities associated with their distribution and underwriting of insurance products (including the payment of claims), distribution of investment and savings products, operating expenses, income taxes and the payment of dividends. Historically, our insurance subsidiaries have used cash flow from operations associated with our in-force book of term life insurance to fund their liquidity requirements. Our insurance subsidiaries’ principal cash inflows from operating activities are derived from policyholder premiums and investment income earned on invested assets that support our statutory capital and reserves. We also derive cash inflows from the distribution of investment and savings products and other products. Our principal outflows relate to payments for ceded premiums and benefits and claims. The principal cash inflows from investment activities result from repayments of principal and investment income, while the principal outflows relate to purchases of fixed-maturity securities. We typically hold cash sufficient to fund operating flows, and invest any excess cash. At December 31, 2010, our cash balance was $126.0 million and was significantly lower than at year-end 2009, primarily as a result of the cash distributions to Citi and other payables that were settled in April 2010.

Our distribution and underwriting of term life insurance places significant demands on our liquidity, particularly when we experience growth. We pay a substantial majority of the sales commission during the first year following the sale of a policy. Our underwriting activities also require significant cash outflows at the inception of a policy’s term. Following and as a result of the Citi reinsurance transactions (without giving effect to any other factors), the cash flows from our retained in-force book of term life insurance policies were significantly lower. This has reduced our operating cash flows for the near to intermediate term; however, we anticipate that cash flows from our businesses, including our existing block of policies and our investment and savings products, will continue to provide us with sufficient liquidity to meet our operating requirements. Over the next few years, we expect our growing premium revenue base from policies issued after the Citi reinsurance transactions to increase operating cash flows.

We may seek to enhance our liquidity position or capital structure through borrowings from third-party sources, sales of debt or equity securities, reserve financing or some combination of these sources. The Model Regulation entitled Valuation of Life Insurance Policies, commonly known as Regulation XXX, requires insurers to carry statutory reserves for term life insurance policies with long-term premium guarantees which are often significantly in excess of the reserves that insurers deem necessary to satisfy claim obligations. Accordingly, many insurance companies have sought ways to reduce their capital needs by financing these excess reserves through bank financing, reinsurance arrangements or other financing transactions. Although we have not used reserve financing in the past, we may enter into these types of arrangements in the future.

Cash Flows

Cash flows from operating activities are affected primarily by the timing of premiums received, commissions and fees received, benefits paid, commissions paid to sales representatives, administrative and selling expenses, investment income, and cash taxes. Our principal source of cash historically has been premiums received on term life insurance policies in force.

We typically generate positive cash flows from operating activities, as premiums, commissions and fees collected from our insurance and investment and savings products exceed benefits, commissions and operating expenses paid, and we invest the excess. Net cash used in financing activities primarily represents dividends paid to Citi. The components of the change in cash and cash equivalents were as follows:

	Year ended December 31,
	2010	2009	2008
	(In thousands)
Net cash provided by operating activities	$41,057	$716,344	$670,083
Net cash provided by (used in) investing activities	739,574	(357,855)	(562,300)
Net cash used in financing activities	(1,289,893)	(56,427)	(436,200)
Effect of foreign exchange rate changes on cash	32,778	(1,894)	5,421

(Decrease) increase in cash and cash equivalents	$(476,484)	$300,168	$(322,996)

Operating Activities.    The decrease in cash provided by operating activities for 2010, compared with 2009 was primarily the result of lower net cash flows on our term life insurance business and lower net investment income, both of which were substantially impacted by the Citi reinsurance transactions and our corporate reorganization. Additionally, there was an increase in income taxes paid in connection with the Citi reinsurance transactions. These cash outflows were partially offset by an increase in cash provided by our investment and savings products due to improved sales and higher values of client accounts on which we earn fees.

The increase in cash provided by operating activities for 2009, compared with 2008 was primarily the result of increases of cash from net investment income, growth in our term life insurance in force and a reduction in income taxes paid, offset by a decrease of cash provided by our investment and savings products due to the decline in sales caused by adverse economic and market conditions.

Investing Activities.    The increase in cash provided by investing activities for 2010, compared with 2009 was primarily the result of significant securities sales activity and lower securities purchases as we increased our cash position in anticipation of the Transactions.

The decrease in cash used in investing activities for 2009, compared with 2008 was primarily the result of increasing cash and cash equivalent positions in anticipation of the Transactions.

Financing Activities.    The increase in cash used in financing activities for 2010, compared with 2009 represents the cash payment of dividends paid to Citi as part of the Transactions, the cash portion of the Citi dividend declared in December 2009 and paid in January 2010, and the dividends to stockholders declared and paid in the third and fourth quarters of 2010.

The decrease in cash used in financing activities during 2009, compared with 2008 reflects a reduction in dividends paid to Citi and a dividend payable of $149.0 million at December 31, 2009.

Citi Note

In April 2010, we issued a $300.0 million note to Citi as part of our corporate reorganization in which Citi transferred to us the businesses that comprise our operations. Prior to the issuance of the Citi note, we had no outstanding debt. The Citi note bears interest at an annual rate of 5.5%, payable semi-annually in arrears on January 15 and July 15, and matures March 31, 2015. Citi may participate out, assign or sell all or any portion of the note at any time.

We have the option to redeem the Citi note in whole or in part at a redemption price equal to 100% of the principal amount to be redeemed plus accrued and unpaid interest to the date of redemption. In the event of a change in control, the holder of the Citi note has the right to require us to repurchase it at a price equal to 101% of the outstanding principal amount plus accrued and unpaid interest.

The Citi note also requires us to use our commercially reasonable efforts to arrange and consummate an offering of investment-grade debt securities, trust preferred securities, surplus notes, hybrid securities or convertible debt that generates sufficient net cash proceeds (after deducting fees and expenses) to repay the note in full at certain mutually agreeable dates, based on certain conditions.

We were in compliance with all of the covenants of the Citi note at December 31, 2010. No events of default or defaults occurred during 2010.

We calculate our debt-to-capital ratio by dividing total long-term debt by the sum of stockholders’ equity and total long-term debt. As of December 31, 2010, our debt-to-capital ratio was 17.3%.

Short-Term Borrowings

We had no short-term borrowings during 2010.

Rating Agencies

As of December 31, 2010, Primerica Life’s financial strength rating was AA- by Standard & Poor’s; A+ (Superior) by A.M. Best and A+ by Fitch.

Risk-Based Capital

The NAIC has established RBC standards for U.S. life insurers, as well as a risk-based capital model act (the “RBC Model Act”) that has been adopted by the insurance regulatory authorities. The RBC Model Act requires that life insurers annually submit a report to state regulators regarding their RBC based upon four categories of risk: asset risk; insurance risk; interest rate risk and business risk. The capital requirement for each is determined by applying factors that vary based upon the degree of risk to various asset, premiums and reserve items. The formula is an early warning tool to identify possible weakly capitalized companies for purposes of initiating further regulatory action.

Prior to and after the reinsurance and reorganization transactions, our U.S. life insurance subsidiaries had statutory capital substantially in excess of the applicable statutory requirements to support existing operations and to fund future growth. We intend to take a conservative approach toward RBC levels, particularly in light of our anticipated growth. Over time, our management may opt to change RBC levels to levels that are more consistent with companies whose business is similar to ours.

In Canada, an insurer’s minimum capital requirement is overseen by OSFI and determined as the sum of the capital requirements for five categories of risk: asset default risk; mortality/morbidity/lapse risks; changes in interest rate environment risk; segregated funds risk and foreign exchange risk. Primerica Life Canada is currently in compliance with Canada’s minimum capital requirements, as determined by OSFI.

Contractual Obligations

Our contractual obligations, including payments due by period, were as follows:

	December 31, 2010
	Total Liability*	Total Payments	Less than 1 year	1-3 years	3-5 years	More than 5 years
	(In millions)
Future policy benefits	$4,409	$17,726	$1,116	$2,229	$2,166	$12,215
Policy claims and other benefits payable	230	230	230	—	—	—
Other policyholders’ funds	357	357	357	—	—	—
Citi note	300	376	17	34	325	—
Commissions	18	495	161	77	65	192
Purchase obligations	3	24	11	13	—	—
Operating lease obligations	n/a	24	7	11	3	3
Current income tax payable	43	43	43	—	—	—

Total contractual obligations	$5,360	$19,275	$1,942	$2,364	$2,559	$12,410

*	Liability amounts are those reported on the consolidated and combined balance sheet as of December 31, 2010.

Our liability for future policy benefits represents the present value of estimated future policy benefits to be paid, less the present value of estimated future net premiums to be collected. Net premiums represent the portion of gross premiums required to provide for all benefits and associated expenses. These benefit payments are contingent on policyholders continuing to renew their policies and make their premium payments. Our contractual obligations table discloses the impact of benefit payments that will be due assuming the underlying policy renewals and premium payments continue as expected in our actuarial models. The future policy benefits represented in the table are presented on an undiscounted basis, gross of any amounts recoverable through reinsurance agreements and gross of any premiums to be collected. We expect to fully fund the obligations for future policy benefits from cash flows from general account invested assets and from future premiums. These estimations are based on mortality and lapse assumptions comparable with our historical experience. Due to the significance of the assumptions used, the amounts presented could materially differ from actual results.

Policy claims and other benefits payable represents claims and benefits currently owed to policyholders.

Other policyholders’ funds primarily represent claim payments left on deposit with us.

Commissions represent gross, undiscounted commissions that we expect to incur, contingent on the policyholders continuing to renew their policies and make their premium payments as noted above.

Purchase obligations include agreements to purchase goods or services that are enforceable and legally binding and that specify all significant terms. These obligations consist primarily of accounts payable and certain accrued liabilities, including committed funds related to meetings and conventions for our independent sales force, plus a variety of vendor commitments funding our ongoing business operations.

Our operating lease obligations primarily relate to office and warehouse space and office equipment.

For additional information concerning our commitments and contingencies, see Note 17 to our consolidated and combined financial statements included in the 2010 Annual Report, which is incorporated by reference into the accompanying prospectus.

BUSINESS

Overview

We are a leading distributor of financial products to middle income households in the United States and Canada with approximately 95,000 licensed sales representatives at December 31, 2010. We assist our clients in meeting their needs for term life insurance, which we underwrite, and mutual funds, annuities and other financial products, which we distribute primarily on behalf of third parties. We insured more than 4.3 million lives and more than two million clients maintained investment accounts with us at December 31, 2010. Our distribution model uniquely positions us to reach underserved middle income consumers in a cost effective manner and has proven itself in both favorable and challenging economic environments.

Our mission is to serve middle income families by helping them make informed financial decisions and providing them with a strategy and means to gain financial independence. Our distribution model is designed to:

•

Address our clients’ financial needs:    Our sales representatives use our proprietary FNA tool and an educational approach to demonstrate how our products can assist clients to provide financial protection for their families, save for their retirement and manage their debt. Typically, our clients are the friends, family members and personal acquaintances of our sales representatives. Meetings are generally held in informal, face-to-face settings, usually in the clients’ own homes.

•

Provide a business opportunity:    We provide an entrepreneurial business opportunity for individuals to distribute our financial products. Low entry costs and the ability to begin part-time allow our recruits to supplement their income by starting their own independent businesses without incurring significant start-up costs or leaving their current jobs. Our unique compensation structure, technology, training and back-office processing are designed to enable our sales representatives to successfully grow their independent businesses.

Corporate Structure and History

We conduct our principal business activities in the United States through four principal entities, all of which are wholly owned subsidiaries: Primerica Financial Services, Inc. (“PFS”), our general agency and marketing company; Primerica Life, our principal life insurance company; PFS Investments, our securities products company and broker-dealer; and Primerica Mortgages, our loan broker company. Our Canadian operations are primarily conducted by Primerica Life Canada, our Canadian life insurance company, and PFSL Investments Canada, our Canadian licensed mutual fund dealer. Primerica Life, domiciled in Massachusetts, owns one principal subsidiary, NBLIC, a New York life insurance company.

As of April 1, 2011, Citi owned approximately 39.3% and Warburg Pincus owned approximately 22.3% of our outstanding common stock.

Primerica was incorporated in Delaware in October 2009 by Citi to serve as a holding company for the Primerica businesses. However, we trace our core business of offering term life insurance policies through a sales organization of independent sales representatives to 1977. In 1977, Arthur L. Williams, Jr. formed A.L. Williams, an independent general agency that was dedicated to selling term life insurance through a sales force of seven RVPs and 85 sales representatives. A.L. Williams grew rapidly from its inception and became one of the top sellers of individual life insurance in the United States. The operations of A.L. Williams formed the foundation of our general agency subsidiary, PFS, and of our sales force. Our insurance and securities operations are also well-seasoned.

Primerica Life was formed in 1927 under the name of Fraternal Protective Insurance Company, and PFS Investments was formed in 1981 under the name of First American National Securities, Inc. Primerica Life, PFS Investments and the assets and operations of PFS were acquired by predecessors of Citi through a series of transactions in the late 1980s.

Our businesses, which prior to April 1, 2010 were wholly owned indirect subsidiaries of Citi, were transferred to us by Citi in a reorganization pursuant to which we issued to a wholly owned subsidiary of Citi (i) 74,990,900 shares of our common stock, (ii) warrants to purchase from us an aggregate of 4,103,110 shares of our common stock and (iii) the Citi note, a $300.0 million note payable due on Mach 31, 2015, bearing interest at an annual rate of 5.5%. Citi then:

•	sold 24,564,000 shares of our common stock in our initial public offering completed in April 2010;

•	sold 16,412,440 shares of our common stock and the warrants to private equity funds managed by Warburg Pincus LLC in mid-April 2010 in a private sale; and

•	contributed back to us 5,021,412 shares of our common stock for equity awards granted to employees and sales force leaders in connection with our initial public offering.

In March 2010, we entered into the Citi reinsurance agreements with the Citi reinsurers. For a description of the Citi reinsurance transactions, see the section entitled “Management Discussion and Analysis of Financial Condition and Results of Operations – The Transactions – The reinsurance transactions” beginning on page S-45 of this prospectus supplement. We completed additional transactions concurrently with our initial public offering and the Citi reinsurance transactions, which are described under the section entitled “Management Discussion and Analysis of Financial Condition and Results of Operations – The Transactions – The concurrent transactions” beginning on page S-46 of this prospectus supplement.

Our Clients

Our clients are generally middle income consumers. We define middle income consumers as households with $30,000 to $100,000 of annual income. According to the 2009 U.S. Census Bureau Current Population Survey, approximately 50% of U.S. households fall in this range. We believe that we understand the financial needs of the middle income segment well:

•

They have inadequate or no life insurance coverage.    Individual life insurance sales in the United States declined from 12.5 million policy sales in 1975 to 6.7 million policy sales in 2009, the latest period for which data is available, according to LIMRA. We believe that term life insurance, which we have provided to middle income clients for many years, is generally the best option for them to meet their life insurance needs due to its lower initial cost versus cash value life insurance and for the protection that it provides at critical points in our clients’ lives.

•

They need help saving for retirement and other personal goals.    The decrease in the value of households’ retirement account assets has intensified the challenges of middle income families to save for retirement and the education of their children. By developing personalized savings programs for our clients using our proprietary FNA tool and offering a wide range of mutual fund, annuity and segregated fund products sponsored and managed by reputable firms, our sales representatives are well equipped to help clients develop long-term savings and retirement plans to address their financial needs.

•

They need to reduce their consumer debt.    Many middle income families have numerous debt obligations for credit card, auto loan, home-equity and mortgage debt. We help our clients address these financial burdens, including through debt consolidation loans that allow them to consolidate their debt and accelerate its repayment and personalized client-driven debt management techniques that help them reduce and ultimately pay off their debts.

•

They prefer to meet face-to-face when considering financial products.    In a 2008 survey conducted by LIMRA, 72% of U.S. middle income consumers indicated their desire to speak with a professional about at least one financial product or service, with the majority expressing a preference to meet face-to-face. Our business model is designed to directly address the face-to-face preference expressed by the majority of middle market consumers in a cost-effective manner.

We believe that our educational approach and distribution model best position us to address the unique needs of the middle income consumer profitably, which traditional financial services firms have found difficult to accomplish.

Our Distribution Model

The high fixed costs associated with in-house sales personnel and salaried career agents and the smaller-sized sales transactions typical of middle income consumers have forced many other financial services companies to focus on more affluent consumers. Product sales to affluent consumers tend to be larger, generating more sizable commissions for the selling agent, who usually works on a full-time basis. As a result, this segment has become increasingly competitive. Our distribution model — borrowing aspects from franchising, direct sales and traditional insurance agencies — is designed to reach and serve middle income consumers efficiently.

Key characteristics of our unique distribution model include:

•

Independent entrepreneurs:    Our sales representatives are independent contractors building and operating their own businesses. This business-within-a- business approach means that our sales representatives are entrepreneurs who take responsibility for selling products, recruiting sales representatives, setting their own schedules and managing and paying the expenses associated with their sales activities, including office rent and administrative overhead.

•

Part-time opportunity:    By offering a flexible part-time opportunity, we are able to attract a significant number of recruits who desire to earn supplemental income and generally concentrate on smaller-sized transactions typical of middle income consumers. Virtually all of our sales representatives begin selling our products on a part-time basis, which enables them to hold jobs while exploring an opportunity with us.

•

Incentive to build distribution:    When a sale is made, the selling representative receives a commission, as does the representative who recruited him or her, which we refer to as override compensation. Override compensation is paid through several levels of the selling representative’s recruitment and supervisory organization. This structure motivates existing sales representatives to grow our sales force by providing them with commission income from the sales completed by their recruits.

•

Innovative compensation system:    We have developed an innovative system for compensating our independent sales force that is primarily tied to and contingent upon product sales. We advance to our representatives a significant portion of their insurance commissions upon their submission of an insurance application and the first month’s premium payment. In addition to being a source of motivation for our sales force, this upfront payment provides our sales force with immediate cash flow to offset costs associated with originating the business. In addition, monthly production bonuses on term life insurance sales are paid to sales representatives whose downline sales organizations meet certain sales levels. With compensation primarily tied to sales activity, our compensation approach accommodates varying degrees of individual sales representative productivity, which allows us to use a large group of part-time representatives cost effectively and gives us a variable cost structure. In addition, we incentivize our RVPs with equity compensation, which aligns their interests with those of our stockholders.

•

Large dynamic sales force:    The members of our sales force primarily target and serve their friends, family members and personal acquaintances through individually driven networking activities. We believe that this warm markets approach is an effective way to distribute our products because it facilitates face-to-face interaction initiated by a trusted acquaintance of the prospective customer, which is difficult to replicate using other distribution approaches. Due to the large size of our sales force, attrition and our active recruiting of new sales representatives, our sales force is constantly renewing itself by adding new members, which allows us to continue to access an expanding base of our sales representatives’ contacts. By relying on a very large and ever-renewing sales force that has access to and a desire to help friends, family members and personal acquaintances, we are able to reach a wide market without engaging costly media channels.

•

Sales force leadership:    A sales representative who has built a successful organization can achieve the sales designation of RVP and can earn higher commissions and bonuses. RVPs are independent contractors who open and operate offices for their sales organizations and devote their full attention to their Primerica businesses. RVPs also support and monitor the part-time sales representatives on whose sales they earn override commissions in compliance with applicable regulatory requirements. RVPs’ efforts to expand their businesses are a primary driver of our success.

•

Motivational Culture:    Through sales force recognition events and contests, we seek to create a culture that inspires and rewards our sales representatives for their personal successes. We believe this motivational environment is a major reason that many sales representatives join and achieve success in our business.

Structure and Scalability of Our Sales Force

Our sales force consists of independent sales representatives. When new sales representatives are recruited by existing sales representatives, they join our sales force with an upline relationship with the sales representative who recruited them and with the recruiting sales representative’s respective upline RVP organization. As new sales representatives are successful in recruiting other sales representatives, they begin to build their own organization of sales representatives who become their downline sales representatives. Sales representatives are encouraged to recruit other sales representatives and build their own downline organizations to earn override commissions on sales made by members of their downline organization. Our sales representatives view building their own downline organizations as building their own business within a business.

While the substantial majority of our sales representatives are part-time, at December 31, 2010 approximately 4,000 served as RVPs who devote their full attention to our organization. RVPs establish and maintain their own offices, which we refer to as field offices, and fund the cost of administrative staff, marketing materials, travel and training and recognition events for the sales representatives in their respective downline organizations. Field offices maintained by RVPs provide a location for conducting recruiting meetings, training events and sales-related meetings, disseminating our Internet-streamed TV programming, conducting compliance functions, and housing field office business records.

Our sales-related expenses are primarily variable costs that fluctuate with product sales volume and consist primarily of sales commissions paid to our sales representatives and, to a lesser extent, both fixed and variable costs associated with our incentive programs, sales management, training, information technology, compliance and administrative activities.

With the support of our home office staff, RVPs play a major role in training, motivating and monitoring our sales representatives. Because the primary determinant of a sales representative’s compensation is the size and productivity of his or her downline organization, our distribution model provides financial rewards to our sales representatives who successfully recruit, support and monitor productive sales representatives for our company. We believe that new tools and technology, coupled with our equity incentive award program, further incentivize our sales representatives to become RVPs. The new tools and technology that we have made available to our RVPs enable them to reduce the time spent on administrative responsibilities associated with their sales organization so they can devote more time to the sales and recruiting activities that drive our growth. See the section entitled “ — Sales Force Support and Tools” beginning on page S-90 of this prospectus supplement.

Both the structure of our sales force and the capacity of our support capabilities provide us with a high degree of scalability as we grow our business. Our support systems and technology are capable of supporting a large sales force and a high volume of transactions. In addition, the sharing of training and oversight activities between us and RVPs allows us to grow without incurring proportionate overhead expenses to accommodate an increase in sales representatives, clients, product sales and transactions.

Recruitment of Sales Representatives

Our ongoing recruitment, training and licensing of new sales representatives are critical for our success. Our sales force is our sole distribution channel. Our recruiting process is designed to recruit new sales representatives and to reach new prospective clients. Recruits often become our clients or provide us with access to their friends, family members and personal acquaintances, which expand our market reach. As a result, we have developed, and continue to seek to improve, a systematic approach to recruiting new sales representatives and training them so they can obtain the requisite licensing to succeed.

Similar to other distribution systems that rely upon part-time sales representatives and typical of the life insurance industry generally, we experience wide disparities in the productivity of individual sales representatives. Many new recruits elect not to obtain the requisite licenses, and many of our licensed sales representatives are only marginally active or are inactive in our business each year. We plan for this disparate level of sales representative productivity and view a continuous recruiting cycle as a key component of our distribution model. Our distribution model is designed to address the varying productivity associated with using part-time sales representatives by paying sales compensation based on sales activity, emphasizing the recruiting of new sales representatives and continuing ongoing initiatives to address barriers to licensing new recruits. Our sales force compensation structure, by providing override commissions to sales representatives on the sales generated by their downline sales organization, aligns our interest in recruiting new representatives with the interests of our sales representatives.

We recruit and offer training to new sales representatives in very large numbers. Many new recruits do not complete the requirements to obtain their individual life insurance licenses mainly due to the time commitment required to obtain licenses and various regulatory hurdles.

The table below highlights the number of new recruits, newly insurance-licensed sales representatives, and average number of newly insurance-licensed sales representatives:

	Year ended December 31,
	2010	2009	2008
Number of new recruits	231,390	221,920	235,125
Number of newly insurance-licensed sales representatives	34,488	37,629	39,383
Number of insurance-licensed sales representatives, at period end	94,850	99,785	100,651
Average number of insurance-licensed sales representatives during period	96,840	100,569	99,361

We define new recruits as individuals who have submitted an application to join our sales force, together with payment of a fee to commence their pre-licensing training. We may not approve certain new recruits to join our sales force, and others elect to withdraw from our sales force prior to becoming active in our business.

On average, it requires approximately three months for our sales representatives to complete the necessary applications and pre-licensing coursework and to pass the applicable state or provincial examinations to obtain a license to sell our term life insurance products. As a result, individuals recruited to join our sales force within a given fiscal period may not become licensed sales representatives until a subsequent fiscal period.

We have launched several recruiting and licensing initiatives that are designed to help us maintain and increase our recruiting and licensing activity and ultimately grow the aggregate size of our licensed sales force, including:

•	introducing a Fast Start Bonus program that provides new representatives an opportunity to earn compensation quickly;

•

providing our sales force with the ability to register new recruits almost instantaneously using their mobile devices, which allows our new recruits to get started in building their businesses immediately;

•	developing a wide array of courses, training tools and incentives that assist and encourage new recruits to obtain the requisite licenses; and

•	working with industry and trade associations to address unnecessary regulatory barriers to licensing qualified candidates.

Recruiting sales representatives is undertaken by our existing sales representatives, who identify prospects and share with them the benefits of associating with our organization. Our sales representatives showcase our organization as dynamic and capable of changing lives for the better by demonstrating the success achieved by members of our sales force.

After the initial contact, prospective recruits typically are invited to an “opportunity meeting,” which is conducted by an RVP at a field office. The objective of such meetings is to inform recruits about our mission and their opportunity to join our sales force. At the conclusion of each opportunity meeting, prospective recruits are asked to complete an application and pay a $99 fee to commence their pre-licensing training and licensing examination preparation programs. Many recruits also elect to pay $25 per month for a subscription to Primerica Online, our extensive website for our sales force. Recruits are not obligated to purchase any of our products to become a sales representative, although they often elect to do so.

Recognizing that our successful sales representatives generally are active in our business in the evenings and on the weekends, we have created a Partnership Program for the spouses and significant others of our sales representatives to provide them with meaningful roles in our business. For example, a sales representative’s partner is typically recognized with the sales representative for awards and honors. Moreover, it is common for a partner to serve as an office manager or administrator in a field office, which reduces overhead for that RVP and creates a sense of shared enterprise for the partner.

The requirement that our sales representatives obtain licenses to sell many of our products is a hurdle for our recruits. To minimize this impediment, we provide our new recruits with training opportunities such as test preparation tools and classes to help them become licensed, generally at no additional cost to them, and offer financial incentives and recognition programs to encourage recruits to become licensed and to drive growth of our sales force generally. We also have joined others in the life insurance industry in seeking to address unnecessary regulatory barriers to licensing, including efforts to modify individual state licensing laws and regulations.

Sales Force Motivation, Training and Communication

Motivating and training our sales force are critical activities for our success and that of our sales representatives. We use multiple channels to reach our approximately 95,000 licensed sales representatives (as of December 31, 2010) to deliver motivational and substantive messages.

Motivation.    Through our proven system of sales force recognition events and contests, we provide our sales representatives with incentives to engage in activities that drive our results. Motivation is driven in part by our sales representatives’ belief that they can achieve higher levels of financial success by building their own businesses as Primerica sales representatives. The opportunity to help others address financial challenges is also a significant source of motivation for many of our sales representatives, as well as for our management and employees. Our mission-driven and motivational culture is, we believe, a major reason that many sales representatives join and succeed in our business.

We motivate our sales representatives to succeed in our business by:

•	compensating our sales representatives to reward product sales by them and their downline organizations;

•	helping our sales representatives learn financial fundamentals so they can confidently and effectively assist our clients;

•	reducing the administrative burden on our sales force, which allows them to devote more of their time to building a downline organization and selling products; and

•	creating a culture in which sales representatives are encouraged to achieve goals through the recognition of their sales and recruiting achievements.

We seek to motivate our sales representatives not only through compensation, but also by providing recognition for individual efforts and achievements. We do this through incentive trips, monthly promotion incentives and other types of performance recognition. Successful sales representatives, as well as relatively new sales representatives who are beginning to achieve success in our sales organization, are recognized on Primerica Online and in print materials that are distributed to our entire sales force. Additionally, many RVPs host their own recognition events and create incentive programs that they sponsor for the sales representatives in their downline organizations.

To give our sales representatives a sense that they are part of a larger enterprise than their field office, we conduct numerous local, regional and national meetings. These meetings are a vehicle to inform and motivate our sales force. For example, in January 2011 we conducted 12 regional meetings with approximately 3,700 RVPs. We have periodically held a convention for all of our sales representatives, the most recent of which was held in 2007 at the Georgia Dome, attracting approximately 50,000 individuals. Our next convention is scheduled to take place in June 2011, also at the Georgia Dome in Atlanta, Georgia. We believe the fact that so many of our sales representatives elect to attend our meetings at their own expense demonstrates their commitment to our organization.

Training.    Our sales representatives must hold licenses to sell most of our products. Our in-house insurance licensing center makes available classroom, online and correspondence insurance pre-licensing classes to meet applicable state and provincial licensing requirements and prepare recruits to pass applicable life insurance licensing exams. In 2010, more than 62,600 students in 42 states, Puerto Rico and nine Canadian provinces attended approximately 5,400 classes conducted by over 500 instructors, many of whom are also sales representatives. Approximately 30,400 students in 43 states and the District of Columbia attended online pre-licensing classes in 2010. We also offer correspondence courses in 22 states and the District of Columbia. For those representatives who wish to sell our investment and savings products, we contract with third-party training firms to conduct exam preparation.

Because we believe that helping our new recruits secure requisite licensing is a way for us to grow our business, we continue to develop courses, tools and incentives to help new recruits become licensed sales representatives. Among other tools, we provide to our sales force (generally at no cost to them) an online exam simulator, exam preparation review classes in addition to state or province mandated life insurance pre-licensing classes, and life insurance exam review videos. If new recruits use our online exam simulator and pass our practice exams, we agree to pay for them to take the state exam again if they do not pass the first time. We also developed the Fast Start Scoreboard, an interactive tool on our Primerica Online website that provides new recruits a step-by-step guide to getting started in building their Primerica businesses, including encouragement to use our licensing exam preparation courses and tools.

Other internal training program opportunities include sales, management skills, business ownership, product and compliance training modules and videos designed to equip our sales representatives to succeed in their businesses. Many RVPs conduct sales training in field offices either on nights or weekends to allow sales representatives with weekday jobs or family commitments to attend.

Communication.    We communicate with our sales force through multiple communication channels, including those described below:

•

Primerica Online, our Internet site for sales representatives, is designed to be a support system for our sales representatives. It provides sales representatives with access to their Primerica e-mail, bulletins and alerts, business tracking tools and real-time updates on their pending life applications and new recruits. It contains an extensive library of Primerica-approved presentations, logos, graphics and audio and visual sales tools, all of which can be easily downloaded by our sales representatives. Through Primerica Online, we provide real-time recognition of sales representatives’ successes, and scoreboards for sales force production, contests and trips. Primerica Online also is a gateway to our product providers and product support, a vehicle to monitor production and track sales activity and a comprehensive training tool that helps new recruits become licensed and start building their businesses. Approximately 142,400 of our sales representatives, both licensed and not yet licensed, subscribed to Primerica Online at December 31, 2010. Sales representatives generally pay a $25 monthly fee to subscribe to full-service Primerica Online, which helps cover the cost of maintaining this support system.

•

Our in-house TV network is broadcast to our sales force by Internet-streaming video. Our full-service television studio allows us to create original broadcasts and videos professionally and quickly. This video programming offers senior management opportunities for weekly updates to our sales force, as well as a vehicle for training and motivational materials. We broadcast a live weekly program each Monday hosted by our home office management or RVPs that focuses on new developments and provides motivational messages to our sales force, and each Wednesday we broadcast a training oriented program to our sales force. We also profile successful sales representatives in our programming, allowing these individuals to share their secrets for succeeding in our business. In 2010, we produced 140 different shows or broadcasts and produced 159 training and motivational videos and audios.

•

Our publications department and print facility produce many brochures to motivate and inform our sales force. We make available for sale to our sales force sales pieces, recruiting materials, business cards and stationery. We have a full-service publications department and a printing and distribution facility that provides total communications services from web design and print presentations to graphic design and script writing. RVPs receive a weekly mailing from us that includes materials promoting our current incentives, as well as the latest news about our product offerings.

•

Our GoSolo® voice messaging tool and mass texting allow us to widely distribute motivational and informational voice message, broadcasts and text messages to our sales force. GoSolo® is a subscription service provided by a third party to our sales representatives.

Sales Force Support and Tools

Our information systems and technology are designed to support a sales and distribution model that relies on a large and ever-changing group of predominantly part-time representatives to assist them in building their own businesses. We provide our sales representatives with sales tools that allow both new and experienced sales representatives to offer financial information and products to their clients. Among the most significant of these tools are:

•

Our Financial Needs Analysis.    Our FNA is a proprietary, needs-based analysis tool that is made available to our sales force. The FNA gives our sales representatives the ability to collect and synthesize client financial data and develop a personalized financial needs analysis for the client that is both understandable to the client and integrated with product recommendations that meet the client’s financial needs. The FNA, while not a financial plan, provides our clients with a personalized explanation of how our products and prudent financial practices, such as regular saving and accelerating the repayment of high cost credit card debt, can help them reach their financial goals. When preparing a FNA, our sales representatives collect key financial and personal data from their clients and input it into our FNA software. The resulting financial needs analysis provides clients with a snapshot of their current financial position and identifies their needs in terms of financial protection (our insurance products), savings (our mutual fund, variable and fixed annuity and segregated funds products) and debt management (our loan products). The FNA enables the sales representative to present financial alternatives to the client and is a multi-product sales tool.

•

Our Point-of-Sale Application Tool.    Our point-of-sale software, TurboApps, is an internally developed system that streamlines the application process for our insurance products. This application populates client information from FNA files to eliminate redundant data collection and provides real-time corrections of incomplete or illegible applications. In addition, the TurboApps application is received by both the home office and the supervising RVP from the sales force electronically, which results in expedited processing of our life insurance product sales. Integrated with our paperless field office management system described below and with our home office systems, our TurboApps tool allows us to realize the efficiencies of straight-through-processing of application data and other information collected on our sales representatives’ mobile devices. In 2010, we added TurboApps functionality that supports our recruiting activity and our U.S. mutual fund product sales. We are currently developing web-based versions of TurboApps to take advantage of the proliferation of portable devices and wireless Internet connections, including smartphones, laptop computers and tablets.

•

Virtual Base Shop.    In an effort to ease the administrative burden on RVPs and simplify sales force operations, we make available to RVPs a secure Intranet-based paperless field office management system as part of the Primerica Online subscription. This virtual office is designed to automate the RVP’s administrative responsibilities and can be accessed by all sales representatives in an RVP’s immediate downline sales organization, which we refer to as his or her base shop. As of December 31, 2010, over 3,600 RVPs had activated a virtual office site.

•

Our Morningstar Investment Presentation Tools.    We have licensed from Morningstar two web-based sales presentation tools, Portfolio Solutions and Morningstar® Hypothetical IllustratorSM. In addition, we have contracted with Ibbotson Associates Advisors, LLC, a leading asset allocation advisory firm and a subsidiary of Morningstar, to build detailed asset allocation portfolios for eight leading mutual fund firms. These tools allow our sales representatives to illustrate for clients and prospective clients the long-term benefits of proper asset allocation and the resulting wealth creation over specific time horizons. We believe these tools offer our clients and prospective clients the benefit of objective third-party advice from an industry leader and help establish the credibility of our sales representatives and our products.

•

Client Account Manager.    Together with Morningstar, in October 2010 we deployed Client Account Manager, a client portfolio management tool that assists our sales representatives with monitoring individual client investment accounts. The Client Account Manager provides our sales representatives with additional product sales opportunities for our investment and savings products by providing better access to detailed account information for both active clients’ and legacy accounts (i.e., accounts that our representatives have inherited upon departure of the representative who established the accounts) to better service these customers, which allows our sales representatives to have more client contact, to present additional investment recommendations to clients and to cross-sell additional products.

In addition to these sales-related tools, we also make available other technology to support our sales force in managing their businesses and in serving our clients, including:

•	a toll-free sales support call center to address each sales representative’s questions and to assist with paperwork, underwriting and licensing related to our insurance products;

•

a tele-underwriting process that allows clients to provide us needed medical information without disclosing it to our sales representatives, who are often friends, family members and personal acquaintances;

•

our Primerica Online Internet site that offers our sales force the ability to track the status of pending life insurance applications using the Life Manager feature and track the progress of their new recruits (in terms of training and licensing) using the Recruit Manager feature; and

•	16 other websites to communicate with, inform and assist prospective clients, clients, recruits, sales representatives and employees.

Performance-Based Compensation Structure

Our sales representatives can earn compensation in multiple ways, including:

•	sales commissions payable based on their personal sales;

•	override commissions payable based on the sales by sales representatives in their downline organizations;

•

bonuses and other compensation, including share-based compensation, payable to them based on their own sales performance, the aggregate sales performance of their downline organizations and other criteria; and

•	participation in our contests and other incentive programs.

Our compensation system is rooted in our origin as an insurance agency. Commissions to sales representatives with overrides to sales managers and general agents are common in the insurance industry. Over time, modifications have been made to leverage the entrepreneurial spirit of our sales force.

Our compensation system pays a commission to the selling representative who actually sells the product and override commissions to several levels of the selling representative’s upline organization. Commissions are calculated and paid based on the commission rates in effect at the time of the related sale. With respect to term life insurance sales, commissions payable are calculated based on the total first-year premium (excluding policy fee) for all policies and riders. To motivate our sales force and help them offset the costs of their businesses, we compensate them for the sale of our term life insurance products as quickly as possible after the sale. We advance a majority of the insurance commission upon the submission of a completed application and the first month’s premium payment. The advance, if any, may be an amount up to 75% of the first-year annual commission, or generally on nine months of premium. As the client makes his or her premium payments, the commission is earned by the sales representative and the commission advance is recovered. If premium payments are not made by the client and the policy terminates, any outstanding advance commission is charged back to the sales representative. The chargeback would equal that portion of the advance that was made but not earned by the representative because the client did not pay the full premium for the period of time for which the advance was made to the representative (i.e., nine months). Chargebacks, which occur in the normal course of business, may be recovered by reducing any amounts otherwise payable to the representative (such as advances on new sales or earned commissions on other sales).

The remainder of life insurance sales commissions is earned when the first 12 months of premium is received from the client. Sales representatives and their upline organizations are contractually obligated to repay us any commission advances that are ultimately not earned due to the underlying policy lapsing prior to the full commission being earned. Additionally, we hold back a portion of the commissions earned by our sales representatives as a reserve out of which we may cover these chargebacks. The amounts held back are referred to as deferred compensation account commissions (“DCA commissions”). DCA commissions are available to reduce debts owed by sales representatives. DCA commissions also provide an upline sales representative with a cushion against the chargeback obligations of their downline sales representatives. DCA commissions, unless applied to agent debt, are ultimately released to the sales representatives. Generally, commissions are not paid after the first year with respect to a policy. One of our riders provides for coverage increases each year. For such riders, commissions in the second year and thereafter are only paid with respect to the premium increase related to the increased coverage. Additionally, renewal commissions are paid on some older in-force policies. At the end of the policy duration, compensation is paid on conversions.

We also pay compensation to our sales force for the sale of mutual funds, annuities, loans, long-term care insurance, prepaid legal protection and our Primerica DebtWatchers™ products, and for the referral of customers seeking auto and home insurance. For mutual funds and most annuity products, commissions are paid both on the sale and on the total of the assets under management and are calculated based on the dealer re-allowance and trail compensation actually paid to us. Loan commissions are payable for the sourcing of closed loans and are calculated based on a fixed percentage of the loan amount. Long-term care insurance commissions are calculated based on the amount of premium received. Prepaid legal protection program commissions and Primerica DebtWatchers™ commissions are payable in fixed amounts on the sale of the respective product. For auto and homeowner’s insurance products, referral fees are paid for referrals that result in completed applications.

In addition to commissions paid on personal sales, we pay override commissions to several levels of the selling representative’s sales and supervisory organization. This structure motivates our sales representatives to grow their downline sales organization and as a result, drive product sales. To encourage our most successful RVPs to build large downline sales organizations that generate strong sales volumes, we have established the Primerica Ownership Program to provide certain qualifying RVPs a contractual right to sell their business to another RVP or transfer it to a qualifying family member.

Bonuses and, from time to time, other incentive compensation are payable for sales of certain products. As of December 31, 2010, bonuses were payable to the selling representative or to selected override levels, or both, for achieving specified production levels for the sale of term life insurance, investment and savings products, and prepaid legal protection and for auto and home insurance referrals. In August 2010, we announced a bonus program that provides new representatives an opportunity to quickly receive rewards for successful performance. The Fast Start Bonus was designed to incentivize our newest representatives to observe sales of life insurance products by licensed sales representatives, sell our other distributed products that do not require the sales representative to hold a license, obtain their life insurance licenses and recruit new sales representatives. Upon achieving certain goals and building their team, new representatives can qualify for a Fast Start Bonus by completing successful field training observations and product sales milestones, while the upline RVP can earn a bonus for each representative in his or her downline organization that earns the Fast Start Bonus. The Fast Start Bonus program replaces a previous program under which new representatives could not earn incentive bonus compensation in their early months with the company.

In addition to these methods of compensation, we use quarterly equity award compensation programs under which RVPs can earn shares of common stock. Effective deployment of these programs allows us to align the interests of our sales force with those of our stockholders.

Sales Force Licensing

The states, provinces and territories in which our sales representatives operate generally require our sales representatives to obtain and maintain licenses to sell our insurance, securities and mortgage loan products. Our sales representatives may also be required to maintain licenses to sell certain of our other financial products.

To sell insurance products, our sales representatives must be licensed by their resident state, province or territory and by any other state, province or territory in which they do business and in most states our sales representatives must be designated by our applicable insurance subsidiary.

To sell securities products, our U.S. sales representatives must be registered with FINRA and licensed as both Series 6 and Series 63 registered sales representatives of our broker-dealer subsidiary and by each state in which they sell securities products. To sell variable annuity products, our sales representatives must have these licenses and FINRA registrations and be appointed by the annuity underwriter in the states in which they market annuity products.

Our Canadian sales representatives selling mutual fund products are required to be licensed by the securities commissions in the provinces and territories in which they sell mutual fund products. Our Canadian sales representatives who are licensed to sell our insurance products do not need any further licensing to sell our segregated funds products in Canada.

Due to the enactment and implementation by the states of the SAFE Act to offer mortgage loan products, our sales representatives must be individually licensed as mortgage loan originators (and in some states as both mortgage brokers and mortgage loan originators) by the states in which they do business.

In Canada, our sales representatives do not sell loan products due to licensing restrictions, but they are compensated for referring clients to the lender without having to be licensed as a mortgage broker.

Our sales representatives must pass applicable examinations to be licensed to sell our insurance, securities and loan products. We provide our sales representatives access to in-person and online life insurance licensing exam preparation classes and other support to assist them in obtaining necessary life insurance licensing. See the section entitled “— Sales Force Motivation, Training and Communication” beginning on page S-88 of this prospectus supplement. To encourage new recruits to obtain their life insurance licenses, we either pay directly or reimburse the respective sales representative for certain licensing-related fees and expenses, if the sales representative passes the applicable exam and obtains the applicable life insurance license.

Supervision and Compliance

To ensure compliance with various federal, state, provincial and territorial legal requirements, we and our RVPs share responsibility for maintaining an overall compliance program that involves compliance training, and supporting and monitoring the activities of our sales representatives. Our Office of the General Counsel and our Field Supervision Department work with RVPs to develop appropriate compliance procedures and systems.

RVPs generally must obtain a principal license (FINRA Series 26 in the United States and Branch Manager license in Canada), as a result of which they have supervisory responsibility over the activities of their downline sales organizations. Additional supervision is provided by approximately 490 Offices of Supervisory Jurisdiction (“OSJs”), which are run by select RVPs who receive additional compensation for assuming additional responsibility for supervision and compliance monitoring across all product lines. OSJs are required to periodically inspect our field offices and report any compliance issues they observe to us.

All of our sales representatives are required to participate in our annual compliance meeting, a program administered by our senior management and our legal and compliance staff at which we provide a compliance training overview across all product lines and require the completion of compliance checklists by each of our licensed sales representatives for each product he or she offers. Additionally, our sales representatives receive periodic compliance newsletters regarding new compliance developments and issues of special significance. Furthermore, the OSJs are required to complete an annual training seminar that focuses on securities compliance and field supervision.

Our Compliance Department regularly runs surveillance reports designed to monitor the activity of our sales force. These surveillance reports are reviewed by our surveillance administrators. If we detect any unusual or suspicious activity, our Compliance Department commences an appropriate investigation and, when appropriate, refers such activity to our legal department for disciplinary action. Our Field Supervision Department has a team of Primerica employees who regularly assist the OSJs and communicate compliance requirements to them to ensure that they properly discharge their supervisory responsibilities. These Primerica employees also periodically inspect the OSJ offices.

Our Field Audit Department regularly conducts audits of all sales representative offices, including scheduled and no-notice audits. In 2010, we performed approximately 4,800 audits in the United States and Canada. Our policy is to conduct approximately 50% of the field office audits on a no-notice basis. The auditors review all regulatory-required records that are not maintained at our home office. All compliance deficiencies noted by the auditor must be corrected, and we carefully monitor all corrective action. Field offices that fail the audit are subject to a follow-up audit in 150 days. Continued audit deficiencies are addressed through a progressive disciplinary structure that includes fines, reprimands, probations and terminations.

The Office of the General Counsel has responsibility for the legal affairs of the company, along with compliance, government relations and corporate governance. This office is also responsible for investigating and making recommendations about disciplinary actions against sales representatives, if appropriate.

Our Products

Our products are tailored to appeal to middle income consumers. We believe our face-to-face home delivery of products and financial needs analysis add sufficient value to the client to allow us to compete on the basis of product value and service in addition to price. Reflecting our philosophy of helping middle income clients with their financial product needs and to ensure compatibility with our distribution model, our products generally incorporate the following criteria:

•

Consistent with Good Individual Finance Principles:    Products must be consistent with good personal finance principles for middle income consumers, such as reducing debt, minimizing expenses and encouraging long-term savings.

•

Complementary:    Products are designed to complement, not to compete with or cannibalize, each other. For example, term life insurance does not compete with mutual funds because term life has no cash value or investment element.

•	Ongoing Needs Based: Products must meet the ongoing financial needs of many middle income consumers so that the likelihood of a potential sale is high in most homes.

•

Distributable:    Products must be appropriate for distribution by our sales force, which requires that the application and approval process must be simple to explain and understand, and the likelihood of approval must be sufficiently high to justify the investment of time by our sales representatives.

We organize and manage our business through three operating segments: Term Life Insurance, Investment and Savings Products and Corporate and Other Distributed Products. See the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Results of Operations” beginning on page S-57 of this prospectus supplement and Note 3 to our consolidated and combined financial statements included in the 2010 Annual Report, which is incorporated by reference into the accompanying prospectus, for certain financial information regarding our operating segments and the geographic areas in which we operate.

Operating Business Segment	Principal Products	Principal Sources of Products (Applicable Geographic Territory)
Term Life Insurance	Term Life Insurance	Primerica Life (U.S. (except New York), the District of Columbia and territories) (1) NBLIC (New York) (1) Primerica Life Canada (Canada) (1)

Investment and Savings Products	Mutual Funds

American Funds (U.S.)

Franklin Templeton (U.S.)

Invesco (U.S.)

Legg Mason Global Asset Management (U.S.)

Pioneer Investments (U.S.)

AGF Funds (Canada)

Concert™ Funds (a family of Primerica-branded “funds of funds” composed of AGF Funds) (Canada)

	Variable Annuities	First MetLife Investors Insurance Company (U.S.) MetLife Investors USA Insurance Company (U.S.)

	Fixed Annuities	First MetLife Investors Insurance Company (U.S.) MetLife Investors USA Insurance Company (U.S.)

	Segregated Funds	Primerica Life Canada (Canada) (1)

Corporate and Other Distributed Products	Mortgage Loans — Debt Consolidation or Refinance, Purchase Money (U.S. only)	Citicorp Trust Bank, fsb (U.S.) (2) AGF Trust Company (Canada)

	Unsecured Loans (3)	Citibank, N.A. (U.S., except California) (2) Citicorp Trust Bank, fsb (California) (2)

	Primerica DebtWatchers™	Equifax Consumer Services LLC, a wholly owned subsidiary of Equifax Inc. (U.S. and Canada)

	Long-Term Care Insurance	Genworth Life Insurance Company and its affiliates (U.S.)

	Prepaid Legal Services	Prepaid Legal Services, Inc. (U.S. and Canada)

	Mail-Order Student Life	NBLIC (U.S., except Alaska, Hawaii, Montana, Washington and the District of Columbia) (1)

	Short-Term Disability Benefit Insurance	NBLIC (New York and New Jersey) (1)

	Auto and Homeowners’ Insurance	Various insurance companies, as offered through Answer Financial, Inc. (an independent agent for various third-party property and casualty insurance companies) (U.S.)

(1)	Indicates subsidiaries of Primerica.
(2)	Indicates affiliate of Citi (excluding Primerica and its subsidiaries).
(3)	The unsecured loan program in the United States terminated on December 31, 2010.

Term Life Insurance Products

Through our three life insurance company subsidiaries — Primerica Life, NBLIC and Primerica Life Canada — we offer term life insurance to clients in the United States, Puerto Rico, Guam and Canada. In 2009, the latest period for which data is available, we were the largest provider of individual term life insurance in the United States based on the amount of in-force premiums collected, according to LIMRA.

We believe that term life insurance is a better alternative for middle income clients than cash value life insurance. Term life insurance provides a guaranteed death benefit if the insured dies during the fixed coverage period of the policy in return for the periodic payment of premiums. Term insurance products, which are sometimes referred to as pure protection products, have no savings or investment features, but provide payment of a specified amount upon the death of the insured individual, thereby providing financial protection for his or her named beneficiaries. By buying term life insurance rather than cash value life insurance, a policyholder initially pays a lower premium and, as a result, may have funds available to invest for retirement and other needs. We also believe that a person’s need for life insurance is inversely proportional to that person’s need for retirement savings, a concept we refer to as the theory of decreasing responsibility. Young adults with children, new mortgages and other obligations need to buy higher amounts of insurance to protect their family from the loss of future income resulting from the death of a primary bread winner. With its lower initial premium, term life insurance lets young families buy more coverage for their premium dollar when their needs are greatest and still have the ability to have funds for their retirement and educational savings needs.

Our term life insurance products are designed to be easily understood by, and meet the needs of, our middle income clients. Clients purchasing our term life insurance products, whose average age was 38 in 2010, generally seek stable, longer-term income protection products for themselves and their families. In response to this demand, we offer term life insurance products, with level premium coverage periods that range from ten to 35 year policies. Policies with 20-year terms or more accounted for approximately 83% of the face amount of policies we issued in 2010. Death benefits are payable upon the death of the insured while the policy is in force. Policies remain in force until the expiration of the coverage period or until the policyholder ceases to make premium payments and terminates the policy. Our currently issued policies expire when the primary insured reaches age 95 (80 for NBLIC clients in New York). Premiums are guaranteed not to rise above a certain amount each year during the life of the policy. The initial guarantee period for policies issued in the United States equals the initial term period, up to a maximum of 20 years. After 20 years, we have the right to raise the premium, subject to limits provided for in the applicable policy. In Canada, the amount of the premium is guaranteed for the entire term of the policy.

Our term life insurance policies may be customized through the addition of riders to provide coverage for specific protection needs, such as mortgage and college expense protection. These additional riders are available individually for both the primary insured and a spouse. We offer an increasing benefit rider that allows for a 5% or 10% annual increase in coverage (subject to a maximum lifetime increase of $500,000) without new underwriting. All children under the age of 25 in a family may be insured under one rider for one premium. Providing insurance for an entire family under one policy results in only one policy fee, premium banding for the total coverage on the primary insured and spouse, and reduced administrative expenses. The term premium banding refers to levels of death benefits payable on a term life insurance policy at which the cost to the insured of each $1,000 of death benefits payable decreases. Our premium bands are currently $150,000, $250,000 and $500,000. The death benefits attributable to an insured individual and his or her insured spouse are combined for purposes of determining which premium band will be used to calculate individual premiums. Therefore, the couple together may be charged premiums that are less per person per $1,000 of death benefits payable than they would otherwise be charged as individuals. The average face amount of our in-force policies issued in 2010 was approximately $267,000.

The following table sets forth selected financial information regarding our term life insurance products:

	Year ended December 31,
	2010	2009	2008
Life insurance issued:
Number of policies issued	223,514	233,837	241,173
Face amount issued (In millions)	$74,401	$80,497	$87,279

	December 31,
	2010	2009	2008
Life insurance in force:
Number of policies in force	2,311,030	2,332,273	2,363,792
Face amount in force (In millions)	$656,791	$650,195	$633,467

Pricing and Underwriting.    We believe that effective pricing and underwriting are significant drivers of the profitability of our life insurance business, and we have established our pricing assumptions to be consistent with our underwriting practices. We set pricing assumptions for expected claims, lapses, investment returns and expenses based on our own relevant experience and other factors. These other factors include:

•

expected changes from relevant experience due to changes in circumstances, such as (i) revised underwriting procedures affecting future mortality and reinsurance rates, (ii) new product features, and (iii) revised administrative programs affecting sales levels, expenses, and client continuation or termination of policies; and

•

observed trends in experience that we expect to continue, such as general mortality improvement in the general population and better or worse policy persistency (the period over which a policy remains in force) due to changing economic conditions.

Our strategy is to price our insurance products competitively for our target risk categories. Our insurance products are based on unisex rates, which we believe complements our one policy per family philosophy.

Under our current underwriting guidelines, we individually assess each insurable adult applicant and place such applicant into one of four risk classifications, based on current health, medical history and other factors. Each of these four classifications (preferred plus, preferred, non-tobacco and tobacco) has specific health criteria. We may decline an applicant’s request for coverage if his or her health or activities create unacceptable risks for us. All underwriting decisions are made by our underwriting professionals.

Because many policies are sold to friends, family members and personal acquaintances of our sales representatives, we do not have our sales representatives collect sensitive and personal medical information from an applicant. Our sales representatives ask applicants a series of yes or no questions regarding the applicant’s medical history. If we believe that follow up regarding an applicant’s medical history is warranted, then a third-party provider using its trained personnel contacts the applicant by telephone to obtain a detailed medical history. The report resulting from the tele-underwriting process is electronically transmitted to us and is evaluated in our underwriting process. During the underwriting process, we may consider information about the applicant from third-party sources such as the Medical Information Bureau, motor vehicle bureaus and physician statements as well as from personal financial documents, such as tax returns and personal financial statements.

To accommodate the significant volume of insurance applications that we process, we and our sales force use technology to make our operations more efficient. In 2010, our sales representatives submitted approximately 56% of their life insurance applications to us in electronic form using TurboApps. The TurboApps system ensures that the application is submitted error-free, collects the applicant’s electronic signatures and populates the RVP’s sales log. Paper applications we receive are scanned and transmitted to a third-party data entry company. Our proprietary review and screening system automatically either confirms that an application meets regulatory and other requirements, or alerts our application processing staff to any deficiencies with the application. If any deficiencies are noted, then our application processing staff telephones the sales representative to obtain the necessary information. Once an application is complete, the pertinent application data is uploaded to our life insurance administrative systems, which manage the underwriting process by electronically analyzing data and recommending underwriting decisions and communicating with the sales representative and third-party providers.

Claims Management.    Our insurance subsidiaries processed an average of more than $2.6 million in life benefit claims each day in 2010 on policies underwritten by us and sold by our sales representatives. These claims fall into three categories: death; waiver of premium (applicable to disabled policyholders who purchased a rider pursuant to which Primerica agrees to waive remaining life insurance premiums during a qualifying disability); or terminal illness. The claim may be reported by our sales representative, a beneficiary or, in the case of terminal illness, the policyholder. Following are the benefits paid by us for each category of claim:

	Year ended December 31,
	2010	2009	2008
	(In thousands)
Death	$939,107	$942,622	$913,651
Waiver of premium	24,136	21,395	18,547
Terminal illness (1)	9,354	9,295	7,326

(1)	We consider claims paid for terminal illness to be loans made to the beneficiary that are repaid to us upon death of the beneficiary from the death benefit.

In the United States, after coverage has been in force for two years, we may not contest the policy for misrepresentations in the application or the suicide of the insured. In Canada, we have a similar two-year contestability period, but we are permitted to contest insurance fraud at any time. As a matter of policy, we do not contest any coverage issued by us to replace the face amount of another insurance company’s individual coverage to the extent the replaced coverage would not be contestable by the replaced company. We believe this approach helps our sales representatives sell replacement policies, as it reassures clients that claims made under their replacement policies are not more likely to be contested as to the face amount replaced. Through our claims administration system, we record, process and pay the appropriate benefit with respect to any reported claim. Our claims system is used by our home office investigators to order medical and investigative reports from third-party providers, calculate amounts due to the beneficiary (including interest) and report payments to the appropriate reinsurance companies.

Financial Strength Ratings.    Ratings with respect to financial strength are an important factor in establishing our competitive position and maintaining public confidence in us and our ability to market our products. Ratings organizations review the financial performance and condition of most insurers and provide opinions regarding financial strength, operating performance and ability to meet obligations to policyholders. Primerica Life, NBLIC and Primerica Life Canada, have been assigned a financial strength rating of A+ (superior; second highest of 16 ratings) by A.M. Best with a negative outlook. Primerica Life currently has an insurer financial strength rating of AA- (very strong; fourth highest of 22 ratings) from Standard & Poor’s with a stable outlook. Primerica Life Canada and NBLIC are not rated by Standard & Poor’s. No assurance is given that we will maintain our current ratings. Ratings for insurance companies are not designed for investors and do not constitute recommendations to buy, sell or hold any security.

Reinsurance.    We use reinsurance primarily to reduce the volatility risk with respect to mortality. For business written prior to 1991, we have various coinsurance agreements in place. Since 1994, we have reinsured death benefits in the United States on a YRT basis. As of December 31, 2010, we automatically reinsure 90% of all U.S. insurance policies that we underwrite with respect to the first $4 million per life of coverage, excluding coverage under certain riders. For all risks in excess of $4 million per life of coverage, we reinsure on a case-by-case, or facultative, basis. With respect to our Canadian insurance policies, we reinsure face amounts above $500,000 per life on an excess yearly renewable term basis and for all risk in excess of $2 million per life, we reinsure on a case-by-case, or facultative, basis. We also reinsure substandard cases on a facultative basis to capitalize on the extensive experience some of our reinsurers have with substandard cases. A substandard case has a level of risk that is acceptable to us but at higher premium rates than a standard case because of the health, habits or occupation of the applicant.

Both we and the reinsurer are entitled to discontinue the reinsurance agreement as to future policies by giving 90 days’ advance notice to the other. However, each reinsurer’s ability to terminate coverage for existing policies is limited to circumstances such as a material breach of contract or nonpayment of premiums by us. Generally, we have the option of recapturing some or all of the YRT reinsurance in the event that we increase our retention limits or the percentage of risk that we retain. The premiums payable to each reinsurer are based on rates shown in the agreements that are expected to continue indefinitely. Each reinsurer has the right to increase rates with certain restrictions. If a reinsurer increases rates, we have the right to immediately recapture the business. Either party may offset any balance due from the other party. For additional information, see Notes 1, 2 and 6 to our consolidated and combined financial statements included in the 2010 Annual Report, which is incorporated by reference into the accompanying prospectus.

Investment and Savings Products

We believe that middle income families have significant unmet retirement and education-related savings needs. Using our FNA tool, we help our clients understand their current financial situation and how they can use time-tested financial principles, such as prioritizing personal savings, compounding, thinking long-term and diversification, to reach their retirement and other savings goals. While we seek to meet individual needs, most of our clients fall into one of several distinct segments of the savings and retirement spectrum that we serve: clients who are actively saving, clients who are nearing retirement and clients who are retired. Our investment and savings products comprise basic saving and investment vehicles that seek to meet the needs of clients in each of these three segments.

Through PFS; PFS Investments, our U.S. licensed broker-dealer subsidiary; Primerica Life Canada; PFSL Investments Canada Ltd., our Canadian licensed dealer; and our licensed sales representatives, we distribute and sell to our clients mutual funds, variable and fixed annuities and segregated funds. As of December 31, 2010, approximately 22,500 of our sales representatives were licensed to distribute mutual funds in the United States and Canada. As of December 31, 2010, approximately 12,900 of our sales representatives were licensed and appointed to distribute variable and fixed annuities in the United States and approximately 8,800 of our sales representatives were licensed to sell segregated funds in Canada. In the United States, we distribute mutual fund products of several third-party mutual fund companies and variable and fixed annuity products of MetLife and its affiliates. In July 2010, we began selling fixed annuity products offered by MetLife through PFS, our licensed insurance agency. In Canada, we offer our own Primerica-branded mutual funds, as well as mutual funds of other companies, and offer our Primerica-branded segregated fund products, which are underwritten by Primerica Life Canada.

Mutual Funds.    In the United States, our licensed sales representatives primarily distribute mutual funds from five select asset management firms: American Funds, Franklin Templeton, Invesco, Legg Mason and Pioneer.

All of these firms have diversified product offerings, including domestic and international stock, bond and money market funds. Each firm has individual funds with long track records, some more than 30 years with good relative performance, and each firm continually evaluates its fund offerings and adds new funds on a regular basis. Additionally, this group of funds has products in diversified asset classes and varied investment styles, and many of the managers of these funds have trading operations on multiple continents. We believe this group of select asset management firms provides funds that generally meet the investment needs of our clients. During 2010, three of these fund families (Legg Mason, Invesco and American Funds) accounted for in the aggregate approximately 84% of our mutual fund sales in the United States. Legg Mason and Invesco each have large wholesaling teams that support our sales force in distributing their mutual fund products. We have selling agreements with each of these fund companies, as well as with approximately 40 other companies. Our selling agreements with Legg Mason, Invesco and American Funds all have indefinite terms and provide for termination at will. Each of these agreements authorizes us to receive purchase orders for shares of mutual funds or similar investments underwritten by the fund company and to sell and distribute the shares on behalf of the fund company. All purchase orders are subject to acceptance or rejection by the relevant fund company in its sole discretion. Purchase orders received by the fund company from us are accepted only at the then-applicable public offering price for the shares ordered (the net asset value of the shares plus an applicable sales charge). For sales of shares that we initiate, we are paid commissions based upon the dollar amount of the sales and earn marketing and distribution fees, or 12b-1 fees, on mutual fund products sold based on asset values in our client accounts. Pursuant to agreements with Legg Mason, Invesco, and other fund companies, we also receive, as consideration for our retail distribution channel and mutual fund sales infrastructure, a mutual fund support fee based on one or more of the following: a percentage of fund sales, a percentage of the value of our clients’ assets in the funds, or an agreed upon fixed amount.

In Canada, our sales representatives offer Primerica-branded Concert™ Series funds, which accounted for 55% of our Canadian mutual fund product sales in 2010. Our Concert™ Series of funds are six different asset allocation funds with varying investment objectives ranging from fixed income to aggressive growth. Each Concert™ Series fund is a fund of funds that allocates fund assets among equity and income mutual funds of AGF Funds, a major asset management firm in Canada. The asset allocation within each Concert™ Series fund is determined on a contract basis by Legg Mason. The principal non-proprietary funds that we offer our clients in Canada are funds of AGF Funds, Mackenzie and Invesco Trimark. Sales of these non-proprietary funds accounted for 36% of mutual fund product sales in Canada in 2010. Like our U.S. fund family select list, the asset management partners we have selected in Canada have a diversified offering of stock, bond and money market funds, including domestic and international funds with a variety of investment styles.

A key part of our investment philosophy for our clients is the long-term benefits of dollar cost averaging through systematic investing. To accomplish this, we assist our clients by facilitating monthly investment into their investment account by bank draft against their checking accounts. Qualified retirement plans accounted for 72% and 75% of the client account assets for which we served as nominee in the United States and Canada, respectively, as of December 31, 2010. Our high concentration of retirement plan accounts and our systematic savings philosophy are beneficial to us as these accounts tend to have lower redemption rates than the industry and, therefore, generate more recurring asset-based revenues.

Variable Annuities.    Our licensed sales representatives in the United States also distribute variable annuities underwritten and provided by two MetLife insurance companies. Variable annuities are insurance products that enable our clients to invest in accounts with attributes similar to mutual funds, but also have benefits not found in mutual funds, including death benefits that protect beneficiaries from market losses due to a market downturn and income benefits that guarantee future income payments for the life of the policyholder(s). MetLife bears the insurance risk on the variable annuities that we distribute. MetLife, with our assistance, has developed a series of private label annuity products specifically designed to meet the needs of our clients.

In connection with MetLife’s acquisition of The Travelers Life and Annuity Company, we entered into a selling agreement pursuant to which MetLife, as the successor to The Travelers Life and Annuity Company, has the right to supply us certain annuity and other insurance products during a ten-year term ending June 30, 2015. Based on a letter of intent dated October 29, 2010, which contemplates an amendment to the selling agreement, MetLife has the right to be the exclusive provider of the variable annuity products that we distribute in the United States and Puerto Rico until June 30, 2013. From July 1, 2013 through June 30, 2015, the agreement provides MetLife with the non-exclusive right to supply us certain variable annuity products that we offer in the United States and Puerto Rico. As a non-exclusive provider of our variable annuity products during the last two years of this agreement, MetLife is entitled to have the same access to our sales force as we provide any other supplier of a comparable annuity product. If, prior to July 1, 2012, we expand our product offerings to include new

(i) private label variable life insurance or variable annuity products or (ii) life insurance or annuity products to be sold on an exclusive basis (other than the types of life insurance and annuity products that we distributed on July 1, 2005), MetLife has the right to make a proposal to supply us with these new products. While we have discretion to determine the criteria for selecting the provider(s) of these new products, if MetLife proposes to provide us with these new products, we have agreed to select MetLife as our provider of these products if MetLife’s proposal, taken as a whole, compares as well as the most favorable proposal we receive from other potential providers of these products.

Segregated Funds.    In Canada, we offer segregated fund products, which are branded as our Common Sense FundsTM, that have some of the characteristics of our variable annuity products distributed in the United States. Our Common Sense FundsTM are underwritten by Primerica Life Canada and offer our clients the ability to participate in a diversified managed investment program that can be opened for as little as C$25. The investment objective of segregated funds is long-term capital appreciation combined with some guarantee of principal. Unlike mutual funds, our segregated fund product guarantees clients at least 75% of their net contributions (net of withdrawals) at the earlier of the date of their death or at the segregated fund’s maturity date, which is selected by the client. The portfolio consists of both equities and bonds with the equity component consisting of a pool of large cap Canadian equities and the bond component consisting of Canadian federal government zero coupon treasuries. The portion of the segregated fund portfolio allocated to zero coupon treasuries are held in sufficient quantity to satisfy the guaranties payable at the maturity date of the segregated fund. As a result, our potential exposure to market risk is very low as it comes from the guarantees payable upon the death of the client prior to the maturity date. With the guarantee level at 75% and in light of the time until the scheduled maturity of our segregated funds contracts, we currently do not need to allocate any corporate capital as reserves for segregated fund contract benefits.

Many of our Canadian clients invest in segregated funds through a registered retirement savings plan (“RRSP”), which is similar to an IRA in the United States in that contributions are made to the RRSP on a pre-tax basis and income is earned on a tax-deferred basis. Our Common Sense Funds™ are managed by AGF Funds, one of Canada’s leading investment management firms, and a leading provider of our mutual fund products.

Fixed Annuities.    In an effort to expand the product offerings for our Investment and Savings Products segment, in July 2010 we began offering four fixed annuities underwritten by MetLife. Two of the products, a flexible premium deferred annuity and a fixed premium deferred annuity, are designed for long-term retirement savings and pay a guaranteed fixed interest rate for a specified period of time. We also began offering a single premium immediate annuity that, in return for a single premium payment, offers the owner a variety of income payment options over a guaranteed period of time and may include the owner(s) lifetime. Finally, we are offering a longevity income guarantee annuity that guarantees a fixed amount of monthly income that starts in the future and lasts as long as the owner(s) live(s). We believe these fixed annuity products give our representatives more ways to assist our clients with their retirement planning needs.

Managed Accounts.    In 2011, PFS Investments intends to become a registered investment advisor in the United States and introduce a managed account program. Initially the offering is expected to consist of a mutual fund advisory program with a $25,000 minimum initial investment. Subsequent managed account offerings are also being contemplated. We anticipate contracting with an independent investment advisor that will assist in the design and administration of the program including the investment of client assets on a discretionary basis into one or more asset allocation portfolios. In contrast to our existing mutual fund and annuity business, in an advisory fee program, clients do not pay an upfront commission. Rather, they pay an annual fee based on the value of the assets in their account. Sales representatives that qualify to offer this program will receive a portion of the annual fee as compensation for as long as we retain the account.

Revenue and Sales Force Compensation.    In the United States, we earn revenue from our investment and savings products business in three ways: commissions earned on the sale of such products; fees earned based upon client asset values; and account-based revenue. On the sale of mutual funds and annuities, we earn a dealer reallowance or commission on the dollar amount of new purchases as well as trail commissions on the assets held in our clients’ accounts. On mutual fund and annuity sales, we pay our sales representatives a percentage of the dealer reallowance and trail commissions we receive. We also receive marketing and support fees from most of our fund providers. These payments are typically a percentage of sales or a percentage of the total clients’ asset values, or a combination of both.

With respect to several of the fund companies offered in the United States, we receive custodial fees for services performed as a non-bank custodian for certain of our clients’ retirement plan accounts, and earn revenue for performing account-based recordkeeping services. We also receive fees for the financing of advance commissions paid to our sales representatives for the sale of certain Legg Mason funds. The total amount of these account-based fees fluctuates with the number of such accounts. Consequently, the closing of accounts can adversely impact our revenues. From time to time, the fund companies with whom we deal request that accounts with small balances be closed.

We perform recordkeeping services on behalf of several of our select U.S. fund companies. We receive compensation on a per account basis for these services. To assist us in performing these recordkeeping services, we have engaged third parties, including a Citi affiliate, to perform certain back-office transfer agent functions and a portion of the client and agent telephone servicing. We also maintain an operations and phone service center at our Duluth, Georgia offices to support our recordkeeping platform.

In Canada, we earn revenue from the sales of our investment and savings products in two ways: commissions on mutual fund sales and fees paid based upon clients’ asset values (mutual fund trail commissions, and asset management fees from segregated funds and Concert™ Series funds). On the sale of mutual funds, we earn a dealer reallowance or commission as well as trail commissions on the assets held in our clients’ accounts. We pay a percentage of the dealer reallowance and trail commissions we receive with respect to mutual fund sales as compensation to our Canadian sales representatives. On the sale of segregated funds, we earn a fee based on the total asset value of these assets. For segregated funds, we pay as compensation to our sales representatives a sales commission on segregated fund sales and a fee paid quarterly based on clients’ asset values.

PFS Investments is a broker-dealer registered with FINRA and is subject to regulation by the SEC, FINRA and with respect to 529 plans only, the MSRB, as well as by state securities agencies. PFS Investments operates as an introducing broker-dealer. As such, it performs the suitability review of investment recommendations in accordance with FINRA requirements, but it does not hold client accounts. PFSL Investments Canada is a mutual fund dealer registered with the MFDA, the national self-regulatory organization for the distribution side for the Canadian mutual fund industry, and is also registered with provincial securities commissions throughout Canada. As a registered mutual fund dealer, it performs the suitability review of mutual fund investment recommendations, but like our U.S. broker-dealer, it does not hold client accounts. Our U.S. and Canadian broker-dealers do not hold any client funds; rather, client funds are held by the mutual fund in which such client funds are invested or by MetLife in the case of variable annuities sold in the United States. As noted above, our Canadian segregated fund product is an insurance contract underwritten by Primerica Life Canada. While the assets and corresponding liability (reserves) are recognized on our balance sheet, the assets are held in trust for the benefit of the segregated fund contract owners.

Other Distributed Products

We also offer debt consolidation/refinance and purchase money mortgage loans, a Primerica DebtWatchers™ product that allows clients to create a plan for paying off debt, long-term care insurance, prepaid legal services and auto/home insurance. While many of these products are Primerica-branded, all of them are underwritten or otherwise provided by a third party. We also offer mail-order student life and short-term disability benefit insurance, which we underwrite through our New York insurance subsidiary, NBLIC.

Loan Products.    Managing debt continues to be a major challenge for our middle income clients and prospects. The decline in home values and the tightening of the credit markets generally have exacerbated the problem. We help our clients manage their debt through the use of a debt consolidation loan, which provides them with the means to consolidate and accelerate the repayment of existing debt. We also offer a purchase money product through CTB, a subsidiary of Citi. Our loan product sales process is designed to be straightforward, low pressure and educational.

Primerica Mortgages is a loan broker, not a lender, and our loan products are currently provided in the United States by CTB. All underwriting, processing of loan applications and credit decisions are made by CTB. As a loan broker in the United States, we receive a brokerage commission based on a fixed percentage of the closed loan amount.

Historically, we have offered fixed rate, fixed term and fully amortizing loans appropriate for a middle income client and have sold loan products exclusively for lenders that are affiliates of Citi, except in Puerto Rico where we previously sold loan products of a third-party lender, and in Canada, where we now refer loans through a third party lender, AGF Trust Company. In March 2010, Primerica Mortgages entered into a loan brokerage agreement with CTB and CitiMortgage, Inc. (“CMI”) that provided for Primerica Mortgages to offer conforming fixed rate, fixed term, fully amortizing refinancing loans of CTB. As a conforming loan product saleable to government sponsored entities such as Fannie Mae and Freddie Mac, the loan product has stricter underwriting criteria than the mortgage products we had sold previously and provides Primerica Mortgages and our sales force with reduced compensation for the origination of mortgage loan products in the United States. In November 2010, the March 2010 agreement was amended to add Citibank, N.A. as a party and to provide CTB or CMI with the right to transition all of the processing, underwriting and funding of loans to its affiliate, Citibank, N.A. The Agreement provides that CTB, CMI and Citibank, N.A. will be the exclusive providers of our mortgage loan products in the United States through March 2012, at which time either we or the lenders may terminate the Agreement.

In Canada, we offer a debt consolidation loan product through a third party lender, AGF Trust Company, and assist clients with developing debt reduction/elimination strategies. Due to regulatory requirements, our sales representatives in Canada only refer clients to the lender and are not involved in the loan application and closing process.

Primerica DebtWatchers™.    In 2009, we began offering our Primerica DebtWatchers™ product in the United States and a very similar product in three provinces in Canada. Primerica DebtWatchers™ allows clients to create a simple-to-understand plan for paying off their debt and provides clients with periodic updates of their credit score and other personal credit information. Currently, our sales representatives do not need an individual license to sell this product. Primerica DebtWatchers™ is co-branded with and supported by Equifax Consumer Services LLC, a subsidiary of Equifax Inc., one of the three major credit reporting services in the United States.

Other Products.    We also offer our U.S. clients Primerica-branded long-term care insurance, underwritten and provided by Genworth Life Insurance Company and its affiliates, and we offer our U.S. and Canadian clients a Primerica-branded prepaid legal services program on a subscription basis that is underwritten and provided by Prepaid Legal Services, Inc. and its affiliate. The prepaid legal services program offers a network of attorneys in each state or province to assist subscribers with legal matters such as drafting wills, living wills and powers of attorney, trial defense and motor vehicle-related matters. We receive a commission based on our sales of these policies and contracts. Through an arrangement with Answer Financial, Inc. (“Answer Financial”), an independent insurance agency, our sales representatives in the United States may refer clients to Answer Financial to receive multiple, competitive, auto and homeowners’ insurance quotes. Answer Financial’s comparative quote process allows clients to easily identify the underwriter (e.g., Chubb, Hartford, Progressive, SAFECO and Travelers) that is most competitively priced for their type of risk. Commissions that we receive under this program, which is called Primerica Secure, are based on policy sales and premiums. Sales representatives receive a flat referral fee payment for each completed auto and homeowners’ insurance application.

Details on our sales or referrals of long-term care insurance, pre-paid legal services and auto and home insurance products follow:

	Year ended December 31,
	2010	2009	2008
	(In thousands)
Long-term care insurance revenues	$2,966	$2,847	$3,694
Pre-paid legal services revenues	9,622	9,414	9,662
Auto and homeowners’ insurance revenues	4,979	3,936	3,030

NBLIC sells mail-order student life insurance and short-term disability benefit insurance, which is a state-mandated policy for certain employees in the states of New York and New Jersey. These products, which are not distributed by our sales force, generated the following revenues:

	Year ended December 31,
	2010	2009	2008
	(In thousands)
Student life insurance revenues	$23,771	$24,226	$24,608
Short-term disability benefit insurance revenues	38,997	39,093	38,772

Regulation

Our operations are subject to extensive laws and governmental regulations, including administrative determinations, court decisions and similar constraints. The purpose of the laws and regulations affecting our operations is primarily to protect our clients and not our stockholders. Many of the laws and regulations to which we are subject are regularly re-examined, and existing or future laws and regulations may become more restrictive or otherwise adversely affect our operations.

Our U.S. insurance businesses are principally regulated by the insurance departments of the states in which they are domiciled and in which they sell insurance policies. Our Canadian insurance business is principally regulated by both provincial and federal insurance regulatory authorities. Our insurance products and our businesses also are affected by U.S. federal, state and local tax laws and Canadian federal and provincial tax laws.

Insurance products that constitute securities, such as variable annuities, also are subject to U.S. federal and state securities laws and regulations. The SEC, FINRA and state securities authorities are the principal securities regulators for these products.

Our securities operations are subject to U.S. federal and state and Canadian federal and provincial securities and related laws. The SEC, state securities authorities, FINRA and similar Canadian federal and provincial authorities are the principal regulators of these operations.

Insurance and securities regulatory authorities (including state law enforcement agencies and attorneys general or their non-U.S. equivalents) from time to time make inquiries regarding compliance by us and our subsidiaries with insurance, securities and other laws and regulations regarding the conduct of our insurance and securities businesses. We cooperate with such inquiries and take corrective action when warranted.

Our loan business is subject to U.S. federal and state laws and regulations, including federal and state mortgage banking and brokering laws and regulations in many jurisdictions.

Regulation of Insurance Products

Our U.S. insurance subsidiaries are licensed to transact business in all states and jurisdictions in which they conduct insurance business. Specifically, Primerica Life, a Massachusetts insurance company, is licensed to transact business in the United States (except New York), the District of Columbia, Puerto Rico, Guam, the U.S. Virgin Islands and the Commonwealth of the Northern Mariana Islands, and NBLIC, a New York insurance company, is licensed to transact business in all 50 states, the District of Columbia and the U.S. Virgin Islands. Primerica Life is not licensed to transact business in New York, where we transact business through NBLIC. U.S. state insurance laws regulate all aspects of our U.S. insurance business. Such regulation is vested in state agencies having broad administrative and in some instances discretionary power dealing with many aspects of our business, which may include, among other things, premium rates and increases thereto, reserve requirements, marketing practices, advertising, privacy, policy forms, reinsurance reserve requirements, acquisitions, mergers, and capital adequacy, and is concerned primarily with the protection of policyholders and other consumers rather than stockholders. At any given time, a number of financial or market conduct examinations of our subsidiaries may be ongoing. From time to time, regulators raise issues during examinations or audits of our subsidiaries that could, if determined adversely, have a material impact on us.

Our Canadian insurance subsidiary, Primerica Life Canada, is federally incorporated and provincially licensed and transacts business in all Canadian provinces and territories. Provincial and federal insurance laws regulate all aspects of our Canadian insurance business. Our Canadian insurance subsidiary is regulated federally by OSFI and provincially by the Superintendents of Insurance for each province and territory. OSFI regulates insurers’ corporate governance, financial and prudential oversight, and regulatory compliance, while provincial and territorial regulators oversee insurers’ market conduct practices and related compliance.

Most U.S. states and Canadian provinces and territories, as well as the Canadian federal government, have laws and regulations governing the financial condition of insurers, including standards of solvency, types and concentration of investments, establishment and maintenance of reserves, reinsurance and requirements of capital adequacy, and the business conduct of insurers, including sales and marketing practices, claim procedures and practices, and policy form content. In addition, U.S. state insurance law and Canadian provincial insurance law usually require licensing of insurers and their agents.

In Canada, OSFI conducts periodic detailed examinations of insurers’ business and financial practices, including the control environment, internal and external auditing and minimum capital adequacy, surpluses and related testing, legislative compliance and appointed actuary requirements, and insurers’ regulatory compliance, including anti-money laundering practices, outsourcing, related-party transactions, privacy and corporate governance. Provincial regulators also conduct periodic market conduct examinations of insurers doing business in their jurisdiction.

Our U.S. insurance subsidiaries are required to file detailed annual reports with the United States supervisory agencies in each of the jurisdictions in which they do business, and their business and accounts are subject to examination by such agencies at any time. These examinations generally are conducted under NAIC guidelines. Under the rules of these jurisdictions, insurance companies are examined periodically (generally every three to five years) by one or more of the supervisory agencies on behalf of the states in which they do business. Over the past decade, no such insurance department examinations have produced any significant adverse findings regarding any of our insurance subsidiaries.

Specific examples of the types of insurance laws and regulations applicable to us or our U.S. or Canadian insurance subsidiaries are described below.

Insurance Holding Company Regulation; Limitations on Dividends.    Many states, including the states in which our insurance subsidiaries are domiciled, have enacted legislation or adopted regulations regarding insurance holding company systems. These laws require registration of and periodic reporting by insurance companies domiciled within the jurisdiction which control or are controlled by other corporations or persons so as to constitute an insurance holding company system. These laws also affect the acquisition of control of insurance companies as well as transactions between insurance companies and companies controlling them.

We are a holding company, and we have no significant operations. Our primary asset is the capital stock of our subsidiaries and our primary liability is the Citi note. The states in which our U.S. insurance subsidiaries are domiciled impose certain restrictions on our insurance subsidiaries’ ability to pay dividends to us. In Canada, dividends can be paid subject to the paying insurance company’s continuing compliance with regulatory requirements and upon notice to OSFI.

Our insurance subsidiaries that may pay dividends to us are Primerica Life, NBLIC and Primerica Life Canada. The following table sets forth the statutory value of cash and securities dividends paid or payable by our insurance subsidiaries for Primerica Life, NBLIC and Primerica Life Canada:

	Cash and Securities Dividends Paid or Payable by Our Insurance Subsidiaries
	Year Ended December 31,
	2010	2009		2008
	(In thousands)
Primerica Life	$1,447,759	$149,000	(1)	$353,000
NBLIC	296,839	—		8,000
Primerica Life Canada	566,754	—		—

(1)	Dividend declared by Primerica Life in 2009 and paid in 2010.

All dividends paid were deemed ordinary unless otherwise noted. During the year ended December 31, 2010, Primerica Life paid dividends of $1.45 billion to Citi, all of which were deemed extraordinary. During the year ended December 31, 2010, NBLIC paid dividends of $296.8 million to Primerica Life, all of which were deemed extraordinary.

For Primerica Life, the statutory dividend capacity is based on the greater of (1) 10% of the previous year-end statutory surplus or (2) the previous year’s statutory net gain from operations (not including pro rata distributions of any class of the insurer’s own securities). Dividends that, together with the amount of other distributions or dividends made within the preceding 12 months, exceed this statutory limitation are referred to as extraordinary dividends. Extraordinary dividends require advance notice to the Massachusetts Division of Insurance (“MDOI”), Primerica Life’s primary state insurance regulator, and are subject to potential disapproval. For dividends exceeding these thresholds, Primerica Life must provide notice to the MDOI and receive responses indicating that the MDOI did not object to the payment of those dividends.

For NBLIC, the statutory dividend capacity is based on the lesser of (1) 10% of the previous year-end statutory earned surplus or (2) the previous year’s statutory net gain from operations, not including realized capital gains. Dividends that, together with the amount of other distributions or dividends in any calendar year, exceed this statutory limitation are considered to be extraordinary dividends. Extraordinary dividends require advance notice to the New York State Insurance Department (“NYSID”), NBLIC’s primary state insurance regulator, and are subject to potential disapproval. For dividends exceeding these thresholds, NBLIC must provide notice to the NYSID and receive responses indicating that the NYSID did not object to the payment of those dividends.

In Canada, dividends can be paid subject to the paying insurance company continuing to meet the regulatory requirements for capital adequacy and liquidity and upon 15 days’ minimum notice to OSFI.

As a holding company with no significant business operations of our own, we depend on dividends or other distributions from our insurance and other subsidiaries as the principal source of cash to meet our obligations, including the payment of interest on, and repayment of, principal of any debt obligations.

Market Conduct Regulation.    The laws and regulations governing our U.S. and Canadian insurance businesses include numerous provisions governing the marketplace activities of insurers, including policy filings, payment of insurance commissions, disclosures, advertising, product replacement, sales and underwriting practices and complaints and claims handling. The state insurance regulatory authorities in the United States and the federal and provincial regulators in Canada generally enforce these provisions through periodic market conduct examinations.

Filing of Financial Statements.    State insurance laws and regulations require our U.S. insurance subsidiaries to file with state insurance departments publicly available quarterly and annual financial statements, prepared in accordance with statutory guidelines that generally follow NAIC uniform standards. Canadian insurance laws and regulations require our Canadian insurance subsidiary to prepare financial statements in accordance with Canadian GAAP. Our Canadian insurance subsidiary files quarterly and annual financial statements with OSFI in compliance with legal and regulatory requirements.

Change of Control.    The laws and regulations of the jurisdictions in which our U.S. insurance subsidiaries are domiciled require approval of the insurance commissioner prior to acquiring control of the insurer. In considering an application to acquire control of an insurer, the insurance commissioner generally will consider such factors as experience, competence, the financial strength of the applicant, the integrity of the applicant’s board of directors and executive officers, the acquirer’s plans for the management and operation of the insurer, and any anti-competitive results that may arise from the acquisition. The states in which our insurance subsidiaries are domiciled have enacted laws which require regulatory approval for the acquisition of control of insurance companies. Under these laws, there exists a presumption of control when an acquiring party acquires 10% or more of the voting securities of an insurance company or of a company which itself controls an insurance company. Therefore, any person acquiring 10% or more of our common stock would need the prior approval of the state insurance regulators of these states, or a determination from such regulators that control has not been acquired.

In addition, Canadian federal insurance law requires approval of the Minister of Finance prior to any change of control of an insurer, whether direct or indirect, or to acquire, directly or through any controlled entity or entities, a significant interest (i.e., more than 10%) of any class of its shares. In considering an application for a change of control of an insurer, OSFI will consider the financial resources of the applicant, the soundness of the business plan presented by the applicant, and the business record, experience, character and integrity of the applicant, as well as whether the persons who will operate the insurer after the change of control are suitably competent and experienced in the operation of a financial institution and whether the change of control is in the best interests of the policyholders and the Canadian financial system.

These U.S. and Canadian laws regarding change of control may discourage potential acquisition proposals and may delay, deter or prevent a change of control involving us, including through transactions, and in particular unsolicited transactions, that some or all of our stockholders might consider to be desirable.

Policy and Contract Reserve Sufficiency Analysis.    Under the laws and regulations of their jurisdictions of domicile, our U.S. insurance subsidiaries are required to conduct annual analyses of the sufficiency of their life insurance statutory reserves. In addition, other U.S. jurisdictions in which these subsidiaries are licensed may have certain reserve requirements that differ from those of their domiciliary jurisdictions. In each case, a qualified actuary must submit an opinion that states that the aggregate statutory reserves, when considered in light of the assets held with respect to such reserves, make good and sufficient provision for the associated contractual obligations and related expenses of the insurer. If such an opinion cannot be provided, the affected insurer must set up additional reserves by moving funds from surplus. Our U.S. insurance subsidiaries most recently submitted these opinions without qualification as of December 31, 2010 to applicable insurance regulatory authorities.

Our Canadian insurance subsidiary also is required to conduct regular analyses of the sufficiency of its life insurance statutory reserves. Life insurance reserving and reporting requirements are completed by our Canadian insurance subsidiary’s appointed actuary. Materials provided by the appointed actuary are filed with OSFI as part of our annual filing and are subject to OSFI’s review. Based upon this review, OSFI may institute remedial action against our Canadian insurance subsidiary as OSFI deems necessary. Our Canadian insurance subsidiary has not been subject to any such remediation or enforcement by OSFI.

Surplus and Capital Requirements.    U.S. insurance regulators have the discretionary authority, in connection with the ongoing licensing of our U.S. insurance subsidiaries, to limit or prohibit the ability of an insurer to issue new policies if, in the regulators’ judgment, the insurer is not maintaining a minimum amount of surplus or is in hazardous financial condition. Insurance regulators may also limit the ability of an insurer to issue new life insurance policies and annuity contracts above an amount based upon the face amount and premiums of policies of a similar type issued in the prior year. We do not believe that the current or anticipated levels of statutory surplus of our U.S. insurance subsidiaries present a material risk that any such regulator would limit the amount of new policies that our U.S. insurance subsidiaries may issue.

In Canada, OSFI has authority to request an insurer to enter into a prudential agreement implementing measures to maintain or improve the insurer’s safety and soundness. OSFI also may issue orders to an insurer directing it to refrain from unsafe or unsound practices or to take action to remedy financial concerns. OSFI has neither requested that our Canadian insurance subsidiary enter into any prudential agreement nor has OSFI issued any order against our Canadian insurance subsidiary.

Risk-Based Capital and Minimum Capital Requirements.    The NAIC has established RBC standards for U.S. life insurance companies, as well as a model act to be applied at the state level. The model act provides that life insurance companies must submit an annual RBC report to state regulators reporting their RBC based upon four categories of risk: asset risk, insurance risk, interest rate risk and business risk. For each category, the capital requirement is determined by applying factors to various asset, premium and reserve items, with the factor being higher for those items with greater underlying risk and lower for less risky items. The formula is intended to be used by insurance regulators as an early warning tool to identify possible weakly capitalized companies for purposes of initiating further regulatory action. If an insurer’s RBC falls below specified levels, the insurer would be subject to different degrees of regulatory action depending upon the level. These actions range from requiring the insurer to propose actions to correct the capital deficiency to placing the insurer under regulatory control.

In Canada, an insurer’s minimum capital requirement is overseen by OSFI and determined as the sum of the capital requirements for five categories of risk: asset default risk, mortality/morbidity/lapse risks, changes in interest rate environment risk, segregated funds risk and foreign exchange risk.

As of December 31, 2010, Primerica Life and NBLIC had combined statutory capital, and Primerica Life Canada had statutory capital, in excess of the applicable thresholds.

NAIC Pronouncements and Reviews.    Although we and our insurance subsidiaries are subject to state insurance regulation, in many instances the state regulations emanate from NAIC model statutes and pronouncements. Certain changes to NAIC model statutes and pronouncements, particularly as they affect accounting issues, may take effect automatically in the various states without affirmative action by the states. Although with respect to some financial regulations and guidelines, states sometimes defer to the interpretation of the insurance department of the state of domicile, neither the action of the domiciliary state nor the action of the NAIC is binding on a non-domiciliary state. Accordingly, a state could choose to follow a different interpretation. Also, regulatory actions with prospective impact can potentially have a significant impact on currently sold products. In addition, accounting and actuarial groups within the NAIC have studied whether to change the accounting standards that relate to certain reinsurance credits, and if changes were made, whether they should be applied retrospectively, prospectively only, or in a phased-in manner. A requirement to reduce the reserve credits on ceded business, if applied retroactively, would have a negative impact on our statutory capital. The NAIC is also currently working on reforming state regulation in various areas, including comprehensive reforms relating to insurance reserves.

The NAIC also has established guidelines to assess the financial strength of insurance companies for U.S. state regulatory purposes. The NAIC conducts annual reviews of the financial data of insurance companies primarily through the application of 12 financial ratios prepared on a statutory basis. The annual statements are submitted to state insurance departments to assist them in monitoring insurance companies in their state.

Statutory Accounting Principles.    Statutory accounting principles (“SAP”) is a basis of accounting developed by U.S. insurance regulators to monitor and regulate the solvency of insurance companies. In developing SAP, insurance regulators were primarily concerned with evaluating an insurer’s ability to pay all its current and future obligations to policyholders. As a result, statutory accounting focuses on conservatively valuing the assets and liabilities of insurers, generally in accordance with standards specified by the insurer’s domiciliary jurisdiction. Uniform statutory accounting practices are established by the NAIC and generally adopted by regulators in the various U.S. jurisdictions. These accounting principles and related regulations determine, among other things, the amounts our insurance subsidiaries may pay to us as dividends and differ somewhat from GAAP, which are designed to measure a business on a going-concern basis. GAAP gives consideration to matching of revenue and expenses and, as a result, certain expenses are capitalized when incurred and then amortized over the life of the associated policies. The valuation of assets and liabilities under GAAP is based in part upon best estimate assumptions made by the insurer. Stockholders’ equity represents both amounts currently available and amounts expected to emerge over the life of the business. As a result, the values for assets, liabilities and equity reflected in financial statements prepared in accordance with GAAP may be different from those reflected in financial statements prepared under SAP. We cannot predict whether or when regulatory actions may be taken that could adversely affect our company or the operations of our insurance subsidiaries. Interpretations of regulations by regulators may change and statutes, regulations and interpretations may be applied with retroactive effect, particularly in areas such as accounting or reserve requirements. Canadian law requires the use of Canadian GAAP in the preparation of the financial statements of our Canadian insurance subsidiary.

State Insurance Guaranty Funds Laws.    Under most state insurance guaranty fund laws, insurance companies doing business therein can be assessed up to prescribed limits for policyholder losses incurred by insolvent companies. Although we cannot predict with certainty the amount of any future assessments, most insurance guaranty fund laws currently provide that an assessment may be excused or deferred if it would threaten an insurer’s own financial strength. In addition, assessments may be partially offset by credits against future state premium taxes. Our insurance subsidiaries were assessed immaterial amounts in each of 2010, 2009 and 2008.

Additional Oversight in Canada.    The FCAC is a Canadian federal regulatory body which is responsible for ensuring that federally regulated financial institutions, which include Primerica Life Canada, comply with federal consumer protection laws and regulations, voluntary codes of conduct and their own public commitments. The FINTRAC is Canada’s financial intelligence unit. Its mandate includes ensuring that entities subject to the Proceeds of Crime (Money Laundering) and Terrorist Financing Act, which includes Primerica Life Canada, comply with reporting, recordkeeping and other obligations under that act. Our Canadian insurance subsidiary is also subject to privacy laws under the jurisdiction of federal and provincial privacy commissioners, anti-money laundering laws enforced by the FINTRAC and OSFI, and the consumer complaints provisions of federal insurance laws under the mandate of the FCAC, which requires insurers to belong to a complaints ombud-service and file a copy of their complaints handling policy with the FCAC.

In connection with our initial public offering and the Transactions, we entered into an undertaking agreement with OSFI pursuant to which we are subject to ongoing obligations to provide OSFI with certain information. In particular, we agreed to provide OSFI with advance notice, if practicable, of (i) future debt issuances by us that are in an amount greater than 20% of our market capitalization (other than refinancing the $300.0 million Citi note), (ii) any final decision by our board of directors that could result in a material shift of our primary focus on regulated financial services and (iii) any change in ownership made by a beneficial owner of more than 5% of our common stock in the event that our senior management becomes aware of that fact. We are also required to provide OSFI with copies of our SEC filings, material press releases and access to our senior officers and auditors to discuss any prudential concerns OSFI may have concerning Primerica Life Canada. The following items are exempt from the advance notice commitment: (a) matters subject to confidentiality and disclosure restrictions imposed by governmental authorities and (b) matters that management, acting in good faith, deems would have an adverse effect on us. The term of the undertaking agreement is two years, subject to an obligation of OSFI and us to negotiate in good faith sixty days prior to expiration either a renewal or a decision not to renew based on the financial condition of Primerica Life Canada at the time of such negotiation.

The Minister of Finance (Canada) under the Insurance Companies Act (Canada) approved our indirect acquisition of Primerica Life Canada. The Minister expects that a person controlling a federal insurance company will provide ongoing financial, managerial or operational support to its subsidiary should such support prove necessary. The Minister has required us to sign a support principle letter which provides, without limiting the scope of the support principle letter, that this ongoing support may take the form of additional capital, the provision of managerial expertise or the provision of support in such areas as risk management, internal control systems and training. The provision of the support principle letter is intended to ensure that the person controlling the federal insurance company is aware of the importance and relevance of the support principle in the consideration of the application. However, the letter does not create a legal obligation on our part to provide the support.

In addition to federal and provincial oversight, our Canadian insurance subsidiary is also subject to the guidelines set out by the Canadian Life and Health Insurance Association (“CLHIA”). CLHIA is an industry association that works closely with federal and provincial regulators to establish market conduct guidelines and sound business and financial practices addressing matters such as sales representative suitability and screening, insurance illustrations and partially guaranteed savings products.

Our Canadian insurance subsidiaries are currently in compliance with these laws, regulations and guidelines.

Regulation of Investment and Savings Products

Certain of our U.S. subsidiaries, including PFS Investments and PSS, are subject to extensive securities regulation in the United States. As a matter of public policy, regulatory bodies in the United States are charged with safeguarding the securities and other financial markets and with protecting investors participating in those markets.

PFS Investments is registered as a broker-dealer in all 50 states and with the SEC, and is a member of FINRA. PFS Investments is also approved as a non-bank custodian under IRS regulations and, in that capacity, may act as a custodian and/or trustee for certain retirement accounts. Our sales representatives who sell securities products through PFS Investments (including, in certain jurisdictions, variable annuities) are required to be registered representatives of PFS Investments. All aspects of PFS Investments’ business are regulated, including sales methods and charges, trade practices, the use and safeguarding of customer securities, capital structure, recordkeeping, conduct and supervision of its employees.

The SEC rules and regulations that currently apply to PFS Investments and our registered representatives generally require that we make suitable investment recommendations to our customers and disclose conflicts of interest that might affect the recommendations or advice we provide. The Dodd-Frank Act gave the SEC the power to impose on broker-dealers a heightened standard of conduct (fiduciary duty) that is currently applicable only to investment advisers. As required by the Dodd-Frank Act, the SEC staff recently submitted a report to Congress in which it recommended that the SEC adopt a uniform fiduciary standard of conduct. The timing of any future rulemaking is unclear. Additionally, the DOL has proposed a rule more broadly defining “fiduciary” under Section 4975. See the section entitled “Risk Factors — Risks Related to Our Investments and Savings Products Business — If heightened standards of conduct or more stringent licensing requirements, such as those recently proposed by the SEC and the DOL, are imposed on us or our sales representatives or selling compensation is reduced as a result of new legislation or regulations, it could have a material adverse effect on our business, financial condition and results of operations” beginning on page S-24 of this prospectus supplement.

PSS is registered with the SEC as a transfer agent and, accordingly, is subject to SEC rules and examinations.

PFSL Investments Canada, our Canadian dealer subsidiary, is registered as a mutual fund dealer in all Canadian provinces and territories and is regulated by the MFDA, as well as all provincial and territorial securities commissions. PFSL Investments Canada sales representatives are required to be registered in the provinces or territories in which they do business and are also subject to regulation by the MFDA. These regulators have broad administrative powers, including the power to limit or restrict the conduct of our business and impose censures or fines for failure to comply with the law or regulations.

Under a new securities rule, PFSL Investments Canada is required to register as an Investment Fund Manager. The registration documents have been filed with the provincial securities commissions, and we expect those filings to be reviewed by them in due course.

Regulation of Loan Products

In the United States, state mortgage banking and brokering laws and unsecured lending laws regulate many aspects of our loan product distribution business. In the United States and Puerto Rico, Primerica Mortgages is regulated by state banking commissioners and other equivalent regulators. Our loan product distribution business must comply with the laws, rules and regulations, as well as judicial and administrative decisions, in all of the jurisdictions in which we are licensed to offer mortgage and unsecured loans, as well as an extensive body of federal laws and regulations. These state and federal laws and regulations address the type of loan products that can be offered to consumers through predatory lending and high cost loan laws and the type of licenses that must be obtained by individuals and entities seeking to solicit loan applications from consumers. As a mortgage broker licensee, Primerica Mortgages is subject to periodic examinations by regulators.

Due to the enactment and implementation by the states of the SAFE Act, to offer mortgage loan products, our sales representatives must be individually licensed as mortgage loan originators (and in some states as both mortgage brokers and mortgage loan originators) by the states in which they do business. Prior to enactment of the SAFE Act, our sales representatives were not required to be individually licensed or registered to sell mortgage loan products in a majority of states. The SAFE Act requirements have materially reduced the size of our loan sales force. This reduction has resulted in a significant decline in the scale of our loan product distribution business. See the section entitled “Risk Factors — Risks Related to Our Loan Business — New licensing requirements will continue to significantly reduce the size of our loan sales force” beginning on page S-26 of this prospectus supplement.

In addition, our loan product distribution business is subject to various other federal laws, including the Truth In Lending Act and its implementing regulation, Regulation Z, the Equal Credit Opportunity Act and its implementing regulation, Regulation B, the Fair Housing Act and the Home Ownership Equity Protection Act. We are also subject to RESPA and its implementing regulation, Regulation X, which requires timely disclosures related to the nature and costs of real estate settlement amounts and limits those costs and compensation to amounts reasonably related to the services performed. We are also subject to the Dodd-Frank Act and any regulations that will be issued to implement such Act.

In Canada, our loan activities are more limited and our sales representatives only provide mortgage loan referrals to AGF Trust Company. Our sales representatives are not required to obtain mortgage loan licensure from any regulatory entity to make these referrals.

Other Laws and Regulations

USA Patriot Act and Similar Regulations.    The USA Patriot Act of 2001 contains anti-money laundering and financial transparency laws and mandates the implementation of various regulations applicable to broker-dealers and other financial services companies, including insurance companies. The Patriot Act seeks to promote cooperation among financial institutions, regulators and law enforcement entities in identifying parties that may be involved in terrorism or money laundering. The Canadian federal laws include anti-money laundering provisions similar to the Patriot Act, including provisions regarding suspicious transaction reporting, identification of clients and anti-money laundering procedures and controls.

Privacy of Consumer Information.     U.S. federal and state laws and regulations require financial institutions, including insurance companies, to protect the security and confidentiality of consumer financial information and to notify consumers about their policies and practices relating to their collection and disclosure of consumer information and their policies relating to protecting the security and confidentiality of that information. Similarly, federal and state laws and regulations also govern the disclosure and security of consumer health information. In particular, regulations promulgated by the U.S. Department of Health and Human Services regulate the disclosure and use of protected health information by health insurers and others (including life insurers), the physical and procedural safeguards employed to protect the security of that information and the electronic transmission of such information. Congress and state legislatures are expected to consider additional legislation relating to privacy and other aspects of consumer information.

Canadian federal and provincial privacy laws require that Canadian financial institutions, including insurance companies and broker-dealers, take necessary measures to protect consumer information and maintain adequate controls for the collection, use, disclosure and destruction of personal information.

Certain Regulation Related to Our Affiliation with Citi.    We are regulated by the FRB under the BHC Act. We will remain subject to this regulatory regime until Citi is no longer deemed to control us for bank regulatory purposes, which may not occur until Citi has significantly reduced its ownership interest in us. The ownership level at which the FRB would consider us no longer controlled by Citi will depend on the circumstances at the time, such as the extent of our relationship with Citi and could be less than 5%. For so long as we are subject to the BHC Act, we are subject to examination by various banking regulators. As a result, the FRB has broad enforcement authority over us, including the power to prohibit us from conducting any activity that, in the FRB’s opinion, is unauthorized or constitutes an unsafe or unsound practice in conducting our business. The FRB may also impose substantial fines and other penalties for violations of applicable banking laws, regulations and orders.

Competition

We operate in a highly competitive environment with respect to the sale of financial products. Because our product offerings include several different financial products, we compete directly with a variety of financial institutions, such as insurance companies, insurance brokers, banks, finance companies, credit unions, loan brokers, broker-dealers, mutual fund companies and other national and international financial products and services companies, depending on the type of product we are offering. We compete directly with these entities for the sale of products to clients and, to a lesser extent, for retaining our more productive sales representatives.

Competitors with respect to our term life insurance products consist both of stock and mutual insurance companies, as well as other financial intermediaries, such as AIG, Allstate, Ameriprise, Genworth Financial, MetLife, Protective, Prudential, State Farm and USAA. Competitive factors affecting the sale of life insurance products include the level of premium rates, benefit features, risk selection practices, compensation of sales representatives and financial strength ratings from ratings agencies such as A.M. Best.

In offering our securities products, our sales representatives compete for clients with a range of other advisors, broker-dealers and direct channels, including wirehouses, regional broker-dealers, independent broker-dealers, insurers, banks, asset managers, registered investment advisors, mutual fund companies and other direct distributors, such as Edward Jones, Raymond James and Waddell & Reed. The mutual funds that we offer face competition from other mutual fund families and alternative investment products, such as exchange traded funds.

Our annuity products compete with products from numerous other companies, such as Hartford, Lincoln National and Nationwide. Competitive factors affecting the sale of annuity products include price, product features, investment performance, commission structure, perceived financial strength, claims-paying ratings, service and distribution capabilities.

Competitors with respect to our loan products consist of a variety of financial institutions such as banks, savings and loan associations, credit unions and other lenders, including certain Internet-based lenders.

Information Technology

We have built a sophisticated information technology platform that is designed to support our clients, operations and sales force. Located at our main campus in Duluth, Georgia, our data center houses an enterprise-class IBM mainframe that serves as the repository for all client and sales force data and as a database server for our distributed environment. Our IT infrastructure supports 43 core business applications. Our business applications, many of which are proprietary, are supported by application developers and data center staff at our main campus. Our information security team provides services that include project consulting, threat management, application and infrastructure assessments, secure configuration management and information security administration. This infrastructure also supports a combination of local and remote recovery solutions for business resumption in the event of a disaster.

Employees

As of December 31, 2010, we had 1,794 regular employees in the United States and 207 regular employees in Canada. In addition, as of December 31, 2010, we had 437 on-call employees in the United States and 72 on-call employees in Canada who provide certain training services on an as-needed hourly basis. None of our employees is a member of any labor union and we have never experienced any business interruption as a result of any labor disputes.

MANAGEMENT

The following table and narrative discussion set forth information regarding our executive officers and directors as of April 1, 2011. The terms of our Class I directors expire at our annual stockholders meeting to be held in 2011, the terms of our Class II directors expire at our annual stockholders meeting to be held in 2012 and the terms of our Class III directors expire at our annual stockholders meeting to be held in 2013.

Name	Age	Position
D. Richard Williams	54	Chairman of the Board and Co-Chief Executive Officer
John A. Addison, Jr.	53	Chairman of Primerica Distribution, Co-Chief Executive Officer and Director
Jeffrey S. Fendler	54	President of Primerica Life
William A. Kelly	55	President of PFS Investments
Gregory C. Pitts	48	Executive Vice President and Chief Operating Officer
Alison S. Rand	43	Executive Vice President and Chief Financial Officer
Peter W. Schneider	54	Executive Vice President, General Counsel, Corporate Secretary and Chief Administrative Officer
Glenn J. Williams	51	President
P. George Benson	64	Director
Michael E. Martin	55	Director
Mark Mason	41	Director
Ellyn A. McColgan	57	Director
Robert F. McCullough	68	Director
Barbara A. Yastine	51	Director
Daniel Zilberman	37	Director

D. Richard Williams was elected to our board as a Class II director in October 2009. He is Chairman of our board of directors, has served as our Co-Chief Executive Officer since 1999 and has served Primerica since 1989 in various capacities, including as the Chief Financial Officer and Chief Operating Officer of PFS. Mr. Williams joined the American Can Company, a manufacturing company and predecessor to Citigroup Inc., in 1979 and eventually headed the company’s Acquisition and Development area for financial services and was part of the team responsible for the acquisition of Primerica. He serves on the boards of trustees for the Fernbank Museum of Natural History, the Woodruff Arts Center and the Anti-Defamation League Southeast Region. Mr. Williams earned both a B.S. and an M.B.A. from the Wharton School of the University of Pennsylvania.

John A. Addison, Jr. was elected to our board as a Class I director in October 2009. He is the Chairman of Primerica Distribution, has served as our Co-Chief Executive Officer since 1999 and has served Primerica in various capacities since 1982 when he joined us as a business systems analyst. Mr. Addison has served in numerous officer roles with Primerica Life and PFS. He served as Vice President and Senior Vice President of Primerica Life. He also served as Executive Vice President and Group Executive Vice President of Marketing. In 1995, he became President of PFS and was promoted to Co-Chief Executive Officer in 1999. Mr. Addison earned a B.A. in economics from the University of Georgia and an M.B.A. from Georgia State University.

Jeffrey S. Fendler has served Primerica in various capacities since 1980, and has served as President of Primerica Life since 2005. He served in various management roles at Primerica Life from 1989 to 1995 and as President of PFS Investments from 1987 to 1989. Mr. Fendler is a member of Operation Hope’s National Board and is the Chair of Operation Hope’s Southeastern Region Board. Mr. Fendler earned a B.A. in economics from Tulane University.

William A. Kelly has served Primerica in various capacities since 1985. He has served as President of PFS Investments since 2005 and has overseen Primerica Life Canada since 2009. Since 1999, Mr. Kelly has served as an Executive Vice President of Primerica with responsibilities within the Investment and Savings Products segment and compliance and information technology business divisions. He has served as a Senior Vice President of our Field Audit Department from 1993 to 1998 and a Vice President in corporate accounting from 1988 to 1993. Prior to joining Primerica, Mr. Kelly was a certified public accountant. Mr. Kelly earned a B.B.A. in accounting from the University of Georgia.

Gregory C. Pitts has served Primerica in various capacities since 1985. He was named our Chief Operating Officer in December 2009 and has served as Chief Executive Officer of Primerica Mortgages since 2005. Mr. Pitts served as Executive Vice President of Primerica from 1995 to 2009, with responsibilities within the Term Life Insurance, Investment and Savings Products segments and information technology division. Mr. Pitts earned a B.A. in general business from the University of Arkansas.

Alison S. Rand has served Primerica in various capacities since 1995. She has served as our Executive Vice President and Chief Financial Officer since 2000, as Senior Vice President from 1999 to 2000, Vice President from 1997 to 1999 and the Director of Financial Reporting from 1995 to 1997. Prior to 1995, Ms. Rand worked in the audit department of KPMG LLP. She is an advisory board member of Imagine it!, the Children’s Museum of Atlanta and Emerge and is a board member of the Georgia Council of Economic Education. She is also a Vice Chair of the Talent Development Program Trustee Council of the Atlanta Symphony Orchestra and serves on the Terry College of Business Executive Education CFO Roundtable. Ms. Rand earned a B.S. in accounting from the University of Florida and is a certified public accountant.

Peter W. Schneider has served as our Executive Vice President and General Counsel since 2000. He also serves as our Corporate Secretary and Chief Administrative Officer. He worked at the law firm of Rogers & Hardin as a partner from 1988 to 2000 and as an associate from 1984 to 1988, and at the law firm of Paul, Rifkind, Wharton & Garrison from 1981 to 1984. Mr. Schneider serves on the boards of directors of the Georgia Chamber of Commerce, the Northwest YMCA and the Carolina Center for Jewish Studies. Mr. Schneider earned both a B.S. in political science and industrial relations and a J.D. from the University of North Carolina at Chapel Hill.

Glenn J. Williams has served Primerica in various capacities since 1983. He has served as our Executive Vice President since 2000 and President since 2005. Mr. Williams served as the President and Chief Executive Officer of Primerica Financial Services (Canada), Ltd., a financial services company and a subsidiary of Primerica, from 1996 to 2000, Executive Vice President from 1995 to 1996, Senior Vice President from 1994 to 1995 and Vice President from 1985 to 1994. He worked with us as a sales representative in 1981 to 1983. Mr. Williams serves in leadership roles at Hebron Baptist Church and Hebron Christian Academy. Mr. Williams earned a B.S. in education from Baptist University of America.

P. George Benson was elected to our board as a Class III director in April 2010. He has been the President of the College of Charleston in Charleston, South Carolina since February 2007. From June 1998 until January 2007, he was Dean of the Terry College of Business at the University of Georgia. From July 1993 to June 1998, Mr. Benson served as Dean of the Rutgers Business School at Rutgers University and, prior to that, Mr. Benson was on the faculty of the Carlson School of Management at the University of Minnesota from 1977 to 1993, where he served as Director of the Operations Management Center from 1992 to 1993 and head of the Decision Sciences Area from 1983 to 1988. Mr. Benson currently serves as Chair-elect of the board of directors for the Foundation for the Malcolm Baldrige National Quality Award, was Chairman of the Board of Overseers for the Baldrige Award Program from 2004 to 2007 and was a national judge for the Baldrige Award from 1997 to 2000. He also serves as a member of the boards of directors of AGCO Corporation and Crawford & Company. Mr. Benson was a member of the board of directors of Nutrition 21, Inc. from 1998 to 2010. Mr. Benson earned a B.S. in mathematics from Bucknell University, completed graduate work in operations research in the Engineering School of New York University and earned a Ph.D. in business from the University of Florida.

Michael E. Martin was elected to our board as a Class III director in April 2010. He is a Partner of Warburg Pincus & Co. and a Managing Director of private equity firm Warburg Pincus LLC, where he is co-head of Warburg Pincus’ financial services group. Prior to joining Warburg Pincus in 2009, Mr. Martin was President of Brooklyn NY Holdings, LLC, a private investment company, from 2006 to 2008. Mr. Martin worked at UBS Investment Bank from 2002 to 2006, where he served as a vice chairman and managing director of UBS Investment Bank and a member of its board of directors and Global Executive Committee. He has held senior positions at investment bank Credit Suisse First Boston, serving there from 1987 to 2002, and practiced corporate law at law firm Wachtell, Lipton, Rosen & Katz from 1983 to 1987. Mr. Martin also serves on the board of directors of SLM Corporation and National Penn Bancshares, Inc. and he was a member of the board of directors of BPW Acquisition Corp. from 2008 to 2010. Mr. Martin earned a B.S. in economics from Claremont Men’s College and a J.D. from Columbia University School of Law. Mr. Martin has been designated by Warburg Pincus to be one of our directors pursuant to its rights under the Securities Purchase Agreement.

Mark Mason was elected to our board as a Class III director in March 2010. He is the Chief Operating Officer for Citi Holdings, an operating segment of Citi that comprises financial services company Citi Brokerage and Asset Management, Global Consumer Finance and Special Assets Portfolios. Mr. Mason joined Citi in 2001. He has also served as the Chief Financial Officer for Citi Holdings, Chief Financial Officer and Head of Strategy and M&A for Citi’s Global Wealth Management Division, Chief of Staff to Citi’s Chairman and Chief Executive Officer, Chief Financial Officer and Chief Operating Officer for Citigroup Real Estate Investments and Vice President of Corporate Development at Citi. Prior to joining Citi, Mr. Mason was Director of Strategy and Business Development at technology equipment manufacturing company Lucent Technologies. He earned a Bachelor of Business and Administration in finance from Howard University and an M.B.A. from Harvard Business School. Mr. Mason has been designated by Citi to be one of our directors.

Ellyn A. McColgan was elected to our board as a Class I director in August 2010. Ms. McColgan has been a private investor and consultant since January 2009. She was the President and Chief Operating Officer of the Global Wealth Management Group of Morgan Stanley from April 2008 through January 2009. From April 1990 through August 2007, Ms. McColgan was a senior executive at mutual fund group Fidelity Investments, serving as President of Distribution and Operations from April 2007 through August 2007; as President, Fidelity Brokerage Company from October 2002 to April 2007; as President, Fidelity Institutional Services from April 2001 through October 2002; as President, Fidelity Institutional Retirement Group from April 2000 through April 2001; and as President, Fidelity Tax-Exempt Services Company from November 1996 through April 2000. Ms. McColgan has Series 6, 7, 24 and 63 licenses. She earned a B.A., summa cum laude, in Psychology and Social Studies Education from Montclair State University in New Jersey and an M.B.A. from Harvard Business School.

Robert F. McCullough was elected to our board as a Class I director in March 2010. He has been a private investor since January 2007. He previously was Senior Partner of investment fund manager Invesco Ltd. (formerly AMVESCAP PLC) from June 2004 to December 2006. Prior thereto, he was Chief Financial Officer of AMVESCAP PLC from April 1996 to May 2004. Mr. McCullough joined the New York audit staff of Arthur Andersen LLP in 1964, served as Partner from 1972 until 1996, and served as Managing Partner in Atlanta from 1987 until 1996. Mr. McCullough also serves on the boards of Acuity Brands, Inc. and Schweitzer-Mauduit International, Inc. Mr. McCullough was a member of the board of directors of Converge, Inc. from 2006 to 2009 and a director of Mirant Corporation from 2003 to 2006. He earned a B.B.A. in Accounting from the University of Texas at Austin.

Barbara A. Yastine was elected to our board as a Class II director in December 2010. She has been the Chief Administrative Officer of Ally Financial, Inc., a bank holding company, since May 2010. In this role, she has oversight responsibility for the risk, compliance, legal and technology areas and serves as the Chair of Ally Bank, a wholly owned subsidiary of Ally Financial. Prior to joining Ally, she served as a Principal of Southgate Alternative Investments, a start-up diversified alternative asset manager, beginning in June 2007. From August 2004 through June 2007, Ms. Yastine was self-employed as an independent consultant. Before that, she was Chief Financial Officer for investment bank Credit Suisse First Boston from October 2002 to August 2004. From 1987 through 2002, Ms. Yastine worked at Citi and its predecessor companies, where during her 15 year tenure, she received numerous promotions, culminating with serving as the Chief Financial Officer of Citi’s Global Corporate and Investment Bank. During her tenure at Citi, she also served as Chief Auditor, Chief Administrative Officer of Citi’s Global Consumer Group and Executive Vice President and Chief Financial Officer of Citifinancial and its predecessors. Ms. Yastine began her career at a Citi predecessor as Director of Investor Relations. She earned a B.A. in Journalism from New York University, where she also earned an M.B.A.

Daniel Zilberman was elected to our board as a Class II director in April 2010. He is a Partner of Warburg Pincus & Co. and a Managing Director of private equity firm Warburg Pincus LLC, where he focuses on investments in insurance companies, banks, asset managers and service providers to the financial services industry. Prior to joining Warburg Pincus in 2005, Mr. Zilberman worked at private equity firm Evercore Capital Partners from 2003 to 2005 and investment bank Lehman Brothers from 1997 to 1999 and 2001 to 2002. Mr. Zilberman earned a B.A. in International Relations from Tufts University and an M.B.A. in Finance from the Wharton School of the University of Pennsylvania. Mr. Zilberman has been designated by Warburg Pincus to be one of our directors pursuant to its rights under the Securities Purchase Agreement.

SELLING STOCKHOLDER

Citigroup Insurance Holding Corporation, a wholly owned subsidiary of Citigroup Inc., whose principal offices are located at 399 Park Avenue, New York, NY 10022, is the sole selling stockholder in this offering. Prior to this offering, Citi beneficially owned approximately 39.3% of our outstanding common stock. Immediately following completion of this offering, Citi will beneficially own between approximately 20.6% and 23.1% of our outstanding common stock depending on whether and the extent to which the underwriters exercise their over-allotment option.

BENEFICIAL OWNERSHIP OF COMMON STOCK

The following table reflects beneficial ownership of our common stock as of April 1, 2011 (including shares of our common stock with respect to which each individual or entity will acquire voting and/or investment power within 60 days) for: (i) each person or entity who owns of record or beneficially 5% or more of our common stock; (ii) our directors; (iii) our Co-Chief Executive Officers, our Chief Financial Officer and our three other most highly compensated executive officers as of December 31, 2010; and (iv) our directors and executive officers as a group. Beneficial ownership is determined in accordance with the rules and regulations of the SEC. As of April 1, 2011, there were 73,759,838 share of our common stock outstanding.

The first two columns in the table below reflect the shares and percentage of our common stock beneficially owned prior to this offering. The third and fourth columns in the table below reflect the shares and percentage of our common stock beneficially owned immediately following this offering, assuming that the underwriters have not exercised their over-allotment option to purchase shares of our common stock from Citi pursuant to the underwriting agreement. The fifth and sixth columns in the table below reflect the shares and percentage of our common stock beneficially owned following this offering, assuming that the underwriters have exercised in full their over-allotment option to purchase shares of our common stock from Citi pursuant to the underwriting agreement.

	Shares of Our Common Stock Beneficially Owned
			Following this Offering
	Prior to this Offering		Assuming no exercise by Underwriters		Assuming full exercise by Underwriters
Name of Beneficial Owner (1)	Number of shares	Percentage of class (2)	Number of shares	Percentage of class (2)	Number of shares	Percentage of class (2)

5% Beneficial Owners:
Citigroup Insurance Holding Corporation (3)	29,002,148	39.3%	17,002,148	23.1%	15,202,148	20.6%
Warburg Pincus (4)	20,515,550	26.3%	20,515,550	26.3%	20,515,550	26.3%

Directors and Executive Officers:
D. Richard Williams (5)	594,479	*	594,479	*	594,479	*
John A. Addison, Jr. (5)	594,479	*	594,479	*	594,479	*
P. George Benson (5)	2,492	*	2,492	*	2,492	*
Michael E. Martin (6)	20,515,550	26.3%	20,515,550	26.3%	20,515,550	26.3%
Mark Mason (7)	29,002,148	39.3%	17,002,148	23.1%	15,202,148	20.6%
Ellyn A. McColgan (5)	2,819	*	2,819	*	2,819	*
Robert F. McCullough (5)	5,000	*	5,000	*	5,000	*
Barbara A. Yastine (5)	2,547	*	2,547	*	2,547	*
Daniel Zilberman (6)	20,515,550	26.3%	20,515,550	26.3%	20,515,550	26.3%
Gregory C. Pitts (5)	106,949	*	106,949	*	106,949	*
Alison S. Rand (5)	116,768	*	116,768	*	116,768	*
Peter W. Schneider (5)	137,476	*	137,476	*	137,476	*
Glenn J. Williams (5)	143,687	*	143,687	*	143,687	*
All directors and executive officers as a group (15 people) (8)	51,377,921	66.0%	39,377,921	50.6%	37,577,921	48.3%

*	Less than one percent.
(1)	The address for each of our directors (other than Messrs. Martin, Mason and Zilberman) and executive officers is c/o Primerica, Inc., 3120 Breckinridge Boulevard, Duluth, Georgia 30099.
(2)	Based on 73,759,838 shares outstanding, except with respect to Warburg Pincus and Messrs. Martin and Zilberman, as to whom percentage ownership is based on 77,862,948 shares of common stock outstanding, which includes 4,103,110 shares issuable upon exercise of warrants held by Warburg Pincus.
(3)

The address for Citigroup Insurance Holding Corporation is c/o Citigroup Inc., 399 Park Avenue, New York, New York 10022. Citigroup Insurance Holding Corporation is an affiliate of Citigroup Inc. Citigroup Insurance Holding Corporation may be deemed to beneficially own the shares of common stock beneficially owned by Warburg Pincus Private Equity Fund X, L.P. and Warburg Pincus X Partners, L.P. due to a voting agreement among such beneficial owners and a right of first offer granted by Citi to Warburg Pincus in the Securities Purchase Agreement. Citigroup Insurance Holding Corporation disclaims beneficial ownership of all such shares of common stock.

(4)	Includes 4,103,110 shares issuable upon exercise of warrants held by Warburg Pincus. The exercise price for the warrants is $18.00 per share. Subject to exceptions, Warburg Pincus has agreed not to transfer any shares of our capital stock or warrants until the earlier of October 7, 2011 or the reduction of Citi’s beneficial ownership interest in our common stock to less than 10%. The address for each of Warburg Pincus Private Equity X, L.P. and Warburg Pincus X Partners, L.P. is c/o Warburg Pincus LLC, 450 Lexington Avenue, New York, New York 10017-3911. Warburg Pincus Private Equity X, L.P. and Warburg Pincus X Partners, L.P. are affiliates of Warburg Pincus & Co. and Warburg Pincus LLC. Warburg Pincus Private Equity X, L.P. and Warburg Pincus X Partners, L.P. may be deemed to beneficially own the shares of common stock beneficially owned by Citigroup Insurance Holding Corporation due to a voting agreement among such beneficial owners and a right of first offer granted by Citi to Warburg Pincus in the Securities Purchase Agreement. Warburg Pincus Private Equity X, L.P. and Warburg Pincus X Partners, L.P. disclaim beneficial ownership of all such shares of common stock. Pursuant to the Securities Purchase Agreement, Warburg Pincus & Co. and Warburg Pincus LLC (the controlling affiliates of Warburg Pincus) have agreed that, subject to exceptions, they and their controlled affiliates will not own more than 35% of the voting power of our outstanding voting securities or more than 45% of our economic equity interests.
(5)	Includes unvested restricted stock awards.
(6)	Each of Messrs. Martin and Zilberman is a Partner of Warburg Pincus & Co. and a Managing Director of Warburg Pincus LLC. All shares indicated as owned by Messrs. Martin and Zilberman are included because of their affiliation with the Warburg Pincus entities. The address for Messrs. Martin and Zilberman is c/o Warburg Pincus LLC, 450 Lexington Avenue, New York, New York, 10017-3911. Each of Messrs. Martin and Zilberman disclaims beneficial ownership of any of our shares held by Warburg Pincus.
(7)	Mr. Mason is an affiliate of Citigroup Insurance Holding Corporation. All shares indicated as owned by Mr. Mason are included because of his affiliation with the Citi entities. The address for Mr. Mason is c/o Citigroup Inc., 399 Park Avenue, New York, New York, 10022. Mr. Mason disclaims beneficial ownership of any of our shares held by Citi.
(8)	Includes all shares beneficially owned by Citigroup Insurance Holding Corporation and all shares beneficially owned by Warburg Pincus.

SHARES ELIGIBLE FOR FUTURE SALE

We cannot predict with certainty the effect, if any, that market sales of shares of our common stock or the availability of shares of our common stock for sale will have on the market price prevailing from time to time. We also cannot predict with certainty whether or when Citi will sell its remaining shares of our common stock, although Citi has indicated that it intends to divest its remaining interest in us as soon as is practicable, subject to market and other conditions. In addition, we cannot predict with certainty whether or when Warburg Pincus will sell its shares of our common stock, and if either Citi or Warburg Pincus does sell, what effect any such sale will have on the prevailing market price of our common stock. The sale of substantial amounts of our common stock in the public market or the perception that such sales could occur could adversely affect the prevailing market price of the common stock and our ability to raise equity capital in the future.

Sale of Restricted Shares

We had 73,759,838 shares of common stock outstanding as of April 1, 2011. All of the shares of common stock sold in this offering will be freely tradable without restriction or further registration under the Securities Act, except that any shares purchased by or owned by our “affiliates,” as that term is defined in Rule 144 under the Securities Act (“Rule 144”) may generally only be sold publicly in compliance with the limitations of Rule 144 described below. As defined in Rule 144, an affiliate of an issuer is a person that directly, or indirectly through one or more intermediaries, controls, or is controlled by or is under common control with, such issuer. Immediately following completion of this offering, Citi will own between approximately 20.6% and 23.1% of our outstanding common stock, and Warburg Pincus will own approximately 22.3% of our outstanding common stock. Shares held by Citi and Warburg Pincus are “restricted securities” as that term is used in Rule 144. Subject to contractual restrictions, including the lock-up agreements described below, Citi and Warburg Pincus are entitled to sell these shares in the public market only if the sale of such shares is registered with the SEC or if the sale of such shares qualifies for an exemption from registration under Rule 144 or any other applicable exemption under the Securities Act. At such time as these restricted shares become unrestricted and available for sale, the sale of these restricted shares, whether pursuant to Rule 144 or otherwise, may have negative effect on the price of our common stock.

S-8 Registration Statement

We filed a registration statement on Form S-8 to register an aggregate of 11,300,000 shares of our common stock reserved for issuance under our equity incentive and stock purchase programs adopted in connection with our initial public offering. Such registration statement became effective upon filing with the SEC, and shares of our common stock covered by such registration statement are eligible for resale in the public market.

Rule 144

In general, under Rule 144 as currently in effect, beginning 90 days after the date of our initial public offering, a person who is not one of our affiliates who has beneficially owned shares of our common stock for at least six months may sell shares without restriction, provided the current public information requirements of Rule 144 continue to be satisfied. In addition, any person who is not one of our affiliates at any time during the three months immediately preceding a proposed sale, and who has beneficially owned shares of our common stock for at least one year, would be entitled to sell an unlimited number of shares without restriction. Our affiliates who have beneficially owned shares of our common stock for at least six months are entitled to sell within any three-month period a number of shares that does not exceed the greater of:

•	1% of the number of shares of our common stock then outstanding, which equals approximately 737,598 shares; and

•	the average weekly trading volume of our common stock on the NYSE during the four calendar weeks immediately preceding the filing of a notice on Form 144 with respect to the sale.

Sales of restricted shares under Rule 144 are also subject to requirements regarding the manner of sale, notice, and the availability of current public information about us. Rule 144 also provides that affiliates relying on Rule 144 to sell shares of our common stock that are not restricted shares must nonetheless comply with the same restrictions applicable to restricted shares, other than the holding period requirement.

Lock-Up Agreements

We, our executive officers and directors and the selling stockholder have agreed with the underwriters that, subject to certain exceptions, for a period of 90 days from the date of this prospectus supplement, we and they will not, without the prior written consent of Citigroup Global Markets Inc., dispose of or hedge any shares of our common stock or any securities convertible into or exchangeable for our common stock.

Futhermore, pursuant to the Securities Purchase Agreement, Warburg Pincus has agreed not to sell, pursuant to a public sale, shares of our common stock or warrants acquired in the private sale or shares of our common stock issued upon exercise of such warrants to purchase our common stock until the earlier of October 7, 2011 or the reduction of Citi’s beneficial ownership interest in our outstanding common stock to less than 10%. However, Warburg Pincus is permitted to transfer shares of our common stock or warrants or shares of our common stock issued upon exercise of such warrants to purchase our capital stock during the lock-up period (1) to any person that is not a direct competitor of ours (defined as a manufacturer or distributor of life insurance products) so long as such transfers do not involve a public offering and such transferee agrees to the same restrictions on transfer that would otherwise apply to Warburg Pincus; (2) pursuant to a merger, tender offer or exchange offer, or other business combination, asset acquisition or similar transaction, or change of control of our company that has been approved by our board of directors; and (3) in order to cure any unintentional violations of Warburg Pincus’ ownership restrictions. The lock-up agreement will expire on the earlier of October 7, 2011 or the reduction of Citi’s beneficial ownership interest in our outstanding common stock to less than 10%, or upon (i) the consent of us and Citi; (ii) the material breach by us of any covenants in the Securities Purchase Agreement or by Citi of its agreement to vote in favor of Warburg Pincus’ nominees to our board of directors; (iii) an enforcement action that would reasonably be expected to have a material adverse effect on us; or (iv) or upon a change of control of our company.

CERTAIN UNITED STATES FEDERAL TAX CONSEQUENCES TO HOLDERS

The following is a summary of certain U.S. federal income and estate tax consequences relevant to the purchase, ownership and disposition of our common stock. The following summary is based upon current provisions of the Code, Treasury regulations and judicial and administrative authority, all of which are subject to change, possibly with retroactive effect. State, local and foreign tax consequences are not summarized, nor are tax consequences to special classes of investors including, but not limited to, tax-exempt organizations, insurance companies, banks or other financial institutions, partnerships or other entities classified as partnerships for U.S. federal income tax purposes, dealers in securities, persons liable for the alternative minimum tax, traders in securities that elect to use a mark-to-market method of accounting for their securities holdings, persons who have acquired our common stock as compensation or otherwise in connection with the performance of services, persons that will hold our common stock as a position in a hedging transaction, “straddle,” “conversion transaction” or other risk reduction transaction, and U.S. holders (as defined below) whose functional currency is not the U.S. dollar. Tax consequences may vary depending upon the particular status of an investor. The summary is limited to taxpayers who will hold our common stock as “capital assets” (generally, property held for investment). Each potential investor should consult its own tax advisor as to the U.S. federal, state, local, foreign and any other tax consequences of the purchase, ownership and disposition of our common stock.

If an entity or arrangement treated as a partnership for U.S. federal income tax purposes holds our common stock, the tax consequences relating to an investment in our common stock will generally depend upon the status of the partner and the activities of the partnership. If you are treated as a partner in such an entity holding our common stock, you should consult your tax advisor as to the particular U.S. federal income and estate tax consequences applicable to you.

U.S. Holders

The discussion in this section is addressed to a holder of our common stock that is a “U.S. holder” for federal income tax purposes. You are a U.S. holder if you are a beneficial owner of our common stock that is for U.S. federal income tax purposes (i) a citizen or individual resident of the United States; (ii) a corporation (or other entity that is taxable as a corporation) created or organized in the United States or under the laws of the United States or of any State (or the District of Columbia); (iii) an estate if the income of such estate falls within the federal income tax jurisdiction of the United States regardless of the source of such income; or (iv) a trust (a) if a United States court is able to exercise primary supervision over its administration and one or more United States persons have the authority to control all of the substantial decisions of the trust, or (b) that has in effect a valid election under applicable Treasury regulations to be treated as a U.S. person.

Distributions

Distributions with respect to our common stock will be taxable as dividend income when paid to the extent of our current or accumulated earnings and profits as determined for U.S. federal income tax purposes. To the extent that the amount of a distribution with respect to our common stock exceeds our current and accumulated earnings and profits, such distribution will be treated first as a tax-free return of capital to the extent of the U.S. holder’s adjusted tax basis in the common stock, and thereafter as a capital gain, which will be a long-term capital gain if the U.S. holder has held such stock at the time of the distribution for more than one year.

Distributions constituting dividend income received by an individual in respect of our common stock before January 1, 2013 are generally subject to taxation at a maximum rate of 15%, provided certain holding period requirements are satisfied. Distributions on our common stock constituting dividend income paid to U.S. holders that are U.S. corporations will generally qualify for the dividends received deduction, subject to various limitations.

Sale or Redemption

A U.S. holder will generally recognize capital gain or loss on a sale, exchange, redemption (other than a redemption that is treated as a distribution) or other disposition of our common stock equal to the difference between the amount realized upon the disposition and the U.S. holder’s adjusted tax basis in the shares so disposed. Such capital gain or loss will be long-term capital gain or loss if the U.S. holder’s holding period for the shares disposed of exceeds one year at the time of disposition. Long-term capital gains of non-corporate taxpayers are generally taxed at a lower maximum marginal tax rate than the maximum marginal tax rate applicable to ordinary income. The deductibility of net capital losses by individuals and corporations is subject to limitations.

Information Reporting and Backup Withholding

Information returns will be filed with the IRS in connection with payments of dividends and the proceeds from a sale or other disposition of common stock payable to a U.S. holder that is not an exempt recipient, such as a corporation. Certain U.S. holders may be subject to backup withholding with respect to the payment of dividends on our common stock and to certain payments of proceeds on the sale or redemption of our common stock unless such U.S. holders provide proof of an applicable exemption or a correct taxpayer identification number, and otherwise comply with applicable requirements of the backup withholding rules.

Any amount withheld under the backup withholding rules from a payment to a U.S. holder is allowable as a credit against such U.S. holder’s U.S. federal income tax, which may entitle the U.S. holder to a refund, provided that the U.S. holder timely provides the required information to the IRS. Moreover, certain penalties may be imposed by the IRS on a U.S. holder who is required to furnish information but does not do so in the proper manner. U.S. holders should consult their own tax advisors regarding the application of backup withholding in their particular circumstances and the availability of and procedure for obtaining an exemption from backup withholding under current Treasury regulations.

Non-U.S. Holders

The discussion in this section is addressed to holders of our common stock that are “non-U.S. holders.” You are a non-U.S. holder if you are a beneficial owner of our common stock and not a U.S. holder for U.S. federal income tax purposes.

Distributions

Generally, distributions treated as dividends as described above under “— U.S. Holders — Distributions” paid to a non-U.S. holder with respect to our common stock will be subject to a 30% U.S. withholding tax, or such lower rate as may be specified by an applicable income tax treaty. Distributions that are effectively connected with such non-U.S. holder’s conduct of a trade or business in the United States (and, if a tax treaty applies, are attributable to a U.S. permanent establishment maintained by such non-U.S. holder) are generally subject to U.S. federal income tax on a net income basis and are exempt from the 30% withholding tax (assuming compliance with certain certification requirements). Any such effectively connected distributions received by a non-U.S. holder that is a corporation may also, under certain circumstances, be subject to an additional “branch profits tax” at a 30% rate or such lower rate as may be applicable under an income tax treaty.

For purposes of obtaining a reduced rate of withholding under an income tax treaty, a non-U.S. holder will generally be required to provide a U.S. taxpayer identification number as well as certain information concerning the holder’s country of residence and entitlement to tax treaty benefits. A non-U.S. holder can generally meet the certification requirement by providing a properly executed IRS Form W-8BEN (if the holder is claiming the benefits of an income tax treaty) or Form W-8ECI (if the dividends are effectively connected with a trade or business in the United States) or suitable substitute form.

Sale or Redemption

A non-U.S. holder generally will not be subject to U.S. federal income or withholding tax on gain realized on the sale, exchange or other disposition (other than a redemption, which may be subject to withholding tax or certification requirements under certain circumstances) of our common stock except for (i) in the case of certain non-resident alien individuals that are present in the United States for 183 or more days in the taxable year of the sale or disposition, or (ii) if the gain is effectively connected with the conduct by the non-U.S. holder of a trade or business within the United States (and, if a tax treaty applies, is attributable to a U.S. permanent establishment maintained by such non-U.S. holder).

Federal Estate Tax

Common stock owned or treated as owned by an individual who is not a citizen or resident of the United States (as specially defined for U.S. federal estate tax purposes) at the time of death will be included in the individual’s gross estate for U.S. federal estate tax purposes, unless an applicable estate tax or other treaty provides otherwise, and therefore may be subject to U.S. federal estate tax.

Information Reporting and Backup Withholding

Payment of dividends, and the tax withheld with respect thereto, is subject to information reporting requirements. These information reporting requirements apply regardless of whether withholding was reduced or eliminated by an applicable income tax treaty. Under the provisions of an applicable income tax treaty or agreement, copies of the information returns reporting such dividends and withholding may also be made available to the tax authorities in the country in which the non-U.S. holder resides. U.S. backup withholding will generally apply on payment of dividends to non-U.S. holders unless such non-U.S. holders furnish to the payor a Form W-8BEN (or other applicable form), or otherwise establish an exemption and the payor does not have actual knowledge or reason to know that the holder is a U.S. person, as defined under the Code, that is not an exempt recipient.

Payment of the proceeds of a sale of our common stock within the United States or conducted through certain U.S.-related financial intermediaries is subject to information reporting and, depending on the circumstances, backup withholding, unless the non-U.S. holder, or beneficial owner thereof, as applicable, certifies that it is a non-U.S. holder on Form W-8BEN (or other applicable form), or otherwise establishes an exemption and the payor does not have actual knowledge or reason to know the holder is a U.S. person, as defined under the Code, that is not an exempt recipient.

Any amount withheld under the backup withholding rules from a payment to a non-U.S. holder is allowable as a credit against such non-U.S. holder’s U.S. federal income tax, which may entitle the non-U.S. holder to a refund, provided that the non-U.S. holder timely provides the required information to the IRS. Moreover, certain penalties may be imposed by the IRS on a non-U.S. holder who is required to furnish information but does not do so in the proper manner. Non-U.S. holders should consult their own tax advisors regarding the application of backup withholding in their particular circumstances and the availability of and procedure for obtaining an exemption from backup withholding under current Treasury regulations.

Recent Legislation Relating to Foreign Accounts

Recently enacted legislation will require, after December 31, 2012, withholding at a rate of 30% on dividends in respect of, and gross proceeds from the sale of, our common stock held by or through certain foreign financial institutions (including investment funds), unless such institution enters into an agreement with the Secretary of the Treasury to report, on an annual basis, information with respect to accounts with or shares in the institution held by certain United States persons and by certain non-US entities that are wholly or partially owned by United States persons. Accordingly, the entity through which our common stock is held will affect the determination of whether such withholding is required. Similarly, dividends in respect of, and gross proceeds from the sale of, our common stock held by an investor that is a non-financial non-US entity will be subject to withholding at a rate of 30 percent, unless such entity either (i) certifies to us that such entity does not have any “substantial United States owners” or (ii) provides certain information regarding the entity’s “substantial United States owners,” which we will in turn provide to the Secretary of the Treasury. Non-United States stockholders are encouraged to consult with their own tax advisors regarding the possible implications of the legislation on their investment in our common stock.

UNDERWRITING

Citigroup Global Markets Inc. is acting as sole book-running manager of this offering and as representative of the underwriters named below. Subject to the terms and conditions stated in the underwriting agreement dated the date of this prospectus supplement, each underwriter named below has severally agreed to purchase, and the selling stockholder has agreed to sell to that underwriter, the number of shares set forth opposite the underwriter’s name.

Underwriter	Number of Shares
Citigroup Global Markets Inc.
UBS Securities LLC
Keefe, Bruyette & Woods, Inc.
Macquarie Capital (USA) Inc.
Raymond James & Associates, Inc.
Sandler O’Neill & Partners, L.P.
SunTrust Robinson Humphrey, Inc.
CastleOak Securities, L.P.
Dowling & Partners Securities, LLC
Guggenheim Securities, LLC
ING Financial Markets LLC
Willis Securities, Inc.
KKR Capital Markets LLC
Drexel Hamilton, LLC
M.R. Beal & Company
Muriel Siebert & Co., Inc.
Samuel A. Ramirez & Company, Inc.

Total	12,000,000

The underwriting agreement provides that the obligations of the underwriters to purchase the shares included in this offering are subject to approval of legal matters by counsel and to other conditions. The underwriters are obligated to purchase all the shares (other than those covered by the over-allotment option described below) if they purchase any of the shares.

Shares sold by the underwriters to the public will initially be offered at the public offering price set forth on the cover of this prospectus supplement. Any shares sold by the underwriters to securities dealers may be sold at a discount from the public offering price not to exceed $             per share. If all the shares are not sold at the initial offering price, the underwriters may change the offering price and the other selling terms. The representative has advised us and the selling stockholder that the underwriters do not intend to make sales to discretionary accounts.

If the underwriters sell more shares than the total number set forth in the table above, the selling stockholder has granted to the underwriters an option, exercisable for 30 days from the date of this prospectus supplement, to purchase up to 1,800,000 additional shares at the public offering price less the underwriting discount. The underwriters may exercise the option solely for the purpose of covering over-allotments, if any, in connection with this offering. To the extent the option is exercised, each underwriter must purchase a number of additional shares approximately proportionate to that underwriter’s initial purchase commitment. Any shares issued or sold under the option will be issued and sold on the same terms and conditions as the other shares that are the subject of this offering.

We, our executive officers and directors and the selling stockholder have agreed that, subject to certain exceptions, for a period of 90 days from the date of this prospectus supplement, we and they will not, without the prior written consent of Citigroup Global Markets Inc., dispose of or hedge any shares of our common stock or any securities convertible into or exchangeable for our common stock. Citigroup Global Markets Inc. in its sole discretion may release any of the securities subject to these lock-up agreements at any time without notice. Notwithstanding the foregoing, if (1) during the last 17 days of the 90-day restricted period, we issue an earnings release or material news or a material event relating to our company occurs; or (2) prior to the expiration of the 90-day restricted period, we announce that we will release earnings results during the 16-day period beginning on the last day of the 90-day restricted period, the restrictions described above shall continue to apply until the expiration of the 18-day period beginning on the issuance of the earnings release or the occurrence of the material news or material event.

Our common stock is listed on the NYSE under the trading symbol “PRI.”

The following table shows the underwriting discounts and commissions that the selling stockholder will pay to the underwriters in connection with this offering. These amounts are shown assuming both no exercise and full exercise of the underwriters’ over-allotment option.

	No exercise	Full exercise
Per share	$	$
Total	$	$

In connection with the execution of the Intercompany Agreement we entered into with Citi, we have agreed with Citi that, for a period of two years following our initial public offering, Citi will have the right of first offer to provide us, on a non-exclusive basis, any financial or advisory service it did not provide to us at the time of the agreement, at prevailing market rates, terms and conditions at the time of the offer, including investment banking and underwriting services. Citi will not have a right of first offer to provide us financial or advisory services if Citi does not provide such services to third parties in the ordinary course, or otherwise with such frequency as is customary in the market for such services, or if we make a good faith determination that Citi is unable to provide the services with an equal or greater level of quality as a third party could provide. See “Related Party Transactions — Transactions with Citi in Connection with Our Initial Public Offering — Intercompany Agreement,” included in the 2011 Proxy Statement, which is incorporated by reference into the accompanying prospectus.

In connection with this offering, the underwriters may purchase and sell shares in the open market. Purchases and sales in the open market may include short sales, purchases to cover short positions, which may include purchases pursuant to the over-allotment option, and stabilizing purchases.

•	Short sales involve secondary market sales by the underwriters of a greater number of shares than they are required to purchase in this offering.

•	“Covered” short sales are sales of shares in an amount up to the number of shares represented by the underwriters’ over-allotment option.

•	“Naked” short sales are sales of shares in an amount in excess of the number of shares represented by the underwriters’ over-allotment option.

•	Covering transactions involve purchases of shares either pursuant to the over-allotment option or in the open market after the distribution has been completed in order to cover short positions.

•

To close a naked short position, the underwriters must purchase shares in the open market after the distribution has been completed. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the shares in the open market after pricing that could adversely affect investors who purchase in this offering.

•

To close a covered short position, the underwriters must purchase shares in the open market after the distribution has been completed or must exercise the over-allotment option. In determining the source of shares to close the covered short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase shares through the over-allotment option.

•	Stabilizing transactions involve bids to purchase shares so long as the stabilizing bids do not exceed a specified maximum.

Purchases to cover short positions and stabilizing purchases, as well as other purchases by the underwriters for their own accounts, may have the effect of preventing or retarding a decline in the market price of the shares. They may also cause the price of the shares to be higher than the price that would otherwise exist in the open market in the absence of these transactions. The underwriters may conduct these transactions on the NYSE, in the over-the-counter market or otherwise. If the underwriters commence any of these transactions, they may discontinue them at any time.

We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act, relating to losses or claims resulting from material misstatements in or omissions from the registration statement of which this prospectus supplement forms a part. The selling stockholder has agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act, relating to losses or claims resulting from material misstatements in or omissions from information furnished to us by or on behalf of the selling stockholder for inclusion in the registration statement of which this prospectus supplement is a part. The selling stockholder has also agreed that, in the event that our indemnity is unavailable or insufficient to hold harmless any underwriter, it will indemnify the underwriter to the extent of such unavailability or insufficiency up to an amount not exceeding the gross proceeds from this offering. We and the selling stockholder have also agreed that in the event that our indemnities are unavailable or insufficient to hold harmless the underwriters, we and the selling stockholder will contribute to the aggregate liabilities to which the underwriters may be subject in such proportion as is appropriate to reflect the relative benefits received by us and the selling stockholder, on the one hand, and the underwriters, on the other hand, from this offering; provided, that if such allocation is unavailable, we and the selling stockholder will contribute in such proportion as is appropriate to reflect not only the relative benefits but also the relative fault of us and the selling shareholder, on the one hand, and of the underwriters, on the other hand, in connection with the misstatements or omissions that resulted in the underwriters’ liabilities, as well as any other equitable consideration.

In connection with this offering, the underwriters have agreed to reimburse certain expenses of the selling stockholder up to 0.25% of the total public offering price.

Conflicts of Interest

Because an affiliate of Citigroup Global Markets Inc. will receive more than 5% of the net proceeds of this offering, not including underwriting compensation, and it beneficially owns more than 10% of the shares prior to the closing of this offering, this offering is being conducted in compliance with Rule 5121. Pursuant to that rule, the appointment of a “qualified independent underwriter” is not necessary in connection with this offering, as the shares have a “bona fide independent market” (as such terms are defined in Rule 5121).

The underwriters have performed commercial banking, investment banking and advisory services for us from time to time for which they have received customary fees and reimbursement of expenses. The underwriters may, from time to time, engage in transactions with and perform services for us in the ordinary course of their business for which they may receive customary fees and reimbursement of expenses.

Notice to Prospective Investors in the European Economic Area

In relation to each member state of the European Economic Area that has implemented the Prospectus Directive (each, a relevant member state), with effect from and including the date on which the Prospectus Directive is implemented in that relevant member state (the relevant implementation date), an offer of shares described in this prospectus supplement and the accompanying prospectus may not be made to the public in that relevant member state prior to the publication of a prospectus in relation to the shares that has been approved by the competent authority in that relevant member state or, where appropriate, approved in another relevant member state and notified to the competent authority in that relevant member state, all in accordance with the

Prospectus Directive, except that, with effect from and including the relevant implementation date, an offer of securities may be offered to the public in that relevant member state at any time:

•	to any legal entity that is authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities;

•

to any legal entity that has two or more of (1) an average of at least 250 employees during the last financial year; (2) a total balance sheet of more than €43,000,000, and (3) an annual net turnover of more than €50,000,000, as shown in its last annual or consolidated accounts;

•	to fewer than 100 natural or legal persons (other than qualified investors as defined below) subject to obtaining the prior consent of the representatives for any such offer; or

•	in any other circumstances that do not require the publication of a prospectus pursuant to Article 3 of the Prospectus Directive.

Each purchaser of shares described in this prospectus supplement and the accompanying prospectus located within a relevant member state will be deemed to have represented, acknowledged and agreed that it is a “qualified investor” within the meaning of Article 2(1)(e) of the Prospectus Directive.

For purposes of this provision, the expression an “offer to the public” in any relevant member state means the communication in any form and by any means of sufficient information on the terms of the offer and the securities to be offered so as to enable an investor to decide to purchase or subscribe the securities, as the expression may be varied in that member state by any measure implementing the Prospectus Directive in that member state, and the expression “Prospectus Directive” means Directive 2003/71/EC and includes any relevant implementing measure in each relevant member state.

The sellers of the shares have not authorized and do not authorize the making of any offer of shares through any financial intermediary on their behalf, other than offers made by the underwriters with a view to the final placement of the shares as contemplated in this prospectus supplement and the accompanying prospectus. Accordingly, no purchaser of the shares, other than the underwriters, is authorized to make any further offer of the shares on behalf of the sellers or the underwriters.

Notice to Prospective Investors in the United Kingdom

This prospectus supplement and the accompanying prospectus is only being distributed to, and is only directed at, persons in the United Kingdom that are qualified investors within the meaning of Article 2(1)(e) of the Prospectus Directive that are also (i) investment professionals falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (the “Order”) or (ii) high net worth entities, and other persons to whom it may lawfully be communicated, falling within Article 49(2)(a) to (d) of the Order (each such person being referred to as a “relevant person”). This prospectus supplement and the accompanying prospectus and their contents are confidential and should not be distributed, published or reproduced (in whole or in part) or disclosed by recipients to any other persons in the United Kingdom. Any person in the United Kingdom that is not a relevant person should not act or rely on this document or any of its contents.

Notice to Prospective Investors in France

Neither this prospectus supplement and the accompanying prospectus nor any other offering material relating to the shares described in this prospectus supplement and the accompanying prospectus has been submitted to the clearance procedures of the Autorité des Marchés Financiers or of the competent authority of another member state of the European Economic Area and notified to the Autorité des Marchés Financiers. The shares have not been offered or sold and will not be offered or sold, directly or indirectly, to the public in France.

Neither this prospectus supplement and the accompanying prospectus nor any other offering material relating to the shares has been or will be:

•	released, issued, distributed or caused to be released, issued or distributed to the public in France; or

•	used in connection with any offer for subscription or sale of the shares to the public in France.

Such offers, sales and distributions will be made in France only:

•

to qualified investors (investisseurs qualifiés) or to a restricted circle of investors (cercle restreint d’investisseurs), in each case investing for their own account, all as defined in, and in accordance with articles L.411-2, D.411-1, D.411-2, D.734-1, D.744-1, D.754-1 and D.764-1 of the French Code monétaire et financier;

•	to investment services providers authorized to engage in portfolio management on behalf of third parties; or

•

in a transaction that, in accordance with article L.411-2-II-1°-or-2°-or 3° of the French Code monétaire et financier and article 211-2 of the General Regulations (Règlement Général) of the Autorité des Marchés Financiers, does not constitute a public offer (appel public à l’épargne).

The shares may be resold directly or indirectly, only in compliance with articles L.411-1, L.411-2, L.412-1 and L.621-8 through L.621-8-3 of the French Code monétaire et financier.

Notice to Prospective Investors in Hong Kong

The shares may not be offered or sold in Hong Kong by means of any document other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap. 32, Laws of Hong Kong), or (ii) to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder, or (iii) in other circumstances which do not result in the document being a “prospectus” within the meaning of the Companies Ordinance (Cap. 32, Laws of Hong Kong) and no advertisement, invitation or document relating to the shares may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to shares which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder.

Notice to Prospective Investors in Japan

The shares offered in this prospectus supplement and the accompanying prospectus have not been registered under the Securities and Exchange Law of Japan. The shares have not been offered or sold and will not be offered or sold, directly or indirectly, in Japan or to or for the account of any resident of Japan, except (i) pursuant to an exemption from the registration requirements of the Securities and Exchange Law and (ii) in compliance with any other applicable requirements of Japanese law.

Notice to Prospective Investors in Singapore

This prospectus supplement and the accompanying prospectus has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus supplement and the accompanying prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the shares may not be circulated or distributed, nor may the shares be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore

(the “SFA”), (ii) to a relevant person pursuant to Section 275(1), or any person pursuant to Section 275(1A), and in accordance with the conditions specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA, in each case subject to compliance with conditions set forth in the SFA.

Where the shares are subscribed or purchased under Section 275 of the SFA by a relevant person which is:

•

a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or

•

a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary of the trust is an individual who is an accredited investor, shares, debentures and units of shares and debentures of that corporation or the beneficiaries’ rights and interest (howsoever described) in that trust shall not be transferred within six months after that corporation or that trust has acquired the shares pursuant to an offer made under Section 275 of the SFA except:

•

to an institutional investor (for corporations, under Section 274 of the SFA) or to a relevant person defined in Section 275(2) of the SFA, or to any person pursuant to an offer that is made on terms that such shares, debentures and units of shares and debentures of that corporation or such rights and interest in that trust are acquired at a consideration of not less than S$200,000 (or its equivalent in a foreign currency) for each transaction, whether such amount is to be paid for in cash or by exchange of securities or other assets, and further for corporations, in accordance with the conditions specified in Section 275 of the SFA;

•	where no consideration is or will be given for the transfer; or

•	where the transfer is by operation of law.

LEGAL MATTERS

Certain legal matters will be passed upon for us by Rogers & Hardin LLP, Atlanta, Georgia. The underwriters are being represented by Skadden, Arps, Slate, Meagher & Flom LLP, New York, New York.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC under the Exchange Act. You may inspect without charge any documents filed by us at the SEC’s Public Reference Room at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC also maintains an Internet site, www.sec.gov, that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC, including Primerica.

We have filed a registration statement on Form S-3 under the Securities Act with the SEC pursuant to which the common stock is being offered by this prospectus supplement and the accompanying prospectus. Neither this prospectus supplement nor the accompanying prospectus contains all the information contained in the registration statement because certain parts of the registration statement are omitted in accordance with the rules and regulations of the SEC. The registration statement and the documents filed as exhibits to the registration statement are available for inspection as described above.

The SEC allows us to “incorporate by reference” information into this prospectus supplement and the accompanying prospectus, which means that we can disclose important information to you by referring you to other documents filed separately with the SEC. The information incorporated by reference is considered part of this prospectus supplement and the accompanying prospectus, and information filed with the SEC subsequent to this prospectus supplement and prior to the termination of this offering will automatically be deemed to update and supersede this information.

We incorporate by reference any future filings made by us with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act between the date of this prospectus supplement and the date all of the securities offered hereby are sold or the offering is otherwise terminated, with the exception of any information furnished under Item 2.02 and Item 7.01 of Form 8-K (and exhibits filed under Item 9.01 of Form 8-K relating to such information), which is not deemed filed and which is not incorporated by reference into this prospectus supplement or the accompanying prospectus. Any such filings shall be deemed to be incorporated by reference and to be a part of this prospectus supplement and the accompanying prospectus from the respective dates of filing of those documents.

We will provide without charge upon written or oral request to each person, including any beneficial owner, to whom this prospectus supplement and the accompanying prospectus is delivered, a copy of any and all of the documents which are incorporated by reference into this prospectus supplement or the accompanying prospectus but not delivered with this prospectus supplement and the accompanying prospectus (other than exhibits unless such exhibits are specifically incorporated by reference in such documents).

You may request a copy of these documents by writing or telephoning us at:

Primerica, Inc.

3120 Breckinridge Blvd.

Duluth, Georgia 30099

Attention: Investor Relations

(770) 381-1000

You may also access the documents incorporated by reference into this prospectus supplement and the accompanying prospectus through our website at www.primerica.com. This reference to our website is an inactive textual reference only and is not a hyperlink. Except for these specific incorporated documents, the contents of our website are not part of this prospectus supplement or the accompanying prospectus, and you should not consider the contents of our website in making an investment decision with respect to our common stock.

PROSPECTUS

PRIMERICA, INC.

COMMON STOCK

PREFERRED STOCK

DEBT SECURITIES

WARRANTS

SUBSCRIPTION RIGHTS

PURCHASE CONTRACTS

PURCHASE UNITS

We may offer and sell, from time to time in one or more offerings, any combination of the securities described in this prospectus having an aggregate initial offering price not exceeding $1,000,000,000 on terms to be determined at the time of offering. The selling stockholders may also offer and sell, from time to time, up to 49,517,698 shares of our common stock. We will not receive any of the proceeds from the sale of our common stock by the selling stockholders.

This prospectus describes some of the general terms that may apply to these securities. We will provide the specific prices and terms of these securities in one or more supplements to this prospectus at the time of the offering. You should read this prospectus and the accompanying prospectus supplement in their entirety before you make your investment decision.

We or the selling stockholders may offer and sell these securities through underwriters, dealers or agents or directly to purchasers, on a continuous or delayed basis. The securities may also be resold by the selling stockholders. The prospectus supplement for each offering will describe in detail the plan of distribution for that offering and will set forth the names of any underwriters, dealers or agents involved in the offering and any applicable fees, commissions or discount arrangements.

This prospectus may not be used to sell securities unless accompanied by a prospectus supplement.

Our common stock is listed on the New York Stock Exchange (the “NYSE”) under the trading symbol “PRI.” Each prospectus supplement will indicate if the securities offered thereby will be listed on any securities exchange.

Investing in our securities involves a high degree of risk. See the section entitled “Risk Factors” beginning on page 2 of this prospectus before you make your investment decision.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus or the accompanying prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

April 8, 2011

The states in which our insurance subsidiaries are domiciled have laws which require regulatory approval for the acquisition of “control” of insurance companies. Under these laws, there exists a presumption of “control” when an acquiring party acquires 10% or more of the voting securities of an insurance company or of a company which itself controls an insurance company. Therefore, any person acquiring 10% or more of our outstanding common stock would need the prior approval of the state insurance regulators of these states or a determination from such regulators that “control” has not been acquired.

i

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement on Form S-3 that we filed with the Securities and Exchange Commission (the “SEC”) using a “shelf” registration process. Under the shelf process, we may sell any combination of the securities described in this prospectus in one or more offerings, up to a maximum aggregate offering price of $1,000,000,000. In addition, certain of our stockholders may offer from time to time, in one or more offerings, up to 49,517,698 shares of our common stock.

This prospectus only provides you with a general description of the securities we and the selling stockholders may offer. Each time we or any selling stockholder sells securities described in the prospectus we will provide a supplement to this prospectus that will contain specific information about the terms of that offering, including the specific amounts, prices and terms of the securities offered. The prospectus supplement may also add, update or change information contained in this prospectus. You should read in their entirety both this prospectus and any accompanying prospectus supplement or other offering materials, together with the additional information described under the section entitled “Where You Can Find More Information” beginning on page 23 of this prospectus.

You should rely only on the information contained in or incorporated by reference into this prospectus. Neither we nor the selling stockholders have authorized anyone to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. Neither we nor the selling stockholders are making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted.

This prospectus and any accompanying prospectus supplement or other offering materials do not contain all of the information included in the registration statement as permitted by the rules and regulations of the SEC. For further information, we refer you to the registration statement on Form S-3, including its exhibits. We are subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and, therefore, file reports and other information with the SEC. Statements contained in this prospectus and any accompanying prospectus supplement or other offering materials about the provisions or contents of any agreement or other document are only summaries. If SEC rules require that any agreement or document be filed as an exhibit to the registration statement, you should refer to that agreement or document for its complete contents.

You should not assume that the information in this prospectus, any accompanying prospectus supplement or any other offering materials is accurate as of any date other than the date on the front of each document, regardless of the time of delivery of this prospectus, any accompanying prospectus supplement or any sale of securities. Our business, financial condition, results of operations and prospects may have changed since then.

As used in this prospectus: (i) references to “Primerica,” “we,” “us” and “our” refer to Primerica, Inc., a Delaware corporation, and its consolidated subsidiaries; (ii) references to “Citi” refer to Citigroup Inc. and its subsidiaries; and (iii) references to “Warburg Pincus” refer, collectively, to Warburg Pincus Private Equity X, L.P. and Warburg Pincus X Partners, L.P.

ii

SUMMARY

This summary description about us and our business highlights selected information contained elsewhere in this prospectus or incorporated by reference into this prospectus. It does not contain all the information you should consider before purchasing our securities. You should read in their entirety this prospectus, any accompanying prospectus supplement and any other offering materials, together with the additional information described under the section entitled “Where You Can Find More Information” beginning on page 23 of this prospectus.

Our Company

We are a leading distributor of financial products to middle income households in the United States and Canada with approximately 95,000 licensed sales representatives at December 31, 2010. We assist our clients in meeting their needs for term life insurance, which we underwrite, and mutual funds, annuities and other financial products, which we distribute primarily on behalf of third parties. We insured more than 4.3 million lives and more than two million clients maintained investment accounts with us at December 31, 2010. Our distribution model uniquely positions us to reach underserved middle income consumers in a cost effective manner and has proven itself in both favorable and challenging economic environments.

Our principal executive offices are located at 3120 Breckinridge Blvd., Duluth, Georgia 30099, and our telephone number is (770) 381-1000. Our website address is www.primerica.com. This reference to our website is an inactive textual reference only and is not a hyperlink. The contents of our website are not part of this prospectus, and you should not consider the contents of our website in making an investment decision with respect to our securities.

Conflicts of Interest

We have numerous commercial and contractual arrangements with Citi, our former parent company. In addition, Citigroup Global Markets Inc., which may serve as an underwriter of one or more offerings of securities pursuant to this prospectus, is a wholly owned subsidiary of Citigroup Inc. Please see “Risk Factors — Risks Related to Our Relationships with Citi and Warburg Pincus,” included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2010 (the “2010 Annual Report”), which is incorporated by reference into this prospectus, and additional information that may be set forth in the “Underwriting” section of any applicable prospectus supplement or pricing supplement. If 5% or more of the net proceeds of any offering of securities made under this prospectus will be received by a Financial Industry Regulatory Authority (“FINRA”) member participating in the offering or affiliates or associated persons of such FINRA member, the offering will be conducted in accordance with FINRA Rule 5121 (or any successor rule).

RISK FACTORS

An investment in our securities involves a high degree of risk. You should carefully consider the specific risks described in the 2010 Annual Report, which is incorporated by reference into this prospectus, the risk factors described under the section entitled “Risk Factors” in any applicable prospectus supplement and any risk factors set forth in our other filings with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act before making an investment decision. If any of the foregoing risks actually materializes, our business, financial condition, results of operations and prospects could be materially adversely affected. As a result, the value of our securities could decline and you could lose part or all of your investment. The foregoing risks are not the only ones we face. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also materially affect our business, financial condition, results of operations and prospects. See the section entitled “Where You Can Find More Information” beginning on page 23 of this prospectus.

USE OF PROCEEDS

Unless otherwise set forth in a prospectus supplement, we intend to use the net proceeds of any offering of securities for working capital and other general corporate purposes, which may include the repayment or refinancing of outstanding indebtedness or stock repurchases. We will have significant discretion in the use of any net proceeds. The net proceeds may be invested temporarily in interest-bearing accounts and short-term interest-bearing securities until they are used for their stated purpose. We may provide additional information on the use of the net proceeds from the sale of the offered securities in an applicable prospectus supplement relating to the offered securities.

We will not receive any proceeds in the event that securities are sold by a selling stockholder.

RATIO OF EARNINGS TO FIXED CHARGES

The table below sets forth our consolidated ratio of earnings to fixed charges. We have not presented a ratio of earnings to fixed charges and preferred stock dividends because we did not have preferred stock outstanding as of the date of this prospectus. The following table should be read in conjunction with our consolidated and combined financial statements and related notes and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included in the 2010 Annual Report, which is incorporated by reference into this prospectus. For further information, see Exhibit 12.1 (Computation of Ratio of Earnings to Fixed Charges) to the registration statement of which this prospectus forms a part.

	2010	2009	2008	2007	2006
Ratio of Earnings to Fixed Charges	14.0x	61.8x	26.0x	64.2x	60.8x

DESCRIPTION OF CAPITAL STOCK

The following information describes our common stock and preferred stock, as well as certain provisions of our certificate of incorporation and bylaws and relevant sections of the Delaware General Corporation Law (the “DGCL”), and is only a summary. You should refer to our amended and restated certificate of incorporation and bylaws, which are filed as exhibits to the registration statement of which this prospectus forms a part, and to the applicable provisions of the DGCL.

Capital Stock

Our authorized capital stock consists of 500,000,000 shares of common stock, par value $0.01 per share, composed of a series of voting common stock and a series of non-voting common stock, and 10,000,000 shares of preferred stock, par value $0.01 per share. As of April 1, 2011, we had 73,759,838 shares of voting common stock outstanding and no shares of non-voting common stock or preferred stock outstanding.

Common Stock. Holders of our voting common stock are entitled to one vote per share on all matters submitted to a vote of stockholders. Holders of our non-voting common stock are not entitled to vote on any matter, except as required by law or to amend, alter or repeal the provisions of the certificate of incorporation providing for the preferences, limitations and rights of the non-voting common stock. Holders of our voting common stock and non-voting common stock rank equally with respect to payment of dividends, as may be declared by our board of directors out of funds legally available for the payment of those dividends. Upon the liquidation, dissolution or winding up of our company, the holders of our voting common stock and non-voting common stock will rank equally and will be entitled to receive their ratable share of our net assets available after payment of all debts and other liabilities, subject to the prior rights of any outstanding preferred stock. Holders of our voting common stock and non-voting common stock have no preemptive, subscription or redemption rights. The outstanding shares of our common stock are fully paid and non-assessable.

Preferred Stock. Our board of directors has the authority, without any further vote or action by the stockholders, to issue preferred stock in one or more series and to fix the preferences, limitations and rights of the shares of each series, including:

•	dividend rates;

•	conversion rights;

•	voting rights;

•	terms of redemption and liquidation preferences; and

•	the number of shares constituting each series.

Registration Rights

We have entered into a Registration Rights Agreement with Citi and Warburg Pincus, dated April 7, 2010 (the “Registration Rights Agreement”), pursuant to which we granted to Citi and Warburg Pincus certain demand and piggyback registration rights with respect to the shares of common stock owned by them. For a description of these rights, see “Related Party Transactions — Transactions with Citi in Connection with Our Initial Public Offering — Registration Rights Agreement with Citi and Warburg Pincus” and “Related Party Transactions — Transactions with Warburg Pincus in Connection with the Securities Purchase Agreement,” included in our Proxy Statement on Schedule 14A, filed with the SEC on March 31, 2011 (the “2011 Proxy Statement”), which is incorporated by reference into this prospectus.

Anti-Takeover Effects of Provisions of Our Certificate of Incorporation and Bylaws and of Delaware Law

The rights of our stockholders and related matters are governed by the DGCL, our certificate of incorporation and bylaws, certain provisions of which may discourage or make more difficult a takeover attempt that a stockholder might consider in his or her best interest by means of a tender offer or proxy contest or removal of our incumbent officers or directors. These provisions may also adversely affect prevailing market prices for our common stock. However, we believe that the benefits of this increased protection give us the potential ability to negotiate with the proponent of an unsolicited proposal to acquire or restructure us and outweigh the disadvantage of discouraging those proposals because negotiation of the proposals could result in an improvement of their terms.

Classified Board of Directors

Our certificate of incorporation provides that our board of directors is classified with approximately one-third elected each year. The number of directors will be fixed from time to time by a majority of the total number of directors which we would have at the time such number is fixed if there were no vacancies. The directors are divided into three classes, designated class I, class II and class III. Each class will consist, as nearly as may be possible, of one-third of the total number of directors constituting the entire board. At each annual meeting of stockholders beginning in 2011, successors to the class of directors whose term expires at that annual meeting will be elected for a three-year term. In addition, if the number of directors is changed, any increase or decrease will be apportioned by the board of directors among the classes so as to maintain the number of directors in each class as nearly equal as possible, and any additional director of any class elected to fill a vacancy resulting from an increase in such class will hold office for a term that will coincide with the remaining term of that class, but in no case will a decrease in the number of directors shorten the term of any incumbent director.

We have agreed with Warburg Pincus that, subject to the terms of our certificate of incorporation, our board of directors will consist of no more than nine members, of which not more than one director will be nominated by Citi and not more than two directors will be our officers or employees. In addition, Warburg Pincus is entitled to nominate two directors to serve on our board of directors. See also “Related Party Transactions — Transactions with Warburg Pincus in Connection with the Securities Purchase Agreement — Board Rights” and “Related Party Transactions — Transactions with Citi in Connection with Our Initial Public Offering,” included in the 2011 Proxy Statement, which is incorporated by reference into this prospectus.

For so long as Warburg Pincus’ Investor Ownership Percentage (as defined in the Securities Purchase Agreement among Citi, Primerica and Warburg Pincus, dated February 8, 2010 (the “Securities Purchase Agreement”)) is at least 7.5%, Citi will be obligated to vote for Warburg Pincus’ nominees to our board of directors pursuant to the Securities Purchase Agreement.

Stockholder Action by Written Consent; Special Meetings

Our certificate of incorporation permits stockholders to take action by the written consent of holders of all of our shares in lieu of an annual or special meeting. Otherwise, stockholders will only be able to take action at an annual or special meeting called in accordance with our bylaws.

Our bylaws provide that special meetings of stockholders may only be called by:

•	the chairman of the board;

•	either of the co-chief executive officers;

•

by request in writing of the board of directors or of a committee of the board of directors that has been duly designated by the board of directors and whose powers and authority include the power to call such meetings; or

•	the holders of a majority of the outstanding shares of our common stock, in the event that Citi continues to own such a majority.

Advance Notice Requirements for Stockholder Proposals Related to Director Nominations

Our bylaws contain advance notice procedures with regard to stockholder proposals related to the nomination of candidates for election as directors. These procedures provide that notice of stockholder proposals related to stockholder nominations for the election of directors must be received by our corporate secretary, in the case of an annual meeting, not less than 90 days nor more than 120 days prior to the anniversary date of the immediately preceding annual meeting of stockholders; provided, however, that in the event that the annual meeting is called for a date that is not within 30 days before or after that anniversary date, notice by the stockholder in order to be timely must be received not later than the close of business on the tenth day following the day on which notice of the date of the annual meeting was mailed or public disclosure of the date of the annual meeting was made, whichever occurs first. Stockholder nominations for the election of directors at a special meeting at which directors are elected must be received by our corporate secretary no later than the close of business on the tenth day following the day on which notice of the date of the special meeting was mailed or public disclosure of the date of the special meeting was made, whichever occurs first.

A stockholders’ notice to our corporate secretary must be in proper written form and must set forth some information related to the stockholder giving the notice and to the beneficial owner, if any, on whose behalf the nomination is being made, including:

•	the name and record address of that stockholder;

•	the class and series and number of shares of each class and series of our capital stock which are owned beneficially or of record by that stockholder;

•	a description of all arrangements or understandings between that stockholder and any other person in connection with the nomination and any material interest of that stockholder in the nomination;

•	information as to derivatives, swaps, options, short positions, stock borrowing or lending and transactions or arrangements that increase or decrease voting power or pecuniary interest;

•

a representation that the stockholder is a holder of record of our stock entitled to vote at that meeting and that the stockholder intends to appear in person or by proxy at the meeting to bring that nomination before the meeting; and

•

any other information relating to the person that would be required to be disclosed in a proxy statement or other filings required to be made in connection with the solicitations of proxies for election of directors pursuant to the Exchange Act;

and, as to each person whom the stockholder proposes to nominate for election as a director:

•	the name, age, business and residence address, and the principal occupation and employment of the person;

•	the class and series and number of shares of each class and series of our capital stock which are owned beneficially or of record by the person;

•	information as to derivatives, swaps, options, short positions, stock borrowing or lending and transactions or arrangements that increase or decrease voting power or pecuniary interest; and

•

any other information relating to the person that would be required to be disclosed in a proxy statement or other filings required to be made in connection with the solicitations of proxies for election of directors pursuant to the Exchange Act.

The stockholder providing the notice is required to update and supplement such notice as of the record date of the meeting.

However, for so long as Warburg Pincus’ Investor Ownership Percentage is at least 7.5%, Citi will be obligated to vote for Warburg Pincus’ nominees to our board of directors pursuant to the Securities Purchase

Agreement. See “Related Party Transactions — Transactions with Warburg Pincus in Connection with the Securities Purchase Agreement — Board Rights,” included in the 2011 Proxy Statement, which is incorporated by reference into this prospectus.

Advance Notice Requirements for Other Stockholder Proposals

Our bylaws contain advance notice procedures with regard to stockholder proposals not related to nominations. These notice procedures, in the case of an annual meeting of stockholders, mirror the notice requirements for stockholder proposals related to director nominations discussed above insofar as they relate to the timing of receipt of notice by our corporate secretary. In the case of a special meeting, notice of other stockholder proposals must be received by our corporate secretary not less than 90 days prior to the date that meeting is proposed to be held.

A stockholders’ notice to our corporate secretary must be in proper written form and must set forth, as to each matter that the stockholder proposes to bring before the meeting:

•	a description of the business desired to be brought before the meeting and the reasons for conducting that business at the meeting;

•	the name and record address of that stockholder and of the beneficial owner, if any;

•	the class and series and number of shares of each class and series of our capital stock which are owned beneficially or of record by that stockholder or by the beneficial owner, if any;

•

a description of all arrangements or understandings between that stockholder or any beneficial owner and any other person in connection with the proposal of that business and any material interest of that stockholder in that business;

•	information as to derivatives, swaps, options, short positions, stock borrowing or lending and transactions or arrangements that increase or decrease voting power or pecuniary interest;

•

a representation that the stockholder is a holder of record of our stock entitled to vote at that meeting and that the stockholder intends to appear in person or by proxy at the meeting to bring that business before the meeting; and

•

any other information relating to the person that would be required to be disclosed in a proxy statement or other filings required to be made in connection with the solicitations of proxies for the proposed business to be brought by such stockholder pursuant to the Exchange Act.

The stockholder providing the notice is required to update and supplement such notice as of the record date of the meeting.

Anti-Takeover Legislation

As a Delaware corporation, we are subject to the restrictions under Section 203 of the DGCL (“Section 203”) regarding corporate takeovers. In general, Section 203 prohibits a publicly held Delaware corporation from engaging, under certain circumstances, in a business combination with an interested stockholder for a period of three years following the date the person became an interested stockholder, unless:

•

prior to the date of the transaction, the board of directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;

•

upon completion of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time such transaction commenced, excluding, for purposes of determining the number of shares outstanding, (i) shares owned by persons who are directors and also officers of the corporation and (ii) shares owned by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

•

on or subsequent to the date of the transaction, the business combination is approved by the board of directors of the corporation and authorized at an annual or special meeting of stockholders by the affirmative vote of at least 66 2/3% of the outstanding voting stock which is not wholly owned by the interested stockholder.

In this context, a business combination includes a merger, asset or stock sale, or other transaction resulting in a financial benefit to the interested stockholder. An interested stockholder is a person who, together with affiliates and associates, owns or, within three years prior to the determination of interested stockholder status owned, 15% or more of a corporation’s outstanding voting stock.

A Delaware corporation may “opt out” of Section 203 with an express provision in its original certificate of incorporation or an express provision in its certificate of incorporation or bylaws resulting from amendments approved by holders of at least a majority of the corporation’s outstanding voting shares. We have not elected to “opt out” of Section 203. However, subject to certain restrictions, we may elect to “opt out” of Section 203 by an amendment to our certificate of incorporation or bylaws. In the Securities Purchase Agreement, we have agreed to take all action necessary so that the limitations on business combinations prescribed by Section 203 of the DGCL are not applicable to Warburg Pincus or any permitted transferee that receives at least 10% of our outstanding common stock.

Undesignated Preferred Stock

The authority possessed by our board of directors to issue preferred stock with voting or other rights or preferences could be potentially used to discourage attempts by third parties to obtain control of us through a merger, tender offer, proxy contest or otherwise by making such attempts more difficult or more costly. The provision in our certificate of incorporation authorizing such preferred stock may have the effect of deferring hostile takeovers or delaying changes of control of our management.

Insurance Regulations Concerning Change of Control

Many state insurance regulatory laws intended primarily for the protection of policyholders contain provisions that require advance approval by state agencies of any change in control of an insurance company or insurance holding company that is domiciled or, in some cases, having such substantial business that it is deemed to be commercially domiciled in that state. Moreover, under Canadian federal insurance law, the consent of the Minister of Finance is required in order for anyone to acquire direct or indirect control, including control in fact, of an insurance company, or to acquire, directly or through any controlled entity or entities, a significant interest (i.e., more than 10%) of any class of its shares.

Certificate of Incorporation Provision Relating to Corporate Opportunities and Interested Directors

In order to address potential conflicts of interest between us and Citi, our certificate of incorporation contains provisions regulating and defining the conduct of our affairs as they may involve Citi and its officers and directors, and our powers, rights, duties and liabilities and those of our officers, directors and stockholders in connection with our relationship with Citi. In general, these provisions recognize that we and Citi may engage in the same or similar business activities and lines of business (subject to the provisions of the intercompany agreement we entered into with Citi in connection with our initial public offering), have an interest in the same areas of corporate opportunities and that we and Citi will continue to have contractual and business relations with each other, including officers and directors of Citi serving as our directors.

Our certificate of incorporation provides that, subject to any contractual provision to the contrary, Citi will have no duty to refrain from:

•	engaging in the same or similar business activities or lines of business as us;

•	doing business with any of our clients; or

•	employing or otherwise engaging any of our officers or employees.

Under our certificate of incorporation, neither Citi nor any officer or director of Citi, except as described in the following paragraph, will be liable to us or our stockholders for breach of any fiduciary duty by reason of any such activities. Our certificate of incorporation provides that Citi is not under any duty to present any corporate opportunity to us which may be a corporate opportunity for Citi and us, and Citi will not be liable to us or our stockholders for breach of any fiduciary duty as our stockholder by reason of the fact that Citi pursues or acquires that corporate opportunity for itself, directs that corporate opportunity to another person or does not present that corporate opportunity to us.

When one of our directors or officers who is also a director or officer of Citi learns of a potential transaction or matter that may be a corporate opportunity for both us and Citi, the certificate of incorporation provides that the director or officer:

•	will have fully satisfied his or her fiduciary duties to us and our stockholders with respect to that corporate opportunity;

•	will not be liable to us or our stockholders for breach of fiduciary duty by reason of Citi’s actions with respect to that corporate opportunity;

•	will be deemed to have acted in good faith and in a manner he or she believed to be in, and not opposed to, our best interests for purposes of our certificate of incorporation; and

•

will be deemed not to have breached his or her duty of loyalty to us or our stockholders and not to have derived an improper personal benefit therefrom for purposes of our certificate of incorporation;

if he or she acts in good faith in a manner consistent with the following policy:

•

a corporate opportunity offered to any of our officers who is also a director but not an officer of Citi will belong to us, unless that opportunity is expressly offered to that person solely in his or her capacity as a director of Citi, in which case that opportunity will belong to Citi;

•

a corporate opportunity offered to any of our directors who is not one of our officers and who is also a director or an officer of Citi will belong to us only if that opportunity is expressly offered to that person solely in his or her capacity as our director, and otherwise will belong to Citi; and

•

a corporate opportunity offered to any of our officers who is also an officer of Citi will belong to Citi, unless that opportunity is expressly offered to that person solely in his or her capacity as our officer, in which case that opportunity will belong to us.

For purposes of our certificate of incorporation, “corporate opportunities” include business opportunities that we are financially able to undertake, that are, from their nature, in our line of business, are of practical advantage to us and are ones in which we have an interest or a reasonable expectancy, and in which, by embracing the opportunities, the self-interest of Citi or its officers or directors will be brought into conflict with our self-interest. After such time that Citi ceases to own 20% of our common stock, the provisions of the certificate of incorporation related to corporate opportunities for Citi and us described above shall become inoperative. Thereafter, the approval or allocation of corporate opportunities would depend on the facts and circumstances of the particular situation analyzed under the corporate opportunity doctrine. The Delaware courts have found that a director or officer “may not take a business opportunity for his own if: (i) the corporation is financially able to exploit the opportunity; (ii) the opportunity is within the corporation’s line of business; (iii) the corporation has an interest or expectancy in the opportunity; and (iv) by taking the opportunity for his own, the [director or officer] will thereby be placed in a position inimicable to his duties to the corporation.” On the other hand, a director or officer “may take a corporate opportunity if: (1) the opportunity is presented to the director or officer in his individual and not his corporate capacity; (2) the opportunity is not essential to the corporation; (3) the corporation holds no interest or expectancy in the opportunity; and (4) the director or officer has not wrongfully employed the resources of the corporation in pursuing or exploiting the opportunity.” A director or officer may also “present” an opportunity to the board of directors of a corporation to determine whether such opportunity belongs to the corporation and thereby be protected from inference of usurpation of corporate opportunity.

Our certificate of incorporation also provides that no contract, agreement, arrangement or transaction between us and Citi will be void or voidable solely for the reason that Citi is a party to such agreement and Citi:

•	will have fully satisfied and fulfilled its fiduciary duties to us and our stockholders with respect to the contract, agreement, arrangement or transaction;

•	will not be liable to us or our stockholders for breach of fiduciary duty by reason of entering into, performance or consummation of any such contract, agreement, arrangements or transaction;

•	will be deemed to have acted in good faith and in a manner it reasonably believed to be in, and not opposed to, the best interests of us for purposes of the certificate of incorporation; and

•	will be deemed not to have breached its duty of loyalty to us and our stockholders and not to have derived an improper personal benefit therefrom for purposes of the certificate of incorporation, if:

–

the material facts as to the contract, agreement, arrangement or transaction are disclosed or are known to our board of directors or the committee of our board that authorizes the contract, agreement, arrangement or transaction and our board of directors or that committee in good faith authorizes the contract, agreement, arrangement or transaction by the affirmative vote of a majority of the disinterested directors;

–

the material facts as to the contract, agreement, arrangement or transaction are disclosed or are known to the holders of our shares entitled to vote on such contract, agreement, arrangement or transaction and the contract, agreement, arrangement or transaction is specifically approved in good faith by vote of the holders of a majority of the votes entitled to be cast by the holders of our common stock then outstanding not owned by Citi or a related entity; or

–	the contract, agreement, arrangement or transaction, judged according to the circumstances at the time of the commitment, is fair to us.

Any person purchasing or otherwise acquiring any interest in any shares of our capital stock will be deemed to have consented to these provisions of the certificate of incorporation.

Until the time that Citi ceases to own shares entitled to 20% or more of the votes entitled to be cast by our then outstanding common stock, the affirmative vote of the holders of at least 80% of the votes entitled to be cast will be required to alter, amend or repeal, or adopt any provision inconsistent with the corporate opportunity and interested director provisions described above; however, after Citi no longer owns shares for its own account entitling it to cast at least 20% of the votes entitled to be cast by our then outstanding common stock, any such alteration, adoption, amendment or repeal would be approved if a quorum is present and the votes favoring the action exceed the votes opposing it. Accordingly, until such time, so long as Citi owns shares entitled to 20% of the votes entitled to be cast, it can prevent any such alteration, adoption, amendment or repeal.

In addition to these provisions relating to corporate opportunities and interested directors contained in our certificate of incorporation, we entered into an intercompany agreement with Citi in connection with our initial public offering, which prohibited each party from soliciting or hiring the other party’s employees above certain compensation levels without the consent of such other party and prohibits Citi, subject to certain customary exceptions, from competing with us by engaging in certain competitive activities for a certain period of time and from intentionally engaging in a targeted solicitation of our sales representatives following the completion of our initial public offering. Citi also agreed that, following the completion of our initial public offering, it will not intentionally use any Prime Reinsurance Company, Inc. customer list or database for purposes of marketing products or services to those customers. See “Related Party Transactions — Transactions with Citi in Connection with Our Initial Public Offering — Intercompany Agreement,” included in the 2011 Proxy Statement, which is incorporated by reference into this prospectus.

Provisions Relating to Regulatory Status

Our certificate of incorporation also contains provisions regulating and defining the conduct of our affairs as they may affect Citi and its legal and regulatory status. In general, our certificate of incorporation provides that, without the written consent of Citi, which will not be unreasonably withheld, conditioned or delayed, we will not take any action that, to our knowledge, would result in:

•

Citi’s being required to obtain the authorization or approval of, or otherwise become subject to any rules, regulations or other legal restrictions of any governmental, administrative or regulatory authority; or

•

any of our directors who is also a director or officer of Citi being ineligible to serve or prohibited from serving as our director or, where such person is a director of Citi, as a director of Citi under applicable law.

Our certificate of incorporation further provides that Citi will not be liable to us or our stockholders for breach of any fiduciary duty by reason of the fact that Citi gives or withholds any such consent for any reason.

Any persons purchasing or otherwise acquiring any interest in shares of our capital stock will be deemed to have consented to these provisions of our certificate of incorporation.

Until the time that Citi ceases to own shares entitled to 20% or more of the votes entitled to be cast by our then outstanding common stock, the affirmative vote of the holders of at least 80% of the votes entitled to be cast will be required to alter, amend or repeal, or adopt any provision inconsistent with, the provision of our certificate of incorporation described above; however, the provision relating to legal and regulatory status automatically becomes inoperative six months after Citi ceases to own shares entitled to at least 20% of the votes entitled to be cast by our then outstanding common stock relating to shares held for its own account. Accordingly, until such time, so long as Citi owns shares entitled to at least 20% of the votes entitled to be cast, it can prevent any alteration, adoption, amendment or repeal of that provision.

The Delaware courts have not conclusively determined the validity or enforceability of provisions similar to the corporate opportunity, interested director and legal and regulatory status provisions that are included in our certificate of incorporation and could rule that some liabilities which those provisions purport to eliminate remain in effect.

Limitation of Liability of Directors

Our certificate of incorporation provides that none of our directors shall be liable to us or our stockholders for monetary damages for any breach of fiduciary duty as a director, except to the extent otherwise required by the DGCL. The effect of this provision is to eliminate our rights, and our stockholders’ rights, to recover monetary damages against a director for breach of a fiduciary duty of care as a director. This provision does not limit or eliminate our right, or the right of any stockholder, to seek non-monetary relief, such as an injunction or rescission in the event of a breach of a director’s duty of care. In addition, our certificate of incorporation provides that if the DGCL is amended to authorize the further elimination or limitation of the liability of a director, then the liability of the directors shall be eliminated or limited to the fullest extent permitted by the DGCL, as so amended. These provisions will not alter the liability of directors under federal or state securities laws. Our certificate of incorporation also includes provisions for the indemnification of our directors and officers to the fullest extent permitted by Section 145 of the DGCL. Further, we have entered into indemnification agreements with our directors and executive officers which require us, among other things, to indemnify them against certain liabilities which may arise by reason of their status or service as a director or officer and to advance to them expenses, subject to reimbursement to us if it is determined that they are not entitled to indemnification. We also have obtained director and officer liability insurance.

Listing

Our common stock is listed on the NYSE under the trading symbol “PRI.”

Transfer Agent and Registrar

The Transfer Agent and Registrar for our common stock and non-voting common stock is American Stock Transfer & Trust Company.

DESCRIPTION OF DEBT SECURITIES

We may offer secured or unsecured debt securities which may be senior, subordinated or junior subordinated, and which may be convertible. We may issue debt securities in one or more series.

The following description briefly sets forth certain general terms and provisions of the debt securities. The particular terms of the debt securities offered by any prospectus supplement and the extent, if any, to which these general provisions may apply to the debt securities, will be described in the applicable prospectus supplement. Unless otherwise specified in the applicable prospectus supplement, our debt securities will be issued in one or more series under an indenture to be entered into between us and Wells Fargo Bank, National Association. A form of the indenture is attached as an exhibit to the registration statement of which this prospectus forms a part. The terms of the debt securities will include those set forth in the indenture and those made a part of the indenture by the Trust Indenture Act of 1939 (the “TIA”). You should read the summary below, the applicable prospectus supplement and the provisions of the indenture and indenture supplement, if any, in their entirety before investing in our debt securities.

The aggregate principal amount of debt securities that may be issued under the indenture is unlimited. The prospectus supplement relating to any series of debt securities that we may offer will contain the specific terms of the debt securities. These terms may include the following:

•	the title and aggregate principal amount of the debt securities and any limit on the aggregate principal amount;

•	whether the debt securities will be senior, subordinated or junior subordinated;

•	whether the debt securities will be secured or unsecured;

•	any applicable subordination provisions for any subordinated debt securities;

•	the maturity date(s) or method for determining same;

•	the interest rate(s) or the method for determining same;

•

the dates on which interest will accrue or the method for determining dates on which interest will accrue and dates on which interest will be payable and whether interest shall be payable in cash or additional securities;

•	whether the debt securities are convertible or exchangeable into other securities and any related terms and conditions;

•	redemption or early repayment provisions;

•	authorized denominations;

•	if other than the principal amount, the principal amount of debt securities payable upon acceleration;

•	place(s) where payment of principal and interest may be made, where debt securities may be presented and where notices or demands upon the company may be made;

•	whether such debt securities will be issued in whole or in part in the form of one or more global securities and the date as which the securities are dated if other than the date of original issuance;

•	amount of discount or premium, if any, with which such debt securities will be issued;

•	any covenants applicable to the particular debt securities being issued;

•	any additions or changes in the defaults and events of default applicable to the particular debt securities being issued;

•	the currency, currencies or currency units in which the purchase price for, the principal of and any premium and any interest on, such debt securities will be payable;

•	the time period within which, the manner in which and the terms and conditions upon which the holders of the debt securities or the company can select the payment currency;

•	our obligation or right to redeem, purchase or repay debt securities under a sinking fund, amortization or analogous provision;

•	any restriction or conditions on the transferability of the debt securities;

•	provisions granting special rights to holders of the debt securities upon occurrence of specified events;

•	additions or changes relating to compensation or reimbursement of the trustee of the series of debt securities;

•	additions or changes to the provisions for the defeasance of the debt securities or to provisions related to satisfaction and discharge of the indenture;

•

provisions relating to the modification of the indenture both with and without the consent of holders of debt securities issued under the indenture and the execution of supplemental indentures for such series; and

•

any other terms of the debt securities (which terms shall not be inconsistent with the provisions of the TIA, but may modify, amend, supplement or delete any of the terms of the indenture with respect to such series of debt securities).

General

We may sell the debt securities, including original issue discount securities, at par or at a substantial discount below their stated principal amount. Unless we inform you otherwise in a prospectus supplement, we may issue additional debt securities of a particular series without the consent of the holders of the debt securities of such series or any other series outstanding at the time of issuance. Any such additional debt securities, together with all other outstanding debt securities of that series, will constitute a single series of securities under the indenture.

We will describe in the applicable prospectus supplement any other special considerations for any debt securities we sell which are denominated in a currency or currency unit other than U.S. dollars. In addition, debt securities may be issued where the amount of principal and/or interest payable is determined by reference to one or more currency exchange rates, commodity prices, equity indices or other factors. Holders of such securities may receive a principal amount or a payment of interest that is greater than or less than the amount of principal or interest otherwise payable on such dates, depending upon the value of the applicable currencies, commodities, equity indices or other factors. Information as to the methods for determining the amount of principal or interest, if any, payable on any date, the currencies, commodities, equity indices or other factors to which the amount payable on such date is linked.

United States federal income tax consequences and special considerations, if any, applicable to any such series will be described in the applicable prospectus supplement. Unless we inform you otherwise in the applicable prospectus supplement, the debt securities will not be listed on any securities exchange.

We expect most debt securities to be issued in fully registered form without coupons and in denominations of US$2,000 and any integral multiples in excess thereof. Subject to the limitations provided in the indenture and in the prospectus supplement, debt securities that are issued in registered form may be transferred or exchanged at the designated corporate trust office of the trustee, without the payment of any service charge, other than any tax or other governmental charge payable in connection therewith.

Global Securities

Unless we inform you otherwise in the applicable prospectus supplement, the debt securities of a series may be issued in whole or in part in the form of one or more global securities that will be deposited with, or on behalf of, a depositary identified in the applicable prospectus supplement. Global securities will be issued in registered form and in either temporary or definitive form. Unless and until it is exchanged in whole or in part for the individual debt securities, a global security may not be transferred except as a whole by the depositary for such global security to a nominee of such depositary or by a nominee of such depositary to such depositary or another nominee of such depositary or by such depositary or any such nominee to a successor of such depositary or a nominee of such successor. The specific terms of the depositary arrangement with respect to any debt securities of a series and the rights of and limitations upon owners of beneficial interests in a global security will be described in the applicable prospectus supplement.

Governing Law

The indenture and the debt securities shall be construed in accordance with and governed by the laws of the State of New York.

DESCRIPTION OF WARRANTS

We may issue warrants for the purchase of common stock, preferred stock or debt securities. We may issue warrants independently or together with any offered securities. The warrants may be attached to or separate from those offered securities. We will issue the warrants under one or more warrant agreements to be entered into between us and a warrant agent to be named in the applicable prospectus supplement. The warrant agent will act solely as our agent in connection with the warrants and will not assume any obligation or relationship of agency or trust for or with any holders or beneficial owners of warrants.

The prospectus supplement relating to any warrants that we may offer will contain the specific terms of the warrants. These terms may include the following:

•	the title of the warrants;

•	the price or prices at which the warrants will be issued;

•	the designation, amount and terms of the securities for which the warrants are exercisable;

•	the designation and terms of the other securities, if any, with which the warrants are to be issued and the number of warrants issued with each other security;

•	the aggregate number of warrants;

•	any provisions for adjustment of the number or amount of securities receivable upon exercise of the warrants or the exercise price of the warrants;

•	the price or prices at which the securities purchasable upon exercise of the warrants may be purchased;

•	if applicable, the date on and after which the warrants and the securities purchasable upon exercise of the warrants will be separately transferable;

•	a discussion of any material U.S. federal income tax considerations applicable to the exercise of the warrants;

•	the date on which the right to exercise the warrants will commence, and the date on which the right will expire;

•	the maximum or minimum number of warrants that may be exercised at any time;

•	information with respect to book-entry procedures, if any; and

•	any other terms of the warrants, including terms, procedures and limitations relating to the exchange and exercise of the warrants.

Exercise of Warrants

Each warrant will entitle the holder of the warrant to purchase for cash the amount of common stock, preferred stock or debt securities at the exercise price stated or determinable in the applicable prospectus supplement for the warrants. Warrants may be exercised at any time up to the close of business on the expiration date shown in the applicable prospectus supplement, unless otherwise specified in such prospectus supplement. After the close of business on the expiration date, unexercised warrants will become void. Warrants may be exercised as described in the applicable prospectus supplement. When the warrant holder makes the payment and properly completes and signs the warrant certificate at the corporate trust office of the warrant agent or any other office indicated in the prospectus supplement, we will, as soon as possible, forward the common stock, preferred stock or debt securities that the warrant holder has purchased. If the warrant holder exercises the warrant for less than all of the warrants represented by the warrant certificate, we will issue a new warrant certificate for the remaining warrants.

The description in the applicable prospectus supplement of any warrants we offer will not necessarily be complete and will be qualified in its entirety by reference to the applicable warrant agreement and warrant certificate, which will be filed with the SEC if we offer warrants. For more information on how you can obtain copies of any warrant certificate or warrant agreement if we offer warrants, see the section entitled “Where You Can Find More Information” beginning on page 23 of this prospectus. We urge you to read the applicable warrant certificate, the applicable warrant agreement and any applicable prospectus supplement in their entirety.

DESCRIPTION OF SUBSCRIPTION RIGHTS

We may issue subscription rights to purchase common stock, preferred stock, debt securities or other securities. We may issue subscription rights independently or together with any other offered security, which may or may not be transferable by the securityholder. In connection with any offering of subscription rights, we may enter into a standby arrangement with one or more underwriters or other purchasers pursuant to which the underwriters or other purchasers may be required to purchase any securities remaining unsubscribed for after such offering.

The prospectus supplement relating to any subscription rights we may offer will contain the specific terms of the subscription rights. These terms may include the following:

•	the price, if any, for the subscription rights;

•	the exercise price payable for each common stock, preferred stock, debt securities or other securities upon the exercise of the subscription rights;

•	the number of subscription rights issued to each securityholder;

•	the number and terms of each common stock, preferred stock, debt securities or other securities which may be purchased per each subscription right;

•	the extent to which the subscription rights are transferable;

•	any provisions for adjustment of the number or amount of securities receivable upon exercise of the subscription rights or the exercise price of the subscription rights;

•	any other terms of the subscription rights, including the terms, procedures and limitations relating to the exchange and exercise of the subscription rights;

•	the date on which the right to exercise the subscription rights shall commence, and the date on which the subscription rights shall expire;

•	the extent to which the subscription rights may include an over-subscription privilege with respect to unsubscribed securities; and

•	if applicable, the material terms of any standby underwriting or purchase arrangement entered into by us in connection with the offering of subscription rights.

The description in the applicable prospectus supplement of any subscription rights we offer will not necessarily be complete and will be qualified in its entirety by reference to the applicable subscription rights certificate or subscription rights agreement, which will be filed with the SEC if we offer subscription rights. For more information on how you can obtain copies of any subscription rights certificate or subscription rights agreement if we offer subscription rights, see the section entitled “Where You Can Find More Information” beginning on page 23 of this prospectus. We urge you to read the applicable subscription rights certificate, the applicable subscription rights agreement and any applicable prospectus supplement in their entirety.

DESCRIPTION OF PURCHASE CONTRACTS AND PURCHASE UNITS

We may issue purchase contracts for the purchase or sale of common stock, preferred stock or debt securities issued by us or by third parties as specified in the applicable prospectus supplement. Each purchase contract will entitle the holder thereof to purchase or sell, and obligate us to sell or purchase on specified dates, such securities at a specified purchase price, which may be based on a formula, all as set forth in the applicable prospectus supplement. We may, however, satisfy our obligations, if any, with respect to any purchase contract by delivering the cash value of such purchase contract or the cash value of the securities otherwise deliverable, as set forth in the applicable prospectus supplement. The applicable prospectus supplement will also specify the methods by which the holders may purchase or sell such securities, and any acceleration, cancellation or termination provisions or other provisions relating to the settlement of a purchase contract. The price per security and the number of securities may be fixed at the time the purchase contracts are entered into or may be determined by reference to a specific formula set forth in the applicable purchase contracts.

The purchase contracts may be issued separately or as part of units consisting of a purchase contract and debt securities or debt obligations of third parties, including U.S. treasury securities, or any other securities described in the applicable prospectus supplement or any combination of the foregoing, securing the holders’ obligations to purchase the securities under the purchase contracts, which we refer to herein as “purchase units.”

The purchase contracts may require holders to secure their obligations under the purchase contracts in a specified manner. The purchase contracts also may require us to make periodic payments to the holders of the purchase contracts or the purchase units, as the case may be, or vice versa, and those payments may be unsecured or pre-funded on some basis.

The prospectus supplement relating to any purchase contracts or purchase units we may offer will contain the specific terms of the purchase contracts or purchase units. These terms may include the following:

•

whether the purchase contracts obligate the holder to purchase or sell, or both, our common stock, preferred stock, or debt securities, and the nature and amount of each of those securities, or method of determining those amounts;

•	whether the purchase contracts are to be prepaid or not;

•	whether the purchase contracts are to be settled by delivery, or by reference or linkage to the value, performance or level of our common stock or preferred stock;

•	any acceleration, cancellation, termination or other provisions relating to the settlement of the purchase contracts; and

•	whether the purchase contracts will be issued in fully registered global form.

The description in the applicable prospectus supplement of any purchase contract or purchase unit we offer will not necessarily be complete and will be qualified in its entirety by reference to the applicable purchase contract or purchase unit, which will be filed with the SEC if we offer purchase contracts or purchase units. For more information on how you can obtain copies of any purchase contract or purchase unit we may offer, see the section entitled “Where You Can Find More Information” beginning on page 23 of this prospectus. We urge you to read the applicable purchase contract or applicable purchase unit and any applicable prospectus supplement in their entirety.

SELLING STOCKHOLDERS

This prospectus relates to the possible resale of up to 49,517,698 shares of our common stock by Citigroup Insurance Holding Corporation (referred to herein as the “Citi Eligible Stockholder”), a wholly owned subsidiary of Citigroup, Inc., and Warburg Pincus Private Equity X, L.P. and Warburg Pincus X Partners, L.P. (referred to herein as the “Warburg Pincus Eligible Stockholder” and, together with the Citi Eligible Stockholder, the “Eligible Stockholders”). An Eligible Stockholder who resells any shares of our common stock pursuant hereto is referred to as a “selling stockholder” in this prospectus. Of the total number of shares of our common stock that may be resold pursuant to this prospectus: (i) 29,002,148 shares of common stock have been held by the Citi Eligible Stockholder since our initial public offering; (ii) 16,412,440 shares of common stock were acquired by the Warburg Pincus Eligible Stockholder from Citi in a private sale; and (iii) 4,103,110 shares of common stock are issuable upon the exercise of warrants to purchase such shares which warrants were acquired by the Warburg Pincus Eligible Stockholder from Citi in a private sale. Pursuant to the Securities Purchase Agreement, the Warburg Pincus Eligible Stockholder has agreed not to sell, without the prior consent of us and Citi, any securities, including pursuant to this prospectus, prior to the earlier of: (1) September 30, 2011 and (2) the date that Citi owns less than 10% of the outstanding shares of our common stock. We are registering the shares to satisfy registration rights that we have granted to the Eligible Stockholders, and in order to permit the Eligible Stockholders to offer the shares for resale from time to time. For information about the Eligible Stockholders, see “Related Party Transactions,” included in the 2011 Proxy Statement, which is incorporated by reference into this prospectus.

PLAN OF DISTRIBUTION

We and the selling stockholders may sell the securities offered by this prospectus from time to time in one or more transactions, including without limitation:

•	directly to one or more purchasers, including affiliates;

•	through agents;

•	to or through underwriters, brokers or dealers; or

•	through a combination of any of these methods.

A distribution of the securities offered by this prospectus may also be effected through the issuance of derivative securities, including, without limitation, warrants, subscriptions, exchangeable securities, forward delivery contracts and the writing of options.

In addition, the manner in which we may sell some or all of the securities covered by this prospectus and the manner in which the selling stockholders may sell the securities, include, without limitation, through:

•	a block trade in which a broker-dealer will attempt to sell as agent, but may position or resell a portion of the block, as principal, in order to facilitate the transaction;

•	purchases by a broker-dealer, as principal, and resale by the broker-dealer for its account;

•	ordinary brokerage transactions and transactions in which a broker solicits purchasers; or

•	privately negotiated transactions.

We or the selling stockholders may also enter into hedging transactions. For example, we may:

•

enter into transactions with a broker-dealer or affiliate thereof in connection with which such broker-dealer or affiliate will engage in short sales of the common stock pursuant to this prospectus, in which case such broker-dealer or affiliate may use common stock received from us or the selling stockholders, as applicable, to close out its short positions;

•	sell securities short and redeliver such shares to close out our or the selling stockholders’ short positions;

•

enter into option or other types of transactions that require us or the selling stockholders, as applicable, to deliver common stock to a broker-dealer or an affiliate thereof, who will then resell or transfer the common stock under this prospectus; or

•

loan or pledge the common stock to a broker-dealer or an affiliate thereof, who may sell the loaned shares or, in an event of default in the case of a pledge, sell the pledged shares pursuant to this prospectus.

In addition, we or the selling stockholders may enter into derivative or hedging transactions with third parties, or sell securities not covered by this prospectus to third parties in privately negotiated transactions. In connection with such a transaction, the third parties may sell securities covered by and pursuant to this prospectus and an applicable prospectus supplement or pricing supplement, as the case may be. If so, the third party may use securities borrowed from us or others (including the selling stockholders) to settle such sales and may use securities received from us (or the selling stockholders) to close out any related short positions. We or the selling stockholders may also loan or pledge securities covered by this prospectus and an applicable prospectus supplement to third parties, who may sell the loaned securities or, in an event of default in the case of a pledge, sell the pledged securities pursuant to this prospectus and the applicable prospectus supplement or pricing supplement, as the case may be.

A prospectus supplement with respect to each offering of securities will state the terms of the offering of the securities, including:

•	the name or names of any underwriters or agents and the amounts of securities underwritten or purchased by each of them, if any;

•	the public offering price or purchase price of the securities and the net proceeds to be received by us from the sale;

•	any delayed delivery arrangements;

•	any underwriting discounts or agency fees and other items constituting underwriters’ or agents’ compensation;

•	any discounts or concessions allowed or reallowed or paid to dealers; and

•	any securities exchange or markets on which the securities may be listed.

The offer and sale of the securities described in this prospectus by us, the selling stockholders, the underwriters or the third parties described above may be effected from time to time in one or more transactions, including privately negotiated transactions, either:

•	at a fixed price or prices, which may be changed;

•	at market prices prevailing at the time of sale;

•	at prices related to the prevailing market prices; or

•	at negotiated prices.

General

Any public offering price and any discounts, commissions, concessions or other items constituting compensation allowed or reallowed or paid to underwriters, dealers, agents or remarketing firms may be changed from time to time. Underwriters, dealers, agents and remarketing firms that participate in the distribution of the offered securities may be “underwriters” as defined in the Securities Act of 1933, as amended (the “Securities Act”). Any discounts or commissions they receive from us and any profits they receive on the resale of the offered securities may be treated as underwriting discounts and commissions under the Securities Act. We or the selling stockholders will identify any underwriters, agents or dealers and describe their commissions, fees or discounts in the applicable prospectus supplement or pricing supplement, as the case may be. In compliance with the guidelines of FINRA, the maximum discount or commission to be received by any FINRA member or independent broker-dealer may not exceed 8% of the aggregate amount of the securities offered pursuant to this prospectus and any applicable prospectus supplement.

Underwriters and Agents

If underwriters are used in a sale, they will acquire the offered securities for their own account. The underwriters may resell the offered securities in one or more transactions, including negotiated transactions. These sales may be made at a fixed public offering price or prices, which may be changed, at market prices prevailing at the time of the sale, at prices related to such prevailing market price or at negotiated prices. We or the selling stockholders may offer the securities to the public through an underwriting syndicate or through a single underwriter. The underwriters in any particular offering will be mentioned in the applicable prospectus supplement or pricing supplement, as the case may be.

Unless otherwise specified in connection with any particular offering of securities, the obligations of the underwriters to purchase the offered securities will be subject to certain conditions contained in an underwriting agreement that we or the selling stockholders will enter into with the underwriters at the time of the sale to them. The underwriters will be obligated to purchase all of the securities of the series offered if any of the securities are purchased, unless otherwise specified in connection with any particular offering of securities. Any initial offering price and any discounts or concessions allowed, reallowed or paid to dealers may be changed from time to time.

We or the selling stockholders may designate agents to sell the offered securities. Unless otherwise specified in connection with any particular offering of securities, the agents will agree to use their best efforts to solicit purchases for the period of their appointment. We or the selling stockholders may also sell the offered securities to one or more remarketing firms, acting as principals for their own accounts or as agents for us. These firms will remarket the offered securities upon purchasing them in accordance with a redemption or repayment pursuant to the terms of the offered securities. A prospectus supplement or pricing supplement, as the case may be will identify any remarketing firm and will describe the terms of its agreement, if any, with us and its compensation.

In connection with offerings made through underwriters or agents, we or the selling stockholders may enter into agreements with such underwriters or agents pursuant to which we or the selling stockholders receive our outstanding securities in consideration for the securities being offered to the public for cash. In connection with these arrangements, the underwriters or agents may also sell securities covered by this prospectus to hedge their positions in these outstanding securities, including in short sale transactions. If so, the underwriters or agents may use the securities received from us under these arrangements to close out any related open borrowings of securities.

Dealers

We or the selling stockholders may sell the offered securities to dealers as principals. We may negotiate and pay dealers’ commissions, discounts or concessions for their services. The dealer may then resell such securities to the public either at varying prices to be determined by the dealer or at a fixed offering price agreed to with us at the time of resale. Dealers engaged by us may allow other dealers to participate in resales.

Direct Sales

We or the selling stockholders may choose to sell the offered securities directly. In this case, no underwriters or agents would be involved.

Institutional Purchasers

We or the selling stockholders may authorize agents, dealers or underwriters to solicit certain institutional investors to purchase offered securities on a delayed delivery basis pursuant to delayed delivery contracts providing for payment and delivery on a specified future date. The applicable prospectus supplement or pricing supplement, as the case may be, will provide the details of any such arrangement, including the offering price and commissions payable on the solicitations.

We or the selling stockholders will enter into such delayed contracts only with institutional purchasers that we or the selling stockholders, as applicable, approve(s). These institutions may include commercial and savings banks, insurance companies, pension funds, investment companies and educational and charitable institutions.

Electronic Auctions

We may also make sales through the Internet or through other electronic means. Since we may from time to time elect to offer securities directly to the public, with or without the involvement of agents, underwriters or dealers, utilizing the Internet or other forms of electronic bidding or ordering systems for the pricing and allocation of such securities, you should pay particular attention to the description of that system we will provide in a prospectus supplement.

Such electronic system may allow bidders to directly participate, through electronic access to an auction site, by submitting conditional offers to buy that are subject to acceptance by us, and which may directly affect the price or other terms and conditions at which such securities are sold. These bidding or ordering systems may present to each bidder, on a so-called “real-time” basis, relevant information to assist is making a bid, such as the clearing spread at which the offering would be sold, based on the bids submitted, and whether a bidder’s individual bids would be accepted, prorated or rejected. For example, in the case of a debt security, the clearing spread could be indicated as a number of “basis points” above an index treasury note. Of course, many pricing methods can and may also be used.

Upon completion of such an electronic auction process, securities will be allocated based on prices bid, terms of bid or other factors. The final offering price at which securities would be sold and the allocation of securities among bidders would be based in whole or in part on the results of the Internet or other electronic bidding process or auction.

Indemnification; Other Relationships

We or the selling stockholders may have agreements with agents, underwriters, dealers and remarketing firms to indemnify them against certain civil liabilities, including liabilities under the Securities Act. Agents, underwriters, dealers and remarketing firms, and their affiliates, may engage in transactions with, or perform services for, us in the ordinary course of business. This includes commercial banking and investment banking transactions.

Market-Making, Stabilization and Other Transactions

There is currently no market for any of the offered securities, other than the shares of our common stock which are listed on the NYSE. If the offered securities are traded after their initial issuance, they may trade at a discount from their initial offering price, depending upon prevailing interest rates, the market for similar securities and other factors. While it is possible that an underwriter could inform us that it intends to make a market in the offered securities, such underwriter would not be obligated to do so, and any such market-making could be discontinued at any time without notice. Therefore, no assurance can be given as to whether an active trading market will develop for the offered securities. We have no current plans for listing of the debt securities, preferred stock, warrants or subscription rights on any securities exchange or quotation system; any such listing with respect to any particular debt securities, preferred stock or warrants will be described in the applicable prospectus supplement or pricing supplement, as the case may be.

In connection with any offering of common stock, the underwriters may purchase and sell common stock in the open market. These transactions may include short sales, syndicate covering transactions and stabilizing transactions. Short sales involve syndicate sales of common stock in excess of the number of shares to be purchased by the underwriters in the offering, which creates a syndicate short position. “Covered” short sales are sales of shares made in an amount up to the number of shares represented by the underwriters’ over-allotment option. In determining the source of shares to close out the covered syndicate short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase shares through the over-allotment option. Transactions to close out the covered syndicate short involve either purchases of the common stock in the open market after the distribution has been completed or the exercise of the over-allotment option. The underwriters may also make “naked” short sales of shares in excess of the over-allotment option. The underwriters must close out any naked short position by purchasing common stock in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the shares in the open market after pricing that could adversely affect investors who purchase in the offering. Stabilizing transactions consist of bids for or purchases of shares in the open market while the offering is in progress for the purpose of pegging, fixing or maintaining the price of the securities.

In connection with any offering, the underwriters may also engage in penalty bids. Penalty bids permit the underwriters to reclaim a selling concession from a syndicate member when the securities originally sold by the syndicate member are purchased in a syndicate covering transaction to cover syndicate short positions. Stabilizing transactions, syndicate covering transactions and penalty bids may cause the price of the securities to be higher than it would be in the absence of the transactions. The underwriters may, if they commence these transactions, discontinue them at any time.

Fees and Commissions

In compliance with the guidelines of FINRA, the aggregate maximum discount, commission or agency fees or other items constituting underwriting compensation to be received by any FINRA member or independent broker-dealer will not exceed 8% of any offering pursuant to this prospectus and any applicable prospectus supplement or pricing supplement, as the case may be; however, it is anticipated that the maximum commission or discount to be received in any particular offering of securities will be significantly less than this amount.

Conflicts of Interest

We have numerous commercial and contractual arrangements with Citi, our former parent company. In addition, Citigroup Global Markets Inc., which may serve as an underwriter of one or more offerings of securities pursuant to this prospectus, is a wholly owned subsidiary of Citigroup Inc. Please see “Risk Factors — Risks Related to Our Relationships with Citi and Warburg Pincus,” included in the 2010 Annual Report, which is incorporated by reference into this prospectus, and additional information that may be set forth in the “Underwriting” section of any applicable prospectus supplement or pricing supplement. If 5% or more of the net proceeds of any offering of securities made under this prospectus will be received by a FINRA member participating in the offering or affiliates or associated persons of such FINRA member, the offering will be conducted in accordance with FINRA Rule 5121 (or any successor rule).

LEGAL MATTERS

Unless otherwise indicated in the applicable prospectus supplement, certain legal matters will be passed upon for us by Rogers & Hardin LLP, Atlanta, Georgia. Counsel to the underwriters will be named in the applicable prospectus supplement.

EXPERTS

The consolidated and combined financial statements and schedules of Primerica, Inc. as of December 31, 2010 and 2009, and for each of the years in the three-year period ended December 31, 2010, have been incorporated by reference herein in reliance upon the reports of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing. KPMG’s reports with respect to the financial statements and all related financial statement schedules refer to the completion in April 2010 of Primerica’s initial public offering and a series of related transactions and to the adoption by Primerica of the provisions of FASB Staff Position Financial Accounting Standard No. 115-2 and Financial Accounting Standard No. 124-2, Recognition and Presentation of Other-Than-Temporary Impairments (included in FASB ASC Topic 320, Investments — Debt and Equity Securities) as of January 1, 2009.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

Investors are cautioned that certain statements contained in this prospectus are “forward-looking” statements. Forward-looking statements include, without limitation, any statement that may project, indicate or imply future results, events, performance or achievements, and may contain the words “expect,” “intend,” “plan,” “anticipate,” “estimate,” “believe,” “will be,” “will continue,” “will likely result,” and similar expressions, or future conditional verbs such as “may,” “will,” “should,” “would,” and “could.” In addition, any statement concerning future financial performance (including future revenues, earnings or growth rates), ongoing business strategies or prospects, and possible actions taken by us or our subsidiaries are also forward-looking statements. These forward-looking statements contained in this prospectus are based upon information available to us on the date of this prospectus. These forward-looking statements involve external risks and uncertainties, including, but not limited to, those described under the section entitled “Risk Factors” beginning on page 2 of this prospectus and elsewhere in this prospectus, our reports filed from time to time with the SEC, which are incorporated by reference into this prospectus, as the same may be amended, supplemented or superseded from time to time by our filings under the Exchange Act, or any prospectus supplement.

Forward-looking statements are based on current expectations and projections about future events and are inherently subject to a variety of risks and uncertainties, many of which are beyond the control of our management team. All forward-looking statements in this prospectus and documents incorporated by reference into this prospectus and subsequent written and oral forward-looking statements attributable to us, or to persons acting on our behalf, are expressly qualified in their entirety by these risks and uncertainties. Accordingly, you should not place undue reliance on those statements. We undertake no obligation to publicly update or revise any forward-looking statement as a result of new information, future events or otherwise, except as otherwise required by law.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC under the Exchange Act. You may inspect without charge any documents filed by us at the SEC’s Public Reference Room at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC also maintains an Internet site, www.sec.gov, that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC, including Primerica.

The SEC allows us to “incorporate by reference” information into this prospectus and any accompanying prospectus supplement, which means that we can disclose important information to you by referring you to other documents filed separately with the SEC. The information incorporated by reference is considered part of this prospectus, and information filed with the SEC subsequent to this prospectus and prior to the termination of the particular offering referred to in such prospectus supplement will automatically be deemed to update and supersede this information. We incorporate by reference into this prospectus and any accompanying prospectus supplement the documents listed below (excluding any portions of such documents that have been “furnished” but not “filed” for purposes of the Exchange Act):

•	our Annual Report on Form 10-K for the fiscal year ended December 31, 2010, filed on March 17, 2011;

•	our Proxy Statement on Schedule 14A, filed on March 31, 2011; and

•	the description of our common stock contained in our Form 8-A filed on March 30, 2010, and any amendment or report filed for the purpose of updating such description.

We also incorporate by reference any future filings made by us with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act between the date of this prospectus and the date all of the securities offered hereby are sold or the offering is otherwise terminated, with the exception of any information furnished under Item 2.02 and Item 7.01 of Form 8-K (and exhibits filed under Item 9.01 of Form 8-K relating to such information), which is not deemed filed and which is not incorporated by reference herein. Any such filings shall be deemed to be incorporated by reference and to be a part of this prospectus from the respective dates of filing of those documents.

We will provide without charge upon written or oral request to each person, including any beneficial owner, to whom a prospectus is delivered, a copy of any and all of the documents which are incorporated by reference into this prospectus but not delivered with this prospectus (other than exhibits unless such exhibits are specifically incorporated by reference in such documents).

You may request a copy of these documents by writing or telephoning us at:

Primerica, Inc.

3120 Breckinridge Blvd.

Duluth, Georgia 30099

Attention: Investor Relations

(770) 381-1000

You may also access the documents incorporated by reference into this prospectus through our website at www.primerica.com. Except for these specific incorporated documents, the contents of our website are not part of this prospectus, and you should not consider the contents of our website in making an investment decision with respect to our securities.

50,000 gathered for Primerica's 2007 convention
in the Georgia Dome in
Atlanta, Georgia.

PRIMERICA

12,000,000 Shares

Common Stock

PROSPECTUS SUPPLEMENT

            , 2011

Citi

UBS Investment Bank

Keefe, Bruyette & Woods

Macquarie Capital

Raymond James

Sandler O’Neill + Partners, L.P.

SunTrust Robinson Humphrey

CastleOak Securities, L.P.

Dowling & Partners Securities, LLC

Guggenheim Securities

ING

Willis Capital Markets & Advisory